Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
Maximum Offering of $2,300,000,000 in Shares of Common Stock

KBS Growth & Income REIT, Inc. is a recently organized Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2015. We expect to use substantially all of the net proceeds raised during our offering stage to acquire and manage a diverse portfolio of core real estate properties and real estate-related assets, including the acquisition of commercial properties and the acquisition and origination of real estate-related assets. The real estate-related assets in which we may invest include mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies. As of the date of this prospectus, we owned one office building. Because we have not yet identified any specific assets to acquire with the proceeds from this offering, we are considered a “blind pool.”
We are offering up to a maximum of $1,500,000,000 in shares of our common stock in the primary offering, consisting of two classes of shares: Class A shares at a price of $10.39 per share and Class T shares at a price of $10.00 per share. Both classes of shares have discounts available to certain categories of purchasers. We are also offering up to a maximum of $800,000,000 in shares of our common stock pursuant to our distribution reinvestment plan: Class A shares at a price of $9.88 per share and Class T shares at a price of $9.50 per share. The amount of selling commissions differs among Class A shares and Class T shares, and there is an ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. We are offering to sell any combination of Class A and Class T shares in our primary offering and distribution reinvestment plan offering. We reserve the right to reallocate shares between the primary offering and our distribution reinvestment plan offering, and to reallocate shares among classes of common stock, if we elect to offer additional classes in the future. Our board of directors may adjust the offering prices of the primary offering shares or distribution reinvestment plan shares during the course of this offering by filing a post-effective amendment to this registration statement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 36 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•
Our charter does not require our board of directors to provide our stockholders a liquidity event by a specified date or at all. No public market currently exists for our shares, and we have no plans at this time to list our shares on a national securities exchange. If our stockholders are able to sell their shares, they would likely have to sell them at a substantial discount from their public offering price.

•
We commenced investment operations on August 12, 2015 in connection with the acquisition of our first office property, and we have a limited operating history. We have not identified any investments to make with proceeds from this offering, and we are therefore a “blind pool.”

•
We set the $10.00 primary offering price of our Class T shares arbitrarily, and based on that price, set the primary offering price of our Class A shares to account for differing selling commissions. The offering prices are unrelated to the value of our assets or to our expected operating income.

•
Investors in this offering will experience immediate dilution in their investment primarily because (i) we pay upfront fees in connection with the sale of our shares that reduce the proceeds to us, (ii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions, and (iii) we paid significant organization and other offering expenses in connection with our private offering.

•
All of our executive officers and our affiliated directors and other key professionals are also officers, managers, directors, key professionals and/or holders of an interest in our advisor, our dealer manager and/or other KBS-affiliated entities. As such, they face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other KBS-sponsored programs and KBS-advised investors. Fees we pay our advisor in connection with the acquisition or origination and management of our investments are based on the cost of the investment, not on the quality of the investment or services rendered to us.

•
We depend on our advisor and its affiliates to conduct our operations and this offering. Our dealer manager is one of our affiliates and our stockholders will not have the benefit of an independent review of us.

•
We may fund distributions from any source, including, without limitation, from offering proceeds or borrowings (which may constitute a return of capital). As of the date of this prospectus, all distributions paid have been funded with advances from our advisor. Distributions funded from sources other than our cash flow from operations will result in dilution to subsequent investors, reduce funds available to make real estate investments and may reduce the overall return to our stockholders.

•
We may incur debt causing our aggregate borrowings to exceed 300% of our net assets with the approval of the conflicts committee of our board of directors. Higher debt levels increase the risk of our stockholders’ investment.

•
If we are unable to raise substantial funds during our offering stage, we may not be able to acquire a diverse portfolio of real estate investments and the value of our stockholders’ investment may vary more widely with the performance of specific assets.

•	We pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers. These fees increase our stockholders’ risk of loss.

•	No investor may own more than 9.8% of our stock unless exempted by our board. See “Description of Shares − Restriction on Ownership of Shares.”

•	Disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to implement our business strategy and generate returns to stockholders.
Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.
This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public (1)	Selling Commissions (2)	Dealer Manager Fee (2)	Net Proceeds (3)(4)
Maximum Primary Offering	$150,000,000	$52,875,000	$30,000,000	$1,417,125,000
Class A Shares, Per Share	$10.39	$0.67535	$0.2078	$9.50685
Class T Shares, Per Share	$10.00	$0.30	$0.20	$9.50
Distribution Reinvestment Plan	$800,000,000	$0	$0	$800,000,000
Class A Shares, Per Share	$9.88	$0.00	$0.00	$9.88
Class T Shares, Per Share	$9.50	$0.00	$0.00	$9.50
Total Maximum	$2,300,000,000	$52,875,000	$30,000,000	$2,217,125,000

(1)	Volume and other discounts are available for certain categories of purchasers. Reductions in commissions and fees will result in corresponding reductions in the purchase price.

(2)
The maximum selling commissions and dealer manager fee assumes that 15% and 85% of the gross proceeds raised in the primary offering are from the sale of Class A and Class T shares, respectively. As we are registering any combination of the two classes of shares, this allocation is management’s best estimate based on the recommendation of our dealer manager and its perceived demand in the market for each respective class of shares.

(3)
In addition to the selling commissions and dealer manager fee, we will pay additional underwriting compensation in the form of a stockholder servicing fee on the shares of Class T common stock sold in our primary offering. This fee is subject to certain limits and conditions, and with respect to a particular Class T share, will accrue until the fourth anniversary of the issuance of the share in an annual amount equal to 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers).

(4)
There will also be additional items of value paid from offering proceeds in connection with this offering that are viewed by FINRA as underwriting compensation. Payment of this additional underwriting compensation will reduce the proceeds to us. See “Plan of Distribution.”

Our dealer manager, KBS Capital Markets Group LLC, our affiliate, is not required to sell any specific number or dollar amount of shares in this offering but will use its best efforts to sell the shares offered. The minimum permitted purchase generally is $4,000. We have not established a minimum offering amount for this offering because as of April 15, 2016 we have raised approximately $66.3 million in gross offering proceeds from the sale of shares of our common stock, including $545,000 in sales to our advisor and its affiliates, in private transactions. Arizona, Massachusetts and Pennsylvania, however, have established minimum offering amounts for investors residing in their jurisdictions to participate in this public offering.
We expect to offer the $1,500,000,000 in shares of Class A and Class T common stock registered in the primary offering until April 28, 2018. If we decide to continue the primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. We may continue to offer shares under our distribution reinvestment plan beyond the termination of the primary offering, until we have sold $800,000,000 in shares of Class A and Class T common stock through the reinvestment of distributions. In some states, we will need to renew the registration statement annually or file a new registration statement to continue the primary offering or distribution reinvestment plan offering.
We may terminate the primary offering or the distribution reinvestment plan offering at any time, and we will provide that information in a prospectus supplement.
The date of this prospectus is April 28, 2016.

SUITABILITY STANDARDS
The shares we are offering through this prospectus are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, our stockholders will have difficulty selling their shares.
In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that investors in our shares have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.
In addition to the suitability standards referenced above, the states listed below have established additional suitability requirements that are more stringent than ours and investors in these states are directed to the following special suitability standards:

•	Alabama, Michigan and Oregon – Investors must have a liquid net worth of at least ten times their investment in us and our affiliates.

•
California – Investors must have either (i) a net worth of at least $350,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $150,000. In addition, California investors must have a net worth of at least ten times their investment in us.

•
Idaho – Investors must have either (i) a liquid net worth of at least $300,000 or (ii) a gross annual income of at least $85,000 and a liquid net worth of at least $85,000. In addition, Idaho investors must have a liquid net worth of at least ten times their investment in us.

•
Iowa - Investors must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, Iowa investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor’s net worth. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing concentration limit.

•
Kansas – The Office of the Kansas Securities Commissioner recommends that Kansas investors have a liquid net worth of at least ten times their aggregate investment in us and other non-traded real estate investment trusts.

•	Kentucky – Investors must have a liquid net worth of at least ten times their investment in us and other KBS-sponsored publicly registered non-traded real estate investment trusts.

•
Maine – The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth.

•
Massachusetts – Investors must have either (a) a net worth of at least $300,000 or (b) a gross annual income of at least $90,000 and a net worth of at least $90,000. In addition, investors must have a liquid net worth of at least ten times their investment in us and other illiquid direct participation programs.

•
Nebraska – Investors must have either (i) a net worth of at least $350,000 or (ii) a gross annual income of at least $100,000 and a net worth of at least $100,000. In addition, Nebraska investors must have a net worth of at least ten times their aggregate investment in us and in the securities of other non-publicly traded real estate investment trusts. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration restriction.

•
New Jersey – Investors must have either (i) a liquid net worth of at least $100,000 and an annual gross income of at least $85,000 or (ii) a liquid net worth of at least $350,000. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

•
New Mexico – A New Mexico investor may not invest, and we may not accept from an investor more than ten percent (10%) of that investor’s liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts.

i

•	North Dakota – Investors must have a net worth of at least ten times their investment in us.

•	Ohio – Investors must have a liquid net worth of at least ten times their investment in us, our affiliates and other non-traded real estate investment trusts.

•	Pennsylvania – Investors must have a net worth of at least ten times their investment in us.

•
Tennessee – Investors must have a liquid net worth of at least ten times their investment in us. In addition, the Tennessee Securities Division recommends that investors have a liquid net worth of at least ten times their investment in us and in similar direct participation program investments.

•
Vermont – Accredited investors, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. Non-accredited investors must have a liquid net worth of at least ten times their investment in us.

In addition, because we do not have a minimum offering amount, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of subscriptions. See “Plan of Distribution – Special Notice to Arizona, Massachusetts and Pennsylvania Investors.”
For purposes of determining the suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles and liquid net worth is defined as that portion of an investor’s net worth that consists of cash, cash equivalents and readily marketable investments. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.
Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Plan of Distribution—Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

SUITABILITY STANDARDS	i
PROSPECTUS SUMMARY	1
RISK FACTORS	36
Risks Related to an Investment in Our Common Stock	36
Risks Related to Conflicts of Interest	43
Risks Related to Our Corporate Structure	46
General Risks Related to Investments in Real Estate	53
Risks Related to Real Estate-Related Investments	57
Risks Associated with Debt Financing	64
Federal Income Tax Risks	66
Retirement Plan Risks	73
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	75
ESTIMATED USE OF PROCEEDS	76
MANAGEMENT	78
Board of Directors	78
Selection of Our Board of Directors	79
Committees of Our Board of Directors	80
Executive Officers and Directors	80
Compensation of Directors	84
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents	85
Our Advisor	85
The Advisory Agreement	87
Initial Investment by Our Advisor	88
Investment by Our Affiliates	89
Other Affiliates	89
Management Decisions	92
MANAGEMENT COMPENSATION	93
Fees Earned by and Expenses Reimbursable to Our Advisor and the Dealer Manager	105
STOCK OWNERSHIP	107
CONFLICTS OF INTEREST	108
Our Affiliates’ Interests in Other KBS-Sponsored Programs and KBS-Advised Investors	108
Receipt of Fees and Other Compensation by KBS Capital Advisors and its Affiliates	110
Our Board of Directors’ Loyalties to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III, KBS Strategic Opportunity REIT II and Possibly to Future KBS-Sponsored Programs	111
Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates	111
Affiliated Dealer Manager	111
Certain Conflict Resolution Measures	112

v

PROSPECTUS SUMMARY
This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus, as supplemented, carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

What is KBS Growth & Income REIT, Inc.?
KBS Growth & Income REIT, Inc. is a recently organized Maryland corporation that intends to qualify as a real estate investment trust, or REIT, beginning with the taxable year ended December 31, 2015. We expect to use substantially all of the net proceeds raised during our offering stage to acquire and manage a diverse portfolio of core real estate properties and real estate-related assets, including the acquisition of commercial properties and the acquisition and origination of real estate-related assets. We consider core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, we expect our core focus in the U.S. office sector to reflect a value-creating core strategy. In many cases, these core properties will have slightly higher (10% to 20%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. Many of these properties will require a moderate level of additional investment for capital expenditures and tenant improvement costs in order to improve or rebrand the properties and increase rental rates. Thus, we believe these properties provide an opportunity for us to achieve more significant capital appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. Our value-creating core strategy is generally lower risk relative to an enhanced return or opportunistic strategy because from the date of acquisition core properties generally provide better cash flow, have less near term lease rollover, and require less investment than enhanced return or opportunistic properties. Core properties therefore have less potential for adverse outcomes relative to enhanced return and opportunistic properties. The real estate-related assets in which we may invest include mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies. We may make our investments through the acquisition of individual assets and loan originations or by acquiring portfolios of assets, other REITs or real estate companies. We plan to diversify our portfolio by investment type, geographic region, investment size and investment risk with the goal of acquiring a portfolio of income-producing assets that provides attractive and stable returns to our investors.
We were incorporated in the State of Maryland on January 12, 2015 and commenced investment operations on August 12, 2015 in connection with the acquisition of our first office property.
Because we have not yet identified any assets to acquire with the proceeds from this offering, we are considered to be a “blind pool.” We are an “emerging growth company” under federal securities laws.
Our external advisor, KBS Capital Advisors LLC, conducts our operations and manages our portfolio of real estate investments. We have no paid employees.
Our office is located at 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. Our telephone number is (949) 417-6500. Our fax number is (949) 417-6501, and our website address is www.kbsgireit.com.

What is a REIT?
In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate investments;

•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate assets;

•	pays distributions to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•
avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What are your investment objectives?
Our primary investment objectives are to preserve and return our stockholders’ capital contribution and to provide them with attractive and stable cash distributions. We will also seek to realize growth in the value of our investments by timing asset sales to maximize asset value.
We may return all or a portion of our stockholders’ capital contribution in connection with the sale of the company or the assets we acquire or upon maturity or payoff of our debt investments. Alternatively, and while the sale of our stockholders’ shares may be difficult for the reasons discussed in the risk factors below, our stockholders may be able to obtain a return of all or a portion of their capital contribution in connection with the sale of their shares.
Our board of directors has authorized cash distributions and stock dividends on our outstanding shares of common stock for each month from September 2015 through May 2016.  Our board has declared cash distributions in the amount of $0.00136986 per share per day based on daily record dates for October 1, 2015 through February 28, 2016 and March 1, 2016 through May 31, 2016; provided, that for record dates for April 1, 2016 through May 31, 2016, the daily amount for each share will be reduced by the daily class-specific expenses accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date. For the month of September 2015, our cash distribution was declared for a single record date, September 30, 2015, in the amount of $0.04109589 per share.  Our stock dividends to date have been declared based on monthly record dates in an amount that would equal a 1% annualized stock dividend per share of common stock if paid each month for a year.  Cash distributions to date have been funded by advances from our advisor.  Our advisor is not obligated to advance funds to us, and has only agreed to advance funds to us for distributions with record dates through May 31, 2016. Distributions funded from sources other than our cash flow from operations will result in dilution to subsequent investors, reduce funds available for investment in assets and may reduce the overall return to our stockholders.
Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.

Are there any risks involved in an investment in your shares?
Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, which contains a detailed discussion of the material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include:

•
Our charter does not require our directors to provide our stockholders with a liquidity event by a specified date or at all. No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. Any sale must comply with applicable state and federal securities laws. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from purchasing our stockholders’ shares. Our shares cannot be readily sold and, if our stockholders are able to sell their shares, they would likely have to sell them at a substantial discount from their public offering price.

•
We set the $10.00 primary offering price of our Class T shares arbitrarily, and based on that price, set the $10.39 primary offering price for our Class A shares to account for differing sales commissions. These prices may not be indicative of the prices at which our shares would trade if they were listed on an exchange or actively traded, and the prices bear no relationship to the value of our assets or to our expected operating income. Our board of directors may adjust the offering prices of the primary offering shares or distribution reinvestment plan shares during the course of this offering by filing a post-effective amendment.

•
Investors in this offering will experience immediate dilution in their investment primarily because (i) we pay upfront fees in connection with the sale of our shares that reduce the proceeds to us, (ii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions, and (iii) we paid significant organization and other offering expenses in connection with our private offering.

•	We depend on our advisor and its affiliates to select and manage our investments and conduct our operations and this offering.

•
We commenced investment operations on August 12, 2015 in connection with the acquisition of our first office property and we have a limited operating history. As of the date of this prospectus, we owned one office property and we have not identified any additional real estate investments that it is reasonably probable we will acquire or originate with the proceeds from this offering. As such, our stockholders will not have an opportunity to evaluate investments before we make them, making an investment in us more speculative.

•
All of our executive officers, our affiliated directors and other key real estate and debt finance professionals are also officers, affiliated directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and/or other KBS-affiliated entities. As a result, our executive officers, our affiliated directors, some of our key real estate and debt finance professionals, our advisor and its affiliates face conflicts of interest, including significant conflicts created by our advisor’s and its affiliates’ compensation arrangements with us and other KBS-sponsored programs and KBS-advised investors and conflicts in allocating time among us and these other programs and investors. Furthermore, these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

•
Because investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs or KBS-advised investors, our advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments. In particular, until KBS Real Estate Investment Trust III, Inc., which we refer to as “KBS REIT III,” has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS REIT III, we expect KBS Capital Advisors to direct the investment opportunity to KBS REIT III. Any such conflicts in directing investment opportunities may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.

•
Our dealer manager is one of our affiliates and, as such, its due diligence review and investigation of us and our prospectus cannot be considered to be an independent review. Therefore, our stockholders do not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering; the absence of an independent due diligence review increases the risks and uncertainty our stockholders face.

•
Our advisor and its affiliates receive fees in connection with transactions involving the acquisition or origination and management of our investments. These fees are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us and increases our stockholders’ risk of loss.

•
We pay substantial fees to and expenses of our advisor, its affiliates and participating broker-dealers, which payments increase the risk that our stockholders will not earn a profit on their investment. We may also pay significant fees during our listing/liquidation stage.

•
If we are unable to raise substantial funds during our offering stage, we may not be able to acquire a diverse portfolio of real estate investments, which may cause the value of an investment in us to vary more widely with the performance of specific assets and cause our general and administrative expenses to constitute a greater percentage of our revenue. Raising fewer proceeds during our offering stage, therefore, could increase the risk that our stockholders will lose money in their investment.

•
We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). Until the proceeds from our offering stage are fully invested and from time to time during our operational stage, we expect to use proceeds from financings, either from our advisor or a third-party, to fund at least a portion of distributions in anticipation of cash flow to be received in later periods. We may also fund distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. As of the date of this prospectus, all distributions paid have been funded with advances from our advisor. Distributions funded from sources other than our cash flow from operations will result in dilution to subsequent investors, reduce funds available for investment in assets and may reduce the overall return to our stockholders.

•
Our policies do not limit us from incurring debt until our aggregate borrowings would exceed 300% of our net assets (before deducting depreciation or other non-cash reserves), and we may exceed this limit with the approval of the conflicts committee of our board of directors. During the early stages of this offering, and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt such that our aggregate borrowings would exceed this limit. High debt levels could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.

•
If we are unable to locate investments with attractive yields while we are investing the proceeds raised in our offering stage, our distributions and the long-term returns of our investors may be lower.

•
We depend on tenants for the revenue generated by any real estate investments we make and, accordingly, the revenue generated by our real estate investments is dependent upon the success and economic viability of our tenants. Revenues from any properties we acquire could decrease due to a reduction in occupancy (caused by factors including, but not limited to, tenant defaults, tenant insolvency, early termination of tenant leases and non-renewal of existing tenant leases) and/or lower rental rates, making it more difficult for us to meet any debt service obligations we have incurred and limiting our ability to pay distributions to our stockholders.

•
Any real estate investments we make may be affected by unfavorable real estate market and general economic conditions, which could decrease the value of those assets and reduce the investment return to our stockholders. Revenues from real estate properties and assets directly securing any real estate-related investments we acquire or originate could decrease. Such events would make it more difficult for the borrowers under such investments to meet their payment obligations. These events could in turn make it more difficult for us to meet debt service obligations and limit our ability to pay distributions to our stockholders.

•
We may not be able to obtain debt on attractive terms to finance our acquisitions or refinance our existing debt obligations. As such, we may be forced to use a greater proportion of our offering proceeds to finance acquisitions, reducing the number of acquisitions we would otherwise make, and/or to dispose of some of our assets.

•	Disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to implement our business strategy and generate returns to our stockholders.

•
We have a debt obligation with a variable interest rate and may incur additional variable rate debt in the future. The interest and related payments will vary with the movement of LIBOR or other indexes. Increases in the indexes could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

•
We cannot predict with any certainty how much, if any, of our distribution reinvestment plan proceeds will be available for general corporate purposes including, but not limited to: the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to any real estate properties we acquire; reserves required by any financings of real estate investments; funding obligations under any real estate loans receivable; the acquisition or origination of real estate investments, which would include payment of acquisition or origination fees to our advisor; and the repayment of debt. If such funds are not available from the distribution reinvestment plan offering, then we may have to use a greater proportion of our cash flow from operations to meet these cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.

Have you conducted prior offerings for your shares?
Yes. We commenced a best efforts private placement offering to accredited investors only pursuant to a confidential private placement memorandum, which we refer to as the “private offering,” on June 11, 2015. As of April 15, 2016, we had raised $65.7 million in gross offering proceeds from the sale of our shares of common stock in the private offering. We will cease the offering shares of our common stock in the private offering prior to commencement of this offering.

Who is your advisor and what does the advisor do?
As our advisor, KBS Capital Advisors manages our day-to-day operations and our portfolio of real estate investments, all subject to the supervision of our board of directors. Our advisor is indirectly owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. These individuals and their team of real estate and debt finance professionals, acting through KBS Capital Advisors, make most of the decisions regarding the selection and the negotiation of real estate investments. KBS Capital Advisors then makes recommendations on all investments to our board of directors. Our charter provides that all proposed real estate investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed real estate investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of our board of directors. KBS Capital Advisors also provides asset management, marketing, investor-relations and other administrative services on our behalf with the goal of maximizing our cash flow from operations.

What is the experience of your sponsor?
KBS Holdings LLC, which is owned and controlled by Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., acts as our sponsor. KBS Holdings owns and controls our advisor and our dealer manager. All four of the individuals who own and control our sponsor actively participate in the management and operations of our advisor, and our advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber.
Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. work together at KBS Capital Advisors with their team of key real estate and debt finance professionals. The key real estate professionals at our advisor include James Chiboucas, Rodney Richerson, Ken Robertson, Marc DeLuca and Lori Lewis, each of whom has over 20 years of real estate experience, and Jeffrey K. Waldvogel, who has over 10 years of real estate experience. The key real estate and debt finance professionals at our advisor have been through multiple real estate cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, asset management, dispositions, development, leasing and property and portfolio management. Together with Messrs. Bren, Schreiber, McMillan and Hall, these individuals comprise the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us. Mr. Chiboucas is a member of the investment committee for the limited purpose of approving potential investments from a legal and regulatory compliance standpoint. KBS Capital Advisors is registered as an investment adviser with the SEC.
On January 27, 2006, our sponsor launched the initial public offering of KBS Real Estate Investment Trust, Inc., which we refer to as “KBS REIT I.” KBS REIT I accepted gross offering proceeds of approximately $1.7 billion in its primary initial public offering and accepted aggregate gross offering proceeds of $233.7 million from shares issued pursuant to its dividend reinvestment plan. KBS REIT I ceased offering shares in its primary initial public offering on May 30, 2008 and terminated its dividend reinvestment plan effective April 10, 2012. As of December 31, 2015, KBS REIT I had used $91.8 million to fund share redemptions pursuant to its share redemption program.

On April 22, 2008, our sponsor launched the initial public offering of KBS Real Estate Investment Trust II, Inc., which we refer to as “KBS REIT II.” KBS REIT II accepted aggregate gross offering proceeds of approximately $1.8 billion in its primary initial public offering and accepted $298.2 million from shares issued pursuant to its dividend reinvestment plan. KBS REIT II ceased offering shares in its primary initial public offering on December 31, 2010 and terminated its dividend reinvestment plan effective May 29, 2014. As of December 31, 2015, KBS REIT II had used $235.4 million to fund share redemptions pursuant to its share redemption program.
On November 20, 2009, our sponsor launched the initial public offering of KBS Strategic Opportunity REIT, Inc., which we refer to as “KBS Strategic Opportunity REIT.” KBS Strategic Opportunity REIT accepted aggregate gross offering proceeds of approximately $561.7 million in its primary initial public offering and, as of December 31, 2015, had accepted $52.8 million from shares issued pursuant to its dividend reinvestment plan. KBS Strategic Opportunity REIT ceased offering shares in its primary initial public offering on November 14, 2012. As of December 31, 2015, KBS Strategic Opportunity REIT had used $38.4 million to fund share redemptions pursuant to its share redemption program.
On March 12, 2010, together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsor launched the initial public offering of KBS Legacy Partners Apartment REIT, Inc., which we refer to as “KBS Legacy Partners Apartment REIT.” KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its primary initial public offering on March 12, 2013. On March 13, 2013, KBS Legacy Partners Apartment REIT commenced a follow-on public offering. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its follow-on public offering, effective as of March 31, 2014. KBS Legacy Partners Apartment REIT accepted aggregate gross offering proceeds of approximately $191.5 million in its primary public offerings and, as of December 31, 2015, had accepted $18.7 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS Legacy Partners Apartment REIT had used $5.9 million to fund share redemptions pursuant to its share redemption program.
On October 26, 2010, our sponsor launched the initial public offering of KBS REIT III. As KBS REIT III accepted aggregate gross offering proceeds of approximately $1.7 billion in its primary initial public offering and, as of December 31, 2015, had accepted approximately $103.1 million from shares issued pursuant to its dividend reinvestment plan. KBS REIT III ceased offering shares in its primary initial public offering on May 29, 2015. As of December 31, 2015, KBS REIT III had used $17.7 million to fund share redemptions pursuant to its share redemption program.
On August 12, 2014, our sponsor launched the initial public offering of KBS Strategic Opportunity REIT II, Inc., which we refer to as “KBS Strategic Opportunity REIT II.” Prior to commencement of its initial public offering, KBS Strategic Opportunity REIT II conducted a private offering to accredited investors, which commenced on July 3, 2013. KBS Strategic Opportunity REIT II accepted gross offering proceeds of approximately $32.2 million in its private offering and raised an additional $2.0 million in proceeds from an affiliate of its sponsor. KBS Strategic Opportunity REIT II ceased offering shares in its private offering on August 11, 2014. KBS Strategic Opportunity REIT II broke escrow in its initial public offering in January 2015. As of December 31, 2015, KBS Strategic Opportunity REIT II had accepted aggregate gross offering proceeds of $49.0 million, including $0.6 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS Strategic Opportunity REIT II had not redeemed any shares pursuant to its share redemption program.
Our advisor, KBS Capital Advisors, is the external advisor of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II and some or all of the individuals who own and control our sponsor are directors and/or executive officers of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II. Through their affiliations with KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II and KBS Capital Advisors, as of December 31, 2015, our sponsor had overseen the investment in and management of approximately $13.2 billion of real estate and real estate-related investments on behalf of the investors in KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II.
Since 1992, Messrs. Bren and Schreiber have teamed to invest in, manage, develop and sell high-quality U.S. commercial real estate and real estate-related investments on behalf of institutional investors. Together, they founded KBS Realty Advisors LLC, a registered investment adviser with the SEC, and a nationally recognized real estate investment advisor. When we refer to a “KBS-sponsored program,” we are referring to the private entities sponsored by an investment advisor affiliated with Messrs. Bren and Schreiber and to the non-traded REITs, KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II and our company, that are currently being sponsored by Messrs. Bren, Hall, McMillan and Schreiber. As noted above, our sponsor is sponsoring KBS Legacy Partners Apartment REIT together with Legacy Partners Residential Realty LLC and certain of its affiliates. When we refer to a “KBS-advised investor,” we are referring to institutional investors that have engaged an investment advisor affiliated with Messrs. Bren and Schreiber to provide real estate investment advice. These investment advisors are also affiliated with our advisor.
Messrs. Bren and Schreiber each has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years. Over that time, Messrs. Bren and Schreiber have developed extensive experience investing in and managing a broad range of real estate asset classes. Since 1992, the experience of the investment advisors affiliated with Messrs. Bren and Schreiber includes (as of December 31, 2015) sponsoring 14 private real estate programs that had invested over $4.4 billion (including equity, debt and investment of income and sales proceeds) in 303 real estate assets. In addition to their experience with these 14 private KBS-sponsored programs, investment advisors affiliated with Messrs. Bren and Schreiber have also been engaged by four other KBS-advised investors to recommend real estate acquisitions and manage some of their investments. The investment proceeds of these KBS-advised investors were not commingled. The investments made on behalf of these four KBS-advised investors were made pursuant to management agreements or partnership agreements that permitted the KBS-advised investors to reject acquisitions recommended by the KBS-affiliated investment advisor. Because the KBS-advised investors were not as passive as those in the 14 private KBS-sponsored programs described above or as those who invest in this offering, we have not described the real estate assets acquired or managed for these four KBS-advised investors. The amounts paid for the assets acquired and/or managed and for subsequent capital expenditures for these four KBS-advised investors totaled over $4.1 billion.
Each of Messrs. Hall and McMillan has over 20 years of experience in real estate-related investments. Mr. McMillan is a Partner and co-owner of Temescal Canyon Partners LP, an investment advisor formed in 2013 to manage a multi-strategy hedge fund on behalf of investors. Mr. McMillan is also a co-founder and the Managing Partner of Willowbrook Capital Group, LLC which, from August 2003 until December 2012, was an asset management company. Before forming Willowbrook with Mr. Hall, Mr. McMillan served as Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments.
Prior to forming Willowbrook, Mr. Hall was a Managing Director at CS First Boston, where he managed the distribution strategy and business development for the Principal Transaction Group’s $18 billion real estate securities portfolio. Before joining CS First Boston in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6 billion annual pipeline of fixed-income commercial mortgage-backed securities. During the 1980s, Mr. Hall was a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities.

Do you expect any of the institutions that invested in the private KBS-sponsored programs or the KBS-advised investors referenced above or that have been advised by your affiliates to invest in this offering?
We believe that the institutional investors that invested in the 14 private KBS-sponsored programs referenced above and the KBS-advised investors are more likely to invest in offerings that can be conducted with lower offering expenses than those found in a public offering, such as this one, in which the securities are sold by participating broker-dealers on a best-efforts basis. It is not expected that any institutional investors such as the ones described above will participate in this offering. However, if institutional investors do participate in this offering, they would likely invest in amounts entitling them to volume discounts such that their returns, if any, would likely be greater than those who purchase shares in this offering at the undiscounted initial primary offering price.

How do you expect your portfolio to be allocated between real estate properties and real estate-related assets?
We intend to acquire and manage a diverse portfolio of real estate investments. We plan to diversify our portfolio by investment type, geographic region, investment size and investment risk with the goal of acquiring a portfolio of income-producing real estate and real estate-related assets that provides attractive and stable returns to our investors. We intend to allocate approximately 65% to 100% of our portfolio to investments in core properties. We consider core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, we expect our core focus in the U.S. office sector to reflect a value-creating core strategy. In many cases, these core properties will have slightly higher (10% to 20%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. Many of these properties will require a moderate level of additional investment for capital expenditures and tenant improvement costs in order to improve or rebrand the properties and increase rental rates.

Thus, we believe these properties provide an opportunity for us to achieve more significant capital appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. Our value-creating core strategy is generally lower risk relative to an enhanced return or opportunistic strategy because from the date of acquisition core properties generally provide better cash flow, have less near term lease rollover, and require less investment than enhanced return or opportunistic properties. Core properties therefore have less potential for adverse outcomes relative to enhanced return and opportunistic properties.
We intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments, including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies; however, there is no limit on the amount of our portfolio that we may allocate to these types of investments. If we make investments in other public companies, we do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage, or to represent a substantial portion of our assets at any one time.
Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an acquisition, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, to the extent that our advisor presents us with what we believe to be good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. However, we will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.
Until KBS REIT III has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS REIT III, we expect KBS Capital Advisors to direct the investment opportunity to KBS REIT III. However, while KBS REIT III is concluding its acquisition phase, our advisor does not believe it is likely we will be competing directly with KBS REIT III for investment opportunities because our advisor believes the initial investment opportunities appropriate for our portfolio will likely be in a price range of $35 million or less, while KBS REIT III will likely be considering investments at a purchase price in excess of $35 million based on its current portfolio composition and available cash for investment. KBS REIT III ceased offering shares in its primary initial public offering on May 29, 2015.

Do you currently own any real estate properties or real estate-related assets?
As the date of this prospectus, we owned one office property located in Irvine, California on approximately 4.6 acres of land which we refer to as Von Karman Tech Center. The contractual purchase price of Von Karman Tech Center was approximately $21.5 million plus closing costs which we funded with proceeds from a mortgage loan, a bridge loan from our advisor and proceeds from the sale of shares of our Class A common stock. Additional information with respect to this property, as of December 31, 2015, is set forth under “Description of Real Estate Investments” in this prospectus.

Will you use leverage?
Yes. We expect that once we have fully invested the proceeds raised during our offering stage, our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). We expect our debt financing related to the acquisition of core real estate properties to be between 45% and 65% of the aggregate cost of all such assets. We expect our debt financing related to the acquisition or origination of real estate-related investments to be between 0% and 65% of the aggregate cost of all such assets, depending upon the availability of such financings in the marketplace. Though this is our target leverage, our charter does not limit our leverage until our aggregate borrowings would exceed 300% of our net assets (before deducting depreciation or other non-cash reserves), and we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. During the early stages of this offering, and to the extent financing in excess of this limit is available on attractive terms, the conflicts committee may approve debt such that our aggregate borrowings would exceed this limit. There is no limitation on the amount we may borrow for the purchase of any single asset.

From time to time, our debt financing and other liabilities may be below 35% of the cost of our tangible assets due to the lack of availability of debt financing. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. However, high levels of debt could cause us to incur higher interest charges and higher debt service payments, which would decrease the amount of cash available for distribution to our investors. In addition, the documents reflecting such debt could contain restrictive covenants. High levels of debt could also increase the risk of being unable to refinance our indebtedness when loans become due, or of being unable to refinance on favorable terms, and the risk of loss with respect to assets pledged as collateral for loans.
Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors.
As of April 15, 2016 we had one note payable entered in connection with the acquisition of Von Karman Tech Center. The mortgage loan is for up to $17.3 million and is secured by Von Karman Tech Center. As of April 15, 2016, $11.2 million is outstanding under the loan and $28,210 remains available for future disbursements, subject to certain terms and conditions contained in the loan documents. Additional information with respect to this loan is set forth under “Description of Real Estate Investments” in this prospectus.

How will you structure the ownership and operation of your assets?
We plan to own substantially all of our assets and conduct our operations through KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership” in this prospectus. We are the sole general partner of our Operating Partnership and our wholly owned subsidiary, KBS Growth & Income REIT Holdings LLC, is the sole limited partner of our Operating Partnership. Because we plan to conduct substantially all of our operations through our Operating Partnership, we are considered an “Umbrella Partnership Real Estate Investment Trust,” or UPREIT.

What conflicts of interest does your advisor face?
KBS Capital Advisors and its affiliates experience conflicts of interest in connection with the management of our business. Messrs. Bren, Hall, McMillan and Schreiber, four of our executive officers, own and control our sponsor and indirectly own and control KBS Capital Advisors. KBS Capital Advisors is also the external advisor to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II. Messrs. Bren, Hall, McMillan and Schreiber are executive officers of KBS REIT I, KBS REIT II and KBS REIT III, and Messrs. McMillan and Schreiber are also directors of KBS REIT I, KBS REIT II and KBS REIT III. Messrs. Bren and McMillan are also executive officers of KBS Legacy Partners Apartment REIT. Mr. Bren is a director of KBS Legacy Partners Apartment REIT. Messrs. Hall and McMillan are also executive officers and directors of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II. In addition, Messrs. Bren and Schreiber and their team of real estate professionals are also key real estate professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to KBS-advised investors. Some of the material conflicts that KBS Capital Advisors and its affiliates face include the following:

•
The team of real estate and debt finance professionals at our advisor must determine which investment opportunities to recommend to us and the other KBS-sponsored programs that are raising funds for investment, that have funds available for investment, or for whom KBS-affiliated entities serve as an advisor as well as any programs KBS-affiliated entities may sponsor in the future. In particular, until KBS REIT III has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS REIT III, we expect KBS Capital Advisors to direct the investment opportunity to KBS REIT III;

•
The team of professionals at KBS Capital Advisors and its affiliates (including our dealer manager, KBS Capital Markets Group) have to allocate their time between us and other programs and activities in which they are involved;

•
KBS Capital Advisors and its affiliates receive fees in connection with transactions involving the acquisition or origination, management and sale of our assets regardless of the quality of the asset acquired or the services provided to us;

•	KBS Capital Advisors and its affiliates, including our dealer manager, receive fees in connection with our offerings of equity securities;

•	KBS Management Group, an affiliate of our advisor, receives fees in connection with the management of our properties regardless of the quality of the services provided to us;

•
The negotiations of the advisory agreement, the dealer manager agreement, and the affiliated property management agreement (including the substantial fees KBS Capital Advisors and its affiliates receive thereunder) were not at arm’s length;

•
KBS Capital Advisors may terminate the advisory agreement without cause or penalty upon 60 days’ written notice. Upon termination of the advisory agreement by either party, KBS Capital Advisors may be entitled to receive a fee in the form of a promissory note that becomes due only upon the sale, maturity or payoff of one or more assets. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all such proceeds must be used to repay the promissory note until it is fully paid. The amount of the fee would be 15% of the amount, if any, by which (i) the hypothetical liquidation proceeds as determined by an independent third party plus distributions paid exceed (ii) the amount necessary to provide investors with a return of their gross investment amount and a 6.0% per year cumulative, noncompounded return from inception through the termination date; however, the agreement does not require that investors actually have received such return prior to issuance of the promissory note or payments under it. For more information on the calculation of the 6.0% per year cumulative, noncompounded return, see “Management Compensation—Operational and Liquidation Listing Stage—Subordinated Participation in Net Cash Flows.” The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination of the advisory agreement and the amount ultimately realized by us. Therefore, if the ultimate liquidation value of our assets were to decline relative to the appraised value of our assets as of the termination date of the advisory agreement, our advisor may receive a fee even if our stockholders do not ultimately receive a 6.0% per year cumulative, noncompounded return on their investment in us;

•
The key real estate, debt finance, management and accounting professionals at our advisor may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs; and

•	KBS Capital Advisors and its affiliates may structure the terms of joint ventures between us and other KBS-sponsored programs or KBS-advised entities.

Who owns and controls the advisor?
The following chart shows the ownership structure of our advisor, our dealer manager and our sponsor:
_____________________
(1) Peter McMillan III is our Executive Vice President, Treasurer, Secretary and one of our directors.
(2) Keith D. Hall is our Executive Vice President.
(3) Peter M. Bren is our President. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls PBren Investments, L.P. On August 11, 2015, Mr. Bren purchased 21,181.2390 shares of our Class A common stock for an aggregate purchase price of $172,500 or $8.144 per share. The per share purchase price reflected an 8.5% discount to the $8.90 initial offering price of our Class A common stock in our private offering because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the accounts of three of his children, and he has disclaimed beneficial ownership of the shares.

(4) Charles J. Schreiber, Jr. is the Chairman of our Board, our Chief Executive Officer and one of our directors. Other than de minimis amounts owned by family members or trusts, Mr. Schreiber indirectly owns and controls Schreiber Real Estate Investments, L.P. On August 11, 2015, Mr. Schreiber indirectly purchased 21,181.2380 shares of our Class A common stock for an aggregate purchase price of $172,500 or $8.144 per share. The per share purchase price reflected an 8.5% discount to the $8.90 initial offering price of our Class A common stock in our private offering because selling commissions and dealer manager fees were not paid in connection with the sales.
(5) As of the date of this prospectus, KBS Capital Advisors owned 20,116.4540 shares of our Class A common stock. It acquired 20,000 Class A shares in exchange for an initial investment of $200,000. The balance of the shares were issued to KBS Capital Advisors as a stock dividend.
(6) We are the sole member and manager of KBS Growth & Income Holdings LLC. KBS Growth & Income Holdings is the sole limited partner of, and owns a 99.9% partnership interest in, KBS Growth & Income Limited Partnership. We are the sole general partner of, and own the remaining 0.1% partnership interest in, KBS Growth & Income Limited Partnership.
As of the date of this prospectus, we have not compensated Messrs. Bren, Hall, McMillan and Schreiber for services provided in their capacity as principals or executive officers of KBS Capital Advisors or its affiliates. Instead, we pay or reimburse our advisor and its affiliates for the services described below.

What are the fees that you pay to the advisor, its affiliates and your directors?
KBS Capital Advisors and/or its affiliates receive compensation and reimbursement for services related to this offering and the investment and management and disposition of our assets. We also compensate our independent directors for their service to us. The most significant items of compensation are included in the table below. Compensation to be paid to KBS Capital Advisors, KBS Capital Markets Group and their affiliates may be increased without stockholder approval. See “Management Compensation – Fees Earned by and Expenses Reimbursable to Our Advisor and the Dealer Manager” for additional information regarding fees paid or reimbursable as of December 31, 2015.
The amount of selling commissions differs among Class A shares and Class T shares, and there is an ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. Both classes of shares have discounts available to certain categories of purchasers. The table below assumes that (a) 15% of the proceeds raised in the primary offering are from the sale of Class A shares and 85% of the proceeds raised in the primary offering are from the sale of Class T shares, (b) we do not reallocate shares being offered between our primary offering and distribution reinvestment plan, (c) based on this allocation we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and (d) solely with respect to the estimated stockholder servicing fee, 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%. No selling commissions or dealer manager fees are payable on shares sold through our distribution reinvestment plan. No stockholder servicing fee will be paid with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the net asset value (“NAV”) of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)
		Organization and Offering Stage
Selling Commissions	KBS Capital Markets Group	Up to 6.5% of the price per share of Class A common stock sold and up to 3.0% of the price per share of Class T common stock sold; no selling commissions are payable on shares of common stock sold under our distribution reinvestment plan; all selling commissions will be reallowed to participating broker-dealers.	$52,875,000
Dealer Manager Fee	KBS Capital Markets Group	Up to 2.0% of the price per share of Class A and Class T common stock sold. Our dealer manager may generally reallow to any	$30,000,000

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

participating broker dealer up to 1.0% of the gross primary offering proceeds attributable to that participating broker dealer as a marketing fee; in select cases up to 1.5% of the gross primary offering proceeds may be reallowed; this reallow will be based upon such factors as the projected sales volume by such participating broker-dealer, access to conferences and meetings and the general level of assistance of such participating broker-dealer in marketing this offering; no dealer manager fee is payable on shares of common stock sold under our distribution reinvestment plan.

Organization and Other Offering Expenses	KBS Capital Advisors and KBS Capital Markets Group
We reimburse our advisor and dealer manager for commercially reasonable organization and other offering expenses they incur on our behalf in connection with this offering; however, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this primary offering and the offering under our distribution reinvestment plan as of the date of reimbursement.
We also pay organization and other offering expenses directly. At the termination of our primary offering, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses paid directly or reimbursed by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds. Our advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary offering to the extent they exceed 1.0% of gross primary offering proceeds as of the termination of the primary offering. Prior to the termination of the primary offering, we will be responsible for the payment of all organization and other offering expenses we incur directly and the reimbursement of organization and other offering expenses our advisor and dealer manager incur on our behalf in connection with this offering subject to the 15% limit on reimbursements discussed above.
$15,000,000

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

Organization and other offering expenses include all expenses to be paid or reimbursed by us in connection with this offering, excluding selling commissions, the dealer manager fee and the ongoing stockholder servicing fee. Organization and other offering expenses include our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares in this offering, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items.
We will not reimburse our dealer manager for wholesaling compensation expenses.

Acquisition and Development Stage
Acquisition and Origination Fees	KBS Capital Advisors
2.0% of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments, plus significant capital expenditures budgeted as of the date of acquisition related to the development, construction or improvement of a real estate property. Acquisition fees that are calculated based on capital expenditures budgeted as of the date of acquisition shall be paid at the time funds are disbursed pursuant to a final approved budget upon receipt of an invoice by us.
Our charter limits our ability to make an investment if the total of all acquisition and origination fees and acquisition and origination expenses relating to the investment exceeds 6.0% of the contract purchase price or

$27,419,118 (maximum offering and no debt)/
$74,804,065 (maximum offering and leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets, which is our target leverage)

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

6.0% of the total funds advanced. This limit may only be exceeded if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

Acquisition and Origination Expenses	KBS Capital Advisors
Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of our advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communications expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties and real estate-related investments. We estimate that these expenses will average approximately 0.6% of the purchase price or origination amount of our investments, excluding fees and expenses associated with such investments.

$8,176,675 (maximum offering and no debt)/
$22,307,375 (maximum offering and leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets, which is our target leverage)

Operational Stage
Stockholder Servicing Fee	KBS Capital Markets Group
An annual fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) of Class T common stock sold in the primary offering for services rendered to Class T stockholders by the broker dealer of record after the initial sale of the Class T share. For a description of the services required from the broker dealer of record, see the “Plan of Distribution” section of this prospectus. Except as described in the “Plan of Distribution” section of this prospectus, the stockholder servicing fee will accrue daily and be paid monthly in arrears and our dealer manager will reallow all of the stockholder servicing fee to such broker dealer of record.
The stockholder servicing fee with respect to a Class T share will cease accruing upon the earlier of any of the following events (i) the date at which aggregate underwriting compensation from all sources equals 10% of
$51,000,000

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold, (ii) with respect to a particular Class T share, on the fourth anniversary of the issuance of the share, (iii) a listing of our common stock on a national securities exchange, (iv) a merger or other extraordinary transaction, and (v) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or our dissolution.
Underwriting compensation includes selling commissions, dealer manager fees, and stockholder servicing fees being paid in connection with an offering as well as other items of value paid in connection with an offering, including amounts not paid directly or reimbursed by us, that are viewed by FINRA as underwriting compensation. No stockholder servicing fee is payable on shares of Class T common stock sold under our distribution reinvestment plan or issued as a stock dividend.

Asset Management Fees	KBS Capital Advisors
A monthly fee equal to one-twelfth of 1.6% of the cost of our investments, less any debt secured by or attributable to our investments.
The cost of our real property investments will be calculated as the amount paid or allocated to acquire the real property, plus budgeted capital improvement costs for the development, construction or improvements to the property once such funds are disbursed pursuant to a final approved budget and fees and expenses related to the acquisition, but excluding acquisition fees paid or payable to our advisor.
The cost of our real estate-related investments and any investments other than real property will be calculated as the lesser of: (x) the amount paid or allocated to acquire or fund the investment, including fees and expenses related to the acquisition or origination (but excluding acquisition or origination fees paid or payable to our advisor), and (y) the outstanding principal amount of such investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to our advisor).
Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)
In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.
Property Management Fee	KBS Management Group
A monthly fee equal to a percentage of the rent (to be determined on a property by property basis, consistent with current market rates), payable and actually collected for the month, from certain property acquisitions for which we have entered a property management agreement with KBS Management Group.
Actual amounts are dependent upon the fee negotiated and rents from specific properties subject to a property management agreement; we cannot determine these amounts at the present time.
Other Operating Expenses	KBS Capital Advisors and KBS Capital Markets Group
We may reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and cybersecurity costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. At this time we anticipate that we will only reimburse our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, if our advisor seeks reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits our advisor or its affiliates may pay to our executive officers.
We reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform, or the AIP Platform, with respect to certain accounts of our investors serviced through the AIP Platform.
Additionally, we have entered, together with KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II, KBS Capital Markets Group, KBS Capital Advisors and other KBS-affiliated entities, an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the program and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. Our advisor’s and our dealer manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.

Independent Director Compensation	Independent Directors
We pay each of our independent directors an annual retainer of $40,000. We also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended; (ii) $2,500 for each audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each audit or conflicts committee meeting attended); (iii) $2,000 for each teleconference board meeting attended; and (iv) $2,000 for each teleconference audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit or conflicts committee meeting attended). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.
Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.
Operational and Liquidation Stage
Subordinated Participation in Net Cash Flows (payable only while we are not listed on a national securities exchange)	KBS Capital Advisors
After our common stockholders have received, together as a collective group, aggregate distributions (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

purchased by stockholders by the issue price, reduced by the total number of shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary offering, and (ii) a 6.0% per year cumulative, noncompounded return on such gross investment amount, KBS Capital Advisors is entitled to receive 15% of our net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred (i) in connection with a disposition of our assets, or (ii) from the prepayment, maturity, workout or other settlement of any loan or other investment. Net financing proceeds means the net cash proceeds realized from the financing of our assets or refinancing of our debt.
The 6.0% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6.0% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased). In addition, gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6.0%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6.0%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes. The 6.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder but rather is based on total distributions paid on all outstanding shares relative to total gross investment amount invested by all stockholders. Accordingly, it is not necessary for each of our stockholders to have received any

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

minimum return in order for KBS Capital Advisors to participate in our net cash flows. In fact, if KBS Capital Advisors is entitled to participate in our net cash flows, the returns of our stockholders will differ, and some may be less than a 6.0% per year cumulative, noncompounded return.
This fee is payable only while we are not listed on an exchange. In addition, before we will be able to pay distributions to our stockholders equal to a return of their gross investment amount plus a 6.0% cumulative, non-compounded, annual return on such gross investment amount, we will need to sell a portion of our assets.  Thus, the sale of one or more assets will be a practical prerequisite for our advisor to receive this fee and we will likely be in our liquidation stage if the advisor is eligible to begin earning this fee.

Liquidation/Listing Stage
Disposition Fees	KBS Capital Advisors
For substantial assistance in connection with the sale of our assets, which includes the sale of a single asset or the sale of all or a portion of our assets through a portfolio sale, merger or business combination transaction, we will pay our advisor or its affiliates a percentage of the contract sales price of the assets sold (including residential or commercial mortgage-backed securities issued by a subsidiary of ours as part of a securitization transaction). For dispositions with a contract sales price less than or equal to $1.5 billion, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $1.5 billion, the disposition fee will equal 1.5% of the first $1.5 billion of the contract sales price, plus 1.1% of the amount of the contract sales price in excess of $1.5 billion. The disposition fee is determined on a per transaction basis and is not cumulative.
Notwithstanding the above, the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The conflicts committee will determine whether our advisor or its affiliates has provided substantial assistance to us in connection with the sale of our assets. We will not pay a disposition fee
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that (i) if we negotiate a discounted payoff with the borrower, we will pay a disposition fee and (ii) if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. We do not intend to sell assets to affiliates. However, if we do sell assets to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold assets to an affiliate, our charter requires that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us. Although we are most likely to pay disposition fees during our liquidation stage, these fees may also be incurred during our operational stage.

Subordinated Incentive Fee (payable only upon merger or if we are listed on a national securities exchange)	KBS Capital Advisors
Upon a merger or listing of our common stock on a national securities exchange, we will pay our advisor an incentive fee. Upon a listing this fee will equal 15% of the amount by which (i) the market value of our outstanding stock plus the total of all distributions paid by us to stockholders from inception until the date market value is determined (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes and excluding any stock dividends) exceeds (ii) the sum of our stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary offering, and the amount of cash flow necessary to generate a 6.0% per year cumulative, noncompounded return on our stockholders’ gross investment amount from our inception through the date the market value is determined.
Upon a merger this fee will equal 15% of the amount by which (i) the merger consideration amount plus the total of all distributions paid or declared by us to stockholders from inception until the closing of the merger
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

(including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes and excluding any stock dividends) exceeds (ii) the sum of our stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary offering, and the amount necessary to generate a 6.0% per year cumulative, noncompounded return on our stockholders’ gross investment amount from our inception through the closing of the merger.
If our advisor receives a subordinated incentive fee, the fee will not be separately reduced by the prior payment to our advisor of a participation in our net cash flows as the subordinated incentive fee is determined, in the case of a listing, based on the market value of the company after listing, and in the case of a merger, based on the merger consideration, which in both cases would necessarily be reduced by and reflect any prior payment to our advisor of this participation. In addition, if KBS Capital Advisors is entitled to receive the subordinated incentive fee upon a listing, KBS Capital Advisors will no longer participate in our net cash flows as described above.
The 6.0% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6.0% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased). In addition, gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6.0%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares)

paid in order to achieve a cumulative, noncompounded, annual return of 6.0%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes.
The 6.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder but rather is based on total distributions paid on all outstanding shares relative to total gross investment amount invested by all stockholders. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to receive the subordinated incentive fee. In fact, if KBS Capital Advisors is entitled to receive the subordinated incentive fee, the returns of our stockholders will differ, and some may be less than a 6.0% per year cumulative, noncompounded return.

How many real estate investments do you currently own?
As of the date of this prospectus, we owned one real estate investment, an office building in Irvine, California containing 101,161 rentable square feet. We have not identified any additional real estate investments that it is reasonably probable we will acquire or originate with the proceeds from this offering. Because our stockholders will not have the opportunity to evaluate additional investments before we make them, we are considered to be a “blind pool.” As additional significant investments become probable, we will supplement this prospectus to provide information regarding the likely investment. We will describe material changes to our portfolio, including the closing of significant asset acquisitions or originations, by means of a supplement to this prospectus.

If I buy shares, will I receive distributions and how often?
Our board of directors has authorized cash distributions and stock dividends on our outstanding shares of common stock for each month from September 2015 through May 2016. Our board has declared cash distributions in the amount of $0.00136986 per share per day based on daily record dates for October 1, 2015 through February 28, 2016 and March 1, 2016 through May 31, 2016; provided, that for record dates for April 1, 2016 through May 31, 2016, the daily amount for each share will be reduced by the daily class-specific expenses accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date. For the month of September 2015, our cash distribution was declared for a single record date, September 30, 2015, in the amount of $0.04109589 per share. Our stock dividends to date have been declared based on monthly record dates in an amount that would equal a 1% annualized stock dividend per share of common stock if paid each month for a year. Cash distributions to date have been funded by advances from our advisor.
Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.

Generally, our policy will be to pay cash distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital more quickly than we acquire income producing assets, and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that, at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to utilize debt financing, including advances from our advisor, if necessary, to fund at least a portion of our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). Our distribution policy is generally not to use proceeds of an offering to pay distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Cash distributions on Class T shares will be lower than cash distributions on Class A shares because of the ongoing stockholder servicing fee to be paid with respect to Class T shares sold in the primary offering. We will not pay the stockholder servicing fee on Class T shares issued as a stock dividend or purchased in our distribution reinvestment plan offering; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.
As of the date of this prospectus, all distributions paid have been funded with advances from our advisor. Our advisor is not obligated to advance funds to us, and has only agreed to advance funds to us for distributions with record dates through May 31, 2016.
We are only obligated to repay our advisor for its advance if and to the extent that:
(i)    our modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by us, for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “MFFO Surplus”), and we will pay our advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or
(ii)    Excess proceeds (“Excess Proceeds”) from third-party financings are available, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by our conflicts committee in its sole discretion.
In determining whether Excess Proceeds are available to repay the advance, our conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.
No interest accrues on the advance made by our advisor. As of April 15, 2016, $656,786 had been advanced to us by our advisor for cash distributions.
Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operations and funds from operations (“FFO”) (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under real estate-related investments). Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in this prospectus. Those factors include: our ability to raise capital to make additional investments; the future operating performance of our current and future real estate investments in the existing real estate and financial environment; our advisor’s ability to identify additional real estate investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; to the extent we make investments in real estate loans, the ability of our borrowers and their sponsors to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our distribution reinvestment plan. In the event our FFO and/or cash flow from operations decrease in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed FFO and/or cash flow from operations.
In addition, due to our investment focus on more value-creating core properties, we expect that during our offering stage our board of directors will declare monthly stock dividends in addition to daily record dates for cash distributions. Especially during the early stages of our operations and until our cash flows stabilize, our board of directors believes declaring stock dividends that supplement cash distributions is in our best interest because it will allow us to focus on our investment strategy of investing in more value-creating core real estate properties that may not generate as substantial a level of cash flow from operations at acquisition as more conservative value-maintaining core properties, but have the potential for increased cash flow from operations and long-term appreciation. To the extent we issue stock dividends the return on invested capital for investors purchasing our stock after payment of the stock dividend will be below the return on invested capital of investors who received the stock dividend.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”)). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Federal Income Tax Considerations—Taxation of KBS Growth & Income REIT—Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

May I reinvest my distributions in shares of KBS Growth & Income REIT, Inc.?
Yes. Our stockholders may participate in our distribution reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form we will provide upon request. Stockholders of either class of our shares may elect to have all or a portion of their cash distributions, exclusive of distributions that our board of directors designates as ineligible for reinvestment through the plan, reinvested in additional shares of our common stock in lieu of receiving cash distributions. Purchases pursuant to our distribution reinvestment plan will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. Until we announce an estimated NAV per share, participants in our distribution reinvestment plan will acquire shares of our common stock at a price per share equal to 95% of the then-current offering price for shares purchased in the primary portion of an offering (ignoring any discounts that may be available to certain categories of purchasers). These distribution reinvestment plan offering prices are initially $9.88 per Class A share and $9.50 per Class T share.
Once we have announced an estimated NAV per share, which we expect to occur no later than 150 days after the second anniversary of the date on which we commence this offering, participants in our distribution reinvestment plan will acquire shares of our common stock at a price equal to 95% of the estimated NAV per share of our common stock. Our board of directors may adjust the offering prices of the primary offering shares or distribution reinvestment plan shares during the course of this offering by filing a post-effective amendment to this registration statement.
No selling commissions or dealer manager fees will be payable on shares sold under our distribution reinvestment plan. In addition, no stockholder servicing fee is payable with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.
We may amend or terminate our distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the participants.

How will you use the proceeds raised in this offering?
The following table sets forth information about how we intend to use the proceeds raised in our primary offering assuming that we sell the maximum of $1,500,000,000 in shares of common stock in the primary offering. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. The following table assumes that (a) 15% of the proceeds raised in the primary offering are from the sale of Class A shares and 85% of the proceeds raised in the primary offering are from the sale of Class T shares, (b) we do not reallocate shares being offered between our primary offering and distribution reinvestment plan, and (c) based on this allocation we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers).
We estimate that we will use $9.40 per Class A and Class T share to acquire real estate and real estate-related investments, to maintain a working capital reserve, to pay acquisition and origination expenses and, upon the acquisition or origination of real estate investments, to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of such real estate investments. We will use the remainder of the gross proceeds from the primary offering to pay selling commissions, the dealer manager fee and organization and other offering expenses (as described below).
We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). However, our distribution policy is generally not to use proceeds from an offering to pay distributions, though our board of directors may authorize such distributions under our organizational documents. If we pay distributions from sources other than our cash flow from operations, we will have less funds available to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.
The following table presents information regarding the use of proceeds if we raise the maximum offering amount in this primary offering.

	Maximum Primary Offering (1)
	$225,000,000 in Class A Shares		$1,275,000,000 in Class T Shares
	$	% of Offering Proceeds	$	% of Offering Proceeds
Gross Offering Proceeds	225,000,000	15.00	1,275,000,000	85.00
Less Offering Expenses:
Selling Commissions (2)	14,625,000	6.50	38,250,000	3.00
Dealer Manager Fee (2)	4,500,000	2.00	25,500,000	2.00
Organization and Other Offering Expenses (3)	2,250,000	1.00	12,750,000	1.00
Amount Available for Investment/ Net Investment Amount	203,625,000	90.50	1,198,500,000	94.00
Acquisition and Origination Fees (4)	3,981,618	1.77	23,437,500	1.84
Acquisition and Origination Expenses (4)	1,187,361	0.53	6,989,314	0.55
Initial Working Capital Reserve	562,500	0.25	3,187,500	0.25
Targeted Investment Capital	197,893,521	87.95	1,164,885,686	91.36
_____________________
(1) As we are registering any combination of the two classes of shares, this allocation is management’s best estimate based on the recommendation of our dealer manager and its perceived demand in the market for each respective class of shares. If the demand for the Class A and Class T shares varies materially from our assumptions as of the date of this prospectus, we will provide an updated estimated use of proceeds table to reflect a revised allocation between the Class A and Class T shares in this offering.
(2) Except as described in the “Plan of Distribution” section of this prospectus, an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) for the Class T shares sold in the primary offering will be paid to our dealer manager and will accrue daily and be paid monthly in arrears. Our dealer manager will reallow all of the stockholder servicing fee paid to it. The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase and is not intended to be a principal use of offering proceeds; it is therefore not included in the table above.
(3) Organization and other offering expenses include all expenses to be paid or reimbursed by us in connection with this offering, excluding selling commissions, the dealer manager fee and the ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. Organization and other offering expenses include our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares in this offering, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items.
We will not reimburse our dealer manager for wholesaling compensation expenses. Our advisor and its affiliates have agreed to reimburse us at the termination of our primary offering to the extent that organization and other offering expenses borne by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds.

(4) This table excludes debt proceeds. To the extent we fund our investments with debt, as we expect, the targeted investment capital and the amount of acquisition and origination fees and acquisition and origination expenses will be proportionately greater. If we raise the maximum offering amount and our assumptions with respect to the amount of fees paid remain unchanged and our debt financing and other liabilities are equal to our maximum target leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets (before deducting depreciation and other non-cash reserves), then we estimate that acquisition and origination fees would be $74,804,065 and acquisition and origination expenses would be $22,307,375.
We expect to use substantially all of the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to: the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our real estate properties; reserves required by any financings of our real estate investments; funding obligations under any of our real estate loans receivable; the acquisition or origination of real estate investments, which would include payment of acquisition and origination fees to our advisor; and the repayment of debt. We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes. To the extent proceeds from our distribution reinvestment plan are used for investments in real estate properties and real estate-related assets, sales under our distribution reinvestment plan will result in greater fee income for our advisor because of acquisition and origination fees and other fees. See “Management Compensation.”

What kind of offering is this?
We are offering, on a best efforts basis, up to a maximum of $1,500,000,000 in shares of our common stock in the primary offering, consisting of two classes of shares: Class A shares at a price of $10.39 per share and Class T shares at a price of $10.00 per share. Both classes of shares have discounts available to certain categories of purchasers. We are also offering up to a maximum of $800,000,000 in shares of our common stock pursuant to our distribution reinvestment plan: Class A shares at a purchase price of $9.88 per share and Class T shares at a purchase price of $9.50 per share. The amount of selling commissions differs among Class A shares and Class T shares, and there is an ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. We are offering to sell any combination of Class A and Class T shares in our primary offering and distribution reinvestment plan offering. We reserve the right to reallocate shares between the primary offering and our distribution reinvestment plan offering, and to reallocate shares among classes of common stock, if we elect to offer additional classes in the future. Our board of directors may adjust the offering prices of the primary offering shares or distribution reinvestment plan shares during the course of this offering by filing a post-effective amendment to this registration statement.

How does a “best efforts” offering work?
When shares are offered on a “best efforts” basis, our dealer manager will be required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. Therefore, we may sell substantially less than all of the shares that we are offering.
We will not sell any shares to Arizona investors unless we raise a minimum of $2,000,000 in aggregate gross offering proceeds (including sales made to residents of other jurisdictions, excluding Massachusetts and Pennsylvania) in this offering. We will not sell any shares to Massachusetts or Pennsylvania investors unless we raise a minimum of $75,000,000 in gross offering proceeds (including sales made to residents of other jurisdictions) from the sale of shares of our common stock, whether in this offering or in a separate private transaction. See “Plan of Distribution – Special Notice to Arizona, Massachusetts and Pennsylvania Investors.”

How long will this offering last?
We expect to sell the $1,500,000,000 in shares offered in the primary offering over a two-year period. If we have not sold all of the primary offering shares within two years, we may continue the primary offering until April 28, 2019. Under rules promulgated by the SEC, in some circumstances we could continue the primary offering beyond three years from commencement of this offering. If we decide to continue the primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. The duration of our offering stage will be based on a number of considerations, including our goal of raising sufficient proceeds to acquire a diverse portfolio of real estate investments prior to seeking a liquidity event, the current and anticipated composition and quality of our portfolio and the current condition of the commercial real estate market. We will continue to monitor these factors and may adjust our anticipated offering stage as necessary based on these and other factors.
We may continue to offer shares under the distribution reinvestment plan offering beyond these dates until we have sold $800,000,000 in shares of our common stock through the reinvestment of distributions. In some states, we will need to renew the registration statement or file a new registration statement annually to continue the primary offering and the distribution reinvestment plan offering. We may terminate the primary offering or the distribution reinvestment plan offering at any time, and we will provide that information in a prospectus supplement.
If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future.

Why are we offering two classes of our common stock?
The two classes of common stock are meant to provide broker dealers participating in this offering with more flexibility to facilitate investment in us and are offered partially in response to recent changes to the applicable FINRA and NASD Conduct Rules regarding the reporting of our estimated values per share. In addition, we believe offering Class A and Class T shares of our common stock provides investors with more flexibility in making their investment in us. Investors can choose to purchase shares of either or both classes of common stock in the primary offering. Each share of our common stock, regardless of class, will be entitled to one vote per share on matters presented to the common stockholders for approval.

How should you determine which class of common stock to invest in and what are the differences among the classes?
When selecting between our Class A and Class T shares, you should consult with your financial advisor and consider the following: whether you would prefer an investment with higher upfront fees and commissions and likely higher current cash distributions (Class A shares) versus an investment with lower upfront fees and commissions but likely lower current cash distributions due to the ongoing stockholder servicing fee (Class T shares). In addition, for the same cash investment, you will receive more Class T shares than you would if you purchased Class A shares, due to the differences in the purchase prices. Furthermore, you should consider whether you qualify for any volume or other discounts. Finally, some financial advisors may only sell one class of our shares. Please see the more detailed description of our classes of shares in the section entitled “Description of Shares” in this prospectus.
The amount of selling commissions differs among Class A shares and Class T shares, and there is an ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. The following table summarizes the fees related to each class of our common stock sold in our primary offering and indicates the maximum fees payable on a hypothetical investment of $10,000 in each class of shares.

	Class A Shares	962.464 Class A Shares	Class T Shares		1,000 Class T Shares
Price Per Share/ Amount Invested	$10.39	$10,000	$10.00		$10,000
Selling Commissions (1)	6.5%	$650	3.0%		$300
Dealer Manager Fees (1)	2.0%	$200	2.0%		$200
Annual Stockholder Servicing Fee	None	$0	1.0%	(2)	$400	(3)
_____________________
(1) The selling commissions and dealer manager fees associated with each class of shares of our common stock may be reduced for certain categories of purchasers.
(2) Except as described in the “Plan of Distribution” section of this prospectus, an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) for the Class T shares sold in the primary offering will be paid to our dealer manager and will accrue daily and be paid monthly in arrears. The stockholder servicing fee will cease accruing with respect to a Class T share upon the earlier of the following events: (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold, (ii) with respect to a particular Class T share, on the fourth anniversary of the issuance of the share, (iii) a listing of our common stock on a national securities exchange, (iv) a merger or other extraordinary transaction, and (v) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or our dissolution.
(3) See the discussion below for the assumptions used in determining the amount payable in stockholder servicing fees.

The stockholder servicing fee is only paid on Class T shares purchased in the primary offering; no stockholder servicing fee is paid on Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend. The stockholder servicing fee is a class-specific expense, however, that will be allocated to all the Class T stockholders. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares. The payment of the ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering will result in the payment of lower distributions on Class T shares relative to the distributions paid on Class A shares because the amount of the ongoing stockholder servicing fee will reduce the amount available for distribution to Class T stockholders. Distribution amounts paid on Class A and Class T shares will only vary due to the stockholder servicing fee; there are no additional class-specific expenses that will affect relative distribution amounts. In addition, as a result of the allocation of the stockholder servicing fees to the Class T shares, each share class could have a different NAV per share if distributions are not adjusted to take account of such fee.
Assuming that (a) the gross offering price of our Class T shares in the primary offering remains constant at $10.00, (b) 85% of the gross primary offering proceeds raised are from the sale of Class T shares, (c) 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%, and (d) none of the Class T shares purchased in the primary offering are redeemed and no extraordinary or other transaction affecting whether the share is outstanding occurs prior to the four year anniversary of the issuance of the T share, and because the stockholder servicing fee on a particular Class T share will cease to accrue on the fourth anniversary of the issuance of the share, we expect that with respect to a one-time $10,000 investment in Class T shares, approximately $400 in servicing fees will be paid over 4.0 years and $500 in selling commissions and dealer manager fees will be paid at the time of the investment for a total of $900 in selling commissions, dealer manager fees and stockholder servicing fees, or 9.0% of the price per share of Class T common stock. For further clarity, with respect to any Class T share purchased in the primary offering at $10.00, under the same assumptions, we would pay approximately $0.40 in servicing fees over 4.0 years and $0.50 in selling commissions and dealer manager fees at the time of the investment for a total of $0.90 in selling commissions, dealer manager fees and stockholder servicing fees, or 9.0% of the purchase price per share of Class T common stock. The selling commissions and dealer manager fees would be paid at the time of the investment from the offering proceeds we receive from the investor. The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase and is not intended to be paid from the offering proceeds we receive from an individual investor; rather, it is paid over time for services provided by the broker dealer of record and is an on-going class-specific expense that is allocated to all the Class T stockholders. See the “Plan of Distribution” section of this prospectus for a discussion of the stockholder services to be provided in connection with the stockholder servicing fee. Notwithstanding the foregoing, the stockholder servicing fee may cease to accrue prior to the fourth anniversary of the issuance of the Class T share if aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold. Underwriting compensation includes selling commissions, dealer manager fees, and stockholder servicing fees being paid in connection with an offering as well as other items of value paid in connection with an offering, including amounts not paid or reimbursed by us, that are viewed by FINRA as underwriting compensation. See the “Plan of Distribution” for a discussion of the underwriting compensation expected to be paid in connection with this offering.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares and Class T shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. A majority of our board of directors will determine the NAV per share as a whole for all Class A shares and Class T shares and then will determine any differences attributable to each class. As noted above, except in the unlikely event that the stockholder servicing fees payable on Class T shares sold in the primary offering exceed the amount otherwise available for distribution to Class A stockholders in a particular period, we expect the NAV per share of each Class A share and Class T share to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. In the event that we have not previously calculated an NAV for our Class A and Class T shares prior to a liquidation, a majority of our board of directors will determine the NAV for our Class A and Class T shares in connection with such a liquidation specifically to facilitate the equitable distribution of assets or proceeds to the share classes.

How did you determine the offering prices of the Class A and Class T shares?
We set the $10.00 primary offering price of our Class T shares arbitrarily, and based on that price, set the $10.39 primary offering price of our Class A shares to account for differing sales commissions. These prices are unrelated to the value of our assets and to our expected operating income.
We set the initial offering price of the shares sold through the distribution reinvestment plan at a level equal to 95% of the primary offering price of each respective class of shares (ignoring any discounts that may be available to certain categories of purchasers). No selling commissions or dealer manager fees will be paid with respect to shares purchased through the distribution reinvestment plan. In addition, no stockholder servicing fee will be paid with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.

Who can buy shares?
An investment in our shares is suitable only for persons who have adequate financial means and who will not need immediate liquidity from their investment. Residents of most states may buy shares in this offering provided that they have either (i) a net worth of at least $70,000 and an annual gross income of at least $70,000 or (ii) a net worth of at least $250,000. For the purpose of determining suitability, net worth does not include an investor’s home, home furnishings or personal automobiles. The minimum suitability standards are more stringent for investors in Alabama, California, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Tennessee and Vermont.

Who might benefit from an investment in our shares?
An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to diversify your personal portfolio with a real estate-based investment, seek to receive current income, seek to preserve capital, seek to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity strategy. However, an investment in our shares involves a high degree of risk and there is no guarantee that you will achieve these objectives. Please see the “Risk Factors” section of this prospectus to read about risks that you should consider before buying shares of our common stock. We also caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Is there any minimum investment required?
You must generally initially invest at least $4,000 in our shares to be eligible to participate in this offering. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our distribution reinvestment plan.
If you own the minimum investment in shares (400 shares) in KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II or any future KBS-sponsored public program, you may invest less than the minimum amount set forth above, but in no event less than $100, unless you are investing distributions from a KBS-sponsored public program. If you are investing distributions from a KBS-sponsored public program and you own the minimum investment in shares from a KBS-sponsored public program, then there is no minimum investment in our shares. Moreover, if you are investing distributions from a KBS-sponsored public program in an amount less than $100, our advisor will waive the $35 subscription processing fee to the extent such a fee is otherwise payable to the advisor.
In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

Are there any special restrictions on the ownership or transfer of shares?
Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code.
Our charter also limits our stockholders’ ability to sell their shares. Subsequent purchasers, i.e. potential purchasers of our stockholders’ shares, must also meet the net worth or income standards, and unless stockholders are transferring all of their shares, they may not transfer their shares in a manner that causes them or their transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. Any sale must also comply with applicable state and federal securities laws.

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?
Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should carefully read that section of the prospectus.
We may make some investments that generate “excess inclusion income” which, when passed through to our tax-exempt stockholders, can be taxed as unrelated business taxable income (“UBTI”) or, in certain circumstances, can result in a tax being imposed on us. Although we do not expect the amount of such income to be significant, there can be no assurance in this regard.

May I make an investment through my IRA, SEP or other tax-deferred account?
Yes. You may make an investment through your individual retirement account (“IRA”), a simplified employee pension (“SEP”) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (i) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account; (ii) whether the investment is consistent with the fiduciary and other obligations associated with your IRA, plan or other account; (iii) whether the investment will generate an unacceptable amount of UBTI for your IRA, plan or other account; (iv) whether the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of your IRA, plan or other account; (v) whether you will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the IRA, plan or other account annually; and (vi) whether the investment would constitute a prohibited transaction under applicable law.

How do I subscribe for shares?
If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A) for a specific class and number of shares and pay for the shares at the time of your subscription.

If I buy shares in this offering, how may I sell them later?
At the time you purchase the shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock that will apply to potential purchasers of our stockholders’ shares. As a result, if our stockholders wish to sell their shares, they may not be able to do so promptly or at all, or they may be able to sell them only at a substantial discount from the price they paid or from the underlying value of the shares.
Our board of directors has adopted a share redemption program pursuant to which our stockholders may be able to have their shares repurchased by us, subject to numerous restrictions that limit our stockholders’ ability to sell their shares to us. The price at which we repurchase shares in our share redemption program will vary depending on several factors, including the class of shares being redeemed, whether we have announced an estimated NAV and the circumstances under which the redeeming stockholder is requesting redemption. The terms of our share redemption program are more generous with respect to redemptions sought upon a stockholder’s death, “qualifying disability”, or “determination of incompetence” (each as defined in the program and collectively, “Special Redemptions”), as described below.
If and when we do have funds available for redemption, with respect to shares submitted for redemption, other than in connection with a Special Redemption (an “Ordinary Redemption”), for those shares held by the redeeming stockholder for at least one year, we expect to initially redeem shares submitted for redemption at 95.0% of the price paid to acquire the shares from us. Notwithstanding the foregoing, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. For each class of shares, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend. Once we announce an estimated NAV per share of our common stock, for those shares held by the redeeming stockholder for at least one year, we will redeem all shares submitted in connection with an Ordinary Redemption at 95.0% of our estimated NAV per share as of the applicable redemption date.
For purposes of determining whether a redeeming stockholder has held the share submitted for redemption for at least one year, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to our distribution reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the distribution reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by us is not determinative.
The terms of our share redemption program are more generous with respect to Special Redemptions:

•	There is no one-year holding requirement;

•
Until we announce an estimated NAV per share, the redemption price is the amount paid to acquire the shares from us; provided that, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. For each class of shares, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend; and

•	Once we have announced an estimated NAV per share, the redemption price for all shares will be the estimated NAV per share.
In order for a determination of disability or incompetence to entitle a stockholder to these special redemption terms, the determination of disability or incompetence must be made by the government entities specified in our share redemption program.
We expect to announce an estimated NAV per share no later than 150 days after the second anniversary of the date on which we commence this offering. We generally expect to update the estimated NAV per share in December of each year. We will report the estimated NAV per share in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC.
Our share redemption program contains numerous other restrictions on our stockholders’ ability to sell their shares to us. During each calendar year, redemptions are limited to the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year; however, we may increase or decrease the funding available for the redemption of shares upon ten business days’ notice to our stockholders. Further, during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year. We also have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. We may amend, suspend or terminate the program for any reason upon 30 days’ notice to our stockholders, provided that we may increase or decrease the funding available for the redemption of shares pursuant to our share redemption program upon ten business days’ notice to stockholders.

Will you register as an investment company?
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analyses. With respect to the 40% test, most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our Operating Partnership fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business. For more information related to compliance with the Investment Company Act, see “Investment Objectives and Criteria — Investment Limitations under the Investment Company Act of 1940.”

What is the impact of being an “emerging growth company”?
We do not believe that being an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), will have a significant impact on our business or this offering. We have elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. This election is irrevocable. Also, because we are not a large accelerated filer or an accelerated filer under Section 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), and will not be for so long as our shares of common stock are not traded on a securities exchange, we are not subject to auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. In addition, so long as we are externally managed by our advisor, we do not expect to be required to seek stockholder approval of executive compensation and “golden parachute” compensation arrangements pursuant to Section 14A(a) and (b) of the Exchange Act. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

When will the company seek to list its shares of common stock or liquidate its assets?
We may seek to list our shares of common stock if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange within ten years from commencement of this offering our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	postpone the decision of whether to liquidate the company if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders.
We are not, however, required to provide our stockholders a liquidity event by a specified date or at all. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and finance markets, the economic conditions in the submarkets where our properties are located and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets would be more likely to result in greater benefit for stockholders.
One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our distribution reinvestment plan and the number of requests for redemptions under our share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.

Will I be notified of how my investment is doing?
Yes, we will provide our stockholders with periodic updates on the performance of their investment in us, including:

•	detailed quarterly distribution reports;

•	an annual report;

•	supplements to the prospectus; and

•	three quarterly financial reports.
We will provide this information to our stockholders via one or more of the following methods, in our discretion and with their consent, if necessary: U.S. mail or other courier; facsimile; electronic delivery; or posting on our website at www.kbsgireit.com.
To assist FINRA members and their associated persons that participate in this offering of common stock in meeting their customer account statement reporting obligations pursuant to applicable FINRA and NASD Conduct Rules, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares developed in a manner reasonably designed to ensure it is reliable, the method by which it was developed, and the date of the estimated valuation.
Initially we will report the net investment amount of our shares as our estimated value per share, which net investment amount will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. This amount is 90.5% of the $10.39 primary offering price of our Class A shares of common stock and 94.0% of the $10.00 primary offering price of our Class T shares of common stock. For each class of shares, this amount will equal $9.40, which is the purchase price of our primary offering shares, less the associated selling commission, dealer manager fee, and estimated organization and other offering expenses as shown in our estimated use of proceeds table. This amount does not take into account the stockholder servicing fee that we pay with respect to Class T shares sold in the primary offering. No later than 150 days after the second anniversary of the date on which we commence this offering, we will provide an estimated NAV per share that we will use as our estimated value per share. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service and will comply with the Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”). Once we announce an estimated NAV per share we generally expect to update the estimated NAV per share in December of each year. Our estimated per share value will be accompanied by any disclosures required under the FINRA and NASD Conduct Rules.
Until we report an estimated NAV, the initial reported values will likely differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon a liquidation of our company primarily because (i) there is no public trading market for the shares at this time; (ii) when derived from the primary offering price, the estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets mostly due to other expenses related to real estate transactions; (iii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions; (iv) the estimated value will not take into account how market fluctuations affect the value of our investments; and (v) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

When will I get my detailed tax information?
Our stockholders’ Form 1099-DIV tax information, if required, will be mailed by January 31 of each year.

Who can help answer my questions about this offering?
If you have more questions about this offering, or if you would like additional copies of this prospectus, you should contact your financial advisor or contact:
KBS Capital Markets Group LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Telephone: (866) KBS-4CMG or (866) 527-4264
Fax: (949) 417-6501www.kbs-cmg.com

RISK FACTORS
Investing in our common stock involves a high degree of risk. Potential purchasers of our shares should carefully consider the following risk factors, and all other information contained in this prospectus before purchasing our common stock. If any of the following risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the value of our common stock may decline, and our stockholders could lose some or all of their investment.
Risks Related to an Investment in Our Common Stock
There is no minimum offering amount for this offering. As a result, we may immediately use investors’ funds as described in this prospectus, and the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio.
Unless you are an investor from Arizona, Massachusetts or Pennsylvania, there is no minimum offering amount for this offering. As a result, we may immediately use the funds raised in this offering to make investments as described in this prospectus. However, there is no assurance that we will be successful in raising additional funds in this offering and the amount of funds we raise during our offering stage may be substantially less than the amount we would need to acquire any specific real estate investment or to achieve a broadly diversified investment portfolio. If we are unable to raise significant funds during our offering stage, our ability to achieve our investment objectives could be hindered.
Because no public trading market for our shares currently exists, it will be difficult for our stockholders to sell their shares and, if our stockholders are able to sell their shares, they will likely sell them at a substantial discount to the public offering price.
No public market currently exists for our shares, and we have no plans at this time to list our shares on a national securities exchange. Our charter does not require our directors to seek stockholder approval to liquidate our assets and dissolve by a specified date or at all, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date or at all. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. Any sale must comply with applicable state and federal securities laws. Our charter prohibits the ownership of more than 9.8% of our stock by any person, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase our stockholders’ shares. Moreover, our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares to us, and our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice to our stockholders, provided that we may increase or decrease the funding available for the redemption of shares pursuant to our share redemption program upon ten business days’ notice to our stockholders. We describe the restrictions of our share redemption program in detail under “Description of Shares – Share Redemption Program.” Therefore, it will be difficult for our stockholders to sell their shares promptly or at all. If our stockholders are able to sell their shares, they will likely have to sell them at a substantial discount to their public offering price. It is also likely that our stockholders’ shares will not be accepted as the primary collateral for a loan. In addition, certain KBS-sponsored non-traded REITs have amended their share redemptions programs to limit redemptions to Special Redemptions, provide a dollar limit on the amount of redemptions that may be honored and been unable to honor redemption requests received in certain periods due to limits adopted by their respective board of directors. With respect to certain KBS-sponsored non-traded REITs that have suspended or amended their share redemption programs, see the risks discussed under the heading “Our stockholders may not be able to sell their shares under our share redemption program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.” Investors should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time because of the illiquid nature of our shares.
If we do not register as a reporting company under the Exchange Act within 15 months after our making our first investment, we may be forced to alter our investment portfolio in order to continue to meet the real estate operating company exception with respect to ERISA regulations.
We intend to register our shares of common stock under the Exchange Act within 15 months after making our first investment because such registration will qualify our shares for the “publicly-offered securities” exception with respect to regulations relating to ERISA. However, it is possible that we may choose not to do so. If we do not register as a reporting company under the Exchange Act within 15 months after our making our first investment (which was made in August 2015) and we are unable to satisfy another exception with respect to regulations relating to ERISA, we may be forced to alter our investment portfolio in order to continue to meet the real estate operating company exception. See “ERISA Considerations.”

We face significant competition for real estate investment opportunities, which may limit our ability to acquire suitable investments. If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.
Our ability to achieve our investment objectives and to pay distributions will depend upon the performance of our advisor in the acquisition or origination of our investments, including the determination of any financing arrangements. We face competition from various entities for real estate investment opportunities, including other REITs, pension funds, banks and insurance companies, investment funds and companies, partnerships and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of their investments. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets could impact the cost and availability of debt to finance real estate investments, which is a key component of our acquisition strategy. A downturn in the credit markets and a potential lack of available debt could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire investments at higher prices and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.
We also depend upon the performance of our property managers, including our affiliated property manager, in the selection of tenants and negotiation of leasing arrangements. The highly competitive U.S. commercial real estate industry has created increased pressure on real estate investors and their property managers to find new tenants and keep existing tenants. In order to do so, we may have to offer inducements, such as free rent and tenant improvements, to compete for attractive tenants. We are also subject to competition in seeking to acquire real estate-related investments. The more shares we sell during our offering stage, the greater our challenge will be to invest the net offering proceeds on attractive terms. Our investors must rely entirely on the management abilities of our advisor, our affiliated property manager, the property managers our advisor selects and the oversight of our board of directors. We can give no assurance that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our advisor makes investments on our behalf, our objectives will be achieved. If we, through our advisor, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions, we may not be able to meet our investment objectives and our stockholders may experience a lower return on their investment.
If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our distributions and the long-term returns to our stockholders to be lower.
We could suffer from delays in locating suitable investments. The more shares we sell in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the large size of this offering increases the risk of delays in investing our net offering proceeds. Our reliance on our advisor, and the real estate and debt finance professionals that our advisor retains to identify suitable investments for us at times when such persons are simultaneously seeking to identify suitable investments for other KBS-sponsored programs or KBS-advised investors could also delay the investment of the proceeds of this offering. Further, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Delays we encounter in the selection, acquisition and development of income-producing properties or the acquisition or origination of other real estate investments would likely limit our ability to pay distributions to our stockholders and reduce their overall returns.
Disruptions in the financial markets and uncertain economic conditions could continue to adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.
The returns available to investors generated by real estate-related investments are determined by: (i) the supply and demand for such investments; (ii) the terms we are able to negotiate for our investments; (iii) the performance of the assets underlying the investments; and (iv) the existence of a market for such investments, which includes the ability to sell or finance such investments.
During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.

The U.S. Federal Reserve (the “FED”) has maintained an accommodative monetary policy since the beginning of the recent financial crisis. Through a variety of monetary tools and programs, the FED injected trillions of U.S. dollars into the global financial markets. The U.S. QE program focused on the purchase of U.S. treasury bonds and mortgage backed securities. Currently it is unclear what the final cost or impact of this program will be. In 2015, the U.S. economy continued strengthening, and the FED ceased the QE program and raised the Target Funds rate by 25 basis points.
In the United States, recent economic data has been mixed. Slow and steady growth in the labor markets has driven unemployment to 4.9% as of January 2016. The labor force participation rate continues to be relatively low and personal income growth has been modest. Consumer spending in the United States has been increasing, and consumer confidence levels are starting to reach levels last seen in the mid-2000’s. U.S. GDP has continued to grow. On an annual basis, U.S. GDP growth in 2014 was 2.4%, which was an improvement over 2013’s growth rate of 1.5%. In 2015 U.S. GDP growth came in at 2.4%, with the trend moving towards slower growth in the first quarter of 2016.
Recently, the U.S. dollar has greatly strengthened its role as an international safe haven currency. In January 2016, the Bloomberg Dollar Spot Index, which measures the strength of the U.S. dollar against a basket of ten leading global currencies, reached an all-time high since the index was created in 2004. As a result, U.S. commercial property markets have benefitted from an inflow of foreign capital and gateway markets such as New York City and San Francisco continue to benefit from a strong demand for commercial properties. In 2014, the commercial real estate market recovery began to spread to secondary and tertiary markets and to most asset classes.  The U.S. commercial real estate market has continued to gain favor as an alternative investment class and capital flows continue to improve. Looking forward, however, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.
Disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.
We have relied on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our existing indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, which could negatively impact the value of our assets.
Disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments. Lending activity only recently increased; however, it remains uncertain whether the capital markets can sustain the current transaction levels. Any disruption to the debt and capital markets could result in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

•
revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing; and/or

•
revenues generated by the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay distributions or meet our debt service obligations on debt financing.

All of these factors could reduce our stockholders’ return and decrease the value of an investment in us.

Because our stockholders will not have the opportunity to evaluate all additional investments we may make before we make them, we are considered to be a “blind pool.” We may make investments with which our stockholders do not agree.
As of the date of this prospectus, we owned one office building and we had not identified any additional real estate investments that it is reasonably probable we will acquire or originate with the proceeds from our offering stage. As a result, we are not able to provide our stockholders with any information to assist them in evaluating the merits of any specific assets that we may acquire. We will seek to invest substantially all of the net proceeds from our offering stage, after the payment of fees and expenses, in real estate investments. Our board of directors and our advisor have broad discretion when identifying, evaluating and making such investments. Our stockholders will have no opportunity to evaluate the transaction terms or other financial or operational data concerning specific investments before we invest in them. Furthermore, our board of directors will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness and our stockholders will likewise have no opportunity to evaluate potential tenants, managers or borrowers. As a result, our stockholders must rely on our board of directors and our advisor to identify and evaluate our investment opportunities, and they may not be able to achieve our business objectives, may make unwise decisions or may make investments with which our stockholders do not agree.
If we do not raise significant proceeds in this offering, we will be limited in the number and type of investments we make and the value of our stockholders’ investment in us will fluctuate with the performance of the specific assets we acquire and cause our general and administrative expenses to constitute a greater percentage of our revenue.
Our common stock is being offered on a “best efforts” basis, meaning that our dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares. As a result, there is no assurance that we will raise significant proceeds during our offering stage, and the amount of proceeds we raise during our offering stage may be substantially less than the amount we would need to achieve a fully diversified portfolio of investments. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number, size and geographic location of investments that we make. In that case, the likelihood that any single property’s performance would adversely affect our profitability will increase. If most of our properties are located in a single geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate market in that area. Our stockholders’ investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses regardless of whether we are able to raise substantial funds during our offering stage. Our inability to raise significant funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to pay distributions to our stockholders.
If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria. Therefore, our investments may at times be concentrated in certain asset types that are subject to higher risk of foreclosure or are located in a limited number of geographic locations, or secured by assets concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, types of assets, industries or business sectors, downturns relating generally to such region, type of asset, industry or business sector may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to pay distributions to our stockholders.
We have a limited operating history and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.
We were incorporated in the State of Maryland on January 12, 2015 and commenced investment operations in August 2015 in connection with the acquisition of our first office property. As of the date of this prospectus, we owned one office property and we have not identified any additional real estate investments that it is reasonably probable that we will acquire or originate with the proceeds from our offering stage. We cannot assure our stockholders that we will be able to operate our business successfully or implement our operating policies and strategies described in this prospectus. We can provide no assurance that our performance will replicate the past performance of other KBS-sponsored programs. Our investment returns could be substantially lower than the returns achieved by other KBS-sponsored programs. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of short and long-term financing, and conditions in the financial markets and economic conditions.

Because we depend upon our advisor and its affiliates to conduct our operations, adverse changes in the financial health of our advisor or its affiliates could cause our operations to suffer.
We depend on KBS Capital Advisors to manage our operations and our portfolio of assets. Our advisor depends upon the fees and other compensation that it receives from us and that it receives from KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II and any future KBS-sponsored programs that it advises in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes to our relationship with, or the financial condition of, our advisor and its affiliates, could hinder their ability to successfully manage our operations and our portfolio of investments.
Our dealer manager may not be successful in conducting this offering, which would adversely impact our ability to implement our investment strategy.
We have retained KBS Capital Markets Group, an affiliate of our advisor, to conduct this offering. The success of this offering, and our ability to implement our business strategy, depends upon the ability of KBS Capital Markets Group to grow and maintain a network of broker-dealers to sell our shares to their clients. Some or all of the broker-dealers in this network have a choice of numerous competing real estate investment trust offerings, many with similar investment objectives, to recommend to their clients, which may make selling our shares to their clients more difficult. If KBS Capital Markets Group is not successful in growing, operating and managing this network of broker-dealers, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, our stockholders could lose all or a part of their investment.
Investors in this offering will experience immediate dilution of their investment in us primarily because (i) we pay upfront fees in connection with the sale of our shares that reduce the proceeds to us, (ii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions, and (iii) we paid significant organization and other offering expenses in connection with our private offering.
Stockholders who purchase shares in this offering will incur immediate dilution of their investment in us. This is primarily because of the reasons discussed herein. We pay upfront fees, including selling commissions, dealer manager fees and organization and other offering expenses in connection with this offering that are not available for investment in real estate. In addition, as of April 15, 2016, we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share, which is substantially below the purchase price of our Class A common stock in this offering, for which we received weighted average net proceeds of approximately $8.26 per share in private transactions. Further, organization and offering expenses in our private offering were not subject to a cap and through March 24, 2016, our advisor and its affiliates had incurred organization and other offering costs (which exclude selling commissions and dealer manager fees) on our behalf in connection with our private offering of approximately $1,198,000. To date we have not reimbursed any of these expenses. To date, we have not made any significant investments, other than our investment in one office property, that would offset the dilutive effect of the incurrence of organization and offering expenses and the sale of Class A shares prior to commencement of this offering at a purchase price of less than the purchase price in this offering; therefore, the current value per share for investors purchasing our stock in this offering will be below the current offering price.
Because the current offering price for our Class A and Class T shares in this primary public offering exceeds the net tangible book value per share, investors in this offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares of our Class A common stock and our Class T common stock in this primary public offering at $10.39 and $10.00 per share, respectively, with discounts available to certain categories of purchasers. Our current primary public offering price for our Class A and Class T shares exceeds our net tangible book value per share, which amount is the same for both classes. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does and will reflect certain dilution in value of our common stock from the issue price primarily as a result of (i) the substantial fees paid in connection with this offering and our private offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses, (iv) accumulated depreciation and amortization of real estate investments and (v) the sale of approximately 7,461,839 shares of our Class A common stock as of April 15, 2016 in private transactions at a weighted average purchase price of approximately $8.88 per share for which we received weighted average net proceeds of approximately $8.26 per share. Included in the shares of Class A common stock sold as of April 15, 2016 are 21,181.2380 and 21,181.2390 shares of our Class A common stock purchased by Charles J. Schreiber, Jr., our chief executive officer, the chairman of the board and one of our directors, and one of the indirect owners of our advisor, and Peter M. Bren, our president and one of the indirect owners of our advisor, respectively, which each purchased for $172,500 or $8.144 per share. The Class A per share purchase price reflected an 8.5% discount to the $8.90 initial offering price in our private offering for our Class A common stock because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the accounts of three of his children, and he has disclaimed beneficial ownership of the shares.
As of December 31, 2015, the net tangible book value per share for our Class A common stock, which was the only class outstanding as of December 31, 2015, was $7.27. To the extent we are able to raise additional proceeds in our offering stage, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The return per share for investors in our offering may be diluted to the extent we issue stock dividends prior to their investment in us.
Our investment objectives include investing in assets with potential for long term appreciation; however, they may have reduced operating cash flows initially. As a result, we may make stock dividends to supplement cash distributions, especially in the early stages of our operations before our more value-creating core investments have stabilized and started generating stable cash flows from operations. While our objective is to acquire assets that appreciate in value, there can be no assurance that assets we acquire will appreciate in value. Furthermore, we do not currently intend to change our offering price during the term of this offering. Therefore, investors who purchase our shares early in this offering, as compared with later investors, will receive more shares for the same cash investment as a result of any stock dividends not received by later investors. Because they would own more shares, upon a sale or liquidation of the company, these early investors will receive more sales proceeds or liquidating distributions relative to their gross investment amount compared to later investors. Furthermore, unless our assets appreciate in an amount sufficient to offset the dilutive effect of any prior stock dividends, the return on invested capital for investors purchasing our stock after payment of a stock dividend may be below the return on invested capital of investors who received the stock dividend.
We have paid distributions from advances from our advisor. In the future we may pay distributions from financings, including an advance from our advisor, and we may not pay distributions solely from our cash flow from operations. To the extent we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments, and we therefore expect that portions of distributions made during our first few years of operations will be considered a return of capital. During our offering stage, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations, in which case distributions may be paid in whole or in part from debt financing, including advances from our advisor. Our distributions to date have been paid from advances from our advisor and we expect that in the future we may not pay distributions solely from our cash flow from operations. In addition, our advisor has only agreed to advance funds to us for distribution record dates through the period ending May 31, 2016 and has no obligation to continue advancing funds to us for future record dates.
We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operations in future periods. To the extent that we pay distributions from sources other than our cash flow from operations, we will have fewer funds available with which to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operations.
The loss of or the inability to retain or obtain key real estate and debt finance professionals at our advisor could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of an investment in our shares.
Our success depends to a significant degree upon the contributions of Messrs. Bren, Hall, McMillan and Schreiber, each of whom would be difficult to replace. Neither we nor our affiliates have employment agreements with these individuals and they may not remain associated with us, our advisor or its affiliates. If any of these persons were to cease their association with us, our advisor or its affiliates, we may be unable to find suitable replacements and our operating results could suffer as a result. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our advisor and its affiliates may be unsuccessful in attracting and retaining such skilled professionals. Further, our sponsor has established and intends to establish strategic relationships with firms that have special expertise in certain services or detailed knowledge regarding real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties and tenants in such regions. We may be unsuccessful in growing and retaining such relationships. If we lose or are unable to obtain the services of highly skilled professionals or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered.
Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce our stockholders’ and our recovery against our independent directors if they negligently cause us to incur losses.
Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that none of our independent directors shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, our stockholders and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce our stockholders’ and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to our stockholders.
We may change our targeted investments without stockholder consent.
We intend to allocate approximately 65% to 100% of our portfolio to investments in core properties. We intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments, including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies; however, there is no limit on the amount of our portfolio that we may allocate to these types of investments. If we make investments in other public companies, we do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage, or to represent a substantial portion of our assets at any one time.
Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders. We will not forego a good investment because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an acquisition, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, to the extent that our advisor presents us with what we believe to be good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. However, we will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.

Risks Related to Conflicts of Interest
KBS Capital Advisors and its affiliates, including all of our executive officers and our affiliated directors and other key real estate and debt finance professionals, face conflicts of interest caused by their compensation arrangements with us and with other KBS-sponsored programs, which could result in actions that are not in the long-term best interests of our stockholders.
All of our executive officers and our affiliated directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and/or other KBS-affiliated entities. KBS Capital Advisors and its affiliates receive substantial fees from us. These fees could influence our advisor’s advice to us as well as the judgment of its affiliates. Among other matters, these compensation arrangements could affect their judgment with respect to:

•
the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement, the dealer manager agreement and the affiliated property management agreement;

•
offerings of equity by us, which will entitle KBS Capital Markets Group to dealer manager fees and will likely entitle KBS Capital Advisors to increased acquisition and origination fees and asset management fees;

•	sales of real estate investments, which will entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

•
acquisitions of real estate investments, which entitle KBS Capital Advisors to acquisition or origination fees based on the cost of the investment and asset management fees based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us, which may influence our advisor to recommend riskier transactions to us and/or transactions that are not in our best interest and, in the case of acquisitions of investments from other KBS-sponsored programs, which might entitle affiliates of KBS Capital Advisors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire real estate investments, which borrowings will increase the acquisition and origination fee payable to KBS Capital Advisors;

•
whether and when we seek to list our shares of common stock on a national securities exchange, which listing (i) may make it more likely for us to become self-managed or internalize our management or (ii) could entitle KBS Capital Advisors to a subordinated incentive fee, and which could also adversely affect the sales efforts for other KBS-sponsored programs, depending on the price at which our shares trade; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to disposition fees or a subordinated incentive fee and terminate the asset management fee.
Our advisor and its affiliates face conflicts of interest relating to the acquisition and origination of assets and leasing of properties due to their relationship with other KBS-sponsored programs and KBS-advised investors, which could result in decisions that are not in our best interest or the best interests of our stockholders.
We rely on key real estate and debt finance professionals at our advisor, including Messrs. Bren, Hall, McMillan and Schreiber, to identify suitable investment opportunities for us. KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II are also advised by KBS Capital Advisors and rely on many of the same real estate and debt finance professionals as will future KBS-sponsored programs advised by our advisor. Messrs. Bren and Schreiber and several of the other key real estate professionals at KBS Capital Advisors are also the key real estate professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to KBS-advised investors. As such, we and the other KBS-sponsored programs that are currently raising funds for investment, or that otherwise have funds available for investment, and KBS-advised investors rely on many of the same real estate and debt finance professionals, as will future KBS-sponsored programs and KBS-advised investors. Many investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs and KBS-advised investors. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. Our acquisition stage will overlap to some extent with KBS REIT III and KBS Strategic Opportunity REIT II, five private KBS-sponsored programs and possibly future KBS-sponsored programs and KBS-advised investors. Until KBS REIT III has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS REIT III, we expect KBS Capital Advisors to direct the investment opportunity to KBS REIT III.
For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to make any significant investment unless our advisor has recommended the investment to us. Thus, the real estate and debt finance professionals of KBS Capital Advisors could direct attractive investment opportunities to other KBS-sponsored programs or KBS-advised investors. Such events could result in us investing in properties that provide less attractive returns, which would reduce the level of distributions we may be able to pay our stockholders.
We and other KBS-sponsored programs and KBS-advised investors also rely on these real estate professionals to supervise the property management and leasing of properties. If the KBS team of real estate professionals directs creditworthy prospective tenants to properties owned by another KBS-sponsored program or KBS-advised investor when it could direct such tenants to our properties, our tenant base may have more inherent risk and our properties’ occupancy may be lower than might otherwise be the case.
Further, existing and future KBS-sponsored programs and KBS-advised investors and Messrs. Bren, Hall, McMillan and Schreiber generally are not and will not be prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, origination, development, ownership, leasing or sale of real estate-related investments.
Our advisor and its affiliates will face conflicts of interest relating to joint ventures that we may form with affiliates of our advisor, which conflicts could result in a disproportionate benefit to other venture partners at our expense.
If approved by a majority of our independent directors, we may enter into joint venture agreements with other KBS-sponsored programs or affiliated entities for the acquisition, development or improvement of properties or other investments. KBS Capital Advisors, our advisor, and KBS Realty Advisors and its affiliates, the advisors to the other KBS-sponsored programs and the investment advisers to institutional investors in real estate and real estate-related assets, have some of the same executive officers, affiliated directors and other key real estate and debt finance professionals; and these persons will face conflicts of interest in determining which KBS program or investor should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the KBS-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a KBS-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The KBS-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.
Our officers, our advisor and the real estate, debt finance, management and accounting professionals assembled by our advisor face competing demands on their time and this may cause our operations and our stockholders’ investment to suffer.
We rely on our officers, our advisor and the real estate, debt finance, management and accounting professionals that our advisor retains, including Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane, to provide services to us for the day-to-day operation of our business. KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II are also advised by KBS Capital Advisors and rely on many of the same real estate, debt finance, management and accounting professionals, as will future KBS-sponsored programs and KBS-advised investors. Further, our officers and affiliated directors are also officers and/or affiliated directors of some or all of the other public KBS-sponsored programs. Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane are also executive officers of KBS REIT I, KBS REIT II and KBS REIT III. Messrs. Hall, McMillan and Waldvogel and Ms. Yamane are executive officers of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, and Messrs. Bren, McMillan and Waldvogel and Ms. Yamane are executive officers of KBS Legacy Partners Apartment REIT. In addition, Messrs. Bren and Schreiber and Ms. Yamane are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and the KBS-advised investors. As a result of their interests in other KBS-sponsored programs, their obligations to KBS-advised investors and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane face conflicts of interest in allocating their time among us, KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II, KBS Capital Advisors and other KBS-sponsored programs and KBS-advised investors, as well as other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and their affiliates share many of the same key real estate, management and accounting professionals. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Furthermore, some or all of these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. If these events occur, the returns on our investments, and the value of our stockholders’ investment, may decline.
All of our executive officers, our affiliated directors and the key real estate and debt finance professionals assembled by our advisor face conflicts of interest related to their positions and/or interests in KBS Capital Advisors and its affiliates, including our dealer manager, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.
All of our executive officers, our affiliated directors and the key real estate and debt finance professionals assembled by our advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and/or other KBS-affiliated entities. Through KBS-affiliated entities, some of these persons also serve as the investment advisors to KBS-advised investors and, through KBS Capital Advisors and KBS Realty Advisors, these persons serve as the advisor to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II and other KBS-sponsored programs. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Further, Messrs. Bren, Hall, McMillan and Schreiber and existing and future KBS-sponsored programs and KBS-advised investors generally are not and will not be prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.
Because other programs offered through our dealer manager are conducting offerings concurrently with our offering, our dealer manager may face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.
Our dealer manager also acts as the dealer manager for KBS Strategic Opportunity REIT II. KBS Strategic Opportunity REIT II will be raising capital in its public offering concurrently with our offering. In addition, from time to time KBS Capital Markets Group serves as the dealer manager for private programs. Future programs may also seek to raise capital through our dealer manager through offerings conducted concurrently with this offering. As a result, our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsor generally seeks to avoid simultaneous offerings by programs that have a substantially similar mix of investment characteristics, including key investment objectives. Nevertheless, there may be periods during which one or more programs will be raising capital and may compete with us for investment capital. Such conflicts may not be resolved in our favor and our stockholders will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making an investment in our shares.
Our board of directors’ loyalties to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III, KBS Strategic Opportunity REIT II and possibly to future KBS-sponsored programs could influence its judgment, resulting in actions that may not be in our stockholders’ best interest or that result in a disproportionate benefit to another KBS-sponsored program at our expense.
All of our affiliated directors are also affiliated directors of KBS REIT I, KBS REIT II and KBS REIT III and one of our affiliated directors is also an affiliated director of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II. The loyalties of our directors serving on the boards of directors of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II, or possibly on the boards of directors of future KBS-sponsored programs, may influence the judgment of our board of directors when considering issues for us that also may affect other KBS-sponsored programs, such as the following:

•
We could enter into transactions with other KBS-sponsored programs, such as property sales, acquisitions or financing arrangements. Such transactions might entitle our advisor or its affiliates to fees and other compensation from both parties to the transaction. For example, acquisitions from other KBS-sponsored programs might entitle our advisor or its affiliates to disposition fees and possible subordinated incentive fees in connection with its services for the seller in addition to acquisition or origination fees and other fees that we might pay to our advisor in connection with such transaction. Similarly, property sales to other KBS-sponsored programs might entitle our advisor or its affiliates to acquisition or origination fees in connection with its services to the purchaser in addition to disposition and other fees that we might pay to our advisor in connection with such transaction. Decisions of our board regarding the terms of those transactions may be influenced by our board’s loyalties to such other KBS-sponsored programs.

•	A decision of our board regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with offerings of other KBS-sponsored programs.

•	A decision of our board regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other KBS-sponsored programs.

•
A decision of our board regarding whether and when we seek to list our common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts of other KBS-sponsored programs, depending on the price at which our shares trade.

Risks Related to Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.
Our stockholders return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our subsidiaries become an unregistered investment company, we could not continue our business.
Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•
pursuant to Section 3(a)(1)(A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analyses. With respect to the 40% test, most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our Operating Partnership fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC or its staff may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. In this regard, we note that in 2011 the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business. For more information related to compliance with the Investment Company Act, see “Investment Objectives and Criteria — Investment Limitations to under the Investment Company Act of 1940.”
Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.
If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non-qualifying assets, or if the market value or income potential of our assets that are considered “real estate-related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate-related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
Our stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks our stockholders face.
Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face.
Our stockholders may not be able to sell their shares under our share redemption program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.
Our share redemption program includes numerous restrictions that severely limit our stockholders’ ability to sell their shares should they require liquidity and will limit our stockholders’ ability to recover the value they invested in our common stock. Our stockholders must hold their shares for at least one year in order to participate in our share redemption program, except for Special Redemptions. We limit the number of shares redeemed pursuant to our share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year; however, we may increase or decrease the funding available for the redemption of shares upon ten business days’ notice to our stockholders. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year.
If and when we do have funds available for redemption, with respect to Ordinary Redemptions, for those shares held by the redeeming stockholder for at least one year, we expect to initially redeem shares submitted for redemption at 95.0% of the price paid to acquire the shares from us. Notwithstanding the foregoing, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. For each class of shares, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend. Once we announce an estimated NAV per share of our common stock, for those shares held by the redeeming stockholder for at least one year, we will redeem all shares submitted in connection with an Ordinary Redemption at 95.0% of our estimated NAV per share as of the applicable redemption date.
For purposes of determining whether a redeeming stockholder has held the share submitted for redemption for at least one year, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to our distribution reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the distribution reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by us is not determinative.
We expect to announce an estimated NAV per share no later than 150 days after the second anniversary of the date on which we commence this offering. We generally expect to update the estimated NAV per share in December of each year. We will report the estimated NAV per share in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC.
In March 2009, in order to preserve capital and value for all stockholders during the economic crisis, KBS REIT I amended its share redemption program to limit Ordinary Redemptions during any calendar year to the amount of the net proceeds from the sale of shares under its dividend reinvestment plan from the prior calendar year less amounts KBS REIT I deemed necessary from such proceeds to fund its current and future funding obligations and needs. Pursuant to this limitation, KBS REIT I suspended Ordinary Redemptions for the remainder of 2009 and from 2010 through March 2012. KBS REIT I provided notice of this amendment in its Annual Report on Form 10-K filed on March 27, 2009, and the amendment was effective upon 30 days’ notice. The amendment became effective before the April 30, 2009 redemption date. As a result, investors did not have a final opportunity to submit redemptions. In March 2012, KBS REIT I amended and restated its share redemption program to provide only for Special Redemptions. Special Redemptions are limited to an annual amount determined by KBS REIT I’s board of directors which may be reviewed and adjusted from time to time during the year.
KBS Legacy Partners Apartment REIT’s share redemption program limits redemptions to $2.0 million of shares in the aggregate during any calendar year. Additionally, during any calendar year, once KBS Legacy Partners Apartment REIT has redeemed $1.5 million of shares under its share redemption program, including Special Redemptions, the remaining $0.5 million of the $2.0 million annual limit shall be reserved exclusively for Special Redemptions. Because of these limitations on the dollar value of shares that may be redeemed under its share redemption program, KBS Legacy Partners Apartment REIT exhausted funds available for all redemptions other than Special Redemptions for 2014 in August 2014. The $2.0 million annual limitation was reset beginning January 1, 2015 and the outstanding unfulfilled redemption requests as of December 31, 2014 were fulfilled in January 2015. Because of limitation on the dollar value of shares that may be redeemed under its share redemption program KBS Legacy Partners Apartment REIT exhausted funds available for all redemptions other than Special Redemptions for the remainder of 2015 in March 2015. The $2.0 million annual limitation was reset beginning January 1, 2016 and $1.0 million of the outstanding and unfulfilled ordinary redemption requests as of December 31, 2015, representing 103,808 shares, were fulfilled in January 2016.  In January 2016, KBS Legacy Partners Apartment REIT exhausted $1.5 million of funds available for redemptions for 2016. Because of the limitations on the dollar value of shares that may be redeemed under its share redemption program, KBS Legacy Partners Apartment REIT is only be able to process Special Redemptions for the remainder of 2016.
On May 15, 2014, KBS REIT II amended and restated its share redemption program to provide only for Special Redemptions. Special Redemptions are limited to an annual amount determined by KBS REIT II’s board of directors which may be reviewed and adjusted from time to time during the year.
On December 8, 2015, KBS Strategic Opportunity REIT amended and restated its share redemption program to provide a quarterly limit on the dollar amount of shares that may be redeemed in a given quarter (excluding Special Redemptions) of $3.0 million; provided that, to the extent $3.0 million of shares are not submitted for redemption, any remaining amounts will be included in the redemption limit for the following quarter. During the year ended December 31, 2015, KBS Strategic Opportunity REIT redeemed $30.1 million of common stock, which represented all redemption requests received in good order and eligible for redemption through the December 2015 redemption date, except for $3.7 million of shares to be redeemed other than in connection with a Special Redemption.
Our board may amend, suspend or terminate our share redemption program upon 30 days’ notice to our stockholders, provided that we may increase or decrease the funding available for the redemption of shares pursuant to our share redemption program upon ten business days’ notice to our stockholders. See “Description of Shares – Share Redemption Program” for more information about the program.
If funds are not available from our distribution reinvestment plan offering for general corporate purposes, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.
We depend on the proceeds from our distribution reinvestment plan offering for general corporate purposes including, but not limited to: the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our real estate properties; reserves required by any financings of our real estate investments; funding obligations under any of our real estate loans receivable; the acquisition or origination of real estate investments, which would include payment of acquisition or origination fees to our advisor; and the repayment of debt. We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for general corporate purposes. If such funds are not available from our distribution reinvestment plan offering, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.
The offering price of shares of our common stock to be sold in this primary offering was not established on an independent basis and bears no relationship to the net value of our assets. The offering price is likely to be higher than the amount our stockholders would receive per share if we were to liquidate at this time primarily because of the upfront fees paid in connection with the sale of our shares, the purchase prices at which shares of our Class A common stock were sold prior to commencement of this offering were significantly below the purchase prices for shares in this offering and the organization and other offering expenses paid in connection with our private offering. We will use our “amount available for investment/net investment amount,” which value is the offering price of our shares in this offering reduced by certain upfront expenses, as the estimated value of our shares until we provide an estimated NAV per share based on the value of our assets. Even when we begin to use a NAV per share method to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.
We set the $10.00 primary offering price of our Class T shares arbitrarily, and based on that price, set the primary offering price of our Class A share to account for differing selling commissions. The primary offering price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price is likely to be higher than the proceeds that our stockholders would receive upon liquidation or a resale of their shares if they were to be listed on an exchange or actively traded by broker-dealers, primarily because (i) of the upfront fees paid in connection with the sale of our shares, (ii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions, and (iii) we paid significant organization and other offering expenses in connection with our private offering.

To assist FINRA members and their associated persons that participate in this offering of common stock in meeting their customer account statement reporting obligations pursuant to applicable FINRA and NASD Conduct Rules, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares developed in a manner reasonably designed to ensure it is reliable, the method by which it was developed, and the date of the estimated valuation.
Initially we will report the net investment amount of our shares as our estimated value per share, which net investment amount will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. This amount is 90.5% of the $10.39 primary offering price of our Class A shares of common stock and 94.0% of the $10.00 primary offering price of our Class T shares of common stock. For each class of shares, this amount will equal $9.40, which is the purchase price of our primary offering shares, less the associated selling commission, dealer manager fee, and estimated organization and other offering expenses as shown in our estimated use of proceeds table. This amount does not take into account the stockholder servicing fee that we pay with respect to Class T shares sold in the primary offering. No later than 150 days after the second anniversary of the date on which we commence this offering, we will provide an estimated NAV per share that we will use as our estimated value per share. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service and will comply with the IPA Valuation Guidelines. Once we announce an estimated NAV per share we generally expect to update the estimated NAV per share in December of each year. Our estimated per share value will be accompanied by any disclosures required under the FINRA and NASD Conduct Rules.
Until we report an estimated NAV, the initial reported values will likely differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon a liquidation of our company primarily because (i) there is no public trading market for the shares at this time; (ii) when derived from the offering price, the estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets mostly due to other expenses related to real estate transactions; (iii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions; (iv) the estimated value will not take into account how market fluctuations affect the value of our investments; and (v) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.
Even when determining the estimated value of our shares by estimating an NAV per share, we will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.
The actual value of shares that we repurchase under our share redemption program may be substantially less than what we pay.
Under our share redemption program, shares currently may be repurchased at varying prices depending on (i) the purchase price paid for the shares, (ii) whether the redemptions qualify as Special Redemptions, (iii) whether the shares being redeemed were received as stock dividends, and (iv) whether we have reported an estimated NAV per share. The current maximum price that may be paid under the program is $10.39 per share of Class A common stock and $10.00 per share of Class T common stock, which are the current offering prices for our Class A and Class T shares of common stock in the primary offering (ignoring purchase price discounts for certain categories of purchasers). Although this value represents the most recent price at which most investors will be willing to purchase shares in this primary offering, this value is likely to differ from the price at which a stockholder could resell his or her shares for the reasons discussed in the risk factor above. Thus, when we repurchase shares of our Class A common stock at $10.39 per share and Class T common stock at $10.00 per share, the actual value of the respective shares that we repurchase is likely to be less and the repurchase is likely to be dilutive to our remaining stockholders. Moreover, until we announce an estimated NAV per share of our common stock, shares received as a stock dividend will be redeemed at the per share value we report on an account statement or $9.40, even though we received no consideration for the shares. Even at lower repurchase prices, the actual value of the shares may be substantially less than what we pay and the repurchase may be dilutive to our remaining stockholders.

Because our dealer manager is one of our affiliates, our stockholders will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty our stockholders face.
Our dealer manager is one of our affiliates and, as such, its due diligence review and investigation of us and our prospectus cannot be considered to be an independent review. Therefore, our stockholders do not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.
Our investors’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of their investment.
Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with 500,000,000 shares being designated as Class A common stock and 500,000,000 shares being designated as Class T common stock, and 10,000,000 shares are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After our investors purchase shares in this offering, our board may elect to (i) sell additional shares in this or in future offerings, including through our distribution reinvestment plan; (ii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation; (iii) issue shares of our common stock to sellers of properties or assets we acquire in connection with an exchange of limited partnership interests of our Operating Partnership; or (iv) otherwise issue additional shares of our capital stock. To the extent we issue additional equity interests after our investors purchase shares, whether in this or future primary offerings, pursuant to our distribution reinvestment plan or otherwise, our investors’ percentage ownership interest in us would be diluted. In addition, depending upon the terms and pricing of any additional issuances of shares, the use of the proceeds and the value of our real estate investments, our investors may also experience dilution in the book value and fair value of their shares and in the earnings and distributions per share.
Payment of fees to KBS Capital Advisors and its affiliates reduces cash available for investment and distribution to stockholders and increases the risk that our stockholders will not be able to recover the amount of their investment in our shares.
KBS Capital Advisors and its affiliates will perform services for us in connection with the selection and acquisition or origination of our real estate investments, the management and leasing of our real estate properties, the administration of our real estate-related investments and the disposition of our real estate investments. We will pay them substantial fees for these services, which will result in immediate dilution of the value of our stockholders’ investment and will reduce the amount of cash available for investment or distribution to stockholders. Compensation to be paid to our advisor and its affiliates may be increased without stockholder approval, which would further dilute our stockholders’ investment and reduce the amount of cash available for investment or distribution to stockholders. We estimate that we will use $9.40 per Class A and Class T share to acquire real estate and real estate-related investments, to maintain a working capital reserve, to pay acquisition and origination expenses and, upon the acquisition or origination of real estate investments, to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of such real estate investments. We will use the remainder of the gross proceeds from the primary offering to pay selling commissions, the dealer manager fee and up to 1.0% of the organization and other offering expenses as described in footnote 3 to our estimated use of proceeds table.
Therefore, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. These substantial fees and other payments also increase the risk that our stockholders will not be able to resell their shares at a profit, even if our shares are listed on a national securities exchange. For a discussion of our fee arrangement with KBS Capital Advisors and its affiliates, see “Management Compensation.”
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.
When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for improvements to the vacated space in order to attract replacement tenants. Even when tenants do renew their leases we may agree to make improvements to their space as part of our negotiations. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain funding from sources other than our cash flow from operations or proceeds from our distribution reinvestment plan, such as borrowings or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investment.
Our stockholders may be more likely to sustain a loss on their investment because our sponsor and its affiliates do not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.
Our sponsor and its affiliates have not made a significant investment in us. Our advisor owns $200,000 shares of our Class A common stock that it purchased for $10.00 each. Charles J. Schreiber, Jr., our chief executive officer, the chairman of the board and one of our directors, and one of the indirect owners of our advisor, and Peter M. Bren, our president and one of the indirect owners of our advisor, purchased 21,181.2380 and 21,181.2390 shares of our Class A common stock, respectively, each for an aggregate purchase price of $172,500 or $8.144 per share. The Class A per share purchase price reflected an 8.5% discount to the $8.90 initial offering price in our private offering for our Class A common stock because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the accounts of three of his children, and he has disclaimed beneficial ownership of the shares. Therefore, our sponsor and its affiliates will have little exposure to loss in the value of our shares. With this limited exposure, our investors may be at a greater risk of loss because our sponsor does not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.
Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board of directors opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Shares—Business Combinations,” “Description of Shares—Control Share Acquisitions” and “Description of Shares—Subtitle 8.”
Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Exchange Act. The offering stockholder must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offering stockholder does not comply with these requirements, all tendering stockholders will have the ability to rescind the tender of their shares. In addition, the noncomplying stockholder shall be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance. This provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.
Maryland law and our organizational documents limit our stockholders’ ability to amend our charter or terminate the company without the approval of our board of directors.
Although the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association indicates that stockholders are permitted to amend our charter or terminate the company without the necessity for concurrence by our board of directors, we are required to comply with the Maryland General Corporation Law, which provides that any amendment to our charter or any termination of our company must first be declared advisable by our board of directors. Therefore, our stockholders may vote to authorize the amendment of our charter or the termination of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to terminate our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors.

General Risks Related to Investments in Real Estate
Economic, market and regulatory changes that impact the real estate market generally may decrease the value of our real estate properties and weaken our operating results.
The performance of the real estate properties we acquire will be subject to the risks typically associated with real estate, any of which could decrease the value of our real estate properties and could weaken our operating results, including:

•	downturns in national, regional and local economic conditions;

•	competition from other office and industrial buildings;

•
adverse local conditions, such as oversupply or reduction in demand for office and industrial buildings and changes in real estate zoning laws that may reduce the desirability of real estate in an area;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;

•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;

•	changes in tax (including real and personal property tax), real estate, environmental and zoning laws;

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	the potential for uninsured or underinsured property losses; and

•	periods of high interest rates and tight money supply.
Any of the above factors, or a combination thereof, could result in a decrease in our cash flow from operations and a decrease in the value of our real estate properties, which would have an adverse effect on our operations, on our ability to pay distributions to our stockholders and on the value of our stockholders’ investment.
If our acquisition and future acquisitions fail to perform as expected, cash distributions to our stockholders may decline.
As of the date of this prospectus, we owned one office building that we purchased based on an underwriting analysis with respect to the property. If this asset does not perform as expected, or future acquisitions do not perform as expected, we may have less cash flow from operations available to fund distributions and investor returns may be reduced.
Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties and adversely affect our ability to pay distributions to our stockholders.
A property may incur vacancies either by the expiration and non-renewal of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our stockholders. In addition, the resale value of the property could be diminished because the market value of the core real estate properties, which we intend to target depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction in the resale value of a property could also reduce the value of our stockholders’ investment.
We may enter into long-term leases with tenants in certain properties, which may not result in fair market rental rates over time.
We may enter into long-term leases with tenants of certain of our properties, or include renewal options that specify a maximum rate increase. These leases would provide for rent to increase over time; however, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rent increases, the rent under our long-term leases is less than then-current market rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our cash available for distribution could be lower than if we did not enter into long-term leases.
Certain property types that we may acquire, such as industrial properties, may not have efficient alternative uses and we may have difficulty leasing them to new tenants and/or have to make significant capital expenditures to them to do so.
Certain property types, particularly industrial properties, can be difficult to lease to new tenants, should the current tenant terminate or choose not to renew its lease. These properties generally have received significant tenant-specific improvements and only very specific tenants may be able to use such improvements, making the properties very difficult to re-lease in their current condition. Additionally, an interested tenant may demand that, as a condition of executing a lease for the property, we finance and construct significant improvements so that the tenant could use the property. This expense may decrease cash available for distribution, as we likely would have to (i) pay for the improvements up-front or (ii) finance the improvements at potentially unattractive terms.
Any retail tenants we may have will face competition from numerous retail channels, and retail tenants may be disproportionately affected by current economic conditions. These events could reduce our profitability at any retail properties we acquire and affect our ability to pay distributions.
Retailers will face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and shopping via the Internet. The retail industry is facing reductions in sales revenues and increased bankruptcies throughout the United States. Such conditions could adversely affect any retail tenants we may have and, consequently, our funds available for distribution.
To the extent we acquire retail properties, our revenue will be significantly impacted by the success and economic viability of our retail anchor tenants. Our reliance on a single tenant or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our stockholders’ investment.
In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business and default on or terminate its lease, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us from that tenant and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if an anchor tenant’s lease is terminated. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit those anchor tenants to transfer their leases to other retailers. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants, under the terms of their respective leases, to make reduced rental payments or to terminate their leases. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to renovate and subdivide the space to be able to re-lease the space to more than one tenant.
We depend on tenants for our revenue generated by our real estate properties and, accordingly, our revenue generated by our real estate properties and our ability to make distributions to our stockholders are partially dependent upon the success and economic viability of our tenants and our ability to retain and attract tenants. Non-renewals, terminations or lease defaults could reduce our net income and limit our ability to make distributions to our stockholders.
The success of our real estate properties materially depends upon the financial stability of the tenants leasing the properties we own. The inability of a single major tenant or a significant number of smaller tenants to meet their rental obligations would significantly lower our net income. A non-renewal after the expiration of a lease term, termination or default by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord of a property and may incur substantial costs in protecting our investment and re-leasing the property. Tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may only be able to renew their leases on terms that are less favorable to us than the terms of their initial leases. Further, some of our properties may be outfitted to suit the particular needs of the tenants. We may have difficulty replacing the tenants of these properties if the outfitted space limits the types of businesses that could lease that space without major renovation. If a tenant does not renew, terminates or defaults on a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. Because the market value of a particular property generally depends upon the value of the cash flow generated by the leases associated with such property, we may incur a loss upon the sale of a property with significant vacant space. These events could cause us to reduce distributions to stockholders.
The bankruptcy or insolvency of our tenants or delays by our tenants in making rental payments could seriously harm our operating results and financial condition.
Any bankruptcy filings by or relating to any of our tenants could bar us from collecting pre-bankruptcy debts from that tenant, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.
Our inability to sell a property at the time and on the terms we want could limit our ability to pay distributions to our stockholders.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow, limit our ability to make distributions to our stockholders and reduce the value of our stockholders’ investment.
To the extent that we buy more value-creating core real estate properties with occupancy of less than 95% or that have higher near term lease rollover at acquisition than more conservative value maintaining core properties, we may incur higher costs for capital expenditures and tenant improvement costs to lease up the properties, which increases the risk of loss associated with these properties compared to other properties.
Because of our focus on more value-creating core properties, we may make investments in core properties that have an occupancy rate of less than 95%, higher near term lease rollover at acquisition than more conservative value maintaining core properties, or other characteristics that could provide an opportunity for us to achieve appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. We likely will need to fund reserves or maintain capacity under credit facilities to fund capital expenditures, tenant improvements and other improvements in order to attract new tenants to these properties. To the extent we do not maintain adequate reserves to fund these costs, we may use our cash flow from operations, which will reduce the amount of cash flow available for distribution to our stockholders. If we are unable to execute our business plan for these investments, the overall return on these investments will decrease.
If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce cash available for distribution to our stockholders.
If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to our stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory note or other property we may accept upon a sale is actually paid, sold, refinanced or otherwise disposed.
Actions of our potential future joint venture partners could reduce the returns on joint venture investments and decrease our stockholders’ overall return.
We may enter into joint ventures with third parties or affiliates to acquire assets. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•
that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of our stockholders’ investment in us. In addition, see the risks discussed under the heading “Our advisor and its affiliates will face conflicts of interest relating to joint ventures that we may form with affiliates of our advisor, which conflicts could result in a disproportionate benefit to other venture partners at our expense” with respect to joint ventures with affilaites.
Costs imposed pursuant to laws and governmental regulations may reduce our net income and our cash available for distribution to our stockholders.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to pay distributions to our stockholders and may reduce the value of our stockholders’ investment.
The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce our cash available for distribution to our stockholders.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce our cash available for distribution to our stockholders.
All of our real estate acquisitions will be subject to Phase I environmental assessments prior to the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment. In addition, real estate-related investments in which we invest may be secured by properties with recognized environmental conditions. Where we are secured creditors, we will attempt to acquire contractual agreements, including environmental indemnities, that protect us from losses arising out of environmental problems in the event the property is transferred by foreclosure or bankruptcy; however, no assurances can be given that such indemnities would fully protect us from responsibility for costs associated with addressing any environmental problems related to such properties.
Costs associated with complying with the Americans with Disabilities Act may decrease our cash available for distribution.
Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for Disabilities Act compliance will reduce our net income and the amount of cash available for distribution to our stockholders.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flow from operations and the return on our stockholders’ investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases may insist that commercial property owners purchase coverage against terrorism as a condition to providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which will reduce the value of our stockholders’ investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to our stockholders.
Terrorist attacks and other acts of violence or war may affect the markets in which we plan to operate, which could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.
Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition to providing loans.
Risks Related to Real Estate-Related Investments
Our real estate-related investments will be subject to the risks typically associated with real estate.
Any real estate-related investments we make generally will be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our taking ownership of the property. The values of these properties may change after the dates of acquisition or origination of the loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Any investments we make in residential and commercial mortgage-backed securities and other real estate-related investments may be similarly affected by real estate property values. Therefore, our real estate-related investments will be subject to the risks typically associated with real estate, which are described above under the heading “—General Risks Related to Investments in Real Estate.”
Any real estate-related investments we make will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of our stockholders’ investment in us would be subject to fluctuations in interest rates.
With respect to any fixed rate, long-term loans receivable we acquire or originate, if interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to reinvest the proceeds at as high of an interest rate. If we invest in variable-rate loans receivable and interest rates decrease, our revenues will also decrease. For these reasons, any real estate-related loans we acquire or originate and the value of our stockholders’ investment in us will be subject to fluctuations in interest rates.

Any mortgage loans we acquire or originate and the mortgage loans underlying any mortgage securities we may invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.
Commercial real estate loans generally are secured by commercial real estate properties and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, occupancy rates, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, fiscal policies and regulations (including environmental legislation), natural disasters, terrorism, social unrest and civil disturbances.
In the event of any default under any mortgage loan held by us, we will bear a risk of loss of principal and accrued interest to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Foreclosure on a property securing a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed investment. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.
Delays in liquidating defaulted mortgage loans could reduce our investment returns.
If there are defaults under any mortgage loan we acquire or originate, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the borrower raises defenses or counterclaims. In the event of default by a borrower, these restrictions, among other factors, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
The mezzanine loans that we may acquire or originate would involve greater risks of loss than senior loans secured by the same properties.
We may acquire or originate mezzanine loans that take the form of subordinated loans secured by a pledge of the ownership interests of the entity owning (directly or indirectly) the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.
The B-Notes in which we may invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.
We may invest in B-Notes. A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. Since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.
We may provide bridge loans secured by first-lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to repay the bridge loan, and we may not recover some or all of our investment.
In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. Therefore, we may be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and of our common stock may be adversely affected.
Investment in non-conforming and non-investment grade loans may involve increased risk of loss.
Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as non-investment grade. Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, any non-conforming or non-investment grade loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock.
Subordinated loans and subordinated mortgage-backed securities may be subject to losses.
We may acquire or originate subordinated loans and invest in subordinated mortgage-backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to repay our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to repay the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be repaid only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”) and control decisions made in bankruptcy proceedings relating to borrowers.
In general, losses on a mortgage loan included in a securitization will be borne first by the owner of the property securing the loan, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.
Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investments.
The renovation, refurbishment or expansion by a borrower under a mortgaged or leveraged property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include environmental risks and the possibility of construction, rehabilitation and subsequent leasing of the property not being completed on schedule. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment, and we may not recover some or all of our investment.
To close loan transactions within a time frame that meets the needs of borrowers of loans we may originate, we may perform underwriting analyses in a very short period of time, which may result in credit decisions based on limited information.
We may gain a competitive advantage by, from time to time, being able to analyze and close loan transactions within a very short period of time. Our underwriting guidelines require a thorough analysis of many factors, including the underlying property’s financial performance and condition, geographic market assessment, experience and financial strength of the borrower and future prospects of the property within the market. If we make the decision to extend credit to a borrower prior to the completion of one or more of these analyses, we may fail to identify certain credit risks that we would otherwise have identified.
The commercial mortgage-backed securities in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.
Commercial mortgage-backed securities, or CMBS, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans. The value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.
CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments after paying the senior class. To the extent that we invest in a subordinate class, we will be paid interest only to the extent that there are funds available after paying the senior class. To the extent the collateral pool includes delinquent loans, there is a risk that interest payments on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than senior CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may prove to be inaccurate. Thus, any particular class of CMBS may be riskier and more volatile than the rating may suggest, which may cause the returns on any CMBS investment to be less than anticipated.
We will not have the right to foreclose on commercial mortgage loans underlying CMBS in which we invest since we will not directly own such underlying loans. Accordingly, we must rely on third parties to initiate and execute any foreclosure proceedings upon a default of such mortgage loans.
To the extent that we make investments in real estate-related securities and loans, a portion of those investments may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.
Certain of the real estate-related securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. The mezzanine and bridge loans we may purchase or originate will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. This illiquidity may limit our ability to vary our portfolio in response to changes in economic and other conditions, which could increase the likelihood that the value of our stockholders’ investment will decrease as a result of such changes in economic and other conditions.
Delays in restructuring or liquidating non-performing real estate securities could reduce the return on our stockholders’ investment.
Real estate securities may become non-performing after acquisition for a wide variety of reasons. Such non-performing real estate investments may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write-down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such real estate security, replacement “takeout” financing may not be available. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims and defenses including, without limitation, lender liability claims and defenses, in an effort to prolong the foreclosure action. In some states, foreclosure actions can take up to several years or more to litigate. At any time during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. Foreclosure actions by senior lenders may substantially affect the amount that we may earn or recover from an investment.

We will depend on borrowers for the revenue generated by our real estate-related investments and, accordingly, our revenue and our ability to make distributions to our stockholders will be dependent upon the success and economic viability of such borrowers.
The success of any real estate-related investments we acquire or originate will materially depend on the financial stability of the borrowers under such investments. The inability of a single major borrower or a number of smaller borrowers to meet their payment obligations could result in reduced revenue or losses for us. In the event of a borrower default or bankruptcy, we may experience delays in enforcing our rights as a creditor, and such rights may be subordinated to the rights of other creditors. These events could negatively affect the cash available for distribution to our stockholders and the value of their investment in us.
Our dependence on the management of other entities in which we invest may adversely affect our business.
We will not control the management, investment decisions or operations of the companies in which we may invest. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.
Prepayments can adversely affect the yields on our real estate-related investments.
The yields on any real estate-related investments we acquire or originate may be affected by the rate of prepayments differing from our projections. Prepayments on real estate-related investments, where permitted under the applicable documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of any prepayments we receive in assets with at least an equivalent yield, the yield on our portfolio will decline. In addition, we may acquire real estate-related investments at a discount or premium and if the investment is not repaid when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.
If credit spreads widen before we obtain long-term financing for our investments, the value of our investments may suffer.
We will price our investments based on our assumptions about future credit spreads for financing of those investments. We may obtain longer-term financing for our investments using structured financing techniques in the future. In such financings, interest rates are typically set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps, or LIBOR. If the spread that borrowers will pay over the benchmark widens and the rates we charge on our investments to be securitized are not increased accordingly our income may be reduced or we may suffer losses.
Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.
We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of investments we hold, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging products may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset losses due to fluctuations in interest rates is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e. a hedge that is out of the money.
Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the investments being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the interest rate risk sought to be hedged. Any such imperfect correlation may prevent us from achieving the intended accounting treatment and may expose us to risk of loss.
We will assume the credit risk of our counterparties with respect to derivative transactions.
We may enter into derivative contracts for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our future variable rate real estate loans receivable and variable rate notes payable. These derivative contracts generally are entered into with bank counterparties and are not traded on an organized exchange or guaranteed by a central clearing organization. We would therefore assume the credit risk that our counterparties will fail to make periodic payments when due under these contracts or become insolvent. If a counterparty fails to make a required payment, becomes the subject of a bankruptcy case, or otherwise defaults under the applicable contract, we would have the right to terminate all outstanding derivative transactions with that counterparty and settle them based on their net market value or replacement cost. In such an event, we may be required to make a termination payment to the counterparty, or we may have the right to collect a termination payment from such counterparty. We assume the credit risk that the counterparty will not be able to make any termination payment owing to us. We may not receive any collateral from a counterparty, or we may receive collateral that is insufficient to satisfy the counterparty’s obligation to make a termination payment. If a counterparty is the subject of a bankruptcy case, we will be an unsecured creditor in such case unless the counterparty has pledged sufficient collateral to us to satisfy the counterparty’s obligations to us.
We will assume the risk that our derivative counterparty may terminate transactions early.
If we fail to make a required payment or otherwise default under the terms of a derivative contract, the counterparty would have the right to terminate all outstanding derivative transactions between us and that counterparty and settle them based on their net market value or replacement cost. In certain circumstances, the counterparty may have the right to terminate derivative transactions early even if we are not defaulting. If our derivative transactions are terminated early, it may not be possible for us to replace those transactions with another counterparty, on as favorable terms or at all.
We may be required to collateralize our derivative transactions.
We may be required to secure our obligations to our counterparties under our derivative contracts by pledging collateral to our counterparties. That collateral may be in the form of cash, securities or other assets. If we default under a derivative contract with a counterparty, or if a counterparty otherwise terminates one or more derivative contracts early, that counterparty may apply such collateral toward our obligation to make a termination payment to the counterparty. If we have pledged securities or other assets, the counterparty may liquidate those assets in order to satisfy our obligations. If we are required to post cash or securities as collateral, such cash or securities will not be available for use in our business. Cash or securities pledged to counterparties may be repledged by counterparties and may not be held in segregated accounts. Therefore, in the event of a counterparty insolvency, we may not be entitled to recover some or all collateral pledged to that counterparty, which could result in losses and have an adverse effect on our operations.
There can be no assurance that the direct or indirect effects of the Dodd-Frank Act and other applicable non-U.S. regulations will not have an adverse effect on our interest rate hedging activities.
Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) imposed additional regulations on derivatives markets and transactions. Such regulations and, to the extent we trade with counterparties organized in non-US jurisdictions, any applicable regulations in those jurisdictions, are still being implemented, and will affect our interest rate hedging activities. While the full impact of the regulation on our interest rate hedging activities cannot be fully assessed until all final rules and regulations are implemented, such regulation may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to implementation of such regulation. For example, subject to an exception under the Dodd-Frank Act for end-users of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. In addition, to the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and our stockholders’ return.

Our investments in real estate-related debt securities and preferred and common equity securities will be subject to the specific risks relating to the particular issuer of the securities and may involve greater risk of loss than secured debt financings.
We may make equity investments in REITs and other real estate companies. We may target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage, or to represent a substantial portion of our assets at any one time. We may also invest in debt securities and preferred equity securities issued by REITs and other real estate companies. Our investments in debt securities and preferred and common equity securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers that are REITs and other real estate companies are subject to the inherent risks associated with real estate investments. Furthermore, debt securities and preferred and common equity securities may involve greater risk of loss than secured debt financings due to a variety of factors, including that such investments are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in debt securities and preferred and common equity securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the claims of banks and senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations, and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding debt securities and preferred and common equity securities and the ability of the issuers thereof to make principal, interest and/or distribution payments to us.
Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce our earnings and, in turn, cash available for distribution to our stockholders.
A portion of our assets may be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value, and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security below its amortized value is other-than-temporary, we will recognize a loss on that security on our income statement, which will reduce our earnings in the period recognized.
A decline in the market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. As a result, if the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not have otherwise chosen to do so. A reduction in available credit may reduce our earnings and, in turn, cash available for distribution to stockholders.
Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. If the market value of our investments declines, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.
Market values of our real estate-related investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults related to the underlying collateral, increases in voluntary prepayments for our investments that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.
Some of our real estate-related investments may be carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.
Some of our investments may be in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We will estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these real estate-related investments are materially higher than the values that we ultimately realize upon their disposal.

Our investments in derivatives will be carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these instruments.
Our investments in derivatives will be recorded at fair value but have limited liquidity and are not publicly traded. The fair value of our derivatives may not be readily determinable. We will estimate the fair value of any such investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal or maturity.
Risks Associated with Debt Financing
We are likely to obtain lines of credit, mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.
We plan to obtain lines of credit and long-term financing that may be secured by our real estate investments. In some instances, we may acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties, to fund property improvements and other capital expenditures, to pay distributions and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). However, we can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms or at all.
If we do mortgage a property and there is a shortfall between the cash flow generated by that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distribution to our stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of our stockholders’ investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage or other debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of all or a part of the debt or other amounts related to the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a mortgage secured by a single property could affect mortgages secured by other properties.
We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the required loan-to-collateral value ratios. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets.
We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and our stockholders could lose all or part of their investment.
High mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and the amount of cash available for distribution to our stockholders.
If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on a property, we run the risk of being unable to refinance part or all of the debt when it becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties subject to mortgage debt, our income could be reduced. We may be unable to refinance or may only be able to partly refinance properties if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are more strict than when we originally financed the properties. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more stock or by borrowing more money.
We may use leverage in connection with any real estate investments we make, which increases the risk of loss associated with this type of investment.
We may finance the acquisition and origination of certain real estate-related investments with warehouse lines of credit and repurchase agreements. In addition, we may engage in various types of securitizations in order to finance our loan originations. Although the use of leverage may enhance returns and increase the number of investments that we can make, it may also substantially increase the risk of loss. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying assets acquired. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. The return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.
Our debt service payments will reduce our cash available for distribution. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. If we utilize repurchase agreement financing and if the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on investment. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.
We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.
We may finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, issuances of commercial mortgage-backed securities and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase agreements may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flow, thereby reducing cash available for distribution to our stockholders and funds available for operations as well as for future business opportunities.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to pay distributions to our stockholders.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements into which we enter may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage or replacing our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives and limit our ability to pay distributions to our stockholders.
Increases in interest rates would increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
We expect that we will incur debt in the future and increases in interest rates will increase the cost of that debt, which could reduce our cash flow from operations and the cash we have available for distribution to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.
We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment.
Although we expect that once we have fully invested the proceeds raised during our offering stage, our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves), our debt financing and other liabilities may exceed this level during our offering stage. Our charter limits our aggregate borrowings to 300% of our net assets (before deducting depreciation or other non-

cash reserves); however, we may exceed this limit with the approval of the conflicts committee of our board of directors. See “Investment Objectives and Criteria — Financing Strategy and Policies.” During the early stages of our initial public offering, and to the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt such that our aggregate borrowings would exceed this limit. High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.
Federal Income Tax Risks
Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.
DLA Piper LLP (US) has rendered an opinion to us that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2015 and that our current proposed organization and method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based upon, among other things, our representations as to the manner in which we are and will be owned and the manner in which we will invest in and operate assets. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper LLP (US) will not review our compliance with the REIT qualification standards on an ongoing basis, and we may fail to satisfy the REIT requirements in the future. Also, this opinion represents the legal judgment of DLA Piper LLP (US) based on the law in effect as of the date of the opinion. The opinion of DLA Piper LLP (US) is not binding on the Internal Revenue Service (the “IRS”) or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.
If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “Federal Income Tax Considerations.”
Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.
We expect to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2015. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income, which may reduce your anticipated return from an investment in us.
Distributions that we make to our taxable stockholders to the extent of our current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (i) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (ii) be designated by us as qualified dividend income generally to the extent they are attributable to dividends we receive from non-REIT corporations, such as our TRSs, or (iii) constitute a return of capital generally to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital distribution is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.
Our stockholders may have current tax liability on distributions they elect to reinvest in our common stock.
If our stockholders participate in our distribution reinvestment plan, they will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any. As a result, unless our stockholders are tax-exempt entities, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received. See “Description of Shares—Distribution Reinvestment Plan—Tax Consequences of Participation.”
Even if we qualify as a REIT for federal income tax purposes, we may be subject to federal, state, local, or other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•
In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

•
We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on the gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.

•
If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries.

REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed taxable income. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.
From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year.

These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
If our operating partnership fails to maintain its status as a partnership for federal income tax purposes, its income would be subject to taxation and our REIT status would be terminated.
We intend to maintain the status of our operating partnership as a partnership for federal income tax purposes. However, if the IRS were to successfully challenge the status of our operating partnership as a partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our operating partnership could make to us. This would also result in our losing REIT status and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the return on your investment. In addition, if any of the entities through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, the underlying entity would become subject to taxation as a corporation, thereby reducing distributions to our operating partnership and jeopardizing our ability to maintain REIT status. See the “Federal Income Tax Considerations — Effect of Subsidiary Entities - Ownership of Partnership Interests” section of this prospectus.
Early investors may receive tax benefits from our election to accelerate depreciation expense deductions of certain components of our investments, including land improvements and fixtures, from which later investors may not benefit.
For U.S. federal income tax purposes, distributions received, including distributions that are reinvested pursuant to our distribution reinvestment plan, by our investors generally will be considered ordinary dividends to the extent that the distributions are paid out of our current and accumulated earnings and profits (excluding distributions of amounts either attributable to income subject to corporate-level taxation or designated as a capital gain dividend). However, depreciation expenses, among other deductible items, reduce taxable income and earnings and profits but do not reduce cash available for distribution. To the extent that a portion of any distributions to our investors exceed our current and accumulated earnings and profits, that portion will be considered a return of capital (a non-taxable distribution) for U.S. federal income tax purposes up to the amount of their tax basis in their shares (and any excess over their tax basis in their shares will result in capital gain from the deemed disposition of the investors’ shares). The amount of distributions considered a return of capital for U.S. federal income tax purposes will not be subject to tax immediately but will instead reduce the tax basis of our investors’ investments, generally deferring any tax on that portion of the distribution until they sell their shares or we liquidate. Because we may choose to increase depreciation expense deductions in the earlier years after acquisition of an asset, for U.S. federal income tax purposes, of certain components of our investments, including land improvements and fixtures through the use of cost segregation studies, our early investors may benefit to the extent that increased depreciation causes all or a portion of the distributions they receive to be considered a return of capital for U.S. federal income tax purposes thereby deferring tax on those distributions, while later investors may not benefit to the extent that the depreciation of these components has already been deducted.
If we fail to invest a sufficient amount of the net proceeds from this offering in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.
Temporary investment of the net proceeds from this offering in securities that are not treated as real estate assets for REIT qualification purposes and income from these investments generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. In order to satisfy these requirements, we may invest in one or more assets on terms and conditions that are not otherwise favorable to us, which ultimately could materially and adversely affect our financial condition and operating results. Alternatively, if we are unable to invest a sufficient amount of the net proceeds from sales of our stock in qualifying real estate assets within the one-year period, we could fail to satisfy one or more of the gross income or asset tests and we could be limited to investing all or a portion of any remaining funds in cash or certain cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Internal Revenue Code, we could fail to qualify as a REIT.
Our investments in debt instruments may cause us to recognize taxable income in excess of cash available for distribution for federal income tax purposes even though no cash payments have been received on the debt instruments.
We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for federal income tax purposes. In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument.
In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate residential and commercial mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.
As a result of these factors, there is a risk that we may recognize taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this taxable income in excess of cash available for distribution is recognized.
To maintain our REIT status, we may be forced to forego otherwise attractive business or investment opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.
To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and reduce the value of our stockholders’ investment.
Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.
If (i) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (ii) we are a “pension-held REIT,” (iii) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (iv) the residual Real Estate Mortgage Investment Conduit interests, or REMICs, we buy (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (iii) gains realized on the sale of common stock by such tax-exempt stockholder, may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code.
The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations or financing arrangements.
We may be deemed to be, or make investments in entities that own or are themselves deemed to be, taxable mortgage pools. Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. However, certain categories of stockholders, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.
Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool. However, if we have borrowings with two or more maturities and (i) those borrowings are secured by mortgages or residential or commercial mortgage-backed securities and (ii) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or residential or commercial mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, provided we own 100% of such entity, but a portion of the taxable income we recognize may be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•
be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•
be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.
The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% (20% for taxable years after 2017) of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “Federal Income Tax Considerations – Taxation of KBS Growth & Income REIT, Inc.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
Liquidation of assets may jeopardize our REIT qualification.
To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.
Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.
We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests discussed in “Federal Income Tax Considerations – Taxation of KBS Growth & Income REIT, Inc.”
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate, (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, or (iii) to manage risk with respect to the termination of certain prior hedging transactions described in (i) and/or (ii) above, and, in each case, such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “Federal Income Tax Considerations – Taxation of KBS Growth & Income REIT, Inc.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.
Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% (20% for taxable years after 2017) of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 25% (or 20% as applicable) value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.
We may be required to pay some taxes due to actions of a taxable REIT subsidiary which would reduce our cash available for distribution to you.
Any net taxable income earned directly by a taxable REIT subsidiary, or through entities that are disregarded for federal income tax purposes as entities separate from our taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities follow the federal income tax treatment of REITs. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to you.
The IRS may challenge our characterization of certain income from offshore taxable REIT subsidiaries.
We may form offshore corporate entities treated as taxable REIT subsidiaries. If we form such subsidiaries, we may receive certain “income inclusions” with respect to our equity investments in these entities. We intend to treat such income inclusions, to the extent matched by repatriations of cash in the same taxable year, as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “Federal Income Tax Considerations—Taxation of KBS Growth & Income REIT—Income Tests.” Because there is no clear precedent with respect to the qualification of such income inclusions for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. If such income does not qualify for the 95% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT, in both events only if such inclusions (along with certain other non-qualifying income) exceed 5% of our gross income.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.
We may be subject to adverse legislative or regulatory tax changes.
At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.
Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.
Dividends payable by REITs do not qualify for the reduced tax rates.
In general, the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for this reduced rate. While this tax treatment does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.
Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.
Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, capital gain distributions attributable to sales or exchanges of “U.S. real property interests,” or USRPIs, generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business unless FIRPTA provides an exemption. However, a capital gain dividend will not be treated as effectively connected income if (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the non-U.S. stockholder does not own more than 10% of the class of our stock at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.
Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA (subject to specific FIRPTA exemptions for certain non-U.S. stockholders). Our common stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.
Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 10% or less of our common stock at any time during the five-year period ending on the date of the sale. However, it is not anticipated that our common stock will be “regularly traded” on an established market. We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.
Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.
We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.
Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.
Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.
If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.
In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT level tax deduction, the distribution must not constitute a “preferential dividend. A distribution is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. There is no de minimis exception with respect to preferential dividends; therefore, if the IRS were to take the position that we paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure. The preferential dividend rules described above do not apply to distributions by publicly offered REITs, which we will be as of the effective date of this offering. Prior to our status as a publicly offered REIT, the preferential dividend rules did apply to our distributions, thus potentially affecting both our 2015 and 2016 taxable years.
Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an individual retirement account (“IRA”)) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
With respect to the annual valuation requirements described above, we will provide an estimated value for our shares annually. We can make no claim whether such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.
On April 8, 2016, the Department of Labor issued a final regulation relating to the definition of a fiduciary under ERISA. The final regulation broadens the definition of fiduciary and is accompanied by new and revised prohibited transaction exemptions relating to investments by IRAs and Benefit Plans.  The final regulation and the related exemptions will become applicable for investment transactions on and after April 10, 2017, but generally should not apply to purchases of our shares before that date.  The final regulation and the accompanying exemptions are complex, and Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding this development.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In addition, the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, as will future supplements to this prospectus, about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
You should carefully review the “Risk Factors” section of this prospectus, and those contained in any supplement to this prospectus, for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS
The following table sets forth information about how we intend to use the proceeds raised in our primary offering assuming that we sell the maximum of $1,500,000,000 in shares of common stock. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. The following table assumes that (a) 15% of the proceeds raised in the primary offering are from the sale of Class A shares and 85% of the proceeds raised in the primary offering are from the sale of Class T shares, (b) we do not reallocate shares being offered between our primary offering and distribution reinvestment plan, and (c) based on this allocation we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers). Raising less than the maximum offering amount, selling a different percentage of Class A and Class T shares and/or reallocating shares between the primary offering and our distribution reinvestment plan offering will alter the amounts of commissions, fees and expenses set forth below.
If we are unable to raise substantial funds during our offering stage, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate more significantly with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds during our offering stage. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions to our stockholders.
The “amount available for investment/net investment amount” per Class A and Class T share will be $9.40. We will use this amount to acquire real estate and real estate-related investments, to maintain a working capital reserve, to pay acquisition and origination expenses and, upon the acquisition or origination of real estate investments, to pay a fee to our advisor for its services in connection with the selection and acquisition or origination of such real estate investments. We will use the remainder of the gross proceeds from the primary offering to pay selling commissions, the dealer manager fee and the organization and other offering expenses as described in footnote 3 to the table below.
We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). However, our distribution policy is generally not to use proceeds of an offering to pay distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition or origination of real estate investments, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.
The following table presents information regarding the use of proceeds raised in this primary offering.

	Maximum Primary Offering (1)
	$225,000,000 ($10.39 per share) in Class A Shares		$1,275,000,000 ($10.00 per share) in Class T Shares
	$	% of Offering Proceeds	$	% of Offering Proceeds
Gross Offering Proceeds	225,000,000	15.00	1,275,000,000	85.00
Less Offering Expenses:
Selling Commissions (2)	14,625,000	6.50	38,250,000	3.00
Dealer Manager Fee (2)	4,500,000	2.00	25,500,000	2.00
Organization and Other Offering Expenses (3)	2,250,000	1.00	12,750,000	1.00
Amount Available for Investment/ Net Investment Amount	203,625,000	90.50	1,198,500,000	94.00
Acquisition and Origination Fees (4)	3,981,618	1.77	23,437,500	1.84
Acquisition and Origination Expenses (4)	1,187,361	0.53	6,989,314	0.55
Initial Working Capital Reserve (5)	562,500	0.25	3,187,500	0.25
Targeted Investment Capital (6)	197,893,521	87.95	1,164,885,686	91.36
____________________
(1) As we are registering any combination of the two classes of shares, this allocation is management’s best estimate based on the recommendation of our dealer manager and its perceived demand in the market for each respective class of shares. If the demand for the Class A and Class T shares varies materially from our assumptions as of the date of this prospectus, we will provide an updated estimated use of proceeds table to reflect a revised allocation between the Class A and Class T shares in this offering.

(2) Except as described in the “Plan of Distribution” section of the prospectus, an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) for the Class T shares sold in the primary offering will be paid to our dealer manager and will accrue daily and be paid monthly in arrears. Our dealer manager will reallow all of the stockholder servicing fee paid to it. The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase and is not intended to be a principal use of offering proceeds; it is therefore not included in the table above.
(3) Organization and other offering expenses include all expenses to be paid or reimbursed by us in connection with this primary offering, excluding selling commissions, the dealer manager fee and the ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. Organization and other offering expenses include our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares in this offering, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items. We will not reimburse our dealer manager for wholesaling compensation expenses. Our advisor and its affiliates have agreed to reimburse us at the termination of our primary offering to the extent that organization and other offering expenses borne by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds.
(4) We will incur customary acquisition and origination expenses in connection with the acquisition and/or origination (or attempted acquisition and/or origination) of real estate investments. We have assumed, for purposes of this table, that customary acquisition and origination expenses (including expenses relating to potential investments that we do not close) will be an amount equal to 0.6% of the targeted investment capital from the primary offering, excluding fees and expenses associated with such investments. Customary acquisition and origination expenses include legal fees and expenses (including fees of in-house counsel that are not employees or affiliates of our advisor), costs of due diligence, travel and communications expenses, appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties and real estate-related investments.
This table excludes debt proceeds. To the extent we fund our investments with debt, as we expect, the targeted investment capital and the amount of acquisition and origination fees and acquisition and origination expenses will be proportionately greater. If we raise the maximum offering amount and our assumptions with respect to the amount of fees paid remain unchanged, and our debt financing and other liabilities are equal to our maximum target leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets (before deducting depreciation and other non-cash reserves), then we estimate that acquisition and origination fees would be $74,804,065 and acquisition and origination expenses would be $22,307,375.
This table assumes that we will not use the net proceeds from the sale of shares under our distribution reinvestment plan to acquire or originate real estate investments. To the extent we use the net proceeds from our distribution reinvestment plan to acquire or originate real estate investments, our advisor would earn the related acquisition and origination fees and we would incur additional acquisition and origination expenses.
(5) We may incur expenses relating to our investments, such as making capital and tenant improvements or paying leasing costs and commissions related to real property. At the time we make an investment, we will establish estimates of the capital needs of such investment through the anticipated hold period of the investment. If we raise the maximum offering amount in the primary offering, we expect to allocate 0.25% of the gross primary offering proceeds to a working capital reserve. However, depending on the amount of gross primary offering proceeds raised, we may use between 0.25% and 1.0% of the gross primary offering proceeds for working capital reserves. We may also use debt proceeds, our cash flow from operations and proceeds from our distribution reinvestment plan to meet our needs for working capital and to build a moderate level of cash reserves.
(6) Until required in connection with real estate investments, substantially all of the net proceeds of this offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors. Targeted investment capital from the primary offering may also include anticipated capital improvement expenditures and tenant leasing costs.
We expect to use substantially all of the net proceeds from the sale of shares under our distribution reinvestment plan for general corporate purposes, including, but not limited to: the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our real estate properties; reserves required by any financings of our real estate investments; funding obligations under any real estate loans receivable; the acquisition or origination of real estate investments, which would include payment of acquisition and origination fees to our advisor; and the repayment of debt. We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes. To the extent proceeds from our distribution reinvestment plan are used for the acquisition or origination of real estate investments, sales under our distribution reinvestment plan will result in greater fee income for our advisor because of acquisition and origination fees and other fees. See “Management Compensation.”

MANAGEMENT
Board of Directors
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board is responsible for the management and control of our affairs. Our board has retained KBS Capital Advisors to manage our day-to-day operations and our portfolio of real estate investments, subject to our board’s supervision. Because of the conflicts of interest created by the relationships among us, KBS Capital Advisors and various affiliates, many of the responsibilities of our board will be delegated to a committee that consists solely of independent directors. This committee is the conflicts committee and is discussed below and under “Conflicts of Interest.”
Our board of directors is comprised of two non-independent directors and three independent directors. An “independent director” is a person who meets the requirements set forth in our charter and who is not one of our officers or employees or an officer or employee of KBS Capital Advisors, our sponsor or their affiliates, and has not been so for the previous two years. Serving as a director of, or having an ownership interest in, another KBS-sponsored program will not, by itself, preclude independent director status.
Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. A majority of the shares entitled to vote and present in person or by proxy at a meeting of stockholders at which a quorum is present is required for the election of the directors at a meeting of stockholders called for that purpose. This means that, of the shares entitled to vote and present in person or by proxy, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to our board of directors. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time. Any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors at any meeting of stockholders called expressly for that purpose. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director(s) shall be removed.
Unless otherwise provided by Maryland law, our board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee nominates replacements for any vacancies among the independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on our board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum.
Our directors are accountable to us and our stockholders as fiduciaries. This means that our directors must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must devote only such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.
In addition to meetings of the various committees of the board, which committees we describe below, we expect our directors to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity, although we expect our conflicts committee would act on these matters.
Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that our executive officers and advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Selection of Our Board of Directors
In determining the composition of our initial board of directors, our sponsor’s goals were to assemble a group of persons whose individual skills, character, judgment, leadership experience, real estate experience and business acumen would complement each other and bring a diverse set of skills and experiences to our board as a whole. Two of the individuals who own and control our sponsor, Messrs. Schreiber and McMillan, served as our initial directors. George R. Bravante, Jr., Keith P. Russell and Jon D. Kline, were appointed to our board of directors to join Messrs. Schreiber and McMillan in March 2016 and serve as our independent directors.
Our sponsor chose Mr. Schreiber to serve as a director and Chairman of the Board for reasons including his extensive industry and leadership experience. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, and through December 31, 2015, Mr. Schreiber had been involved in the investment in or management of over $21.0 billion of real estate investments through KBS affiliates. With more than 40 years of experience in real estate development, management, acquisition and disposition and more than 23 years of experience with the acquisition, origination, management, disposition and financing of real estate-related debt investments, he has the depth and breadth of experience to implement our business strategy. He gained his understanding of the real estate and real estate-finance markets through hands-on experience with acquisitions, asset and portfolio management, asset repositioning and dispositions. As our Chief Executive Officer and a principal of our external advisor, Mr. Schreiber will be best-positioned to provide our board of directors with insights and perspectives on the execution of our business strategy, our operations and other internal matters. Further, as a principal of KBS-affiliated investment advisors and as Chief Executive Officer, Chairman of the Board and a director of KBS REIT I, KBS REIT II and KBS REIT III, Mr. Schreiber will bring to our board of directors demonstrated management and leadership ability.
Our sponsor chose Mr. McMillan to serve as one of our directors for reasons including his expertise in real estate finance and with real estate-related investments. With over 30 years of experience investing in and managing real estate-related debt investments, Mr. McMillan offers insights and perspective with respect to our real estate-related investment portfolio as well as our real estate portfolio. As one of our executive officers and a principal of our advisor, Mr. McMillan will also be able to direct our board of directors to the critical issues facing our company. Further, his experiences as a director of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II, as a member of the Board of Trustees of Metropolitan West Funds and TCW Mutual Funds, and as a former director of Steinway Musical Instruments, Inc. provide him with an understanding of the requirements of serving on a public company board.
Our board of directors selected Mr. Bravante as an independent director for reasons including his 30 years of experience in the real estate industry and his financial, strategic business and investment strategy abilities. Mr. Bravante’s broad executive experience provides him with key skills in working with directors, understanding board processes and functions, responding to our business’s financial, strategic and operational challenges and opportunities and overseeing management. Our board of directors believes that these attributes and the depth and breadth of Mr. Bravante’s exposure to complex real estate, financial and strategic issues throughout his career would make him a valuable asset to our board of directors. Further, his service as a director and member of the audit committee of Sabre Corp and as a director of ExpressJet Holdings, both public companies, gives him additional perspective and insight into public companies such as ours.
Our board of directors selected Mr. Kline as an independent director for reasons including executive leadership experience in a public REIT, his professional and educational background, his network of relationships with real estate professionals and his extensive background and experience in public markets and in real estate and finance transactions. As the founder of Clearview Hotel Capital, Mr. Kline is acutely aware of the operational challenges we will encounter. In addition, his service as a director and chair of the audit committee of CareTrust REIT provide him an understanding of the requirements of serving on the board of, and the issues facing, a public real estate company such as ours.
Our board of directors selected Mr. Russell as an independent director for reasons including his expertise in the areas of risk management and financial analysis and his general investment experience. As a leading executive with several large financial institutions, Mr. Russell has extensive experience in assessing risks and reserves for companies in a wide range of financial situations, which contributes invaluable expertise to our board of directors. In addition, his service as a director and chair of the audit committee of Sunstone Hotel Investors and as a former director and chair of the audit committee of Nationwide Health Properties provides him an understanding of the requirements of serving on the board of, and the issues facing, a public real estate company such as ours.

Committees of Our Board of Directors
Our board of directors may delegate many of its powers to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors. Our board of directors has two committees, the audit committee and the conflicts committee, each of which consists solely of independent directors, that is, all of our directors who are not affiliated with our advisor.
Audit Committee
The audit committee assists our board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.
The audit committee selects the independent public accountants to audit our annual financial statements, reviews with the independent public accountants the plans and results of the audit engagement and considers and approves the audit and non-audit services to be provided by the independent public accountants and the fees to be paid to the independent public accountants by us. The members of our audit committee are Messrs. Bravante, Kline and Russell. Mr. Russell is the audit committee financial expert.
Conflicts Committee
In order to reduce or eliminate certain potential conflicts of interest, we have created a conflicts committee of our board of directors. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both our board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors at our expense. See “Conflicts of Interest—Certain Conflict Resolution Measures.”
Our charter requires that the conflicts committee discharge the board’s responsibilities relating to the nomination of independent directors and the compensation of our independent directors. Our conflicts committee will also discharge the board’s responsibilities relating to the compensation of our executives should we ever directly employ our executive officers. Subject to the limitations in our charter and with stockholder approval, the conflicts committee may also create stock-award plans. The members of our conflicts committee are Messrs. Bravante, Kline and Russell.
Executive Officers and Directors
We have provided below certain information about our executive officers and directors.

Name*	Age**	Positions
Peter M. Bren	82	President
Charles J. Schreiber, Jr.	64	Chairman of the Board, Chief Executive Officer and Director
Peter McMillan III	58	Executive Vice President, Treasurer, Secretary and Director
Keith D. Hall	57	Executive Vice President
Jeffrey K. Waldvogel	39	Chief Financial Officer
Stacie K. Yamane	51	Chief Accounting Officer
George R. Bravante, Jr.	57	Independent Director
Jon D. Kline	49	Independent Director
Keith P. Russell	70	Independent Director
_____________________
* The address of each executive officer and director listed is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.
** As of April 19, 2016.

Peter M. Bren is our President, a position he has held since January 2015. He is also Chairman of the Board and President of our advisor, and is President of KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since October 2004, June 2005, August 2007 and January 2010, respectively. Mr. Bren is President and a director of KBS Legacy Partners Apartment REIT, positions he has held since August 2009 and July 2009, respectively. In addition, Mr. Bren is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II, which were formed in 2015, 2005, 2007, 2008, 2009, 2009 and 2013, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager.
Mr. Bren is Chairman of the Board and President of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities are registered as investment advisers with the SEC. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2015, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $21.0 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT II.
Mr. Bren oversees all aspects of KBS Capital Advisors’ and KBS Realty Advisors’ operations, including the acquisition, management and disposition of individual investments and portfolios of investments for KBS-sponsored programs and KBS-advised investors. He also directs all facets of KBS Capital Advisors’ and KBS Realty Advisors’ business activities and is responsible for investor relationships. Mr. Bren is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Mr. Bren has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 20 years. Prior to taking his current positions as Chairman of the Board and President of KBS Capital Advisors and KBS Realty Advisors, he served as the President of The Bren Company, was a Senior Partner of Lincoln Property Company and was President of Lincoln Property Company, Europe. Mr. Bren is also a founding member of the Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management. He is also a member of the Real Estate Roundtable in Washington, D.C.
Charles J. Schreiber, Jr. is our Chairman of the Board, our Chief Executive Officer and one of our directors, positions he has held since January 2015. He is also the Chief Executive Officer of our advisor and Chairman of the Board, Chief Executive Officer and a director of KBS REIT I, positions he has held for these entities since October 2004 and June 2005, respectively; Chairman of the Board, Chief Executive Officer and a director of KBS REIT II, positions he has held since August 2007, August 2007 and July 2007, respectively; and Chairman of the Board, Chief Executive Officer and a director of KBS REIT III, positions he has held since January 2010, January 2010 and December 2009, respectively. In addition, Mr. Schreiber is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II, which were formed in 2015, 2005, 2007, 2008, 2009, 2009 and 2013, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Schreiber indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager.
Mr. Schreiber is the Chief Executive Officer of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities are registered as investment advisers with the SEC. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2015, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $21.0 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT II.
Mr. Schreiber oversees all aspects of KBS Capital Advisors’ and KBS Realty Advisors’ operations, including the acquisition and management of individual investments and portfolios of investments for KBS-sponsored programs and KBS-advised investors. He also directs all facets of KBS Capital Advisors’ and KBS Realty Advisors’ business activities and is responsible for investor relationships. Mr. Schreiber is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.

Mr. Schreiber has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 20 years. Prior to teaming with Mr. Bren in 1992, he served as the Executive Vice President of Koll Investment Management Services and Executive Vice President of Acquisitions/Dispositions for The Koll Company. During the mid-1970s through the 1980s, he was Founder and President of Pacific Development Company and was previously Senior Vice President/Southern California Regional Manager of Ashwill-Burke Commercial Brokerage.
Mr. Schreiber graduated from the University of Southern California with a Bachelor’s Degree in Finance with an emphasis in Real Estate. During his four years at USC, he did graduate work in the then newly-formed Real Estate Department in the USC Graduate School of Business. He is currently an Executive Board Member for the USC Lusk Center for Real Estate at the University of Southern California Marshall School of Business/School of Policy, Planning and Development. Mr. Schreiber also serves as a member of the Executive Committee for the Public Non-Listed REIT Council for the National Association of Real Estate Investment Trusts.
Peter McMillan III is one of our Executive Vice Presidents, our Treasurer and Secretary, and one of our directors, positions he has held since January 2015. He is also an Executive Vice President, the Treasurer and Secretary and a director of KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since June 2005, August 2007 and January 2010, respectively. He is President, Chairman of the Board and a director of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, positions he has held for these entities since December 2008 and February 2013, respectively. He is also an Executive Vice President of KBS Legacy Partners Apartment REIT, which position he has held since August 2009. In addition, Mr. McMillan is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II, which were formed in 2015, 2005, 2007, 2008, 2009, 2009 and 2013, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. Mr. McMillan is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Mr. McMillan is a Partner and co-owner of Temescal Canyon Partners LP, an investment advisor formed in 2013 to manage a multi-strategy hedge fund on behalf of investors. Mr. McMillan is also a co-founder and the Managing Partner of Willowbrook Capital Group, LLC which, from August 2003 until December 2012, was an asset management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc. which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a member of the Board of Trustees of Metropolitan West Funds and TCW Mutual Funds and is a former director of Steinway Musical Instruments, Inc.
Keith D. Hall is one of our Executive Vice Presidents, a position he has held since January 2015. He is an Executive Vice President of KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since June 2005, August 2007 and January 2010, respectively. He is also the Chief Executive Officer and a director of KBS Strategic Opportunity REIT, positions he has held since December 2008 and October 2008, respectively, and is the Chief Executive Officer and a director of KBS Strategic Opportunity REIT II, positions he has held since February 2013. In addition, Mr. Hall is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II, which were formed in 2015, 2005, 2007, 2008, 2009, 2009 and 2013, respectively. Mr. Hall owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. Mr. Hall is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Mr. Hall is a co-founder of Willowbrook Capital Group, LLC which, from August 2003 until December 2012, was an asset management company. Prior to forming Willowbrook in 2000, Mr. Hall was a Managing Director at CS First Boston, where he managed the distribution strategy and business development for the Principal Transaction Group’s $18.0 billion real estate securities portfolio. Mr. Hall’s two primary business unit responsibilities were Mezzanine Lending and Commercial Real Estate Development. Before joining CS First Boston in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6.0 billion annual pipeline of fixed-income, commercial mortgage-backed securities. During the 1980s, Mr. Hall was a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high-yield real estate securities. Mr. Hall received a Bachelor of Arts Degree with honors in Finance from California State University, Sacramento.
Jeffrey K. Waldvogel is our Chief Financial Officer, a position he has held since June 2015. He is also the Chief Financial Officer of our advisor, KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for each of these entities since June 2015. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT II, positions he has held for each of these entities since June 2015. Mr. Waldvogel is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Mr. Waldvogel has been employed by an affiliate of KBS Capital Advisors since November 2010. With respect to the KBS-sponsored REITs advised by KBS Capital Advisors, he served as the Director of Finance and Reporting from July 2012 to June 2015 and as the VP Controller Technical Accounting from November 2010 to July 2012. In these roles Mr. Waldvogel was responsible for overseeing internal and external financial reporting, valuation analysis, financial analysis, REIT compliance, debt compliance and reporting, and technical accounting.
Prior to joining an affiliate of KBS Realty Advisors in 2010, Mr. Waldvogel was an audit senior manager at Ernst & Young LLP. During his eight years at Ernst & Young LLP, where he worked from October 2002 to October 2010, Mr. Waldvogel performed or supervised various auditing engagements, including the audit of financial statements presented in accordance with GAAP, as well as financial statements prepared on a tax basis. These auditing engagements were for clients in a variety of industries, with a significant focus on clients in the real estate industry.
In April 2002, Mr. Waldvogel received a Master of Accountancy Degree and Bachelor of Science from Brigham Young University in Provo, Utah. Mr. Waldvogel is a Certified Public Accountant (California).
Stacie K. Yamane is our Chief Accounting Officer, a position she has held since January 2015. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II, positions she has held for these entities since October 2008, October 2008, October 2008, August 2009, August 2009, January 2010 and February 2013, respectively. From July 2007 to December 2008, Ms. Yamane served as the Chief Financial Officer of KBS REIT II and from July 2007 to October 2008 she served as Controller of KBS REIT II; from October 2004 to October 2008, Ms. Yamane served as Fund Controller of our advisor; from June 2005 to December 2008, she served as Chief Financial Officer of KBS REIT I and from June 2005 to October 2008, she served as Controller of KBS REIT I.
Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, from 2004 through 2015, Ms. Yamane was responsible for client accounting/reporting for two real estate portfolios. These portfolios consisted of industrial, office and retail properties as well as land parcels. Ms. Yamane worked closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assisted in the supervision and management of KBS Realty Advisors’ accounting department.
Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her over 25 years of real estate experience.
Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).
George R. Bravante, Jr. is one of our independent directors, a position he has held since March 2016. In 1996, Mr. Bravante founded Biltmore Advisors, LLC, the general partner of Bravante-Curci Investors, L.P., and since 1996, he has served as the Managing Member of Biltmore Advisors, LLC. Bravante-Curci Investors focuses on real estate and agricultural investments in California. Since 2005, Mr. Bravante has been the owner of Bravante Produce, which oversees agricultural land, and since July 2013, he has served as the Chief Executive Officer of Pacific Agriculture Realty, LP, an agricultural real estate fund.
Mr. Bravante has been in the real estate industry for over 30 years. Prior to founding Bravante-Curci Investors in 1996, Mr. Bravante served as: President and Chief Operating Officer of Colony Advisors, where he oversaw all aspects of the firm’s operations, including financial and asset management and property management and dispositions; President and Chief Operating Officer of the American Realty Group, where he was responsible for the strategic management, restructuring and disposition of more than $20 billion in real estate-related assets; Chief Financial Officer of RMB Realty, where he was extensively involved with all aspects of numerous commercial real estate transactions; and Manager of Ernst & Whinney (now Ernst & Young LLP), where he advised real estate developers and financial institutions as a member of the real estate consulting group. Since December 2014, Mr. Bravante has served on the board of directors and audit committee of Sabre Corp, and from 2004 through 2010, Mr. Bravante served on the board of directors of ExpressJet Holdings, Inc., serving as non-executive chairman from 2005 to 2010. Mr. Bravante also served on the board of directors of Sunkist Growers, Inc. from January 2011 through January 2014 and of American Real Estate Group from 1990 to 1993. Mr. Bravante received a Bachelor of Arts in Accounting from the University of South Carolina in 1982.
Jon D. Kline is one of our independent directors, a position he has held since March 2016. Mr. Kline is the founder and Chief Executive Officer of Clearview Hotel Capital, LLC, a privately-held hotel investment and advisory company focused on acquiring and providing asset management for hotels in urban and unique locations. Mr. Kline has led Clearview Hotel Capital since its founding in 2007. From 2006 through 2007, he served as President and, from 2003 to 2006, as Chief Financial Officer of Sunstone Hotel Investors, Inc., a public hotel REIT (NYSE:SHO). Prior to joining Sunstone in 2003, Mr. Kline oversaw the U.S. hospitality and leisure investment banking practice at Merrill Lynch & Co., with responsibility for lodging, gaming, restaurants and other leisure industries. Prior to joining Merrill Lynch, Mr. Kline was a real estate investment banker at Smith Barney, focused on lodging and other real estate asset classes, and an attorney with Sullivan & Cromwell LLP. Mr. Kline has served on the board of directors of CareTrust REIT, Inc. (NASDAQ: CTRE), a public REIT, since June 2014, and he is currently the chair of the audit committee and a member of the nominating and corporate governance and compensation committees. Mr. Kline holds a Bachelor of Arts in Economics from Emory University and a J.D. from New York University School of Law.
Keith P. Russell is one of our independent directors, a position he has held since March 2016. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. In March 2001, Mr. Russell retired as Chairman of Mellon West and Vice Chairman of Mellon Financial Corporation, in which capacities he had served since 1996. From 1991 through 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank.
Mr. Russell has served on the board of directors of Sunstone Hotel Investors, Inc. (NYSE: SHO), a public REIT, since 2004, and he is currently the chair of the audit committee and a member of the nominating and corporate governance committee. Mr. Russell has served on the board of directors of Hawaiian Electric Industries, Inc. (NYSE: HEI) since May 2011, and he is currently a member of the audit committee. Since 2010, Mr. Russell has also served on the board of directors of American Savings Bank, a subsidiary of Hawaiian Electric Industries, and he is currently a member of the audit committee and is the chair of the risk committee. Since December 2014, Mr. Russell has also served on the board of directors of ASB (Hawaii), a subsidiary of Hawaiian Electric Industries, and he is currently a member of the audit committee. In addition, From 2002 to July 2011, Mr. Russell served on the board of directors of Nationwide Health Properties, Inc., where he served as chair of the audit committee and as a member of the corporate governance and nominating committee. Mr. Russell has been a panelist at various conferences and seminars, addressing topics such as corporate governance and the audit committee’s role. Mr. Russell holds a Bachelor of Arts in Economics from the University of Washington and a Master of Arts in Economics from Northwestern University.
Compensation of Directors
We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay independent directors for attending board and audit or conflicts committee meetings as follows:

•	$2,500 for each board meeting attended;

•	$2,500 for each audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each audit or conflicts committee meeting attended);

•	$2,000 for each teleconference board meeting attended; and

•	$2,000 for each teleconference audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit or conflicts committee meeting attended).
All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
To the extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages, and requires us to indemnify our directors, officers, KBS Capital Advisors and its affiliates for losses they may incur by reason of their service in that capacity if all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•
in the case of a non-independent director, KBS Capital Advisors or one of its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification; and

•	the indemnification is recoverable only out of our net assets and not from the common stockholders.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, KBS Capital Advisors, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to KBS Capital Advisors and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and the person seeking the advancement undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.
We have also purchased and maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.
Our Advisor
Our advisor is KBS Capital Advisors LLC, a limited liability company formed in the State of Delaware on October 18, 2004. KBS Capital Advisors is registered as an investment adviser with the SEC. As our advisor, KBS Capital Advisors has contractual and fiduciary responsibilities to us and our stockholders.

Peter M. Bren and Charles J. Schreiber, Jr. indirectly own a controlling interest in and are two of the managers of KBS Capital Advisors. Keith D. Hall and Peter McMillan III also indirectly own an ownership interest in KBS Capital Advisors and together, through GKP Holding LLC, act as the third manager of KBS Capital Advisors. Messrs. Bren, Hall, McMillan and Schreiber all actively participate in the management and operations of our advisor. For more information regarding the background and experience of Messrs. Bren, Hall, McMillan and Schreiber, see “Management—Executive Officers and Directors” and “—Other Affiliates—Our Sponsor.”
Below is a brief description of the background and experience of the key real estate professionals at KBS Capital Advisors who are not also one of our executive officers.
James Chiboucas is Vice Chairman and Chief Legal Officer of KBS Capital Advisors. Mr. Chiboucas has served as the Chief Legal Officer of KBS Realty Advisors since its formation and the Chief Legal Officer of the other KBS-affiliated investment advisors since 1996. He became Vice Chairman of KBS Realty Advisors in 2006. He has represented KBS-affiliated entities since the first investment advisor was formed in 1992. As Vice Chairman and Chief Legal Officer, Mr. Chiboucas is responsible for the negotiation and documentation of real estate investments across the United States, including management of local counsel in each of the jurisdictions involved with acquisitions and dispositions. He is also a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us. Mr. Chiboucas is a member of the investment committee for the limited purpose of approving potential investments from a legal and regulatory compliance standpoint. He also manages legal counsel retained to provide services for KBS Capital Advisors and KBS Realty Advisors.
Mr. Chiboucas has over 30 years of legal experience in the real estate industry, including real estate investment, finance, acquisitions, dispositions, development and management. Before joining KBS, Mr. Chiboucas was a partner of Paone, Callahan, McHolm & Winton, L.L.P. and Vice-President of Signal Landmark, a national real estate development company, where he was responsible for all of Signal Landmark’s legal real estate transactional matters across the United States. Mr. Chiboucas received a Bachelor’s Degree in Business and a Juris Doctorate degree from the University of Southern California.
Ken Robertson is Regional President, Central United States of KBS Capital Advisors and KBS Realty Advisors. As Regional President, Mr. Robertson oversees asset management and directs acquisition and disposition operations within the Central United States on behalf of KBS-sponsored programs and KBS-advised investors. He has served as Regional President, Central United States since October 2013. Mr. Robertson is also a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Prior to joining a KBS-affiliated investment advisor in 2010, Mr. Robertson served for nine years as president of TR Realty Partners, a real estate investment and advisory firm specializing in identifying development and value-add investment opportunities. Mr. Robertson also spent eleven years working as a tenant representation broker, primarily for The Staubach Company. Mr. Robertson graduated from the California State University, Long Beach with a bachelor of science degree in business administration with an emphasis in real estate and finance.
Marc DeLuca is Regional President, Eastern United States for KBS Capital Advisors and KBS Realty Advisors. As Regional President for the Eastern United States, Mr. DeLuca is responsible for all acquisitions, dispositions and asset management activities in the Northeast, Mid-Atlantic and Southeast regions and in Ohio on behalf of KBS-sponsored programs and KBS-advised investors. He has served as Regional President, Eastern United States since November 2013. Mr. DeLuca is chairman of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
From 1999 until he joined KBS, Mr. DeLuca worked for Clarion Partners and became Managing Director. While at Clarion, Mr. DeLuca was responsible for acquisitions and dispositions for the Mid-Atlantic region, from Delaware to South Florida, and for property management and asset management. From 1996 through 1999, Mr. DeLuca worked for SFRE, Inc., first as a Senior Property Manager and, beginning in 1998, as a Vice President and Principal. In these roles, Mr. DeLuca managed all operations of 1.4 million square feet of Class A and B commercial real estate and approximately 1,100 multifamily units. From 1994 until he joined SFRE, Mr. DeLuca managed American Property Services’ commercial and residential real estate portfolio. Mr. DeLuca graduated from George Washington University with a bachelor of science degree in economics and public policy and earned a master of science degree in real estate from Johns Hopkins University.
Lori Lewis is Executive Vice President, Director of Portfolio Operations for KBS Capital Advisors and KBS Realty Advisors. In this role, Ms. Lewis oversees all acquisition underwriting, due diligence, transaction management, financing and portfolio operations. Ms. Lewis directs a team of underwriting and financing professionals dedicated to managing, underwriting, closing and financing acquisitions for KBS-sponsored programs and KBS-advised investors. She is also directly responsible for on-going portfolio operation activities and investor correspondence for KBS-sponsored programs and KBS-advised investors. Ms. Lewis is also a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Prior to becoming Executive Vice President, Director of Portfolio Operations, Ms. Lewis was Vice President of Acquisitions and Director of Underwriting for a KBS-affiliated investment advisor. Ms. Lewis first joined a KBS-affiliated entity in 1996. Before joining KBS, Ms. Lewis valued commercial real estate as a consultant for several Orange County based consulting and appraisal firms. During her ten years as a consultant, Ms. Lewis performed asset valuations on a multitude of institutional grade commercial, industrial, residential and special purpose real estate properties. Ms. Lewis graduated from Biola University with a bachelor’s degree in business administration.
Rodney Richerson is both the Regional President, Western United States and Director of Asset Management for KBS Capital Advisors and KBS Realty Advisors. He has served as a Regional President since May 1, 2010 and he is directly involved in all acquisitions within the Western United States. As the Director of Asset Management, Mr. Richerson oversees asset management and disposition activities on behalf of KBS-sponsored programs and KBS-advised investors. In this role, Mr. Richerson contributes to the development of leasing operational strategies and objectives throughout the United States. He has served in this role since 2005. Mr. Richerson is also a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.
Mr. Richerson joined a KBS-affiliated investment advisor in February 1994 as an asset manager; he has managed office, industrial, single and multi-family residential equity and debt assets. Prior to joining KBS, Mr. Richerson was director of finance in the Mexico City office of Koll/Cushman Realty Mexico. Mr. Richerson also worked for Koll Development Company’s Southern California Development Group. Mr. Richerson graduated from California State University at Fullerton with a bachelor’s degree in real estate finance.
The Advisory Agreement
Under the terms of the advisory agreement, KBS Capital Advisors must use its best efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to the advisory agreement, KBS Capital Advisors manages our day-to-day operations, retains the property managers for our real estate investments (subject to the authority of our board of directors and officers) and performs other duties, including, but not limited to, the following:

•	finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring real estate investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;

•	arranging for financing and refinancing of our real estate investments;

•	entering into leases and service contracts for our properties;

•	supervising and evaluating each property manager’s performance;

•	reviewing and analyzing the operating and capital budgets of our properties and the properties securing our real estate-related investments;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•
formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our real estate investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.
See “Management Compensation” for a detailed discussion of the fees payable to KBS Capital Advisors under the advisory agreement. Compensation to be paid to KBS Capital Advisors may be increased without the approval of our stockholders. We also describe in that section our obligation to reimburse KBS Capital Advisors for certain expenses, including certain organization and other offering expenses, the costs of providing services to us (other than for the employee costs in connection with services for which it earns acquisition and origination fees or disposition fees, though we may reimburse our advisor for travel and communication expenses) and payments made by KBS Capital Advisors in connection with potential investments, whether or not we ultimately acquire or originate the investment.
It is the duty of our board of directors to evaluate the performance of our advisor before entering into or renewing the advisory agreement. The criteria used in such evaluation will be reflected in the minutes of the meeting at which the performance and criteria are discussed. Our board of directors will determine that any successor entity possesses sufficient qualifications to perform the advisory functions and that the compensation provided for in the advisory agreement is justified.
The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and us. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice and, in such event, KBS Capital Advisors must cooperate with us and our directors in making an orderly transition of the advisory function. Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a fee if (based upon an independent appraised value of the portfolio) KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all of such proceeds must be used to repay the promissory note until it is fully repaid. The amount of the fee would be 15% of the amount by which (i) the hypothetical liquidation proceeds as determined by an independent third party plus distributions paid exceed (ii) the amount necessary to provide investors with a return of their gross investment amount and a 6.0% per year cumulative, noncompounded return from inception through the termination date; however, the agreement does not require that the investors actually have received such return prior to issuance of the promissory note or payments under it. The “hypothetical liquidation proceeds” upon which the amount of the fee is calculated will be based on the appraised value of our properties as of the termination date, less all amounts of third-party indebtedness secured by the properties, plus the fair market value of all of our other real estate-related investments as of the termination date, less amounts of third-party indebtedness related to such real estate-related investments, plus the fair market value of our other assets and liabilities as determined by an independent third party who will be a person or entity with no material current or prior business or personal relationship with our advisor or our directors. Further, the independent expert shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, and shall be a qualified appraiser of real estate as determined by our board of directors or a committee thereof. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification. As the calculation of the fee would be considered a related party transaction, we would expect our conflicts committee would engage the independent expert. For more information on the calculation of the 6.0% per year cumulative, noncompounded return, see “Management Compensation—Operational and Liquidation Listing Stage—Subordinated Participation in Net Cash Flows.” The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination of the advisory agreement and the amount ultimately realized by us. For more information regarding the terms of the advisory agreement, see “Management Compensation.”
KBS Capital Advisors and its affiliates expect to engage in other business ventures and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, KBS Capital Advisors must devote sufficient resources to our business to discharge its obligations to us. KBS Capital Advisors may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.
Initial Investment by Our Advisor
Our sponsor has invested $200,000 in us through the purchase of 20,000 shares of our Class A common stock at $10.00 per share. KBS Capital Advisors is the owner of these 20,000 shares.
Our charter provides that KBS Capital Advisors may not sell any of these shares during the period it serves as our advisor. Although nothing prohibits KBS Capital Advisors or its affiliates from acquiring additional shares of our common stock, KBS Capital Advisors currently has no options or warrants to acquire any shares. KBS Capital Advisors has agreed to abstain from voting any shares it acquires in any vote regarding (i) the removal of KBS Capital Advisors, a director or any of their affiliates or (ii) any transaction between us and KBS Capital Advisors, a director or any of their affiliates. KBS Capital Advisors is indirectly owned and controlled by Messrs. Bren, Hall, McMillan and Schreiber.
In the event the advisory agreement is terminated, the shares owned by KBS Capital Advisors would not automatically be redeemed. KBS Capital Advisors would, however, be able to participate in our share redemption program, subject to all of the restrictions of our share redemption program applicable to all other common stockholders.
Investment by Our Affiliates
Charles J. Schreiber, Jr., our chief executive officer, the chairman of the board and one of our directors, as well as one of the indirect owners of our advisor, and Peter M. Bren, our president and one of the indirect owners of our advisor, have purchased 21,181.2380 and 21,181.2390 shares of our Class A common stock, respectively, each for an aggregate purchase price of $172,500 or $8.144 per share. The per share purchase price reflected an 8.5% discount to the $8.90 initial offering price of our Class A common stock in our private offering because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the accounts of three of his children, and he has disclaimed beneficial ownership of the shares.
Other Affiliates
Our Sponsor
KBS Holdings, which we consider to be our sponsor, is owned and controlled by Messrs. Bren, Hall, McMillan and Schreiber. KBS Holdings owns our advisor and our dealer manager. Messrs. Bren, Hall, McMillan and Schreiber are also some of our executive officers and all four actively participate in the management and operations of our advisor. Our advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber.
Messrs. Bren and Schreiber have been involved in real estate development, management, acquisition, disposition and financing for more than 40 years, respectively. Since 1992, Messrs. Bren and Schreiber have teamed to invest in, manage, develop and sell high-quality U.S. commercial real estate and real estate-related investments for institutional investors. Together, they founded KBS Realty Advisors, a nationally recognized real estate investment advisor. KBS Realty Advisors is registered as an investment adviser with the SEC.
When we refer to a “KBS-sponsored program,” we are referring to the private entities sponsored by an investment advisor affiliated with Messrs. Bren and Schreiber and to the non-traded REITs, KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT II, and our company, that are currently being sponsored by KBS Holdings. Our sponsor is sponsoring KBS Legacy Partners Apartment REIT together with Legacy Partners Residential Realty LLC and certain of its affiliates. When we refer to a “KBS-advised investor,” we are referring to institutional investors that have engaged an investment advisor affiliated with Messrs. Bren and Schreiber to provide real estate investment advice. These investment advisors are also affiliated with our advisor.
Messrs. Bren, Hall, McMillan and Schreiber work together at KBS Capital Advisors with their team of key real estate and debt finance professionals. The key real estate professionals at our advisor include James Chiboucas, Rodney Richerson, Ken Robertson, Marc DeLuca, and Lori Lewis, each of whom has over 20 years of real estate experience, and Jeffrey K. Waldvogel, who has over 10 years of real estate experience. The key real estate and debt finance professionals at our advisor have been through multiple real estate cycles in their careers and have the expertise gained through hands-on experience in acquisitions, originations, asset management, dispositions, development, leasing and property and portfolio management. Together with Messrs. Bren, Schreiber, McMillan, Hall, and Waldvogel, these individuals comprise the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us. Mr. Chiboucas is a member of the investment committee for the limited purpose of approving potential investments from a legal and regulatory compliance standpoint.
Our advisor is the external advisor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT II, and some or all of the individuals who own and control our sponsor are directors and/or executive officers of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, and KBS Strategic Opportunity REIT II. Through their affiliations with KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT II and KBS Capital Advisors, as of December 31, 2015, our sponsor had overseen the investment in and management of approximately $13.2 billion of real estate and real estate-

related investments on behalf of the investors in KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS Strategic Opportunity REIT II.
On January 27, 2006, our sponsor launched the initial public offering of KBS REIT I. KBS REIT I accepted gross offering proceeds of approximately $1.7 billion in its primary initial public offering and accepted aggregate gross offering proceeds of $233.7 million from shares issued pursuant to its dividend reinvestment plan. KBS REIT I ceased offering shares in its primary initial public offering on May 30, 2008 and terminated its dividend reinvestment plan effective April 10, 2012. As of December 31, 2015, KBS REIT I had used $91.8 million to fund share redemptions pursuant to its share redemption program.
On April 22, 2008, our sponsor launched the initial public offering of KBS REIT II. KBS REIT II accepted aggregate gross offering proceeds of approximately $1.8 billion in its primary initial public offering and accepted $298.2 million from shares issued pursuant to its dividend reinvestment plan. KBS REIT II ceased offering shares in its primary initial public offering on December 31, 2010 and terminated its dividend reinvestment plan effective May 29, 2014. As of December 31, 2015, KBS REIT II had used $235.4 million to fund share redemptions pursuant to its share redemption program.
On November 20, 2009, our sponsor launched the initial public offering of KBS Strategic Opportunity REIT. KBS Strategic Opportunity REIT accepted aggregate gross offering proceeds of approximately $561.7 million in its primary initial public offering and, as of December 31, 2015, had accepted $52.8 million from shares issued pursuant to its dividend reinvestment plan. KBS Strategic Opportunity REIT ceased offering shares in its primary initial public offering on November 14, 2012. As of December 31, 2015, KBS Strategic Opportunity REIT had used $38.4 million to fund share redemptions pursuant to its share redemption program.
On March 12, 2010, together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsor launched the initial public offering of KBS Legacy Partners Apartment REIT. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its primary initial public offering on March 12, 2013. On March 13, 2013, KBS Legacy Partners Apartment REIT commenced a follow-on public offering. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its follow-on public offering, effective as of March 31, 2014. KBS Legacy Partners Apartment REIT accepted aggregate gross offering proceeds of approximately $191.5 million in its primary public offerings, and, as of December 31, 2015, had accepted $18.7 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS Legacy Partners Apartment REIT had used $5.9 million to fund share redemptions pursuant to its share redemption program.
On October 26, 2010, our sponsor launched the initial public offering of KBS REIT III. KBS REIT III accepted aggregate gross offering proceeds of approximately $1.7 billion in its primary initial public offering and, as of December 31, 2015, had accepted approximately $103.1 million from shares issued pursuant to its dividend reinvestment plan. KBS REIT III ceased offering shares in its primary initial public offering on May 29, 2015. As of December 31, 2015, KBS REIT III had used $17.7 million to fund share redemptions pursuant to its share redemption program.
On August 12, 2014, our sponsor launched the initial public offering of KBS Strategic Opportunity REIT II. Prior to commencement of its initial public offering, KBS Strategic Opportunity REIT II conducted a private offering to accredited investors, which commenced on July 3, 2013. KBS Strategic Opportunity REIT II accepted gross offering proceeds of approximately $32.2 million in its private offering and raised an additional $2.0 million in proceeds from an affiliate of its sponsor. KBS Strategic Opportunity REIT II ceased offering shares in its private offering on August 11, 2014. KBS Strategic Opportunity REIT II broke escrow in its initial public offering in January 2015. As of December 31, 2015, KBS Strategic Opportunity REIT II had accepted aggregate gross offering proceeds of $49.0 million, including $0.6 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS Strategic Opportunity REIT II had not redeemed any shares pursuant to its share redemption program.
Since 1992, the experience of the investment advisors affiliated with Messrs. Bren and Schreiber includes (as of December 31, 2015):

•
Sponsoring 14 private real estate programs that have investment objectives similar to ours and that have invested over $4.4 billion (including equity, debt and investment of income and sales proceeds) in 303 real estate assets;

•	Through these 14 private KBS-sponsored programs, raising over $2.7 billion of equity from 38 institutional investors; and

•	Selling 267 of the 303 real estate assets acquired by these 14 private KBS-sponsored programs.

In addition to their experience with the 14 private KBS-sponsored programs described above, investment advisors affiliated with Messrs. Bren and Schreiber have also been engaged by four other KBS-advised investors to recommend real estate acquisitions and manage some of their investments. The investment proceeds of these KBS-advised investors were not commingled. The investments made on behalf of these four KBS-advised investors were made pursuant to management agreements or partnership agreements that permitted the KBS-advised investors to reject acquisitions recommended by the KBS-affiliated investment advisor. Because the KBS-advised investors were not as passive as those in the 14 private KBS-sponsored programs described above or as those who invest in this offering, we have not described the real estate assets acquired or managed for these four KBS-advised investors. The amounts paid for the assets acquired and/or managed and for subsequent capital expenditures for these four KBS-advised investors totaled over $4.1 billion. On behalf of these four KBS-advised investors, investment advisors affiliated with Messrs. Bren and Schreiber have sold 228 real estate assets.
We believe that the institutional investors that invested in the 14 private KBS-sponsored programs referenced above and the KBS-advised investors are more likely to invest in offerings that can be conducted with lower offering expenses than those found in this offering, in which the securities are sold by participating broker-dealers on a best-efforts basis. It is not expected that any institutional investors such as the ones described above will participate in this offering. However, if institutional investors do participate in this offering, they would likely invest in amounts entitling them to volume discounts such that their returns, if any, would likely be greater than those who purchase shares in this offering.
See “Management—Executive Officers and Directors” for more information regarding the background and experience of the individuals who own and control our sponsor.
Dealer Manager
We have retained KBS Capital Markets Group LLC, an affiliate of our advisor, to conduct this offering. KBS Capital Markets Group will provide wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell shares at the retail level. The principal business of KBS Capital Markets Group is participating in and facilitating the distribution of securities of KBS-sponsored programs. KBS Capital Markets Group served as the dealer manager for the initial public offerings of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT and for the follow-on offering of KBS Legacy Partners Apartment REIT. KBS Capital Markets Group continues to serve as the dealer manager for the public offering of KBS Strategic Opportunity REIT II and for the dividend reinvestment plan offerings of KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT. In addition, from time to time KBS Capital Markets Group serves as the dealer manager for private programs. Our sponsor owns KBS Capital Markets Group. See “Management—Executive Officers and Directors” for a discussion of the background and experience of Messrs. Bren, Hall, McMillan and Schreiber, the four individuals who indirectly own and control our sponsor.
Below is a brief description of the background and experience of the Chief Executive Officer of KBS Capital Markets Group:
Mick Manning was appointed Chief Executive Officer of KBS Capital Markets Group effective May 8, 2015. As Chief Executive Officer, Mr. Manning is responsible for overall firm strategy of KBS Capital Markets Group and provides strategic and tactical guidance to the organization, with particular focus on product development, distribution, sales management, business planning and oversight of the firm’s wholesaling operations and activities.
Mr. Manning joined KBS Capital Markets Group in January 2006 as one of its original wholesalers and was promoted to national sales manager in June 2009. In January 2015, Mr. Manning was appointed President of KBS Capital Markets Group. Mr. Manning has more than 28 years of experience in the financial services industry, with a diverse background in retail sales and operations, wholesaling and team building. His experience comes from previous leadership roles with MFS/Sun Life, MassMutual, Metlife and Northwestern Mutual Life. Mr. Manning graduated from the University of Colorado, Boulder and holds a Chartered Life Underwriter designation from the American College in Bryn Mawr, Pennsylvania.
Property Manager
We have retained KBS Management Group, LLC, an affiliate of our advisor, to act as a co-manager at our Von Karman Tech Center office building acquired in August 2015. Pursuant to the property management agreement, KBS Management Group will provide certain management services related to Von Karman Tech Center in addition to those provided by our third-party property manager. In exchange for these services, we will pay KBS Management Group a monthly fee equal to 1.5% of the rent, payable and actually collected for the month, from the Von Karman Tech Center. KBS Management Group will generally be responsible for all expenses it incurs in rendering services pursuant to the property management agreement. The effective date of the agreement was January 1, 2016 and the initial term of the agreement is for one year and will be deemed renewed for successive one year periods provided it is not terminated. Each party may terminate the agreement without cause on 30 days’ written notice to the other party and may terminate the agreement for cause on five days’ written notice to the other party upon the occurrence of certain events as detailed in the agreement.
We expect to enter property management agreements on similar terms and conditions with respect any future acquisitions of real property.
Management Decisions
The primary responsibility for the management decisions of KBS Capital Advisors and its affiliates, including the selection of real estate investments to be recommended to our board of directors, the negotiation for these investments and asset management decisions, will reside in the investment committee formed by our advisor. Our charter provides that all proposed real estate investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed real estate investment without action by our full board of directors if the approving members of the conflicts committee constitute at least a majority of our board of directors.

MANAGEMENT COMPENSATION
Although we have executive officers who manage our operations, we have no paid employees. Our advisor and the real estate and debt finance professionals at our advisor manage our day-to-day affairs and our portfolio of real estate investments, subject to our board of directors’ supervision. The following table summarizes all of the compensation and fees that we pay to our advisor and its affiliates, including amounts to reimburse their costs in providing services, and amounts that we will pay to our independent directors. Compensation to be paid to KBS Capital Advisors, KBS Capital Markets Group and their affiliates may be increased without stockholder approval.
The amount of selling commissions differs among Class A shares and Class T shares, and there is an ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering. Both classes of shares have discounts available to certain categories of purchasers. This table assumes that (a) 15% of the proceeds raised in the primary offering are from the sale of Class A shares and 85% of the proceeds raised in the primary offering are from the sale of Class T shares, (b) we do not reallocate shares being offered between our primary offering and distribution reinvestment plan, (c) based on this allocation we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers), and (d) solely with respect to the estimated stockholder servicing fee, 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%. As we are registering any combination of the two classes of shares, our allocation between the Class A shares and the Class T shares is management’s best estimate based on the recommendation of our dealer manager and its perceived demand in the market for each respective class of shares. If the demand for the Class A and Class T shares varies materially from our assumptions as of the date of this prospectus, we will provide an updated management compensation table to reflect a revised allocation between the Class A and Class T shares in this offering. No selling commissions or dealer manager fees are payable on share sold through our distribution reinvestment plan. In addition, no stockholder servicing fee will be paid with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)
		Organization and Offering Stage
Selling Commissions (2)	KBS Capital Markets Group	Up to 6.5% of the price per share of Class A common stock sold and up to 3.0% of the price per share of Class T common stock sold; no selling commissions are payable on shares of common stock sold under our distribution reinvestment plan; all selling commissions will be reallowed to participating broker-dealers.	$52,875,000
Dealer Manager Fee (2)	KBS Capital Markets Group	Up to 2.0% of the price per share of Class A and Class T common stock sold. Our dealer manager may generally reallow to any participating broker dealer up to 1.0% of the gross primary offering proceeds attributable to that participating broker dealer as a marketing fee; in select cases up to 1.5% of the gross primary offering proceeds may be reallowed; this reallow will be based upon such factors as the projected sales volume by such participating broker dealer up to 1.0% of the	$30,000,000

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

gross primary offering proceeds attributable to that participating broker dealer as a marketing fee; in select cases up to 1.5% of the gross primary offering proceeds may be reallowed; this reallow will be based upon such factors as the projected sales volume by such participating broker-dealer, access to conferences and meetings and the general level of assistance of such participating broker-dealer in marketing this offering; no dealer manager fee is payable on shares of common stock sold under our distribution reinvestment plan.

Organization and Other Offering Expenses(3)	KBS Capital Advisors and KBS Capital Markets Group
We reimburse our advisor and dealer manager for commercially reasonable organization and other offering expenses they incur on our behalf in connection with this offering; however, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this primary offering and the offering under our distribution reinvestment plan as of the date of reimbursement.
We also pay organization and other offering expenses directly. At the termination of our primary offering, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses paid directly or reimbursed by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds. Our advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary offering to the extent they exceed 1.0% of gross primary offering proceeds as of the termination of the primary offering. Prior to the termination of the primary offering, we will be responsible for the payment of all organization and other offering expenses we incur directly and the reimbursement of organization and other offering expenses our advisor and dealer manager incur on our behalf in connection with this offering subject to the 15% limit on reimbursements discussed above.
Organization and other offering expenses include all expenses to be paid or reimbursed by us in connection with this offering, excluding selling commissions, the dealer
$15,000,000

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

manager fee and the ongoing stockholder servicing fee. Organization and other offering expenses include our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares in this offering, reimbursement of bona fide due diligence expenses of broker-dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees payable to participating broker-dealers hosting retail seminars and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers, legal fees of our dealer manager and promotional items.
We will not reimburse our dealer manager for wholesaling compensation expenses.

Acquisition and Development Stage
Acquisition and Origination Fees (4)(5)	KBS Capital Advisors
2.0% of the cost of investments acquired or originated by us, or the amount to be funded by us to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments, plus significant capital expenditures budgeted as of the date of acquisition related to the development, construction or improvement of a real estate property. Acquisition fees that are calculated based on capital expenditures budgeted as of the date of acquisition shall be paid at the time funds are disbursed pursuant to a final approved budget upon receipt of an invoice by us.
Our charter limits our ability to make an investment if the total of all acquisition and origination fees and acquisition and origination expenses relating to the investment exceeds 6.0% of the contract purchase price or 6.0% of the total funds advanced. This limit may only be exceeded if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.

$27,419,118 (maximum offering and no debt)/
$74,804,065 (maximum offering and leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets, which is our target leverage)

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)
Acquisition and Origination Expenses(5)	KBS Capital Advisors
Reimbursement of customary acquisition and origination expenses (including expenses relating to potential investments that we do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of our advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communications expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties and real estate-related investments. We estimate that these expenses will average approximately 0.6% of the purchase price or origination amount of our investments, excluding fees and expenses associated with such investments.

$8,176,675 (maximum offering and no debt)/
$22,307,375 (maximum offering and leverage such that our total liabilities do not exceed 65% of the cost of our tangible assets, which is our target leverage)

Operational Stage
Stockholder Servicing Fee	KBS Capital Markets Group
An annual fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) of Class T common stock sold in the primary offering for services rendered to Class T stockholders by the broker dealer of record after the initial sale of the Class T share. For a description of the services required from the broker dealer of record, see the “Plan of Distribution” section of this prospectus. Except as described in the “Plan of Distribution” section of this prospectus, the stockholder servicing fee will accrue daily and be paid monthly in arrears and our dealer manager will reallow all of the stockholder servicing fee to such broker dealer of record.
The stockholder servicing fee with respect to a Class T share will cease accruing upon the earlier of any of the following events (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold, (ii) with respect to a particular Class T share, on the fourth anniversary of the issuance of the share, (iii) a listing of our common stock on a national securities exchange, (iv) a merger or other extraordinary transaction, and (v) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or our dissolution.
Underwriting compensation includes selling commissions, dealer manager fees, and
$51,000,000

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

stockholder servicing fees being paid in connection with an offering as well as other items of value paid in connection with an offering, including amounts not paid directly or reimbursed by us, that are viewed by FINRA as underwriting compensation. No stockholder servicing fee is payable on shares of Class T common stock sold under our distribution reinvestment plan or issued as a stock dividend.

Asset Management Fees (4)(6)	KBS Capital Advisors
A monthly fee equal to one-twelfth of 1.6% of the cost of our investments, less any debt secured by or attributable to our investments.
The cost of our real property investments will be calculated as the amount paid or allocated to acquire the real property, plus budgeted capital improvement costs for the development, construction or improvements to the property once such funds are disbursed pursuant to a final approved budget and fees and expenses related to the acquisition, but excluding acquisition fees paid or payable to our advisor.
The cost of our real estate-related investments and any investments other than real property will be calculated as the lesser of: (x) the amount paid or allocated to acquire or fund the investment, including fees and expenses related to the acquisition or origination (but excluding acquisition or origination fees paid or payable to our advisor), and (y) the outstanding principal amount of such investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to our advisor).
In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment.
Actual amounts are dependent upon the total equity and debt capital we raise, the cost of our investments and the results of our operations; we cannot determine these amounts at the present time.
Property Management Fee	KBS Management Group
A monthly fee equal to a percentage of the rent (to be determined on a property by property basis, consistent with current market rates), payable and actually collected for the month, from certain property acquisitions for which we have entered a property management agreement with KBS Management Group.
Actual amounts are dependent upon the fee negotiated and rents from specific properties subject to a property management agreement; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)
Other Operating Expenses (6)	KBS Capital Advisors and KBS Capital Markets Group
We may reimburse the expenses incurred by our advisor in connection with its provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and cybersecurity costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. At this time we anticipate that we will only reimburse our advisor for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, if our advisor seeks reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits our advisor or its affiliates may pay to our executive officers.
We reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform, or the AIP Platform, with respect to certain accounts of our investors serviced through the AIP Platform.
Additionally, we have entered, together with KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II, KBS Capital Markets Group, KBS Capital Advisors and other KBS-affiliated entities, an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the program and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. Our advisor’s and our dealer manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)
Independent Director Compensation	Independent Directors
We pay each of our independent directors an annual retainer of $40,000. We also pay our independent directors for attending meetings as follows: (i) $2,500 for each board meeting attended; (ii) $2,500 for each audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each audit or conflicts committee meeting attended); (iii) $2,000 for each teleconference board meeting attended; and (iv) $2,000 for each teleconference audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit or conflicts committee meeting attended). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.
Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.
Operational and Liquidation Stage
Subordinated Participation in Net Cash Flows (6)(7)	KBS Capital Advisors
After our common stockholders have received, together as a collective group, aggregate distributions (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary offering, and (ii) a 6.0% per year cumulative, noncompounded return on such gross investment amount, KBS Capital Advisors is entitled to receive 15% of our net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise. Net sales proceeds means the net cash proceeds realized by us after deduction of all expenses incurred (i) in connection with a disposition of our assets, or (ii) from the prepayment, maturity, workout or other settlement of any loan or other investment. Net financing proceeds means the net cash proceeds realized from the financing of our assets or refinancing of our debt.
The 6.0% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6.0% per year cumulative, noncompounded return is being
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

calculated, including a daily adjustment to reflect shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased). In addition, gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6.0%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6.0%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes. The 6.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder but rather is based on total distributions paid on all outstanding shares relative to total gross investment amount invested by all stockholders. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to participate in our net cash flows. In fact, if KBS Capital Advisors is entitled to participate in our net cash flows, the returns of our stockholders will differ, and some may be less than a 6.0% per year cumulative, noncompounded return.
This fee is payable only while we are not listed on an exchange. In addition, before we will be able to pay distributions to our stockholders equal to a return of their gross investment amount plus a 6.0% cumulative, non-compounded, annual return on such gross investment amount, we will need to sell a portion of our assets.  Thus, the sale of one or more assets will be a practical prerequisite for our advisor to receive this fee and we will likely be in our liquidation stage if the advisor is eligible to begin earning this fee.

Liquidation/Listing Stage
Disposition Fees (4)(6)(8)	KBS Capital Advisors
For substantial assistance in connection with the sale of our assets, which includes the sale of a single asset or the sale of all or a portion of our assets through a portfolio sale, merger or business combination transaction, we will pay our advisor or its affiliates a percentage of the contract sales price of the assets sold (including residential or commercial mortgage-backed securities issued by a subsidiary of ours as part of a securitization transaction). For dispositions with a contract
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

sales price less than or equal to $1.5 billion, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $1.5 billion, the disposition fee will equal 1.5% of the first $1.5 billion of the contract sales price, plus 1.1% of the amount of the contract sales price in excess of $1.5 billion. The disposition fee is determined on a per transaction basis and is not cumulative.
Notwithstanding the above, the disposition fees paid to our advisor, its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The conflicts committee will determine whether our advisor or its affiliates has provided substantial assistance to us in connection with the sale of our assets. We will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that (i) if we negotiate a discounted payoff with the borrower, we will pay a disposition fee and (ii) if we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property. We do not intend to sell assets to affiliates. However, if we do sell assets to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold assets to an affiliate, our charter requires that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us. Although we are most likely to pay disposition fees during our liquidation stage, these fees may also be incurred during our operational stage.
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
Subordinated Incentive Fee (6)(9)	KBS Capital Advisors
Upon a merger or listing of our common stock on a national securities exchange, we will pay our advisor an incentive fee. Upon a listing this fee will equal 15% of the amount by which (i) the market value of our outstanding stock plus the total of all distributions paid by us to stockholders from inception until the date market value is determined (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes and excluding any stock dividends) exceeds (ii) the sum of our stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased)
Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

multiplied by the weighted average issue price of the shares sold in the primary offering, and the amount of cash flow necessary to generate a 6.0% per year cumulative, noncompounded return on our stockholders’ gross investment amount from our inception through the date the market value is determined.
Upon a merger this fee will equal 15% of the amount by which (i) the merger consideration amount plus the total of all distributions paid or declared by us to stockholders from inception until the closing of the merger (including distributions funded from any source and those that may constitute a return of capital for federal income tax purposes and excluding any stock dividends) exceeds (ii) the sum of our stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary offering, and the amount necessary to generate a 6.0% per year cumulative, noncompounded return on our stockholders’ gross investment amount from our inception through the closing of the merger.
If our advisor receives a subordinated incentive fee, the fee will not be separately reduced by the prior payment to our advisor of a participation in our net cash flows as the subordinated incentive fee is determined, in the case of a listing, based on the market value of the company after listing, and in the case of a merger, based on the merger consideration, which in both cases would necessarily be reduced by and reflect any prior payment to our advisor of this participation. In addition, if KBS Capital Advisors is entitled to receive the subordinated incentive fee upon a listing, KBS Capital Advisors will no longer participate in our net cash flows as described above.
The 6.0% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6.0% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by us (excluding shares received as a stock dividend which we subsequently repurchased). In addition, gross investment amount is reduced by the following: (i) distributions from net sales

Type of Compensation	Recipient of Compensation	Determination of Amount	Estimated Amount for Maximum Primary Offering ($1,500,000,000 in shares ) (1)

proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6.0%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6.0%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes.
The 6.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder but rather is based on total distributions paid on all outstanding shares relative to total gross investment amount invested by all stockholders. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for KBS Capital Advisors to receive the subordinated incentive fee. In fact, if KBS Capital Advisors is entitled to receive the subordinated incentive fee, the returns of our stockholders will differ, and some may be less than a 6.0% per year cumulative, noncompounded return.

_________________________
(1) The estimated maximum dollar amounts are based on the sale of $1,500,000,000 in shares to the public in the primary offering and exclude the $800,000,000 we have registered under our distribution reinvestment plan as we do not expect the fees paid in this offering to be determined based on proceeds raised in our distribution reinvestment plan offering. We reserve the right to reallocate shares between our primary offering and our distribution reinvestment plan offering, and to the extent we reallocate shares from the distribution reinvestment plan offering to the primary offering, the fees disclosed above will be higher.
(2) All or a portion of the selling commissions and dealer manager fees will not be charged with regard to shares sold to certain categories of purchasers. See “Plan of Distribution.”
(3) In addition to the selling commissions, dealer manager fees and stockholder servicing fee, some of the amounts described under “Organization and Other Offering Expenses” are also underwriting compensation in connection with this offering under the rules of FINRA. These amounts include (i) the attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar; (ii) the travel, meal and lodging costs of registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars; and (iii) the travel, meal and lodging costs of registered persons associated with our dealer manager and registered representatives of the participating broker-dealers to attend bona fide training and education meetings held by us. See “Plan of Distribution” for a discussion of underwriting compensation paid in connection with this offering.
(4) Our advisor in its sole discretion may defer any fee payable to it under the advisory agreement. These fees may consist of a $35 fee per subscription agreement to the extent payable to our advisor for reviewing and processing subscription agreements, acquisition and origination fees, asset management fees, and disposition fees. All or any portion of such fees not taken may be deferred without interest and paid when our advisor determines.
(5) Because the acquisition and origination fee we pay our advisor is a percentage of the purchase price of an investment or the amount to be funded by us to acquire or originate a loan, this fee will be greater to the extent we fund acquisitions and originations through (i) the incurrence of debt (which, along with our other liabilities, we expect to represent between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves) once we have fully invested the proceeds raised during our offering stage); (ii) retained cash flow from operations; (iii) issuances of equity in exchange for assets; and (iv) proceeds from the sale of shares under our distribution reinvestment plan. Our acquisition and origination expenses will also be greater if we fund acquisitions and originations from these sources.
(6) Commencing with the quarter ending December 31, 2016, KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and other offering expenses, legal, audit, accounting, all items of underwriting compensation, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain on the sale of our assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
(7) Our charter requires that any gain from the sale of assets that we may pay KBS Capital Advisors be reasonable. Under our charter, an interest in gain from the sale of assets is “presumptively reasonable” if it does not exceed 15% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6.0% per year cumulative, noncompounded return. Our charter prohibits an interest in the gain from the sale of assets to the extent such interest exceeds what is considered reasonable. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described in note 6 above.
Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a similar fee if KBS Capital Advisors would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. The fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments, and the fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs. See “Management—The Advisory Agreement.”
(8) Although we are most likely to pay disposition fees to KBS Capital Advisors or an affiliate in the event of our liquidation, these fees may also be incurred during our operational stage. Our charter also limits the maximum amount of the disposition fees payable to our advisor and its affiliates to 3% of the contract sales price.
To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described in note 6 above.
(9) The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. The subordinated incentive fee will count against the limit on total operating expenses described in note 6 above.
Due to the public market’s preference for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. Given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by entering into a business combination transaction with affiliates of our sponsor. In the event our board of directors and conflicts committee determine that it is in our best interest to obtain the personnel needed to become self-managed by entering into a business combination with affiliates of our sponsor (an “Internalization Transaction”), then we will not enter into such an Internalization Transaction unless our advisor or one of its affiliates agrees to proceed with the Internalization Transaction without the payment of any internalization fee or other consideration by us, whether in the form of a cash payment or in the form of stock, warrants or options. We cannot predict whether, and on what terms, an internalization transaction would occur in the future. Our charter requires that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that an internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Fees Earned by and Expenses Reimbursable to Our Advisor and the Dealer Manager
Summarized below are the fees earned by and expenses reimbursable to our advisor and our dealer manager for the period from January 27, 2015 to December 31, 2015, the amounts paid, and any related amounts payable as of December 31, 2015.

	Incurred for the period from January 27, 2015 to December 31, 2015	Paid as of December 31, 2015	Payable as of December 31, 2015
Form of Compensation
Organization and Offering Stage
Selling commissions	$817,826	$817,826	$—
Dealer manager fees	267,538	267,538	—
Reimbursable other offering costs	1,079,179	48,430	1,030,749
Acquisition and Development Stage
Real estate acquisition fees	428,217	428,217	—
Operational Stage
Asset management fees	22,221	22,221	—
Reimbursement of operating expenses (1)	205,276	—	205,276
Related party interest expense (2)	19,023	19,023	—
Advisor advance for cash distributions (3)	198,497	—	198,497
Operational and Liquidation/Listing Stage
Disposition fee	—	—	—
Subordinated participation in net cash flows	—	—	—
Subordinated incentive fee	—	—	—
	$3,037,777	$1,603,255	$1,434,522
_____________________
(1) Reimbursable operating expenses primarily related to directors and officers liability insurance, legal fees, state and local taxes, accounting software and cybersecurity related expenses incurred by our advisor under the advisory agreement.
(2) On August 12, 2015, in connection with the acquisition of Von Karman Tech Center, we borrowed $2.6 million pursuant to a bridge loan from our advisor at the rate of 5% per annum. On September 3, 2015, we repaid $1.5 million of the bridge loan.  On November 12, 2015, we paid off the remaining outstanding principal balance and interest due under the bridge loan of $1.1 million.
(3) Our advisor has agreed to advance funds to enable us to pay cash distributions for distribution record dates from September 30, 2015 through the period ending May 31, 2016.
Offering Costs
Our organization and offering costs (other than selling commissions and dealer manager fees) may be paid by our advisor, dealer manager or their affiliates on our behalf in connection with the private offering. These organization and other offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid in connection with the private offering, including the our legal, accounting, printing, mailing and filing fees, charges of the escrow holder and transfer agent, charges of our advisor and/or transfer agent for administrative services related to the issuance of shares in the private offering, reimbursement of due diligence expenses of broker dealers, reimbursement of our advisor for costs in connection with preparing supplemental sales materials, the cost of training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees, travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers. We do not reimburse for wholesaling compensation expenses.
During the private offering, there is no limit on the amount of organization and offering expenses we can incur. As of December 31, 2015, we had recorded $1,079,000 of offering costs (other than selling commissions and dealer manager fees) related to the private offering, all of which were paid by our advisor or its affiliates on our behalf.
During this offering, pursuant to the advisory agreement and dealer manager agreement, we are obligated to reimburse our advisor, dealer manager or their affiliates, as applicable, for organization and other offering costs paid by them on our behalf, provided that no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this primary offering and the offering under our distribution reinvestment plan as of the date of reimbursement. We will not reimburse our dealer manager for wholesaling compensation expenses.  At the termination of our primary offering, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds. Our advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary offering to the extent they exceed 1.0% of gross primary offering proceeds as of the termination of the primary offering. Prior to the termination of the primary offering, we will be responsible for the payment of all organization and other offering expenses we incur directly and the reimbursement of organization and other offering expenses our advisor and dealer manager incur on our behalf in connection with this offering subject to the 15% limit on reimbursements discussed above. Through December 31, 2015, our advisor and its affiliates had incurred organization and offering costs on our behalf in connection with this offering of approximately $1,972,000.
Insurance
We have entered, together with KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Legacy Partners Apartment REIT, our dealer manager, our advisor and other KBS-affiliated entities, into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the program, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. Our advisor’s and our dealer manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.

STOCK OWNERSHIP
The following table shows, as of the date of April 15, 2016, the amount of our Class A common stock (which is the only class of common stock outstanding as of the date of this prospectus) beneficially owned (unless otherwise indicated) by (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock, (ii) our directors, (iii) our executive officers, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of All Shares
Comrit Investments I Limited Partnership (2)	1,731,005.045		23.25%
Peter M. Bren, President (3)	20,116.4540	(4)(5)	*
Keith D. Hall, Executive Vice President (3)	20,116.4540	(4)	*
Peter McMillan III, Executive Vice President, Treasurer, Secretary and Director (3)	20,116.4540	(4)	*
Charles J. Schreiber, Jr. Chairman of the Board, Chief Executive Officer and Director (3)	42,143.8600		*
Jeffrey K. Waldvogel, Chief Financial Officer	—		*
Stacie K. Yamane, Chief Accounting Officer	—		—
George R. Bravante, Jr., Independent Director	—		—
Jon D. Kline, Independent Director	—		—
Keith P. Russell, Independent Director	—		—
All directors and executive officers as a group (3)	42,143.8600	(4)(5)	*
____________________

*	Less than 1% of the outstanding Class A common stock.
(1) The address of each named beneficial owner is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.
(2) Decisions regarding the voting or disposition of the shares of common stock held by Comrit Investments I, Limited Partnership are made by the majority vote of the board of directors of Comrit Investments Ltd., the sole general partner of the limited partnership. The current members of the board of directors of Comrit Investments Ltd. are David Lubetzky and Iddo Kook.
(3) None of the shares is pledged as security.
(4) Includes 20,116.4540 shares of our Class A common stock owned by KBS Capital Advisors, which is indirectly owned and controlled by Messrs. Bren, Hall, McMillan and Schreiber.
(5) Excludes 21,304.5720 shares of our Class A common stock purchased by Mr. Bren on behalf of his three children for which Mr. Bren disclaims beneficial ownership.

CONFLICTS OF INTEREST
We are subject to various conflicts of interest arising out of our relationship with our advisor, KBS Capital Advisors, and its affiliates, some of whom serve as our executive officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.
Our Affiliates’ Interests in Other KBS-Sponsored Programs and KBS-Advised Investors
General
All of our executive officers, our affiliated directors and other key real estate and debt finance professionals at our advisor are also: officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager, our affiliated property manager, and/or other KBS-affiliated investment advisors that are the sponsors of other KBS-sponsored programs or are the advisors of KBS-advised investors; and executive officers, affiliated directors and/or key professionals of KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II, which are also public, non-traded REITs advised by KBS Capital Advisors. Through affiliates of our advisor, key real estate and debt finance professionals at our advisor also serve as investment advisors to KBS-advised investors. These individuals have legal and financial obligations with respect to those KBS-sponsored programs and KBS-advised investors that are similar to their obligations to us. In the future, these individuals and other affiliates of our advisor may organize other KBS-sponsored programs, serve as the investment advisor to other KBS-advised investors and acquire for their own account real estate investments that may be suitable for us.
Since 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private KBS-sponsored programs. Six of these programs were still operating as of December 31, 2015. Our sponsor, through the indirect ownership of Messrs. Bren, Hall, McMillan and Schreiber, is also the sponsor of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II and, together with Legacy Partners Residential Realty LLC and certain of its affiliates, our sponsor is also sponsoring another public real estate investment trust, KBS Legacy Partners Apartment REIT. All of these KBS-sponsored programs have investment objectives that are similar to ours. Conflicts of interest may arise between us and the programs that have not yet been liquidated, between us and future programs and between us and the KBS-advised investors.
Allocation of Investment Opportunities
We rely on the real estate and debt finance professionals of our advisor to identify suitable investments. KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II are also advised by KBS Capital Advisors and rely on many of these same professionals. Messrs. Bren and Schreiber and other real estate professionals at KBS Capital Advisors are also the key real estate professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to KBS-advised investors. As such, other KBS-sponsored programs and KBS-advised investors that are seeking investment opportunities as of the date of this prospectus all rely on many of the same professionals, as will future programs and investors. Many investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs and KBS-advised investors.
Our acquisition stage will overlap to some extent with KBS REIT III, KBS Strategic Opportunity REIT II, KBS Strategic Opportunity REIT, five private KBS-sponsored programs and possibly future KBS-sponsored programs and KBS-advised investors. Like us, KBS REIT III expects its primary investment focus to be core real estate properties similar to those in which we intend to invest and it expected to allocate between 0 and 20% of its portfolio to real estate-related investments once it has fully invested the proceeds from its offering stage. Until KBS REIT III has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS REIT III, we expect KBS Capital Advisors to direct the investment opportunity to KBS REIT III. However, while KBS REIT III is concluding its acquisition phase, our advisor does not believe it is likely we will be competing directly with KBS REIT III for investment opportunities because our advisor believes the initial investment opportunities appropriate for our portfolio will likely be in a price range of $35 million or less, while KBS REIT III will likely be considering investments at a purchase price in excess of $35 million based on its current portfolio composition and available cash for investment. KBS REIT III ceased offering shares in its primary initial public offering on May 29, 2015. Based upon current market conditions, we expect that KBS REIT III will have fully committed the proceeds from its initial public offering by the end of the second quarter of 2016. However, from time to time, and based upon asset sales and the maturity, prepayment or workout of debt-related investments or market conditions, KBS REIT III may seek to make additional investments during our acquisition stage.

We expect KBS Strategic Opportunity REIT II to be raising offering proceeds at the same time we are conducting this offering. In addition, KBS Strategic Opportunity REIT has recently raised approximately $250 million in proceeds from a foreign bond offering in the Israeli debt markets and will be investing the proceeds from this debt offering while we are raising and investing proceeds from our offering stage. KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II intend to invest in real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. Although there may be some overlap of investment opportunities, we generally do not expect to compete for investments with KBS Strategic Opportunity REIT or KBS Strategic Opportunity REIT II because of its debt and opportunistic focus. The five private KBS-sponsored programs that were in their acquisition stages as of the date of this prospectus are seeking to acquire value-added properties, which are properties requiring a significant amount of additional work (e.g. leasing, repositioning, or work-outs) to enhance their value. As a result, we do not expect to be in direct competition with these private KBS-sponsored programs, as we are seeking to acquire more value-creating core real estate properties.
When the KBS real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor, they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. As a result, these KBS real estate and debt finance professionals could direct attractive investment opportunities to other entities or investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to make any significant investment unless our advisor has recommended the investment to us. See “—Certain Conflict Resolution Measures.”
Joint Ventures with Affiliates
We may enter into joint ventures with KBS Capital Advisors, any of our officers or directors or any of their affiliates for the acquisition, development or improvement of properties or other investments if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transactions concludes that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers. KBS Capital Advisors, our advisor, and KBS Realty Advisors and its affiliates, the advisors to the other KBS-sponsored programs and the investment advisers to KBS-advised investors in real estate and real estate-related assets, have some of the same executive officers, directors and other key real estate and debt finance professionals; and these persons will face conflicts of interest in determining which KBS program or investor should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the KBS-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a KBS-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The KBS-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.
Competition for Tenants and Others
Conflicts of interest may exist to the extent that we acquire properties in the same geographic areas where other KBS-sponsored programs, KBS-advised investors or affiliated entities own properties. In such a case, a conflict could arise in the leasing of properties in the event that we and another KBS-sponsored program, KBS-advised investor or affiliated entity were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another KBS-sponsored program, KBS-advised investor or affiliated entity were to attempt to sell similar properties at the same time. See “Risk Factors—Risks Related to Conflicts of Interest.” Conflicts of interest may also exist at such time as we or KBS Capital Advisors seek to employ developers, contractors, building managers or other third parties. Our advisor and the advisors of other KBS-sponsored programs, KBS-advised investors and affiliated entities will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Our advisor and the advisors of other KBS-sponsored programs, KBS-advised investors and affiliated entities will also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective service providers aware of all properties in need of their services. However, our advisor and the advisors of other KBS-sponsored programs, KBS-advised investors and affiliated entities cannot fully avoid these conflicts because they may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for service providers at different properties.
Allocation of Our Affiliates’ Time
We rely on KBS Capital Advisors and the key real estate, debt finance, management and accounting professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane, for the

day-to-day operation of our business. KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II are also advised by KBS Capital Advisors and rely on many of the same real estate, debt finance, management and accounting professionals, as will future KBS-sponsored programs and KBS-advised investors. Further, our officers and affiliated directors are also officers and/or affiliated directors of some or all of the other public KBS-sponsored programs. Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane are also executive officers of KBS REIT I, KBS REIT II and KBS REIT III. Messrs. Hall, McMillan and Waldvogel and Ms. Yamane are executive officers of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, and Messrs. Bren, McMillan and Waldvogel and Ms. Yamane are executive officers of KBS Legacy Partners Apartment REIT. In addition, Messrs. Bren and Schreiber and Ms. Yamane are the executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and KBS-advised investors. As a result of their interests in other KBS-sponsored programs, their obligations to KBS-advised investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane face conflicts of interest in allocating their time among us, KBS Capital Advisors, other KBS-sponsored programs, KBS-advised investors and other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and their affiliates share many of the same key real estate, debt finance, management and accounting professionals. Our executive officers and the key real estate, debt finance, management and accounting professionals affiliated with our sponsor who provide services to us are not obligated to devote a fixed amount of their time to us.
Our sponsor believes that our executive officers and the other key professionals have sufficient time to fully discharge their responsibilities to us and to the other businesses in which they are involved. We believe that our affiliates and executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer or affiliate devotes to us will vary during the course of the year and depend on our business activities at the given time. Because we have not commenced significant operations, it is difficult to predict specific amounts of time an executive officer or affiliate will devote to us. We expect that our executive officers and affiliates will generally devote more time to programs raising and investing capital than to programs that have completed their offering stages, though from time to time each program will have its unique demands. Because many of the operational aspects of KBS-sponsored programs are very similar, there are significant efficiencies created by the same team of individuals at our advisor providing services to multiple programs. For example, our advisor has streamlined the structure for financial reporting, internal controls and investment approval processes for the programs.
Receipt of Fees and Other Compensation by KBS Capital Advisors and its Affiliates
KBS Capital Advisors and its affiliates receive substantial fees from us, which fees were not negotiated at arm’s length. These fees could influence our advisor’s advice to us as well as the judgment of its affiliates, some of whom also serve as our executive officers and affiliated directors, and the key real estate, debt finance, management and accounting professionals at our advisor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•
the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement, the dealer manager agreement and the affiliated property management agreement;

•
offerings of equity by us, which entitle KBS Capital Markets Group to dealer manager fees and will likely entitle KBS Capital Advisors to increased acquisition and origination fees and asset management fees;

•	sales of real estate investments, which will entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

•
acquisitions of real estate investments, which entitle KBS Capital Advisors to acquisition or origination fees based on the cost of the investment and asset management fees based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us, which may influence our advisor to recommend riskier transactions to us and/or transactions that are not in our best interest and, in the case of acquisitions of investments from other KBS-sponsored programs, which might entitle affiliates of KBS Capital Advisors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	borrowings to acquire or originate real estate investments, which borrowings will increase the acquisition and origination fees payable to KBS Capital Advisors;

•
whether and when we seek to list our shares of common stock on a national securities exchange, which listing (i) may make it more likely for us to become self-managed or internalize our management or (ii) could entitle KBS Capital Advisors to a subordinated incentive fee, and which could also adversely affect the sales efforts for other KBS-sponsored programs, depending on the price at which our shares trade; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to a subordinated incentive fee and terminate the asset management fee.
Our Board of Directors’ Loyalties to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III, KBS Strategic Opportunity REIT II and Possibly to Future KBS-Sponsored Programs
All of our affiliated directors are also affiliated directors of KBS REIT I, KBS REIT II and KBS REIT III. One of our affiliated directors is also an affiliated director of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II. The loyalties of our directors serving on the boards of directors of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II, or possibly on the boards of directors of future KBS-sponsored programs, may influence the judgment of our board of directors when considering issues for us that also may affect other KBS-sponsored programs, such as the following:

•
We could enter into transactions with other KBS-sponsored programs, such as property sales, acquisitions or financing arrangements. Such transactions might entitle our advisor or its affiliates to fees and other compensation from both parties to the transaction. For example, acquisitions from other KBS-sponsored programs might entitle our advisor or its affiliates to disposition fees and possible subordinated incentive fees in connection with its services for the seller in addition to acquisition or origination fees and other fees that we might pay to our advisor in connection with such transaction. Similarly, property sales to other KBS-sponsored programs might entitle our advisor or its affiliates to acquisition or origination fees in connection with its services to the purchaser in addition to disposition and other fees that we might pay to our advisor in connection with such transaction. Decisions of our board regarding the terms of those transactions may be influenced by our board’s loyalties to such other KBS-sponsored programs.

•	A decision of our board regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with offerings of other KBS-sponsored programs.

•	A decision of our board regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other KBS-sponsored programs.

•
A decision of our board regarding whether and when we seek to list our common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts of other KBS-sponsored programs, depending on the price at which our shares trade.

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates
All of our executive officers, our affiliated directors and the key real estate and debt finance professionals at our advisor are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in or for:

•	KBS Capital Advisors, our advisor;

•	KBS Capital Markets Group, our dealer manager; and

•	other KBS-sponsored programs (see the “Prior Performance Summary” included in this prospectus).
Through KBS-affiliated entities, some of these persons also serve as the investment advisors to KBS-advised investors. As a result, they owe fiduciary duties to each of these KBS-sponsored programs, their stockholders, members and limited partners and the KBS-advised investors. These fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us.
Affiliated Dealer Manager
Since our dealer manager is an affiliate of KBS Capital Advisors, our stockholders will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Our dealer manager also acts as the dealer manager for KBS Strategic Opportunity REIT II. KBS Strategic Opportunity REIT II will be raising capital in its initial public offering concurrently with our offering. In addition, from time to time KBS Capital Markets Group serves as the dealer manager for private programs. Future programs may also seek to raise capital through our dealer manager through offerings conducted concurrently with our offering. As a result, our sponsor and the dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsor and KBS Capital Markets Group generally seeks to avoid simultaneous offerings by programs that have a substantially similar mix of investment characteristics, including key investment objectives. Nevertheless, there may be periods during which one or more programs for which KBS Capital Markets Groups acts as the dealer manager will be raising capital and may compete with us for investment capital.
Certain Conflict Resolution Measures
Conflicts Committee
In order to ameliorate the risks created by conflicts of interest, we have created a conflicts committee of our board of directors composed of all of our independent directors. An independent director is a person who is not one of our officers or employees or an officer or employee of KBS Capital Advisors, our sponsor or their affiliates and has not been so for the previous two years and meets the other requirements set forth in our charter.
Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both our board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors at our expense. Among the matters we expect the conflicts committee to act upon are:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement and the dealer manager agreement;

•	offerings of securities;

•	the provision of direction and oversight to our advisor in connection with its authority to make the decisions regarding our investments;

•	sales of properties and other investments;

•	investments in assets;

•	originations of loans;

•	borrowings;

•	transactions with affiliates;

•	compensation of our officers and affiliated directors should we ever employ and compensate our officers directly;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with our advisor; and

•	whether and when we seek to sell the company or substantially all of its assets.
Our charter provides that all proposed real estate investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed real estate investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of our board of directors.
Other Charter Provisions Relating to Conflicts of Interest
In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee will evaluate at least annually whether the compensation that we contract to pay KBS Capital Advisors and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee will supervise the performance of KBS Capital Advisors and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation will be based on the following factors as well as any other factors deemed relevant by the conflicts committee:

•
the amount of the fees and any other compensation, including stock-based compensation, paid to KBS Capital Advisors and its affiliates in relation to the size, composition and performance of our investments;

•	whether the total fees and expenses incurred by us are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of KBS Capital Advisors in generating appropriate investment opportunities for us;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by KBS Capital Advisors and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by KBS Capital Advisors and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by KBS Capital Advisors and its affiliates for their own account and for their other clients.
Under our charter, we can only pay our advisor or its affiliates a disposition fee in connection with the sale of assets if (i) our advisor or its affiliates provide a substantial amount of the services in the effort to sell the asset and (ii) the commission does not exceed 3% of the sales price of the assets. Although our charter limits the disposition fee we may pay to our advisor to 3% of the sales price, our advisory agreement provides for a disposition fee equal to 1.5% of the first $1.5 billion of the contract sales price plus 1.1% of the amount of the contract sales price in excess of $1.5 billion. The disposition fee is determined on a per-transaction basis and is not cumulative. Any increase in this fee would require the approval of a majority of the members of our conflicts committee. Moreover, our charter also provides that the commission paid to our advisor and its affiliates, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6.0% of the sales price of the asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on total operating expenses described below. We do not intend to sell assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold assets to an affiliate, our charter requires that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that the transaction is fair and reasonable to us.
Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such an interest in the gain from the sale of assets is presumed reasonable if it does not exceed 15% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6.0% of the original issue price of the common stock per year cumulative. Our charter prohibits an interest in the gain from the sale of assets to the extent such interest exceeds what is considered reasonable. The subordinated incentive fee payable under the advisory agreement is a subordinated participation in net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on total operating expenses described below. See the description of the subordinated incentive fee under “Management Compensation.”
Our charter also limits the amount of acquisition and origination fees and acquisition and origination expenses we can incur to a total of 6.0% of the contract purchase price for the property or, in the case of a loan, 6.0% of the total funds advanced. This limit may only be exceeded if a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition and origination fees and acquisition and origination expenses to equal 6.0% of the purchase price, our advisory agreement limits the acquisition and origination fee to 2.0% of the purchase price (including any acquisition expenses and any debt attributable to such investments plus significant capital expenditures budgeted as of the date of acquisition related to the development, construction or improvement of a real estate property) or 2.0% of the amount to be funded by us to acquire or originate loans (including any expenses related to such investment and any debt we use to fund the acquisition or origination of the loan). Acquisition fees that are calculated based on capital expenditures budgeted as of the date of acquisition shall be paid at the time funds are disbursed pursuant to a final approved budget upon receipt of an invoice by us. Any increase in the acquisition or origination fee stipulated in the advisory agreement could be made without the approval of our stockholders, subject to the approval of a majority of the members of the conflicts committee.
Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee or our advisor may terminate our advisory agreement with KBS Capital Advisors without cause or penalty on 60 days’ written notice. In such event, KBS Capital Advisors must cooperate with us and our directors in making an orderly transition of the advisory function.
Upon termination of the advisory agreement, KBS Capital Advisors may be entitled to a fee if (based upon an independent appraised value of the portfolio) it would have been entitled to a subordinated participation in net cash flows had the portfolio been liquidated on the termination date. The fee would be payable in the form of a promissory note that becomes due only upon the sale of one or more assets or upon maturity or payoff of our debt investments. The fee is payable solely from the proceeds from the sale, maturity or payoff of an asset and future asset sales, maturities or payoffs, and all of such proceeds must be used to repay the promissory note until it is fully repaid. The amount of the fee would be 15% of the amount by which (i) the hypothetical liquidation proceeds as determined by an independent third party plus distributions paid from inception through the termination date exceed (ii) the amount necessary to provide investors with a return of their gross investment amount and a 6.0% per year cumulative, noncompounded return through the termination date; however, the agreement does not require that the investors actually have received such return prior to issuance of the promissory note or payments under it. The “hypothetical liquidation proceeds” upon which the amount of the fee is calculated will be based on the appraised value of our properties as of the termination date, less all amounts of third-party indebtedness secured by the properties, plus the fair market value of all of our other real estate-related investments as of the termination date, less amounts of third-party indebtedness related to such real estate-related investments, plus the fair market value of our other assets and liabilities as determined by an independent third party who will be a person or entity with no material current or prior business or personal relationship with our advisor or our directors. Further, the independent expert shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, and shall be a qualified appraiser of real estate as determined by our board of directors or a committee thereof. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification. As the calculation of the fee would be considered a related party transaction, we would expect our conflicts committee would engage the independent expert. The amount due under the promissory note would not be adjusted upwards or downwards to reflect any difference in the appraised value of our portfolio at termination of the advisory agreement and the amount ultimately realized by us. Therefore, if the ultimate liquidation value of our assets were to decline relative to the appraised value of our assets as of the termination date of the advisory agreement, our advisor may receive a fee even if our stockholders do not ultimately receive a 6.0% per year cumulative, noncompounded return on their investment in us. For more information on the calculation of the 6.0% per year cumulative, noncompounded return, see “Management Compensation—Operational and Liquidation Listing Stage—Subordinated Participation in Net Cash Flows.”
Our Acquisitions. We will not purchase or lease assets in which KBS Capital Advisors, our sponsor, any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated seller or lessor, unless there is substantial justification for the excess amount. In no event may we acquire any such real property at an amount in excess of its current appraised value. An appraisal is “current” if obtained within the prior year. If a property with a current appraisal is acquired indirectly from an affiliated seller through the acquisition of securities in an entity that directly or indirectly owns the property, a second appraisal on the value of the securities of the entity shall not be required if (i) the conflicts committee determines that such transaction is fair and reasonable; (ii) the transaction is at a price to us no greater than the cost of the securities to the affiliated seller; (iii) the entity has conducted no business other than the financing, acquisition and ownership of the property; and (iv) the price paid by the entity to acquire the property did not exceed the current appraised value.
Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of our board of directors, or the approval of a majority of a committee of the board, provided that the members of the committee approving the transaction would also constitute a majority of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from KBS Capital Advisors, our sponsor, any of our directors or officers or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.
Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with KBS Capital Advisors, our sponsor, our directors or officers or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest owned by KBS Capital Advisors, our sponsor, our directors or officers or any of their affiliates.
Other Transactions Involving Affiliates. Our charter provides that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction must conclude that all other transactions, including joint ventures, between us and KBS Capital Advisors, our sponsor, any of our officers or directors or any of their affiliates are fair and reasonable to us and are either on terms and conditions not less favorable to us than those available from unaffiliated third parties or, in the case of joint ventures, are on substantially the same terms and conditions as those received by other joint venturers.
Limitation on Operating Expenses. Commencing with the quarter ending December 31, 2016, KBS Capital Advisors must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and other offering expenses, legal, audit, accounting, all items of underwriting compensation, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our stock on a national securities exchange; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition and origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the sale of real property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
Once this limitation is effective, within 60 days after the end of any fiscal quarter for which there were excess expenses for the 12 months then ended, notice of such fact will be sent in writing to our stockholders or will be disclosed to our stockholders in our next quarterly report or by filing a Current Report on Form 8-K with the SEC, together with an explanation of the factors the conflicts committee considered in determining that such excess expenses were justified.
Issuance of Options and Warrants to Certain Affiliates. Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our common stock to KBS Capital Advisors, our directors, our sponsor or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may issue options or warrants to persons other than KBS Capital Advisors, our directors, our sponsor and their affiliates prior to listing our common stock on a national securities exchange, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the conflicts committee has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to KBS Capital Advisors, our directors, our sponsor or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant.
Repurchase of Our Shares. Our charter provides that we may not voluntarily repurchase shares of our common stock if such repurchase would impair our capital or operations. In addition, our charter prohibits us from paying a fee to KBS Capital Advisors, our sponsor or our directors or officers or any of their affiliates in connection with our repurchase of our common stock.
Loans to Affiliates. We will not make any loans to KBS Capital Advisors, our sponsor or to our directors or officers or any of their affiliates. In addition, our charter will provide that we will not borrow from these affiliates unless a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or KBS Capital Advisors, our sponsor or their affiliates.
In connection with our first acquisition of an office property, on August 12, 2015, our operating partnership borrowed $2.6 million pursuant to a bridge loan from our advisor. On September 3, 2015, we repaid $1.5 million of the bridge loan and on November 12, 2015, we repaid the remaining outstanding principal balance and interest due under the loan of $1.1 million. The bridge loan bore simple interest at the rate of 5% per annum and could be repaid in whole or in part without premium or penalty.
In addition, our advisor has agreed to advance funds to us for distribution record dates through the period ending May 31, 2016. We are only obligated to repay our advisor for its advance if and to the extent that:

(i)
We have an MFFO Surplus, and we will pay our advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
Excess Proceeds from third-party financings are available, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by our conflicts committee in its sole discretion.

In determining whether Excess Proceeds are available to repay the advance, our conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.
No interest accrues on the advance made by our advisor. As of April 15, 2016, $656,786 had been advanced to us by our advisor for cash distributions.
Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year after this offering terminates. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the year to the capital raised;

•
the aggregate amount of advisory fees and the aggregate amount of other fees paid to KBS Capital Advisors and any affiliates of KBS Capital Advisors by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

•
a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates. KBS Capital Advisors and our directors and officers and their affiliates cannot vote their shares of common stock regarding (i) the removal of any of these affiliates or (ii) any transaction between them and us.
Ratification of Charter Provisions. Our board of directors and the conflicts committee has reviewed and ratified our charter by the vote of a majority of their respective members.

Internalization Fee Restriction
If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter requires that a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction conclude that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties. In the event our board of directors and conflicts committee determine that it is in our best interest to obtain the personnel needed to become self-managed by entering into a business combination with affiliates of our sponsor (an “Internalization Transaction”), then we will not enter into such an Internalization Transaction unless our advisor or one of its affiliates agrees to proceed with the Internalization Transaction without the payment of any internalization fee or other consideration by us, whether in the form of a cash payment or in the form of stock, warrants or options.
Allocation of Investment Opportunities
Many investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs, as well as for the KBS-advised investors for whom our advisor, KBS Realty Advisors and their affiliates serve as investment advisors. KBS Capital Advisors, as our advisor and the advisor to KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II, and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investors they, in their sole discretion, will have to determine the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. The factors that the real estate and debt finance professionals will consider when determining the KBS-sponsored program or KBS-advised investor for which an investment opportunity would be the most suitable are the following:

•	the investment objectives and criteria of each program or investor;

•	the cash requirements of each program or investor;

•
the effect of the investment on the diversification of each program’s or investor’s portfolio by type of investment, risk of investment, type of commercial property, geographic location of properties, and tenants of properties;

•	the policy of each program or investor relating to leverage;

•	the anticipated cash flow of the property or asset to be acquired;

•	the income tax effects of the purchase on each program or investor;

•	the size of the investment; and

•	the amount of funds available to each program or investor and the length of time such funds have been available for investment.
If a subsequent event or development, such as a delay in the closing of a property or investment or a delay in the construction of a property, causes any investment, in the opinion of our advisor’s real estate and debt finance professionals, to be more appropriate for another KBS-sponsored program or a KBS-advised investor, they may offer the investment to such KBS-sponsored program or KBS-advised investor. As of the date of this prospectus, KBS REIT III expected its primary investment focus to be core real estate properties similar to those in which we intend to invest and it expected to allocate between 0% and 20% of its portfolio to real estate-related investments once it has fully invested the proceeds from its offering stage. Until KBS REIT III has fully invested the proceeds from its offering stage, and to the extent that an investment opportunity meets the cash flow requirements, operating needs, diversification goals and overall portfolio mix of KBS REIT III, we expect KBS Capital Advisors to direct the investment opportunity to KBS REIT III. However, while KBS REIT III is concluding its acquisition phase, our advisor does not believe it is likely we will be competing directly with KBS REIT III for investment opportunities because our advisor believes the initial investment opportunities appropriate for our portfolio will likely be in a price range of $35 million or less, while KBS REIT III will likely be considering investments at a purchase price in excess of $35 million based on its current portfolio composition and available cash for investment. KBS REIT III ceased offering shares in its primary initial public offering on May 29, 2015. Based upon current market conditions, we expect that KBS REIT III will have fully committed the proceeds from its initial public offering by the end of the second quarter of 2016. However, from time to time, and based upon asset sales and the maturity, prepayment or workout of debt-related investments or market conditions, KBS REIT III may seek to make additional investments during our acquisition stage. It shall be the duty of our board of directors, including the independent directors, to ensure that the allocation method described above is applied fairly to us.

Our advisory agreement with KBS Capital Advisors requires that KBS Capital Advisors inform the conflicts committee each quarter of the investments that have been purchased by other KBS-sponsored programs and KBS-advised investors for whom KBS Capital Advisors, KBS Realty Advisors or one of their affiliates serves as an investment advisor so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. KBS Capital Advisors’ success in generating investment opportunities for us and the fair allocation of opportunities among KBS-sponsored programs and KBS-advised investors are important factors in the conflicts committee’s determination to continue or renew our arrangements with KBS Capital Advisors and its affiliates. The conflicts committee has a duty to ensure that favorable investment opportunities are not disproportionately allocated to other KBS-sponsored programs or KBS-advised investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to make any significant investment unless our advisor has recommended the investment to us.

INVESTMENT OBJECTIVES AND CRITERIA
General
We intend to acquire and manage a diverse portfolio of real estate investments, consisting primarily of core real estate properties. We consider core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, we expect our core focus in the U.S. office sector to reflect a value-creating core strategy. In many cases, these core properties will have slightly higher (10% to 20%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. Many of these properties will require a moderate level of additional investment for capital expenditures and tenant improvement costs in order to improve or rebrand the properties and increase rental rates. Thus, we believe these properties provide an opportunity for us to achieve more significant capital appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. Our value-creating core strategy is generally lower risk relative to an enhanced return or opportunistic strategy because from the date of acquisition core properties generally provide better cash flow, have less near term lease rollover, and require less investment than enhanced return or opportunistic properties. Core properties therefore have less potential for adverse outcomes relative to enhanced return and opportunistic properties. We may make our investments through the acquisition of individual assets and loan originations or by acquiring portfolios of assets, other REITs or real estate companies. We plan to diversify our portfolio by investment type, geographic region, investment size and investment risk with the goal of acquiring a portfolio of income-producing assets that provides attractive and stable returns to our investors. Our primary investment objectives are:

•	to preserve and return our stockholders’ capital contribution; and

•	to provide our stockholders with attractive and stable cash distributions.
We will also seek to realize growth in the value of our investments by timing asset sales to maximize their value.
We may return all or a portion of our stockholders’ capital contribution in connection with the sale of the company or the assets we acquire or upon the maturity or payoff of our debt investments. Alternatively, and subject to the risks disclosed in the “Risk Factors” section of this prospectus, our stockholders may be able to obtain a return of all or a portion of their capital contribution in connection with the sale of their shares.
We may seek to list our shares of common stock on a national securities exchange if our independent directors believe listing would be in the best interests of our stockholders. If we do not list our shares of common stock on a national securities exchange within ten years from commencement of this offering, our charter requires that we either:

•	seek stockholder approval of the liquidation of the company; or

•	postpone the decision of whether to liquidate the company if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders.
If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take into account the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the debt markets generally, as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets would be more likely to result in greater benefit for stockholders.
One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, our board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, our board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. Our board would also likely consider whether there was a large demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our distribution reinvestment plan and the number of requests for redemptions under our share redemption program at this time could be an indicator of stockholder demand to liquidate their investment.
Our board of directors may revise our investment policies, which we describe in more detail below, without the approval of our stockholders. The conflicts committee will review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders. Our charter requires that the conflicts committee include the basis for its determination in its minutes and in an annual report delivered to our stockholders.
Acquisition and Investment Policies
Primary Investment Focus
We intend to focus our investment activities on, and use the proceeds raised during our offering stage principally for, the acquisition and management of a diverse portfolio of real estate investments, consisting primarily of core real estate properties. We plan to diversify our portfolio by investment type, geographic region, investment size and investment risk with the goal of acquiring a portfolio of income-producing real estate investments that provides attractive and stable returns to our investors. We intend to allocate approximately 65% to 100% of our portfolio to investments in core properties. We intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments, including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies; however, there is no limit on the amount of our portfolio that we may allocate to these types of investments. If we make investments in other public companies, we do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage, or to represent a substantial portion of our assets at any one time.
Although this is our target portfolio as of the date of this prospectus, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. We believe that we are most likely to meet our investment objectives through the careful selection and underwriting of assets. When making an acquisition, we will emphasize the performance and risk characteristics of that investment, how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and how the returns and risks of that investment compare to the returns and risks of available investment alternatives. Thus, to the extent that our advisor presents us with what we believe to be good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. However, we will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.
Investments in Real Properties
We expect our primary investment focus to be core real estate properties. We consider core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, we expect our core focus in the U.S. office sector to reflect a value-creating core strategy. In many cases, these core properties will have slightly higher (10% to 20%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. These characteristics provide us with opportunities to lease space at higher rates, especially in markets with increasing absorption, or to re-lease space in these properties at higher rates, bringing below-market rates of in-place expiring leases up to market rates. Many of these properties will require a moderate level of additional investment for capital expenditures and tenant improvement costs in order to improve or rebrand the properties and increase rental rates. Thus, we believe these properties provide an opportunity for us to achieve more significant capital appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. Our value-creating core strategy is generally lower risk relative to an enhanced return or opportunistic strategy because from the date of acquisition core properties generally provide better cash flow, have less near term lease rollover, and require less investment than enhanced return or opportunistic properties. Core properties therefore have less potential for adverse outcomes relative to enhanced return and opportunistic properties.
We expect to focus our investments in real properties in office properties located throughout the United States. The primary types of office properties we intend to invest in include low-rise, mid-rise and high-rise office buildings and office parks in urban and suburban locations, especially those that are in or near central business districts or have access to transportation. In addition, we may consider acquiring industrial properties (including warehouse and distribution facilities, office/warehouse flex properties, research and development properties and light industrial properties) and retail properties. Although this is our primary investment focus, we may make adjustments to our investment focus based on real estate market conditions and investment opportunities.

We will generally hold fee title or a long-term leasehold estate in the properties we acquire. We may also invest in or acquire operating companies or other entities that own and operate assets that meet our investment objectives. We will make investments in other entities when we consider it more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. We may also participate with other entities (including affiliated entities) in property ownership through joint ventures, limited liability companies, partnerships and other types of common ownership.
Our advisor intends to diversify our real estate property investments by investment type, geographic region, investment size and investment risk. We will focus on markets where KBS-affiliated entities have an established market presence, market knowledge and access to potential investments, as well as an ability to direct property management and leasing operations efficiently. We will review and change our target markets periodically in response to changing market opportunities and to maintain a diverse portfolio. Economic and real estate market conditions vary widely both region to region and among different property types within each region and submarket, and we intend to spread our investments both across regions and among the submarkets within regions.
We expect that our real property investments will typically range in size from $35 million to $200 million; however, we may make investments outside of this range. For example, especially during the early stages of our offering, we may make investments for less than $35 million. Further, we may invest more than $200 million in a single property if we believe that property will help us meet our investment objectives. We do not generally expect that we will invest more than $300 million in any single property, although we will not forego an attractive investment because it does not precisely fit our expected portfolio composition. In making such determination, we will consider the diversification of our portfolio and how such investment would assist us in meeting our investment objectives.
We generally intend to hold our core real estate properties for three to seven years. However, economic and market conditions may influence us to hold our properties for different periods of time. We generally expect that as we move toward the end of our offering stage the hold period of assets we will consider will be shorter. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.
Conditions to Closing Real Property Investments. Our advisor will perform a diligence review on each property that we purchase. As part of this review, our advisor will obtain an environmental site assessment for each proposed acquisition (which at a minimum includes a Phase I environmental assessment). We will not close the purchase of any property unless we are generally satisfied with the environmental status of the property. All of our property acquisitions will also be supported by an appraisal prepared by a competent, independent appraiser who is a member-in-good standing of the Appraisal Institute. Our investment policy currently provides that the purchase price of each property will not exceed its appraised value at the time of our acquisition of the property. Appraisals, however, are estimates of value and should not be relied upon as measures of true worth or realizable value. We will also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller or developer. Such documents include, where available:

•	plans and specifications;

•	surveys;

•	evidence of readily transferable title to the proposed investment property, subject to such liens and encumbrances as are acceptable to KBS Capital Advisors;

•	title insurance policies; and

•	financial statements covering recent operations of properties that have operating histories.
Tenant Improvements. We anticipate that tenant improvements required at the time of our acquisition of a property will be funded from our offering proceeds and financings. However, at such time as a tenant of one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space, which may be funded from borrowings and offering proceeds, including proceeds from our distribution reinvestment plan.
Terms of Leases. We expect that the vast majority of the leases we enter will provide for tenant reimbursement of operating expenses. Operating expenses typically include real estate taxes, special assessments, insurance, utilities, common area maintenance and some building repairs. We also intend to include provisions in our leases that increase the amount of base rent payable at various points during the lease term and/or provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds. However, the terms and conditions of any leases we acquire as part of an acquisition of a property or into which we enter with respect to the properties we acquire may vary substantially from those described. We will describe the terms of leases on properties we acquire by means of a supplement to this prospectus where and to the extent we believe such terms are material to a decision to purchase shares in this offering.
Tenant Creditworthiness. We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms dictated by the current submarket conditions and the verifiable creditworthiness of each particular tenant. We will use a number of industry credit rating services to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. The reports produced by these services will be compared to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors includes income statements and balance sheets for the current year and for prior periods, net worth or cash flow statements of guarantors and other information we deem relevant. Third-party brokers will handle the lease-up of our properties with the supervision, support and assistance of the KBS Capital Advisors asset manager that is responsible for managing the lease-up and operation of the property through its sale.
Real Estate-Related Investments
We intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies; however, there is no limit on the amount of our portfolio that we may allocate to these types of investments.
Acquisitions and Originations of Loans
We may make investments in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in such loans. We may structure, underwrite and originate some of the debt products in which we invest. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. By originating loans directly, we will be able to efficiently structure a diverse range of products. For instance, we may sell some components of the debt we originate while retaining attractive, risk-adjusted strips of the debt for ourselves. Our advisor will source our debt investments. We will pay our advisor origination fees for loans that we acquire or originate as well as asset management fees for the loans that we hold for investment.
We may sell some of the loans (or portions of the loans after separating them into tranches) that we originate to third parties for a profit. We expect to hold other loans (or portions of loans) for investment.
We will fund the loans we originate with proceeds from our offerings and, to the extent available, we may fund our investments in loans with proceeds from warehouse lines of credit, repurchase agreements or other borrowings.
Described below are some of the types of loans we may originate or acquire:
Mortgage Loans. We may originate or acquire mortgage loans structured to permit us to (i) retain the entire loan or (ii) sell or securitize the lower yielding senior portions of the loan and retain the higher yielding subordinate investment (or vice-versa). We expect these loans to be secured by commercial properties and generally range in size from $5 million to $50 million, with exceptions, such as high-quality loans with low loan-to-value ratios. We may also acquire seasoned mortgage loans in the secondary market secured by single assets as well as portfolios of performing and sub-performing loans that were originated by third-party lenders such as banks, life insurance companies and other owners.
Second Mortgages. We may invest in second mortgages, which are loans secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.
B-Notes. B-Notes are junior participations in a first mortgage loan, which typically is secured by a single property, but may be secured by a group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-

Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may not be rated by a recognized rating agency.
As B-Notes typically are secured by a single property, the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. Our management believes that B-Notes are among the safest subordinated debt instruments because B-Notes share a single mortgage with the A-Note and, as a result, its position survives an event of foreclosure. After the A-Note is satisfied, any remaining recoveries go next to the B-Note holder.
Mezzanine Loans. The mezzanine loans we may originate or acquire will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions in mezzanine loans, such senior or junior position denoting the particular leverage strip that may apply.
We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the underlying property. We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the underlying property, payable upon maturity of the loan, or upon the refinancing or sale of the underlying property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.
These investments typically range in size from $10 million to $50 million, have terms from two to ten years and bear interest at a rate of 275 to 800 basis points over the applicable interest rate index. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but also may have shorter terms. Mezzanine loans usually have loan-to-value ratios between 66% and 90%.
These types of investments generally involve a lower degree of risk than an equity investment in an entity that owns real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.
These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the mezzanine lender may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on a mezzanine loan or debt senior to a mezzanine loan, or in the event of a borrower bankruptcy, the mezzanine loan will be satisfied only after the senior debt.
Bridge Loans. We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans generally do not exceed three years.
Convertible Mortgages. Convertible mortgages are similar to equity participations. We may invest in and/or originate convertible mortgages if our directors conclude that we may benefit from the cash flow or any appreciation in the value of the subject property.
Wraparound Mortgages. A wraparound mortgage loan is secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.
Construction Loans. Construction loans are loans made for either original development or renovation of real property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.

Loans on Leasehold Interests. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of six months to 15 years. Leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.
Fund Level or Corporate Level Debt. We may invest in various real estate ventures by providing financing to or purchasing the debt obligations of funds or corporate entities with a primary focus on the commercial real estate and real estate finance industries. We do not expect such investments would exceed 10% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage.
Participations. Participation investments are investments in partial interests of loans of the type described above that are made and administered by third-party lenders.
Underwriting Loans. We will not make or invest in mortgage loans unless we obtain an appraisal of the underlying property, except for mortgage loans insured or guaranteed by a government or government agency. We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.
We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may not be insured or guaranteed by the Federal Housing Administration, the Department of Veterans Affairs or another third party.
In evaluating prospective acquisitions and originations of loans, our management and our advisor will consider factors such as the following:

•	the ratio of the amount of the investment to the value of the underlying property;

•	the amount of existing debt on the underlying property and the priority thereof relative to our prospective investment;

•	the underlying property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates and the potential for rental rate increases at the underlying property;

•	current and projected cash flow of the underlying property;

•	the degree of liquidity of the investment;

•	the geographic location of the underlying property;

•	the condition and use of the underlying property;

•	the underlying property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower; and

•	general economic conditions in the area where the underlying property is located.
Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. One of the real estate or debt finance professionals at our advisor or their agent may inspect material underlying properties during the loan approval process, if such an inspection is deemed necessary. Inspection of an underlying property may be deemed necessary if that property is considered material to the transaction (such as a property representing a significant portion of the collateral underlying a pool of loans) or if there are unique circumstances related to such property, such as recent capital improvements or possible functional obsolescence. We also may engage trusted third-party professionals to inspect underlying properties on our behalf.
Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although we expect that most of the loans in which we will invest will provide for payments of interest only during the loan term and a payment of principal in full at the end of the loan term. We do not expect to make or invest in loans with a maturity of more than ten years from the date of our investment and anticipate that most loans will have a term of five years. We may hold some of our investments in loans for four to seven years, though we expect to hold some for two to three years. As discussed above, some of the loans we make may be sold shortly after origination.
Our loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We will not make loans in any jurisdiction in which the regulatory authority believes that we have not complied in all material respects with applicable requirements.
As discussed above, we expect to allocate between 0% and 35% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage. Although this is our target portfolio as of the date of this prospectus, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. Our charter does not limit the amount of gross offering proceeds that we may apply to real estate-related investments. Our charter also does not place any limit or restriction on:

•	the percentage of our assets that may be invested in any type of loan or in any single loan; or

•	the types of properties subject to mortgages or other loans in which we may invest.
When determining whether to make investments in mortgages and other loans, we will consider such factors as: positioning the overall portfolio to achieve a mix of real estate properties and real estate-related investments; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver high current income and attractive risk-adjusted total returns; and other factors considered important to meeting our investment objectives.
Investments in Real Estate-Related Debt Securities
In addition to investments in properties, loans and equity securities (discussed below), we may also invest in real estate-related debt securities such as mortgage-backed securities and debt securities issued by other real estate companies. While we may invest in any of these debt-related securities, we expect that the majority of these investments would be commercial mortgage-backed securities or CMBS. A brief description of commercial mortgage-backed securities follows.
Commercial Mortgage-Backed Securities. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.
CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The equity tranche, which is the “first loss” position, bears most of the risk associated with the collateral pool. It is possible for a relatively small number of defaults in the collateral pool to cause large losses for the equity tranche. However, if the collateral pool performs well, the equity tranche has a greater potential return than the more senior tranches, which typically have returns capped at the coupon rates of the notes created in the structure.
In addition to tranche seniority, the credit quality of CMBS depends on the credit quality of the underlying mortgage loans, the real estate finance market and the parties directly involved in the transaction, which is a function of factors such as:

•	the principal amount of the loans relative to the value of the underlying properties;

•	the mortgage loan terms (e.g. amortization);

•	market assessment and geographic location of the underlying properties;

•	construction quality of the underlying properties;

•	the creditworthiness of the borrowers;

•	macroeconomic variables that affect the supply and demand for commercial real estate;

•	structural features of the transaction, such as subordination levels, advancing terms and other credit enhancements;

•	the originator of the loan and its motivation to sell it;

•	the underwriter and issuer of the transaction and their ability to trade and support it in the secondary markets; and

•	the servicers and trustees responsible for running and maintaining the transaction on a daily basis.
Ratings of Real Estate-Related Debt Securities. For mortgage-backed securities, the securitization process is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment grade.” The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the securities. Based on the sequential payment priority, the risk of nonpayment for the AAA securities is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. We may invest in investment grade and non-investment grade classes.
We evaluate the risk of investment grade and non-investment grade mortgage-backed securities based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We utilize third party data providers to review loan level performance such as delinquencies and threats to credit performance. We also review monthly servicing reports of the master and special servicers as well as reports from rating agencies. We perform specific asset-level underwriting on all significant loans in the securities structure. We utilize sensitivity analysis and other statistical underwriting when evaluating the cash flows generated by a transaction. With respect to transactional structure, we assess the structure of a particular securities transaction as well as utilize third party data providers for a structural sensitivity analysis. After assessing loan-level data and structural data, we combine this information to forecast expected cash flows, probability of default and loss given a default.
Investments in Equity Securities
We may make equity investments in REITs and other real estate companies with investment objectives similar to ours. We may purchase the common or preferred stock of these entities or options to acquire their stock. We may target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage, or to represent a substantial portion of our assets at any one time.
We will make investments in other entities when we consider it more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. We may also participate with other entities (including affiliated entities) in property ownership through joint ventures, limited liability companies, partnerships and other types of common ownership.
Other Possible Investments
Although we expect that most of our investments will be of the types described above, we may make other investments. For example, we may invest in other property types such as apartments or hotel. We may invest in enhanced-return properties, which are higher-yield and higher-risk investments than core real estate properties. Examples of enhanced-return properties that we may acquire and reposition include: properties with higher vacancies or near-term lease rollovers relative to core properties; poorly managed and positioned properties; properties owned by distressed sellers; and built-to-suit properties. We may also acquire properties that are mixed-use properties, properties that are under development or construction, undeveloped land, options to purchase properties and other real estate-related assets. We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if, during a stated period, the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations. In fact, we may invest in whatever types of interests in real estate that we believe are in our best interests. Although we can purchase any type of interest in a real estate investment, our charter does limit certain types of investments. See “—Charter-imposed Investment Limitations.” We do not intend to underwrite securities of other issuers.
Investment Decisions and Asset Management: The KBS Approach
Within our investment policies and objectives, our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our charter provides that all proposed real estate investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed real estate investment without action by our full board of directors if the approving members of the conflicts committee constitute at least a majority of our board of directors. The conflicts committee will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders.
KBS Capital Advisors believes that successful real estate investment requires the implementation of strategies that permit favorable purchases and originations, effective asset management and timely disposition of those assets. As such, KBS Capital Advisors has developed a disciplined investment approach that combines the experience of its team of real estate and debt finance professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The KBS approach also includes active and aggressive management of each asset acquired. KBS Capital Advisors believes that active management is critical to creating value. Our advisor develops a well-defined exit strategy for each investment we make and periodically performs a hold-sell analysis on each asset. These periodic analyses focus on the remaining available value enhancement opportunities for the asset, the demand for the asset in the marketplace, market conditions and our overall portfolio objectives to determine if the sale of the asset, whether via an individual sale or as part of a portfolio sale or merger, would generate a favorable return to our stockholders. Economic and market conditions may influence us to hold our assets for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.
Messrs. Bren and Schreiber each averages over 40 years of real estate experience, and each of Messrs. Bren, Hall, McMillan and Schreiber has over 20 years of experience in real estate-related debt investments. Messrs. Bren, Hall, McMillan and Schreiber work together with their team of real estate and debt finance professionals in the identification, acquisition and management of our investments. The key real estate professionals at our advisor include James Chiboucas, Rodney Richerson, Ken Robertson, Marc DeLuca and Lori Lewis, each of whom has over 20 years of real estate experience, and Jeffrey K. Waldvogel who has over 10 years of real estate experience. Each of them has been through multiple real estate cycles in their careers. These seasoned professionals have the expertise gained through hands-on experience in acquisitions and originations, financing, asset management, dispositions, development, leasing, property management and portfolio management.
In an effort to both find better investment opportunities and enhance the performance of those investments, KBS Capital Advisors will utilize a market-focused structure. KBS Capital Advisors has divided the country into three regions: the Eastern, Central and Western United States. Each region has a regional president who is responsible for executing our investment strategy. Asset managers are typically responsible for investments in only a few markets, which allows them to have in-depth knowledge of each market for which they are responsible. This focus also allows the asset managers to establish networks of relationships with each market’s leasing and investment brokers and owners. We believe this regionally-aligned organization that emphasizes local market knowledge provides better investment selection at acquisition, quicker lease-up of vacant space, better investment operating performance and more timely execution of a sale.
To execute our advisor’s disciplined investment approach, a team of its real estate and debt finance professionals takes responsibility for the business plan of each investment. The following practices summarize KBS Capital Advisors’ investment approach:

•
National Market Research ─ The investment team extensively researches the acquisition and/or origination and underwriting of each investment, utilizing both real time market data and the transactional knowledge and experience of KBS Capital Advisors’ network of professionals.

•
Underwriting Discipline ─ KBS Capital Advisors follows a tightly controlled and managed process to examine all elements of a potential investment including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, income tax considerations and liquidity. Only those assets meeting our investment criteria will be accepted for inclusion in our portfolio. In an effort to keep an asset in compliance with those standards, the underwriting team remains involved through the investment life cycle of the asset and consults with our advisor’s other real estate and debt finance professionals responsible for the asset. This team of experts reviews and develops comprehensive reports for each asset throughout the holding period.

•
Risk Management ─ Risk management is a fundamental principle in our advisor’s construction of our portfolio and in the management of each investment. Diversification by investment type, geographic region, investment size and investment risk is critical to controlling portfolio-level risk. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. KBS Capital Advisors’ real estate and debt finance professionals continuously review the operating performance of investments against projections and provide the oversight necessary to detect and resolve issues as they arise.

•
Asset Management ─ Prior to the purchase of an individual asset or portfolio, the asset managers work closely with the regional president and the acquisition and underwriting teams to develop an asset business strategy. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. KBS Capital Advisors reviews asset business strategies quarterly to anticipate changes or opportunities in the market during a given phase of a real estate cycle. KBS Capital Advisors designed this process to allow for realistic yet aggressive enhancement of value throughout the investment period.

Joint Venture Investments
We may enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) or participations for the purpose of obtaining interests in real estate properties and other real estate investments. We may also enter into joint ventures for the development or improvement of properties. Joint venture investments permit us to own interests in large properties and other investments without unduly restricting the diversity of our portfolio. In determining whether to invest in a particular joint venture, KBS Capital Advisors will evaluate the real estate investments that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our investments.
KBS Capital Advisors will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. We may enter into joint ventures with third parties or other KBS-sponsored programs or affiliated entities; however, we may only enter into joint ventures with other KBS-sponsored programs or affiliated entities if a majority of the board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction concludes that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers. At such time during the term of this offering that KBS Capital Advisors believes that there is a reasonable probability that we will enter into a joint venture for the origination or acquisition of a significant investment, we will supplement this prospectus to disclose the terms of such proposed transaction. You should not rely upon such initial disclosure of any proposed transaction as an assurance that we will ultimately consummate the proposed transaction or that the information we provide in any supplement to this prospectus concerning any proposed transaction will not change after the date of the supplement.
We have not established the specific terms we will require in the joint venture agreements we may enter. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the relevant facts, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture we enter, we expect to consider the following types of concerns and safeguards:

•
Our ability to manage and control the joint venture — We will consider whether we should obtain certain approval rights in joint ventures we do not control. For proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit a joint venture — We will consider requiring buy/sell rights, redemption rights or forced liquidation rights.

•
Our ability to control transfers of interests held by other partners to the venture — We will consider requiring consent provisions, a right of first refusal and/or forced redemption rights in connection with transfers.

Borrowing Policies

We may use borrowed funds to: finance acquisitions of new real estate investments; pay for capital improvements, repairs or tenant build-outs to properties; refinance existing indebtedness; pay distributions; or provide working capital. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. Our investment strategy is to utilize primarily secured and possibly unsecured debt to finance our investment portfolio. We may elect to secure financing subsequent to the acquisition date of real estate investments and initially acquire investments without debt financing. To the extent that we do not finance our properties and other investments, our ability to acquire additional real estate investments will be restricted.
Once we have fully invested the proceeds raised during our offering stage, we expect our debt financing and other liabilities to be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). We expect our debt financing related to the acquisition of core real estate properties to be between 45% and 65% of the aggregate cost of all such assets. We expect our debt financing related to the acquisition and origination of real estate-related investments to be between 0% and 65% of the aggregate cost of all such assets depending upon the availability of such financings in the marketplace. There is no limitation on the amount we may borrow for the purchase of any single asset. Our charter limits our aggregate borrowings to 300% of our net assets (before deducting depreciation or other non-cash reserves), meaning that our borrowings and other liabilities may exceed our maximum target leverage of 65% of the cost of our tangible assets without violating the borrowing restrictions in our charter. We may exceed the 300% limit in our charter only if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. For example purposes only, substantial justification could be found by the conflicts committee for reasons including, but not limited to, the following: (i) if the value of our portfolio declined and new borrowings were necessary to repay existing obligations; (ii) to pay sufficient distributions to maintain our REIT status; or (iii) to buy a property where an exceptional acquisition opportunity presents itself and the terms of the debt and nature of the property are such that the debt does not materially increase the risk that we would become unable to meet our financial obligations as they became due. During the early stages of this offering, and to the extent financing in excess of our charter limit is available at attractive terms, the conflicts committee may approve debt in excess of the charter limit. From time to time, our total liabilities could also be below 35% of the cost of our tangible assets due to the lack of availability of debt financing.
We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties we purchase, publicly and privately-placed debt instruments and/or financings from institutional investors or other lenders. This indebtedness may be unsecured or secured by mortgages or other interests in our assets, or may be limited to the particular property to which the indebtedness relates.
We may finance the acquisition or origination of certain real estate-related investments with repurchase agreements and warehouse lines of credit. With repurchase agreements, we may borrow against the loans, mortgage-backed securities and other investments we own. Under these agreements, we may sell loans and other investments to a counterparty and agree to repurchase the same assets from the counterparty at a price equal to the original sales price plus an interest factor. Repurchase agreements economically resemble short-term, variable-rate financings and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement declines, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. We may also rely on warehouse credit facilities for capital needed to fund our investments. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our investments. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans and, in return for financing, pledge their securities and loans to the warehouse lender. Third-party custodians, usually banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the investor who is deemed to own the securities and loans and, if there is a default under the warehouse credit facility, for the benefit of the warehouse lender. Warehouse facilities, bank credit facilities and repurchase agreements generally include a recourse component, meaning that lenders would retain a general claim against us as an entity. Further, such borrowings may also provide the lender with the ability to make margin calls and may limit the length of time that any given asset may be used as eligible collateral.
The form of our indebtedness may be long-term or short-term, fixed or floating rate or in the form of a revolving credit facility. KBS Capital Advisors will seek to obtain financing on our behalf on the most favorable terms available. For a discussion of the risks associated with the use of debt, see “Risk Factors—Risks Associated with Debt Financing.”
Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, any investment opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.
Our charter provides that we will not borrow from our advisor or its affiliates to purchase properties or make other investments unless a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. We anticipate that our board of directors and conflicts committee will make this determination by (i) seeking to secure borrowings from third party lenders and comparing the terms offered by such third party lenders to the terms of proposed borrowings from our advisor or its affiliates, and (ii) reviewing publicly available disclosure to determine borrowing terms secured by other similarly-situated real estate investment companies from third party lenders and comparing such terms to the terms of proposed borrowings from our advisor or its affiliates.
In connection with our first acquisition of an office property, on August 12, 2015, our operating partnership borrowed $2.6 million pursuant to a bridge loan from our advisor. On September 3, 2015, we repaid $1.5 million of the bridge loan and on November 12, 2015, we repaid the remaining outstanding principal balance and interest due under the loan of $1.1 million. The bridge loan bore simple interest at the rate of 5% per annum and could be repaid in whole or in part without premium or penalty.
In addition, our advisor has agreed to advance funds to us for distribution record dates through the period ending May 31, 2016. We are only obligated to repay our advisor for its advance if and to the extent that:

(i)
We have an MFFO Surplus, and we will pay our advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
Excess Proceeds from third-party financings are available, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by our conflicts committee in its sole discretion.

In determining whether Excess Proceeds are available to repay the advance, our conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.
No interest accrues on the advance made by our advisor. As of April 15, 2016, $656,786 had been advanced to us by our advisor for cash distributions.
Operating Policies
Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our real estate investments and the nature and level of credit enhancements supporting those investments. Our advisor and our executive officers will review and monitor credit risk and other risks of loss associated with each investment. In addition, we will seek to diversify our portfolio of assets to avoid undue geographic, industry and certain other types of concentrations. Our board of directors will monitor our overall portfolio risk and levels of provision for loss.
Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets and through interest rate hedging activities.
Hedging Activities. We may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain debt agreements. We may elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

Equity Capital Policies. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After you purchase shares in this offering, our board may elect to: (i) sell additional shares in this or future offerings; (ii) issue equity interests in private offerings; (iii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation; or (iv) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of our Operating Partnership. To the extent we issue additional equity interests after your purchase in this offering, whether in a follow-on offering, through our distribution reinvestment plan or otherwise, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional issuances and the value of our investments, you may also experience dilution in the book value and fair value of your shares.
Disposition Policies
We generally intend to hold our real estate properties for three to seven years, which we believe is a reasonable period to enable us to capitalize on the potential for increased income and capital appreciation of the properties. We do not expect to make or invest in loans with a maturity of more than ten years from the date of our investment and anticipate that most loans will have a term of five years. We may hold some of our investments in loans for four to seven years, though we expect to hold some for two to three years. We generally expect that as we move toward the end of our offering stage the hold period of assets we will consider will be shorter.
Our advisor develops a well-defined exit strategy for each investment we make and periodically performs a hold-sell analysis on each asset. These periodic analyses focus on the remaining available value enhancement opportunities for the asset, the demand for the asset in the marketplace, market conditions and our overall portfolio objectives to determine if the sale of the asset, whether via an individual sale or as part of a portfolio sale or merger, would generate a favorable return to our stockholders. Economic and market conditions may influence us to hold our assets for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.
If we do not list our shares of common stock on a national securities exchange within ten years from commencement of this offering, our charter requires that we seek stockholder approval of the liquidation of the company, unless a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders. If a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, our charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of our stockholders. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the debt markets generally as well as the federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets would be more likely to result in greater benefit for our stockholders. One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. See the discussion above under “Investment Objectives and Criteria—General.”
Charter-imposed Investment Limitations
Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Pursuant to our charter, we will not:

•	incur aggregate borrowings in excess of 300% of our net assets (before deducting depreciation or other non-cash reserves), unless approved by a majority of the conflicts committee;

•
invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as an equity interest in real property that was not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is available concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•
make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•
acquire a real estate investment if the related acquisition or origination fees and acquisition or origination expenses are not reasonable or exceed 6.0% of the purchase price or funds advanced, provided that the investment may be made if a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves the fees and expenses and determines that the transaction is commercially competitive, fair and reasonable to us;

•
acquire equity securities unless a majority of our board of directors (including a majority of the members of the conflicts committee) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, provided this limitation does not apply to (i) acquisitions effected through the purchase of all of the equity securities of an existing entity; (ii) the investment in wholly owned subsidiaries of ours; or (iii) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•
issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by our board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;

•
issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our Operating Partnership to issue redeemable partnership interests; or

•
make distributions in kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property, (b) our board of directors offers each stockholder the election of receiving such in-kind distributions and (c) in-kind distributions are made only to those stockholders who accept such offer.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.
Investment Limitations under the Investment Company Act of 1940
We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•
pursuant to Section 3(a)(1)(A), is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
pursuant to Section 3(a)(1)(C), is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
We believe that neither we nor our Operating Partnership will be required to register as an investment company based on the following analysis. With respect to the 40% test, most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that will not themselves be investment companies and will not be relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).
With respect to the primarily engaged test, we and our Operating Partnership will be holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries, namely the business of purchasing or otherwise acquiring real estate and real estate-related assets.
If any of the subsidiaries of our Operating Partnership fail to meet the 40% test, we believe they will usually, if not always, be able to rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Otherwise, they should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters. We expect that any of the subsidiaries of our Operating Partnership relying on Section 3(c)(5)(C) will invest at least 55% of its assets in qualifying assets, and approximately an additional 25% of its assets in other types of real estate-related assets. If any subsidiary relies on Section 3(c)(5)(C), we expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
Pursuant to the language of Section 3(c)(5)(C), we will treat an investment in real property as a qualifying real estate asset. The SEC staff, according to published guidance, takes the view that certain mortgage loans, participations, mezzanine loans and other types of real estate related loans in which we intend to invest are qualifying real estate assets. Thus, we intend to treat these investments as qualifying real estate assets. The SEC staff has not published guidance with respect to the treatment of commercial mortgage backed securities for purposes of the Section 3(c)(5)(C) exemption. Unless we receive further guidance from the SEC or its staff with respect to residential or commercial mortgage backed securities, we intend to treat residential or commercial mortgage backed securities as a real estate-related asset.
If any subsidiary relies on Section 3(c)(5)(C), we expect to limit the investments that the subsidiary makes, directly or indirectly, in assets that are not qualifying assets and in assets that are not real estate-related assets. In 2011, the SEC issued a concept release indicating that the SEC and its staff were reviewing interpretive issues relating to Section 3(c)(5)(C) and soliciting views on the application of Section 3(c)(5)(C) to companies engaged in the business of acquiring mortgages and mortgage related instruments. To the extent that the SEC or its staff provides guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from registration as an investment company, we may be required to adjust our strategy accordingly. Any guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

DESCRIPTION OF REAL ESTATE INVESTMENTS
Acquisition of Von Karman Tech Center
On August 12, 2015, we, through an indirect wholly owned subsidiary (the “Owner”), acquired an office building containing 101,161 rentable square feet (“Von Karman Tech Center”) from HB Von Karman, LLC (the “Seller”). The Seller is not affiliated with us or our advisor. Von Karman Tech Center is located in Irvine, California on approximately 4.6 acres of land.
In connection with our acquisition of Von Karman Tech Center, our advisor initially entered into a purchase and sale agreement with the Seller on June 4, 2015 as we had not yet broken escrow in our private offering. This agreement and the amendments thereto were assigned to the Owner on August 11, 2015, prior to our completion of the acquisition of Von Karman Tech Center.
The contractual purchase price of Von Karman Tech Center was approximately $21.5 million plus closing costs. We funded the acquisition of Von Karman Tech Center with proceeds from the Von Karman Tech Center Mortgage Loan (as defined below), proceeds from the Advisor Bridge Loan (as defined below), and proceeds from the sale of shares of our Class A common stock.
Von Karman Tech Center was built in 1980 and was renovated throughout 2013 and 2014. As of December 31, 2015, the building was 100% leased to 12 tenants. As of December 31, 2015, the aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements) for the tenants of Von Karman Tech Center, was approximately $2.0 million; the weighted-average remaining lease term for the tenants was approximately 5.7 years; and weighted-average rental rate (net of rental abatements) over the remaining lease term was $22.78 per square foot.
As of December 31, 2015, LNH Inc., a tenant in Von Karman Tech Center in the computer industry, individually occupied 44,892 rentable square feet or approximately 44% of the total property rentable square feet at Von Karman Tech Center. Its lease expires on June 30, 2023 with two five-year extension options. As of December 31, 2015, the annualized base rent for this tenant was approximately $0.9 million; the remaining lease term was approximately 7.5 years; and the average rental rate over the remaining lease term was $20.18 per square foot. This tenant represents approximately 39% of our aggregate annual effective base rent. No other tenant occupies more than 10% of all rentable square feet at Von Karman Tech Center.
The average occupancy rate for Von Karman Tech Center for the last five years was as follows:

Year	Average Occupancy Rate
2011	59%
2012	62%
2013	63%
2014	72%
2015	91%
The average effective annual rental rate per square foot for each of the last five years for Von Karman Tech Center was:

Year	Average Effective Annual Rental Rate per Square Foot (1)
2011	$20.83
2012	$23.57
2013	$21.87
2014	$20.11
2015	$19.10
_____________________
(1) Average effective annual rental rate per square foot is calculated as the annualized contractual base rental income for the year, net of rental abatements, divided by the average leased square feet.

The table below sets forth a schedule of expiring leases for Von Karman Tech Center by annualized effective base rent (net of rental abatements) and by leased rentable square feet as of December 31, 2015.

	No. of Expiring Leases	Annualized Effective Base Rent		% of Annualized Effective Base Rent	Leased Rentable Square Feet Expiring	% of Property Rentable Square Feet Expiring
2016	1	$98,856		5.0%	4,119	4.1%
2017	1	158,784		8.0%	6,751	6.7%
2018	5	438,726		22.0%	18,455	18.3%
2019	1	151,296		7.6%	6,304	6.3%
2020	1	—	(1)	—	3,051	3.0%
2021	1	206,749		10.4%	9,313	9.2%
2022	—	—		—	—	—
2023	1	808,056		40.4%	44,892	44.6%
2024	—	—		—	—	—
2025	—	—		—	—	—
Thereafter	1	131,712		6.6%	7,840	7.8%
_____________________
(1) As of January 1, 2016, a tenant with a remaining lease term of 4.9 years was under its rental abatement period. The annual effective base rent (net of rental abatements) for this lease was $77,000.
We believe that Von Karman Tech Center is suitable for its intended purpose and is adequately insured. For federal income tax purposes, the cost of Von Karman Tech Center, excluding the cost attributable to land, will be depreciated on a straight-line basis over 39 years.
Von Karman Tech Center Mortgage Loan
On August 12, 2015, in connection with the acquisition of Von Karman Tech Center, we, through the Owner, entered into a mortgage loan with an unaffiliated lender for up to $17.3 million, secured by Von Karman Tech Center (the “Von Karman Tech Center Mortgage Loan”). At closing, $17.1 million of the loan was funded and the remaining $0.2 million was available for future disbursements, subject to certain terms and conditions contained in the loan documents. As of April 15, 2016, $11.2 million is outstanding under the loan and $28,210 remains available for future disbursements. The Von Karman Tech Center Mortgage Loan matures on September 1, 2020 and bears interest initially at a floating rate of 350 basis points over one-month LIBOR. Monthly payments are initially interest-only; however, under certain circumstances described in the loan agreement, we may be required to make payments consisting of both principal and interest. The remaining principal balance and all accrued and unpaid interest are due at maturity. We have the right to prepay all or a portion of the Von Karman Tech Center Mortgage Loan, subject to certain fees and conditions contained in the loan agreement.
KBS GI REIT Properties, LLC (“KBS GI REIT Properties”), our wholly owned subsidiary, in connection with the Von Karman Tech Center Mortgage Loan, is providing a guaranty of the payment of certain potential liabilities, obligations, losses, damages, fees and expenses incurred by the lender relating to the Von Karman Tech Center Mortgage Loan as a result of certain intentional actions committed by the Owner and/or any of its affiliates in violation of the loan documents, or certain other occurrences in relation to Von Karman Tech Center and/or the Owner and KBS GI REIT Properties, as further described in the guaranty. KBS GI REIT Properties is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Von Karman Tech Center Mortgage Loan in the event of: certain bankruptcy, insolvency or related proceedings involving the Owner, KBS GI REIT Properties or any their affiliates as described in the guaranty; and any transfer of the Owner’s interest in Von Karman Tech Center in violation of the loan documents.
Advisor Bridge Loan
In addition to the Von Karman Tech Center Mortgage Loan, we, through our Operating Partnership, borrowed $2.6 million pursuant to a bridge loan from our advisor.

In connection with obtaining the bridge loan, our Operating Partnership executed a promissory note in favor of our advisor, pursuant to which our Operating Partnership agreed to repay the outstanding principal balance and any accrued interest under the bridge loan by August 12, 2016. The unpaid principal under the promissory note bore simple interest from the date advanced at the rate of 5% per annum. Our Operating Partnership could prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. On September 3, 2015, we repaid $1.5 million of the bridge loan. On November 12, 2015, we paid off the remaining outstanding principal balance and interest due under the bridge loan of $1.1 million.

PLAN OF OPERATION
General
We are a recently organized Maryland corporation that intends to qualify as a REIT beginning with the taxable year ended December 31, 2015. We expect to use substantially all of the net proceeds from our offering stage to acquire and manage a diverse portfolio of real estate properties, consisting primarily of core real estate properties. We consider core properties to be existing properties with at least 80% occupancy. Based on the current market outlook, we expect our core focus in the U.S. office sector to reflect a value-creating core strategy. In many cases, these core properties will have slightly higher (10% to 20%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. Many of these properties will require a moderate level of additional investment for capital expenditures and tenant improvement costs in order to improve or rebrand the properties and increase rental rates. Thus, we believe these properties provide an opportunity for us to achieve more significant capital appreciation by increasing occupancy, negotiating new leases with higher rental rates and/or executing enhancement projects. Our value-creating core strategy is generally lower risk relative to an enhanced return or opportunistic strategy because from the date of acquisition core properties generally provide better cash flow, have less near term lease rollover, and require less investment than enhanced return or opportunistic properties. Core properties therefore have less potential for adverse outcomes relative to enhanced return and opportunistic properties.
We may make our investments through the acquisition of individual assets and loan originations or by acquiring portfolios of assets, other REITs or real estate companies. We plan to diversify our portfolio by investment type, geographic region, investment size and investment risk with the goal of acquiring a portfolio of income-producing assets that provides attractive and stable returns to our investors. We intend to allocate approximately 65% to 100% of our portfolio to investments in core properties. We intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments, including mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies; however, there is no limit on the amount of our portfolio that we may allocate to these types of investments. If we make investments in other public companies, we do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds raised during our offering stage, assuming we raise substantial proceeds during our offering stage, or to represent a substantial portion of our assets at any one time. Although this is our target portfolio as of the date of this prospectus, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with what we believe to be good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. We commenced investment operations on August 12, 2015 with the acquisition of our first office property. We have not identified any additional real estate investments that it is reasonably probable that we will acquire or originate with the proceeds from this offering.
KBS Capital Advisors is our advisor and manages our day-to-day operations and our portfolio of real estate investments and makes recommendations on all investments to our board of directors. Our charter provides that all proposed real estate investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed real estate investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors. KBS Capital Advisors will also provide asset-management, marketing, investor-relations and other administrative services on our behalf. We have no paid employees.
We intend to make an election to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ended December 31, 2015. If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Such an event could materially and adversely affect our net income and cash available for distribution to our stockholders. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2015, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.
We will present our financial statements and operating partnership income, expenses and depreciation on a consolidated basis with KBS Growth & Income REIT Holdings and our Operating Partnership. Neither subsidiary will file a federal income tax return. All items of income, gain, deduction (including depreciation), loss and credit will flow through

KBS Growth & Income REIT Holdings and our Operating Partnership to us as each of these subsidiary entities will be disregarded for federal tax purposes. These tax items will not generally flow through us to our stockholders. Rather, our net income and net capital gain will effectively flow through us to our stockholders as and when we pay distributions.
Liquidity and Capital Resources
We are dependent upon the net proceeds from our offering stage to conduct our proposed operations. We will obtain the capital required to make real estate investments and conduct our operations from the proceeds of our private offering, this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of April 15, 2016, we had raised approximately $66.3 million in gross offering proceeds from the sale of shares of our Class A common stock in our private offering and separate private transactions. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”
If we are unable to raise substantial funds during our offering stage, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate more significantly with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds during our offering stage. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions to our stockholders. We expect to establish a modest working capital reserve from our offering proceeds for maintenance and repairs of real properties, as we expect the vast majority of leases for the properties we acquire will provide for tenant reimbursement of operating expenses. However, to the extent that we have insufficient funds for such purposes, we may establish additional reserves from gross offering proceeds, out of cash flow from operations or net cash proceeds from the sale of properties.
As of December 31, 2015, our total liabilities were $18.2 million. We expect that once we have fully invested the proceeds raised during our offering stage, our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). Though this is our target leverage, our charter does not limit us from incurring debt until our aggregate borrowings would exceed 300% of our net assets (before deducting depreciation or other non-cash reserves), though we may exceed this limit under certain circumstances. During the early stages of this offering, and to the extent financing in excess of this limit is available at attractive terms, the conflicts committee may approve debt in excess of this limit.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and our dealer manager. These payments will include payments to our dealer manager for selling commissions, the dealer manager fee and the stockholder servicing fee, and payments to the dealer manager and our advisor for reimbursement of certain organization and other offering expenses. At the termination of this primary offering, our advisor and its affiliates have agreed to reimburse us to the extent that certain organization and other offering expenses (as described in our management compensation table) borne by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds. Our advisor and its affiliates will be responsible for the payment of such organization and other offering expenses related to this primary offering to the extent they exceed 1.0% of gross primary offering proceeds.
During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and acquisition or origination of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor and our dealer manager, see “Management Compensation.” The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and the conflicts committee.
We intend to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2015. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare cash distributions based on daily record dates and pay cash distributions on a monthly basis. During our offering stage, we also intend to authorize and declare stock dividends based on monthly record dates and to issue stock dividends on a monthly basis. We have not established a minimum distribution level. See “—Distributions” below.

Results of Operations
We were formed on January 12, 2015. On August 12, 2015 we commenced investment operations in connection with the acquisition of our first office property. We expect to use substantially all of the net proceeds from our offering stage to acquire and manage a diverse portfolio of real estate properties, consisting primarily of core real estate properties, and we intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments. We may also invest in entities that make similar investments. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition.
Distributions
Our board of directors has authorized cash distributions and stock dividends on our outstanding shares of common stock for each month from September 2015 through May 2016. Our board has declared cash distributions in the amount of $0.00136986 per share per day based on daily record dates for October 1, 2015 through February 28, 2016 and March 1, 2016 through May 31, 2016; provided, that for record dates for April 1, 2016 through May 31, 2016, the daily amount for each share will be reduced by the daily class-specific expenses accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date. For the month of September 2015, our cash distribution was declared for a single record date, September 30, 2015, in the amount of $0.04109589 per share. Our stock dividends to date have been declared based on monthly record dates in an amount that would equal a 1% annualized stock dividend per share of common stock if paid each month for a year. Cash distributions to date have been funded by advances from our advisor.
Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.
As of the date of this prospectus, all distributions paid have been funded with advances from our advisor. Our advisor is not obligated to advance funds to us, and has only agreed to advance funds to us for distributions with record dates through May 31, 2016.
We are only obligated to repay our advisor for its advance if and to the extent that:

(i)
We have an MFFO Surplus, and we will pay our advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
Excess Proceeds from third-party financings are available, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by our conflicts committee in its sole discretion.

In determining whether Excess Proceeds are available to repay the advance, our conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.
No interest accrues on the advance made by our advisor. As of April 15, 2016, $656,786 had been advanced to us by our advisor for cash distributions.

Market Outlook – Real Estate and Real Estate Finance Markets
The following discussion is based on management’s beliefs, observations and expectations with respect to the real estate and real estate finance markets.
Current conditions in the global capital markets remain volatile. The slowdown in global economic growth, and the increase in oil production capacity, has had a ripple effect through the energy and commodity markets. Decreasing levels of demand for commodities have led to a weakening of global economic conditions, particularly in emerging market nations. Many nations in the developing world rely on metals, minerals and oil production as the basis of their economies. When demand for these resources drops, the economic environment deteriorates, and deflation becomes a very real risk. Over the past decade the United States has seen a resurgence of the domestic energy markets. The growth of domestic oil and natural gas production helped the U.S. economy rebound from the 2008-2009 recession. During the first quarter of 2016, supply pressures in the energy markets have driven down the price of oil to levels not seen in many years, and U.S. economic growth has slowed.
Central bank interventions and the use of monetary policy to combat the lingering effects of the 2008-2009 recession continue to affect the global economy. The FED pursued an accommodative monetary policy that included cutting interest rates and implementing a quantitative easing (“QE”) program. In 2015, the U.S. economy continued strengthening, and the FED ceased the QE program and raised the Target Funds rate by 25 basis points. In 2012, Japan embarked on a massive QE program designed to kick start the country’s economy. The Japanese economy remains weak, with little or no economic growth. In Europe, the European Central Bank (“ECB”) announced its own QE program in January 2015. The long awaited announcement led to lower European interest rates and a weakening of the Euro against other currencies. With much of the EU economy still experiencing low economic growth, the ECB is now poised to increase its QE program. While the intent of these policies is to spur economic growth, the size of these programs is unprecedented, and the ultimate impact on the global financial system is unknown.
In the United States, recent economic data has been mixed. Slow and steady growth in the labor markets has driven unemployment to 4.9% as of January 2016. The labor force participation rate continues to be relatively low and personal income growth has been modest. Consumer spending in the United States has been increasing, and consumer confidence levels are starting to reach levels last seen in the mid-2000’s. U.S. gross domestic product (“U.S. GDP”) has continued to grow. On an annual basis, U.S. GDP growth in 2014 was 2.4%, which was an improvement over 2013’s growth rate of 1.5%. In 2015 U.S. GDP growth came in at 2.4%, with the trend moving towards slower growth in the first quarter of 2016.
With the backdrop of increasing levels of global political conflict, and weaker international economic conditions, the U.S. dollar has remained a safe haven currency. The U.S. commercial real estate market has benefited from strong inflows of foreign capital. In 2015 commercial real estate transaction volumes increased 23%, making 2015 the second highest level of investment volume, behind only 2007. Foreign capital flows represent 17% of the 2015 volume. Initially, gateway markets such as New York City and San Francisco benefited from a high demand for commercial properties. Now investors have branched into secondary and tertiary markets, and demand for investments is leading to price increases and an uptick in construction and development. Some fear the potential creation of an asset bubble, particularly in the gateway metropolitan markets.
Critical Accounting Policies
Below is a discussion of the accounting policies that management believes are or will be critical to our operations. We consider these policies critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Revenue Recognition
Real Estate
We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that a tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
We make estimates of the collectibility of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on real estate loans receivable will be recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, will be amortized over the term of the loan as an adjustment to interest income. We will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we will reserve for any unpaid accrued interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status. We will resume the accrual of interest if we determine the collection of interest according to the contractual terms of the loan is probable.
Real Estate Securities
We will recognize interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums will be amortized to interest income over the life of the investment using the interest method.
We will recognize interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which requires us to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows will be recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities will require significant judgment, which may have a significant impact on the timing of revenue recognized on these investments.
Cash and Cash Equivalents
We recognize interest income on our cash and cash equivalents as it is earned and classify such amounts as other income.
Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real Estate Acquisition Valuation
We record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in-place lease value is amortized to expense over the average remaining non-cancelable terms of the respective in-place leases, including any below-market renewal periods.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
We will monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we will assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.
Real Estate Loans Receivable
Our real estate loans receivable will be recorded at amortized cost, net of loan loss reserves (if any), and will be evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, we will record a loan loss reserve and a provision for loan losses to recognize impairment.
The reserve for loan losses is a valuation allowance that will reflect our estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be adjusted through “Provision for loan losses” in our consolidated statements of operations and will be decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.
An asset-specific reserve relates to reserves for losses on loans considered impaired. We will consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. We will also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of our loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
A portfolio-based reserve covers the pool of loans that do not have asset-specific reserves. A provision for loan losses will be recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will incur a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans will be derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, we will assign estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, our willingness and ability to step in as owner in the event of default, and other pertinent factors.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.
Derivative Instruments
We enter into derivative instruments for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our variable rate notes payable. We record these derivative instruments at fair value on our consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on our consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments on our consolidated statements of operations.
We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. We also assess and document, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When we determine that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, we will discontinue hedge accounting prospectively and reclassify amounts recorded in accumulated other comprehensive income (loss) to earnings.
The termination of a cash flow hedge prior to the maturity date may result in a net derivative instrument gain or loss that will continue to be reported in accumulated other comprehensive income (loss) and will be reclassified into earnings over the period of the original forecasted hedged transaction (i.e. LIBOR-based debt service payments) unless it is probable that the original forecasted hedged transaction will not occur by the end of the originally specified time period (as documented at the inception of the hedging relationship) or within an additional two-month period of time thereafter. If it is probable that the hedged forecasted transaction will not occur either by the end of the originally specified time period or within the additional two-month period of time, that derivative instrument gain or loss reported in accumulated other comprehensive income (loss) will be reclassified into earnings immediately.
Fair Value Measurements
Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g. carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Stockholder Servicing Fee
In addition to the selling commissions and dealer manager fee, we will pay additional underwriting compensation in the form of a stockholder servicing fee on the shares of Class T common stock sold in our primary offering in an annual amount equal to 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers). This fee is subject to certain conditions and limitations, and with respect to a particular Class T share, will generally be recognized at the time the ongoing performance obligations as listed in the currently effective select dealer agreement or servicing agreement that provides for the stockholder servicing fee are performed. See the “Plan of Distribution” section of this prospectus.
Income Taxes
We intend to elect to be taxed as a REIT under the Internal Revenue Code and intend to operate as such beginning with our taxable year ended December 31, 2015. We expect to have little or no taxable income prior to electing REIT status. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent that we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any year after electing REIT status, our income will be subject to federal income tax at regular corporate income tax rates, and we generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the taxable years following the year during which qualification is lost, unless the IRS grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT.
Industry Segments
We expect to use substantially all of the net proceeds from this offering to acquire and manage a diverse portfolio of real estate properties, consisting primarily of core real estate properties. We intend to allocate approximately 65% to 100% of our portfolio to investments in core properties. We intend to allocate approximately 0% to 35% of our portfolio to real estate-related investments. As a result, we may operate in two business segments: real estate and real estate-related. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition.

PRIOR PERFORMANCE SUMMARY
In January 2006, Messrs. Bren, Hall, McMillan and Schreiber teamed to form our sponsor and launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I. In April 2008, our sponsor launched KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II; in November 2009, our sponsor launched KBS Strategic Opportunity REIT, Inc., which we refer to as KBS Strategic Opportunity REIT; in March 2010, our sponsor, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched KBS Legacy Partners Apartment REIT, Inc., which we refer to as KBS Legacy Partners Apartment REIT; in October 2010, our sponsor launched KBS Real Estate Investment Trust III, which we refer to as KBS REIT III; and in July 2013, our sponsor launched KBS Strategic Opportunity REIT II, Inc., which we refer to as KBS Strategic Opportunity REIT II. As described below, KBS REIT I, KBS REIT II, and KBS Strategic Opportunity REIT each acquired a diverse portfolio of commercial properties and real estate-related investments. KBS REIT III has acquired a diverse portfolio that consists almost entirely of equity investments in core office properties. KBS Strategic Opportunity REIT II intends to acquire a diverse portfolio of opportunistic real estate, real estate-related loans, real estate-related debt securities and other real estate-related investments. KBS Legacy Partners Apartment REIT acquired a portfolio of equity investments in high-quality apartment communities. Our advisor, KBS Capital Advisors LLC, which we refer to as KBS Capital Advisors, is also the external advisor to KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Legacy Partners Apartment REIT. Each of these programs is a publicly registered, non-traded REIT. In January 2013, KBS Capital Advisors registered as an investment adviser with the SEC.
Since 1992, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate programs that had raised over $2.7 billion of equity from institutional investors as of December 31, 2015. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a nationally recognized real estate investment advisor. KBS Realty Advisors is registered as an investment adviser with the SEC. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS-affiliated investment advisors.
Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III and KBS Strategic Opportunity REIT II, including information regarding the most recent estimated value per share (if applicable) and share redemption program (if applicable) of each REIT, and the 10 KBS-sponsored private real estate programs as of the 10 years ended December 31, 2015.
By purchasing shares in this offering, you will not acquire any ownership interest in any programs to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate programs discussed. Further, the KBS-sponsored private programs discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS-affiliated investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS-affiliated investment advisor. Such entities are not considered “programs” as that term is used in this prospectus. Additional information regarding the prior performance of KBS-sponsored public programs is included in the Prior Performance tables in this prospectus.
Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with KBS-sponsored public programs, including a copy of the most recent Annual Report on Form 10‑K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10‑K. Many of the materials and reports prepared in connection with KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Legacy Partners Apartment REIT are also available on their websites at www.kbsreit.com, www.kbsreitii.com, www.kbsreitiii.com, www.kbsstrategicopportunityreit.com, www.kbssorii.com and www.kbslegacyreit.com. Neither the contents of those websites nor any of the materials or reports relating to KBS-sponsored public programs are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and other information that KBS-sponsored public programs file electronically with the SEC.

KBS REIT I
On January 27, 2006, our sponsor launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT I ceased offering shares in its primary offering on May 30, 2008 and terminated its dividend reinvestment plan effective April 10, 2012. KBS REIT I accepted gross offering proceeds of $1.7 billion in its primary offering and accepted gross offering proceeds of $233.7 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS REIT I had approximately 41,000 stockholders. As of December 31, 2015, KBS REIT I had redeemed $91.8 million of shares, or 13,021,433 shares, under its share redemption program.
As of December 31, 2015, KBS REIT I owned or, with respect to a limited number of properties, held a leasehold interest in 364 real estate properties (of which eight properties were held for sale), including the GKK Properties (defined below). As of December 31, 2015, KBS REIT I’s real estate portfolio held for investment was approximately 85% occupied (which excludes the eight properties that were held for sale). In addition, as of December 31, 2015, KBS REIT I also owned four real estate loans receivable and a participation interest with respect to a real estate joint venture.
KBS REIT I had investment objectives similar to ours. Like ours, its primary investment objectives were to provide investors with attractive and stable returns and to preserve and return investors’ capital contributions and realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. KBS REIT I’s focus in 2016 is to manage its existing investment portfolio, including strategically selling assets and exploring value-add opportunities for a small number of GKK Properties; and distributing operating cash flow and net sales proceeds to stockholders.
KBS REIT I acquired and manages a diverse portfolio of real estate and real estate-related assets. It sought to diversify its portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that would provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage-backed securities and other similar structured finance investments. With proceeds from its initial public offering and debt financing (as a percentage of its total investments), the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.
As described in more detail below, after KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed when it restructured certain investments, took title to properties underlying investments in certain loans, sold or otherwise disposed of assets and received repayment of debt investments.
KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments, including $34.5 million in acquisition fees and closing costs. KBS REIT I used the net proceeds from its initial public offering for the acquisition and origination of real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively, at acquisition.
With proceeds from its initial public offering and debt financing, as a percentage of the amount invested (based on purchase price), KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 35% in 22 office properties, 29% in 42 industrial properties and a master lease in another industrial property, 26% in interests in 12 mezzanine loans, 5% in interests in six mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments were located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 40% in 26 properties and a master lease in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 15% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

With respect to its historical real estate portfolio, KBS REIT I had disposed of 29 properties as of December 31, 2015 for approximately $682.8 million, net of closing costs. Also during the year ended December 31, 2015, KBS REIT I sold the remaining two condominium units of the Tribeca Building. KBS REIT I originally intended to hold its core properties for four to seven years. Additionally, KBS REIT I has sold or otherwise terminated the leasehold interests in 362 GKK Properties for $1.162 billion, net of closing costs, and its management continues to evaluate which of the remaining GKK Properties to hold and which properties to sell. The hold period of certain GKK Properties has been affected by the underlying debt structure and related defeasance costs and prepayment penalties. KBS REIT I has also transferred 153 GKK Properties to the respective lenders of certain loans for which these properties served as security, in exchange for the release from the debt outstanding and other obligations related to these mortgage loans. See also the discussion of the KBS-New Leaf Joint Venture below. Economic and market conditions may influence KBS REIT I to hold its investments for different periods of time. KBS REIT I initially intended to hold its real estate-related investments to maturity, though economic and market conditions may also influence KBS REIT I to hold these investments for different periods of time. See Table V under “Prior Performance Tables” in this prospectus.
The following summarizes asset sales, restructurings, pay-offs and discounted pay-offs of KBS REIT I’s investments in real estate loans receivable as of December 31, 2015:

•	One Madison Park Mezzanine Loan - The borrowers paid off the loan in full with an outstanding principal balance of $21.0 million, including a spread maintenance premium, in November 2007.

•
Arden Portfolio Mezzanine Loans -KBS REIT I released the borrowers from liability and received a preferred membership interest in a joint venture that owns the properties that had secured the loans (the “HSC Partners Joint Venture”).  KBS REIT I wrote-off its investment in this loan in July 2009. In June 2012, the HSC Partners Joint Venture redeemed KBS REIT I’s preferred membership interest in the joint venture in exchange for a settlement of $0.8 million. KBS REIT I acquired these loans in January 2008 for $144.0 million plus closing costs.

•
18301 Von Karman Loans - KBS REIT I foreclosed on the office property securing the loans in October 2009 and subsequently disposed of the property in June 2010 for $41.3 million. KBS REIT I acquired these loans in June 2008 for $61.9 million plus closing costs.

•
Tribeca Loans - KBS REIT I acquired these loans in 2006 and 2007 for an aggregate purchase price including additional principal funded and net of principal repayments subsequent to acquisition of $57.0 million plus closing costs. KBS REIT I foreclosed on the Tribeca Building, which secured loans, in February 2010 and acquired the remaining unsold units of the Tribeca Building consisting of 27 residential units, 2 commercial retail units and parking spaces and assumed the project liabilities including $39.2 million of mortgage debt and $13.3 million of other liabilities. As of December 31, 2015, KBS REIT I had sold 27 residential units, both commercial retail units and parking spaces for an aggregate sales price of $106.2 million.

•	55 East Monroe Mezzanine Loan Origination - The borrower paid off the loan in full with an outstanding principal balance of $55.0 million in September 2010 at maturity.

•
200 Professional Drive Loan Origination - KBS REIT I foreclosed on the property securing the loan and received $4.1 million upon the sale of the property in December 2010. In July 2007, KBS REIT I originated this loan and funded an aggregate of $9.3 million of principal to the borrower.

•	Artisan Multifamily Portfolio Mezzanine Loan - KBS REIT I wrote-off this investment in January 2011. KBS REIT I acquired this loan in December 2007 for $15.9 million plus closing costs.

•	2600 Michelson Mezzanine Loan - KBS REIT I sold the loan at a discount in June 2011 and received $52,000 upon the sale. KBS REIT I acquired this loan in June 2008 for $8.5 million plus closing costs.

•
GKK Mezzanine Loans - In May 2011, the borrower (the “GKK Borrower”) under the GKK Mezzanine Loan (defined below) defaulted on its payment obligations and, as a result, on September 1, 2011, KBS REIT I entered into a settlement agreement (the “Settlement Agreement”) with the GKK Borrower pursuant to which the GKK Borrower transferred all of its interest in certain real estate properties (the “GKK Properties”) which indirectly secured the GKK Mezzanine Loan, and the mortgage debt related to the GKK Properties, to KBS REIT I in satisfaction of its obligations. KBS REIT I acquired these loans in August 2008 for $496.0 million plus closing costs.

•
San Antonio Business Park Mortgage Loan - KBS REIT I sold the loan to an unaffiliated buyer for $26.0 million in December 2011. KBS REIT I acquired this loan in March 2008 for $23.8 million plus closing costs.

•
Park Central Mezzanine Loan - KBS REIT I released the borrower under the loan from all outstanding debt and liabilities under a discounted payoff agreement at a discounted amount of $7.3 million in December 2011. KBS REIT I acquired its portion of this loan in March 2007 for $15.0 million plus closing costs.

•	Petra Subordinated Debt Tranche A and B - KBS REIT I wrote-off this investment in March 2012. KBS REIT I acquired these loans in October 2007 for $50.0 million plus closing costs.

•
11 South LaSalle Loan - KBS REIT I sold the loan to an unaffiliated buyer for $17.0 million in March 2012. KBS originated this loan in August 2007 and funded $38.8 million of principal to the borrower.

•
Sandmar Mezzanine Loan - As of December 31, 2015, KBS REIT I recorded an asset-specific loan loss reserve to reduce the carrying value of this investment to $0. KBS REIT I acquired this loan in January 2007 for $8.0 million plus closing costs.

•
Lawrence Village Plaza Loan - On September 1, 2015, the Lawrence Village Plaza Loan Origination matured without repayment. KBS REIT I had recorded an asset-specific loan loss reserve against this investment as of December 31, 2015. KBS REIT I entered into a deed in lieu of foreclosure agreement with the borrower under the Lawrence Village Plaza Loan Origination to transfer title of the property securing the loan to KBS REIT I in full satisfaction of the debt outstanding under, and all other obligations related to, the Lawrence Village Plaza Loan Origination.

KBS REIT I’s primary public offering was subject to certain up-front commissions, fees and expenses similar to those associated with this offering and KBS REIT I had and has certain fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I, see Table II under “Prior Performance Tables” in this prospectus.
The disruptions in the financial markets from 2008 to 2011 adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to certain assets.
KBS REIT I recognized an other-than-temporary impairment related to its real estate securities of $50.1 million during the year ended December 31, 2008 and a $5.1 million impairment related to its real estate securities during the year ended December 31, 2009. During the year ended December 31, 2009, KBS REIT I also reversed $14.8 million of the cumulative other-than-temporary impairment related to its real estate securities out of retained earnings. During the year ended December 31, 2012, KBS REIT I sold one of its real estate securities investments to an unaffiliated buyer for $46.7 million resulting in a gain of $25.5 million and wrote-off its investment in the other real estate securities.
Since inception, KBS REIT I invested approximately $1.1 billion in real estate-related loans. As of December 31, 2015, KBS REIT I had recorded $6.5 million of asset-specific loan loss reserves related to its investments in the Sandmar Mezzanine Loan and the Lawrence Village Plaza Loan Origination. Over the last nine years, KBS REIT I also charged-off approximately $303.5 million of reserves for loan losses related to 13 of its real estate-related loan investments.
In August 2007, KBS REIT I entered a joint venture (the “KBS-New Leaf Joint Venture”) with New Leaf Industrial Partners Fund, L.P. to acquire a portfolio of industrial properties (the “National Industrial Portfolio”) for approximately $515.9 million plus closing costs. The National Industrial Portfolio consisted of 23 industrial properties and a master lease with respect to another industrial property. KBS REIT I had an 80% membership interest in the KBS-New Leaf Joint Venture and consolidated the joint venture in its financial statements. The mortgage and mezzanine loans with which the KBS-New Leaf Joint Venture financed a portion of its purchase of the National Industrial Portfolio (the “NIP Loans”) were to mature on December 31, 2011. However, due to a decline in the operating performance of the National Industrial Portfolio resulting from increased vacancies, lower rental rates and tenant bankruptcies, in addition to declines in market value across all real estate types in the period following the initial investment, it became unlikely that the KBS-New Leaf Joint Venture would be able to refinance or extend the NIP Loans upon their maturities. As a result, on December 28, 2011, the KBS-New Leaf Joint Venture entered into an agreement in lieu of foreclosure and related documents to transfer the National Industrial Portfolio properties to certain indirect wholly owned subsidiaries of the lender under the NIP Loans in full satisfaction of the debt outstanding under, and other obligations related to, the NIP Loans. As a result, KBS REIT I recorded a gain on extinguishment of debt of $115.5 million (including amounts for noncontrolling interest of approximately $24.2 million), which represents the difference between the carrying amount of the outstanding debt and other liabilities of approximately $446.1 million and the carrying value of the real estate properties and other assets of approximately $328.3 million, net of closing costs of $2.3 million, upon transfer of the properties (during the year ended December 31, 2010, KBS REIT I had recognized an impairment charge on real estate of $123.5 million with respect to 17 properties within the National Industrial Portfolio).
In addition, KBS REIT I had recorded real estate impairments of $354.0 million due to changes in cash flow estimates of certain properties. In the future, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.
As of December 15, 2011, pursuant to the Settlement Agreement entered in September 2011 after the GKK Borrower defaulted on its payment obligations in May 2011, the GKK Borrower had transferred to KBS REIT I the equity interests in the indirect owners of, or holders of a leasehold interest, in approximately 867 properties, including 576 bank branch properties and 291 office buildings and operations centers. KBS REIT I also assumed approximately $1.5 billion of mortgage debt related to the GKK Properties. In consideration of the performance of the Settlement Agreement, KBS REIT I agreed to release the GKK Borrower from its obligations under KBS REIT I’s investment in a senior mezzanine loan with an original face amount of $500,000,000 (the “GKK Mezzanine Loan”) that KBS REIT I acquired in August 2008 for $496.0 million plus closing costs. KBS REIT I’s estimated fair values of the underlying GKK Properties and related current assets and liabilities was approximately $1.9 billion and supported the approximately $1.9 billion total of the combined outstanding mortgage loan balance encumbering the GKK Properties (including a portion of a mortgage loan secured by some of the GKK Properties which KBS REIT I owned), plus KBS REIT I’s carrying value of the GKK Mezzanine Loan and a portion of a junior mezzanine loan relating to the GKK Properties that KBS REIT I owned prior to KBS REIT I’s entry into the Settlement Agreement. KBS REIT I has sold or otherwise terminated the leasehold interests in 362 GKK Properties for $1.162 billion, net of closing costs, and its management continues to evaluate which of the remaining GKK Properties to hold and which properties to sell. KBS REIT I has also transferred 153 GKK Properties to the respective lenders of certain loans for which these properties served as security, in exchange for the release from the debt outstanding and other obligations related to these mortgage loans.
Distributions
In order to manage its reduced cash flow from operations and to redirect available funds to reduce its debt, and as a result of the general impact of then-current economic conditions on rental rates, occupancy rates and property cash flows, in March 2012, KBS REIT I’s board of directors approved the suspension of monthly distribution payments. On December 5, 2013, KBS REIT I paid a special distribution in the amount of $0.3950 per share of common stock to stockholders of record as of the close of business on November 8, 2013. In October 2014 KBS REIT I began paying quarterly distributions in the amount of $0.025 per share of common stock to its stockholders of record based on a quarterly record date for each quarter. In addition, on December 7, 2015, KBS REIT I paid a special distribution in the amount of $0.25 per share of common stock to stockholders of record as of the close of business on December 1, 2015 (the “KBS REIT I Special Distribution”), which it funded with proceeds from the sales of real estate properties. KBS REIT I plans to make certain strategic asset sales and, from time to time, may declare additional special distributions to its stockholders that would be funded with the net proceeds from those asset sales or from cash flow from other sources. KBS REIT I will continue its existing strategy of selling assets when it believes the assets have reached the stage that disposition will assist in improving returns to its stockholders. KBS REIT I’s board of directors currently expects to authorize and declare distributions on a quarterly basis based on cash flow generated by KBS REIT I’s real estate and real estate-related investments. Future asset sales will result in decreases in cash flow from operations.
Estimated Value Per Share
On December 8, 2015, the board of directors of KBS REIT I approved an estimated value per share of KBS REIT I’s common stock of $3.94 based on the estimated value of KBS REIT I’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015, with the exception of an adjustment to KBS REIT I’s net asset value to give effect to the KBS REIT I Special Distribution. Excluding the impact of the KBS REIT I Special Distribution, KBS REIT I’s estimated value per share of common stock would be $4.19. KBS REIT I provided this estimated value per share to assist broker-dealers that participated in KBS REIT I’s initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340 as required by FINRA. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used were based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of KBS REIT I’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT I’s assets less the fair value of its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of KBS REIT I’s assets and liabilities or the price at which KBS REIT I’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS REIT I is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account debt defeasance costs KBS REIT I may incur in connection with prepayments on its notes payable, debt prepayment penalties or swap breakage fees that could apply upon the prepayment of certain of KBS REIT I’s debt obligations or termination of related swap agreement prior to expiration, the impact of restrictions on the assumption of debt, or disposition costs and fees for real estate properties that are not under contract to sell. KBS REIT I has generally incurred disposition costs and fees related to the sale of KBS REIT I’s historical real estate properties since inception through September 30, 2015 of 1.7% to 5.7% of the gross sales price less concessions and credits, with the weighted average being 2.7%. KBS REIT I has generally incurred disposition costs and fees related to the sale of the GKK Properties since December 15, 2011 (the date of the completion of the transfer of the GKK Properties to KBS REIT I pursuant to the Settlement Agreement) through September 30, 2015 of 1.5% to 8.5% of the gross sales price less concessions and credits, with the weighted average being 2.3%. If both these ranges of disposition costs and fees were applied to KBS REIT I’s real estate properties, which do not include these costs and fees in the appraised values, the resulting impact on the estimated value per share would be a decrease of $0.09 to $0.41 per share.
KBS REIT I’s estimated value per share takes into consideration any potential liability related to a participation fee its advisor, KBS Capital Advisors, is entitled to upon meeting certain stockholder return thresholds in accordance with its advisory agreement. For purposes of determining the estimated value per share, KBS Capital Advisors calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.
The value of KBS REIT I’s shares will fluctuate over time in response to developments related to individual assets in KBS REIT I’s portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the methodologies and assumptions used to value KBS REIT I’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS REIT I’s Current Report on Form 8-K filed with the SEC on December 10, 2015.
Share Redemption Program
KBS REIT I has not had funds available for ordinary redemptions since the April 2009 redemption date, and on March 20, 2012, KBS REIT I’s board of directors amended and restated its share redemption program, which amendment and restatement became effective on April 25, 2012, to provide only for Special Redemptions. Such redemptions were subject to an annual dollar limitation, which was $10.0 million in the aggregate for the calendar year 2012, subject to the limitations described in the share redemption program document. In December 2012, 2013, 2014 and 2015, KBS REIT I’s board of directors approved the same annual dollar limitation for such Special Redemptions of $10.0 million in the aggregate for the calendar years 2013 through 2016 (subject to review and adjustment during the year by the board of directors and further subject to the limitations described in the share redemption program document), respectively.
KBS REIT II
On April 22, 2008, our sponsor launched the initial public offering of KBS REIT II, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS REIT II ceased offering shares in its primary offering on December 31, 2010 and terminated its dividend reinvestment plan effective May 29, 2014. KBS REIT II accepted aggregate gross offering proceeds of approximately $1.8 billion in its primary offering, and accepted gross offering proceeds of approximately $298.2 million pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS REIT II had approximately 48,000 stockholders. As of December 31, 2015, KBS REIT II had redeemed $235.4 million of shares, or 24,048,952 shares, under its share redemption program.
As of December 31, 2015, KBS REIT II owned 12 real estate properties (consisting of 10 office properties, one office/flex property and an office campus consisting of eight office buildings). As of December 31, 2015, KBS REIT II’s portfolio of real estate encompassed 5.2 million rentable square feet and was approximately 87% occupied. In addition, KBS REIT II owned one real estate loan receivable.
KBS REIT II had investment objectives that are similar to ours. Like ours, its primary investment objectives were to provide investors with attractive and stable returns and to preserve and return investors’ capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. KBS REIT II’s focus in 2016 is to: continue to strategically sell assets and make special distributions to stockholders; strategically negotiate lease renewals or new leases that facilitate the sales process and enhance property stability for prospective buyers; and complete major capital improvement projects, such as renovations or amenity enhancements, with the goal of attracting a greater pool of quality buyers.
KBS REIT II acquired and manages a diverse portfolio of real estate and real estate-related assets. It sought to diversify its portfolio by investment type, investment size, investment risk and geographic region with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. Based on KBS REIT II’s purchase or origination price, KBS REIT II allocated approximately 90% of its portfolio to investments in core properties and approximately 10% of its portfolio to real estate-related investments such as mortgage loans.
KBS REIT II used the net proceeds from its initial public offering and debt financing to purchase or fund $3.3 billion of real estate and real estate-related assets as of December 31, 2015, including $40.1 million of acquisition and origination fees and expenses. KBS REIT II used the net proceeds from its initial public offering and debt financing for the acquisition of real estate properties and real estate-related assets in the amounts of $2.9 billion and $392.3 million, respectively. On November 22, 2010, KBS REIT II originated a first mortgage loan in the amount of $175.0 million (the “One Kendall Square First Mortgage”) and on November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of this loan.  The acquisition amounts presented herein do not include the 50% participation interest KBS REIT II sold. However, KBS REIT II paid an origination fee on this 50% participation interest and the origination fees presented herein include such amount paid.
With proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT II invested in the following types of assets: 82% in 21 office properties, 8% in six mortgage loans, 2% in a participation in a mortgage loan, 3% in a portfolio of four industrial properties, 2% in an A-Note, 1% in an office/flex property, 1% in two industrial properties, and 1% in a leasehold interest in an industrial property. All of KBS REIT II’s real property investments are located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT II’s investments in real properties were as follows: 28% in three properties in the Midwest, 33% in ten properties in the West, 29% in ten properties in the East, and 10% in six properties in the South. All of the real properties purchased by KBS REIT II had prior owners and operators.
As of December 31, 2015, KBS REIT II had sold 11 office properties, one industrial property, a portfolio of four industrial properties and a leasehold interest in one industrial property for aggregate sale proceeds of approximately $1.7 billion, net of closing costs. See Table V under “Prior Performance Tables” in this prospectus for information regarding the sale of properties.
The following summarizes asset sales, pay-offs and discounted pay-offs of KBS REIT II’s investments in real estate-related investments as of December 31, 2015:

•	CMBS - In 2009, KBS REIT II purchased AAA/Aaa rated CMBS for $3.9 million, which it subsequently sold in 2009 for $4.2 million.

•
Northern Trust Building A-Note - In June 2012, KBS REIT II entered into a discounted payoff agreement for the payoff of the Northern Trust Building A-Note and the Northern Trust Building B-Note for approximately $85.8 million, less closing costs of $0.9 million. KBS REIT II acquired the Northern Trust Building A-Note in December 2008 for $57.4 million plus closing costs and the Northern Trust Building B-Note in June 2012 for $2.0 million including closing costs.

•
One Liberty Plaza Notes - In October 2013, KBS REIT II sold the One Liberty Plaza Notes for $114.3 million plus closing costs. KBS REIT II acquired the One Liberty Plaza Notes in February 2009 for an aggregate purchase price net of principal repayments subsequent to acquisition of $63.8 million plus closing costs.

•
One Kendall Square First Mortgage - On November 30, 2010, KBS REIT II sold, at par, a pari-passu participation interest with respect to 50% of the outstanding principal balance of the One Kendall Square First Mortgage, leaving it with an $87.5 million interest. On April 5, 2011, KBS REIT II restructured the One Kendall Square First Mortgage to provide for two debt tranches with varying interest rates - the A-Note, with an original principal amount of $90.0 million, in which KBS REIT II held a $45.0 million interest, and the B-Note, with an original principal amount of $85.0 million, in which KBS REIT II held a $42.5 million interest. On April 6, 2011, KBS REIT II sold and transferred its $45.0 million interest in the A-Note, at par, to an unaffiliated buyer. Upon maturity on December 4, 2013, the borrower under the One Kendall First Mortgage paid off the entire principal balance outstanding due to KBS REIT II.

•	Tuscan Inn First Mortgage Loan - In February 2014, the borrower paid off the loan in full, including the outstanding principal balance of $20.2 million.

•
Chase Tower First Mortgage Loan - In February 2014, KBS REIT II entered into an early payoff agreement, pursuant to which the borrower paid off the loan in full, including the outstanding principal balance of $58.9 million. Additionally, the borrower paid a yield maintenance premium of $4.9 million in accordance with the early payoff agreement.

•	Pappas Commerce First Mortgage Loan - In June 2014, the borrower paid off the loan in full, including the outstanding principal balance of $32.7 million.

•
Summit I & II First Mortgage - In August 2015, the borrower paid off the entire principal balance outstanding of $58.3 million plus a yield maintenance premium of $0.9 million and accrued interest of $0.4 million.

KBS REIT II originally intended to hold its core properties for four to seven years. KBS REIT II originally intended to hold its real estate-related investments until maturity. Economic and market conditions may influence KBS REIT II to hold its investments for different periods of time. KBS REIT II may sell an asset before the end of the expected holding period if it believes that market conditions and asset positioning have maximized the asset’s value to the REIT or the sale of the asset would otherwise be in the best interests of the REIT’s stockholders.
KBS REIT II’s primary offering was subject to certain up-front commissions, fees and expenses similar to those associated with this offering and it has certain fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT II and the operating results of KBS REIT II, see Tables II and III under “Prior Performance Tables” in this prospectus.
Distributions
On September 23, 2014, KBS REIT II paid a special distribution in an aggregate amount of $4.50 per share of common stock to stockholders of record as of the close of business on September 15, 2014. KBS REIT II funded this special distribution from proceeds from the dispositions of nine real estate properties between May 2014 and August 2014 as well as cash on hand resulting primarily from the repayment or sale of five real estate loans receivable during 2013 and 2014. This special distribution totaled approximately $858.6 million. In addition, during the year ended December 31, 2015, KBS REIT II disposed of one office property and received the repayment of one of its real estate loans receivable. KBS REIT II’s cash flow from operations has decreased and will continue to decrease as a result of its disposition activity, and it adjusted its distribution policy with respect to the amount of monthly distribution payments to take into account its disposition activity and current real estate investments. KBS REIT II may continue to make strategic asset sales as opportunities become available in the market. Any future special distributions KBS REIT II makes from the proceeds of future dispositions will reduce its estimated value per share and this reduction will be reflected in its updated estimated value per share, which it expects to update no later than December 2016.
Estimated Value Per Share
On December 8, 2015, the board of directors of KBS REIT II approved an estimated value per share of KBS REIT II’s common stock of $5.62 based on the estimated value of KBS REIT II’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015. KBS REIT II provided this estimated value per share to assist broker-dealers that participated in KBS REIT II’s initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340 as required by FINRA. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used were based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT II’s assets less the fair value of its liabilities according to GAAP, nor does it represent a liquidation value of KBS REIT II’s assets and liabilities or the price at which KBS REIT II’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS REIT II is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties or swap breakage fees that could apply upon the prepayment of certain of KBS REIT II’s debt obligations or termination of related swap agreements prior to expiration or the impact of restrictions on the assumption of debt. KBS REIT II has generally incurred disposition costs and fees related to the sale of each real estate property since inception through September 30, 2015 of 1.7% to 3.5% of the gross sales price less concessions and credits, with the weighted average being approximately 2.2%. If this range of disposition costs and fees was applied to KBS REIT II’s real estate properties, which do not include these costs and fees in the appraised values, the resulting impact on the estimated value per share would be a decrease of $0.14 to $0.28 per share.
KBS REIT II’s estimated value per share takes into consideration any potential liability related to a participation fee KBS Capital Advisors is entitled to upon meeting certain stockholder return thresholds in accordance with its advisory agreement. For purposes of determining the estimated value per share, KBS Capital Advisors calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.
The value of KBS REIT II’s shares will fluctuate over time in response to developments related to individual assets in its portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the methodologies and assumptions used to value KBS REIT II’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS REIT II’s Current Report on Form 8-K filed with the SEC on December 9, 2015.
Share Redemption Program
On May 15, 2014, KBS REIT II’s board of directors amended and restated its share redemption program, which amendment and restatement became effective on June 18, 2014, to provide only for Special Redemptions. Such redemptions are subject to an annual dollar limitation, which was $10.0 million in the aggregate for remainder of the calendar year 2014 (subject to the limitations described in the share redemption program document). In December 2014 and 2015, KBS REIT II’s board of directors approved the same annual dollar amount limitation for Special Redemptions of $10.0 million in the aggregate for the calendar years 2015 and 2016 (subject to review and adjustment during the year by the board of directors and further subject to the limitations described in the share redemption program document).
KBS Strategic Opportunity REIT
On November 20, 2009, our sponsor launched the initial public offering of KBS Strategic Opportunity REIT, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 100,000,000 shares of common stock at a price of $10.00 per share, plus an additional 40,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. KBS Strategic Opportunity REIT ceased offering shares in its primary offering on November 14, 2012, and continues to offer shares under its dividend reinvestment plan. KBS Strategic Opportunity REIT accepted aggregate gross offering proceeds of approximately $561.7 million in its primary offering, and as of December 31, 2015, KBS Strategic Opportunity REIT had accepted aggregate gross offering proceeds of approximately $52.8 million pursuant to its dividend reinvestment plan. As of December 31, 2015, KBS Strategic Opportunity REIT had approximately 15,000 stockholders. As of December 31, 2015, KBS Strategic Opportunity REIT had redeemed $38.4 million of shares, or 3,281,612 shares, under its share redemption program.
As of December 31, 2015, KBS Strategic Opportunity REIT owned 10 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 25 acres of undeveloped land, one office portfolio consisting of three office properties and one retail property encompassing, in the aggregate, approximately 4.4 million rentable square feet. As of December 31, 2015, these properties were 84% occupied. In addition, KBS Strategic Opportunity REIT owned two apartment properties, containing 383 units and encompassing approximately 0.3 million rentable square feet, which was 92% occupied. KBS Strategic Opportunity REIT also owned two investments in undeveloped land encompassing an aggregate of 1,670 acres and two investments in unconsolidated joint ventures.
KBS Strategic Opportunity REIT has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.
KBS Strategic Opportunity REIT diversified its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing assets that provide attractive and stable returns to its investors. Based on KBS Strategic Opportunity REIT’s portfolio composition as of December 31, 2015, KBS Strategic Opportunity REIT had allocated approximately 87% to direct investments in opportunistic real estate, excluding property that it took title to (i) as part of a portfolio of debt investments, (ii) through loan workouts, foreclosure or similar circumstances, or (iii) through convertible debt investments. The remainder of its initial portfolio was allocated to real estate-related investments.

KBS Strategic Opportunity REIT has used the net proceeds from its initial public offering and debt financing to purchase or fund $1.1 billion of real estate and real estate-related assets, including $17.3 million of real estate acquisition and origination fees and expenses and costs related to foreclosures of or taking title to properties securing loans. As of December 31, 2015, KBS Strategic Opportunity REIT had $550.8 million of debt financing related to its real estate properties.
With proceeds from its initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS Strategic Opportunity REIT had invested in the following types of assets: 72% in 10 office properties, one office campus consisting of nine office buildings, one retail property, one office portfolio consisting of five office buildings and 63 acres of undeveloped land and, one office portfolio consisting of three office properties, 8% in eight non-performing mortgage loans, 6% in two first mortgage loan originations, 4% in two investments in undeveloped land, 7% in two unconsolidated joint ventures and 4% in one apartment property. KBS Strategic Opportunity REIT also invested in six CMBS investments for cash management purposes, of which all had been paid off or sold as of December 31, 2015. As of December 31, 2015, KBS Strategic Opportunity REIT had foreclosed on, or otherwise received title to, the properties which secured seven of the non-performing mortgage loans. All of KBS Strategic Opportunity REIT’s real property investments have been made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS Strategic Opportunity REIT’s investments in real properties were as follows: 17% in five properties in the East, 64% in nine properties in the West, 19% in three properties in the South. These properties all had prior owners and operators.
As of December 31, 2015, KBS Strategic Opportunity REIT had foreclosed on or otherwise received title to the properties securing seven of its real estate-related loans, negotiated a discounted payoff with respect to one of its real estate-related loans and received repayment of one of its real estate-related loans. During the year ended December 31, 2012, KBS Strategic Opportunity REIT disposed of one industrial/flex building and four parcels of partially improved land encompassing 6.0 acres. During the year ended December 31, 2013, KBS Strategic Opportunity REIT disposed of three office buildings and one industrial/flex property. During the year ended December 31, 2014, KBS Strategic Opportunity REIT disposed of one office property. During the year ended December 31, 2015, KBS Strategic Opportunity REIT disposed of two office properties. See Table V under “Prior Performance Tables” in this prospectus. In addition, during the year ended December 31, 2015, KBS Strategic Opportunity REIT sold 26 acres of undeveloped land and conveyed 12 acres of non-developable land to a non-profit owners association. The period that it will hold its investments in real estate properties, real estate-related loans, real estate-related debt securities and other real estate-related investments will vary depending on the type of asset, interest rates, market and economic conditions and other factors.
KBS Strategic Opportunity REIT’s primary offering was subject to certain up-front commissions, fees and expenses similar to those associated with this offering and it has certain fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS Strategic Opportunity REIT and the operating results of KBS Strategic Opportunity REIT, see Tables II and III under “Prior Performance Tables” in this prospectus.
On March 8, 2016, KBS SOR (BVI) Holdings, Ltd. (“KBS SOR BVI”), a wholly owned subsidiary of KBS Strategic Opportunity REIT, issued 970.2 million Israeli new Shekels (approximately $256 million as of April 7, 2016) of Series A debentures (the “Debentures”) to Israeli investors pursuant to a public offering registered with the Israel Securities Authority.  The terms of the Debentures are governed by a deed of trust, dated as of March 1, 2016, among KBS SOR BVI and Reznik Paz Nevo Trusts Ltd., as trustee.  The notes will bear interest at the rate of 4.25% per year. Interest on the notes will accrue from March 1, 2016 and will be payable in Israeli new Shekels semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2016.  The annual interest rate may increase by increments of 0.25% as a result of downgrades in the credit rating of the Debentures by rating agencies or by increments of 0.5% as a result of violations of certain financial covenants set forth in the deed of trust. The cumulative increase in the interest rate as a result of these events is limited and shall not exceed an aggregate of 1.75%.
The notes have principal installment payments equal to 20% of the face amount of the Debentures on March 1st of each year from 2019 to 2023.  The trustee may declare the Debentures due and payable upon the occurrence of certain prohibited events set forth in the deed of trust, including, but not limited to, the violation of specified financial covenants, the payment of distributions in excess of those permitted by the deed of trust, investment in development projects to an extent greater than 10% of KBS Strategic Opportunity REIT’s portfolio, and a greater than 10% increase in the fees percentage paid by KBS Strategic Opportunity REIT to KBS Capital Advisors in a given year.  The deed of trust restricts KBS SOR BVI’s ability to make distributions in the event that certain financial requirements have not been met; however, KBS SOR BVI is not restricted from distributing an amount necessary to allow KBS Strategic Opportunity REIT to distribute at least 100% of its taxable income to its stockholders.  The deed of trust also restricts KBS SOR BVI from selling any of its properties prior to the investment of 75% of the net proceeds from the offering of the Debentures if the remaining properties will not meet a minimum EBITDA requirement.  KBS SOR BVI may voluntarily redeem the Debentures prior to their maturity date subject to certain conditions set forth in the deed of trust.
Estimated Value Per Share
On December 8, 2015, the board of directors of KBS Strategic Opportunity REIT approved an estimated value per share of KBS Strategic Opportunity REIT’s common stock of $13.44 based on the estimated value of KBS Strategic Opportunity REIT’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015. KBS Strategic Opportunity REIT provided this estimated value per share to assist broker-dealers that participated in KBS Strategic Opportunity REIT’s initial public offering in meeting their customer account statement reporting obligations pursuant to applicable FINRA and NASD Conduct Rules. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of KBS Strategic Opportunity REIT’s assets less the fair value of its liabilities according to GAAP, nor does it represent a liquidation value of KBS Strategic Opportunity REIT’s assets and liabilities or the price at which KBS Strategic Opportunity REIT’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS Strategic Opportunity REIT is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties or defeasance costs that could apply upon the prepayment of certain of KBS Strategic Opportunity REIT’s debt obligations or the impact of restrictions on the assumption of debt. The estimated value per share does consider any participation or incentive fees that would be due to KBS Capital Advisors based on the aggregate net asset value of KBS Strategic Opportunity REIT and that would be payable in a hypothetical liquidation of KBS Strategic Opportunity REIT as of the valuation date in accordance with the terms of KBS Strategic Opportunity REIT’s advisory agreement. The value of KBS Strategic Opportunity REIT’s shares will fluctuate over time in response to developments related to individual assets in KBS Strategic Opportunity REIT’s portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the methodologies and assumptions used to value KBS Strategic Opportunity REIT’s assets and liabilities in connection with the calculation of the estimated value per share, see KBS Strategic Opportunity REIT’s Current Report on Form 8-K filed with the SEC on December 10, 2015.
Share Redemption Program
On December 8, 2015, the board of directors of KBS Strategic Opportunity REIT adopted an eighth amended and restated share redemption program (the “Eighth SRP”). Pursuant to the Eighth SRP, Special Redemptions will be made on the last business day of each month and all other redemptions will be made on the last business day of each quarter. KBS Strategic Opportunity REIT may not redeem more than $3.0 million of shares in a given quarter (excluding shares redeemed in connection with a Special Redemption). To the extent that KBS Strategic Opportunity REIT redeems less than $3.0 million of shares (excluding shares redeemed in connection with a Special Redemption) in a given fiscal quarter, any remaining excess capacity to redeem shares in such fiscal quarter will be added to KBS Strategic Opportunity REIT’s capacity to otherwise redeem shares (excluding shares redeemed in connection with a Special Redemption) during the succeeding fiscal quarter. This limit may be increased or decreased by KBS Strategic Opportunity REIT upon ten business days’ notice to stockholders. KBS Strategic Opportunity REIT’s board of directors may approve an increase in this limit to the extent that KBS Strategic Opportunity REIT has received proceeds from asset sales or the refinancing of debt or for any other reason deemed appropriate by the board of directors.
During the year ended December 31, 2015, KBS Strategic Opportunity REIT redeemed $30.1 million of common stock, which represented all redemption requests received in good order and eligible for redemption through the December 2015 redemption date, except for $3.7 million of shares in connection with redemption requests not made in connection with a Special Redemption which redemption requests will be fulfilled subject to the limitations described above. Based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2015, KBS Strategic Opportunity REIT has $13.6 million available for redemptions during 2016, subject to the limitations described above.

KBS Legacy Partners Apartment REIT
On March 12, 2010, our sponsor, together with Legacy Partners Residential Realty LLC and certain of its affiliates, launched the initial public offering of KBS Legacy Partners Apartment REIT, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of 200,000,000 shares of common stock at an initial price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. On March 12, 2013, KBS Legacy Partners Apartment REIT ceased offering shares in its initial public offering. From commencement of the initial public offering through its termination on March 12, 2013, KBS Legacy Partners Apartment REIT sold 18,088,084 shares of common stock for gross offering proceeds of $179.2 million, including 368,872 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $3.5 million. On March 13, 2013, KBS Legacy Partners Apartment REIT commenced offering shares to the public pursuant to a follow-on public offering for a maximum of $2,000,000,000 of shares of common stock in a primary offering, initially priced at $10.68 per share, plus an additional $760,000,000 of shares of common stock pursuant to its dividend reinvestment plan, initially priced at $10.15 per share. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in the primary portion of its follow-on offering on March 31, 2014, but continues to offer shares of common stock under its dividend reinvestment plan. KBS Legacy Partners Apartment REIT sold an aggregate of 19,215,410 shares of common stock in its primary public offerings for aggregate gross offering proceeds of $191.5 million. As of December 31, 2015, KBS Legacy Partners Apartment REIT had sold an aggregate of 1,881,964 shares of common stock pursuant to the dividend reinvestment plan for aggregate gross offering proceeds of $18.7 million. As of December 31, 2015, KBS Legacy Partners Apartment REIT had approximately 5,800 stockholders. Also, as of December 31, 2015, KBS Legacy Partners Apartment REIT had redeemed $5.9 million of shares sold in its public offerings or 608,977 shares, under its share redemption program. See Table I under “Prior Performance Tables” in this prospectus for more information regarding KBS Legacy Partners Apartment REIT’s initial public offering and follow-on offering.
As of December 31, 2015, KBS Legacy Partners Apartment REIT owned 11 apartment communities.  As of December 31, 2015, KBS Legacy Partners Apartment REIT’s real estate portfolio was 93% occupied.
KBS Legacy Partners Apartment REIT has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return investors’ contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.
KBS Legacy Partners Apartment REIT made all of its equity investments in core apartment properties that were already well-positioned and producing rental income at acquisition, with the goal of attaining a portfolio of income-producing properties that provide attractive and stable returns to its investors.
KBS Legacy Partners Apartment REIT used the net proceeds from its initial public offering and debt financing to purchase $424.0 million of real estate, including $7.3 million in acquisition fees and expenses. As of December 31, 2015, KBS Legacy Partners Apartment REIT had $288.4 million of debt financing on its real estate properties.
With proceeds from its initial public offering and debt financing, KBS Legacy Partners Apartment REIT had invested in 11 apartment communities, all located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS Legacy Partners Apartment REIT’s investments were as follows: 57% in six properties in the East, 34% in four properties in the Midwest and 9% in one property in the South. All of the real properties purchased by KBS Legacy Partners Apartment REIT had prior owners and operators.
KBS Legacy Partners Apartment REIT has not disposed of any properties.
KBS Legacy Partners Apartment REIT’s offerings were subject to certain up-front commissions, fees and expenses similar to those associated with this offering and it had and has certain fee arrangements with KBS affiliates structured similarly to ours. For more information with respect to fees paid to affiliates by KBS Legacy Partners Apartment REIT and the operating results of KBS Legacy Partners Apartment REIT, see Table II and III under “Prior Performance Tables.”
Estimated Value Per Share
On December 8, 2015, the board of directors of KBS Legacy Partners Apartment REIT approved an estimated value per share of KBS Legacy Partners Apartment REIT’s common stock of $10.29 based on the estimated value of KBS Legacy Partners Apartment REIT’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015. KBS Legacy Partners Apartment REIT provided this estimated value per share to assist broker-dealers that participated in KBS Legacy Partners Apartment REIT’s public offerings in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340 as required by FINRA. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used were based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. In particular, due in part to (i) KBS Legacy Partners Apartment REIT’s relatively small asset base, (ii) the high concentration of KBS Legacy Partners Apartment REIT’s total assets in real estate, and (iii) the number of shares of KBS Legacy Partners Apartment REIT’s common stock outstanding, even modest changes in key assumptions made in appraising KBS Legacy Partners Apartment REIT’s real estate properties could have a very significant impact on the estimated value of its shares. The estimated value per share is not audited and does not represent the fair value of KBS Legacy Partners Apartment REIT’s assets less the fair value of its liabilities according to GAAP, nor does it represent a liquidation value of KBS Legacy Partners Apartment REIT’s assets and liabilities or the price at which KBS Legacy Partners Apartment REIT’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS Legacy Partners Apartment REIT is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of KBS Legacy Partners Apartment REIT’s debt obligations or the impact of restrictions on the assumption of debt.
KBS Legacy Partners Apartment REIT’s estimated value per share takes into consideration any potential liability related to a participation fee KBS Capital Advisors is entitled to upon meeting certain stockholder return thresholds in accordance with its advisory agreement. For purposes of determining the estimated value per share, KBS Capital Advisors calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.
The value of KBS Legacy Partners Apartment REIT’s shares will fluctuate over time in response to developments related to individual assets in KBS Legacy Partners Apartment REIT’s portfolio and the management of those assets and in response to the real estate and finance markets. For a full description of the assumptions and methodologies used to value KBS Legacy Partners Apartment REIT’s assets and liabilities in connection with the calculation of the updated offering price and estimated value per share, see KBS Legacy Partners Apartment REIT’s Current Report on Form 8-K filed with the SEC on December 11, 2015.
Share Redemption Program
Pursuant to KBS Legacy Partners Apartment REIT’s share redemption program, KBS Legacy Partners Apartment REIT may redeem only the number of shares that it could purchase with the amount of the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year; provided that KBS Legacy Partners Apartment REIT may not redeem more than $2.0 million of shares in the aggregate during any calendar year. Furthermore, during any calendar year, once KBS Legacy Partners Apartment REIT has redeemed $1.5 million of shares under its share redemption program, including redemptions in connection with Special Redemptions, the remaining $0.5 million of the $2.0 million annual limit shall be reserved exclusively for shares being redeemed in connection with Special Redemptions, provided that KBS Legacy Partners Apartment REIT’s board of directors may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon ten business days’ notice to stockholders.
In March 2015, KBS Legacy Partners Apartment REIT exhausted $1.5 million of funds available for redemptions during 2015 and thus, because of the limitations on the dollar value of shares that could be redeemed under the share redemption program, KBS Legacy Partners Apartment REIT was not be able to process ordinary redemptions for the remainder of 2015 and could only process Special Redemptions. As of December 31, 2015, KBS Legacy Partners Apartment REIT had $1.1 million of outstanding and unfulfilled ordinary redemption requests, representing 109,344 shares. The $2.0 million annual limitation was reset beginning January 1, 2016 and $1.0 million of the outstanding and unfulfilled ordinary redemption requests as of December 31, 2015, representing 103,808 shares, were fulfilled in January 2016. In January 2016, KBS Legacy Partners Apartment REIT exhausted $1.5 million of funds available for redemptions for 2016. Because of the limitations on the dollar value of shares that may be redeemed under the share redemption program, KBS Legacy Partners Apartment REIT will only be able to process Special Redemptions for the remainder of 2016.

KBS REIT III
On October 26, 2010, our sponsor launched the initial public offering of KBS REIT III, a publicly registered, non-traded REIT. Its primary initial public offering was for a maximum of up to 200,000,000 shares, or up to $2,000,000,000 of shares, of common stock at an initial price of $10.00 per share, plus up to 80,000,000 shares, or up to $760,000,000 of shares, of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. On March 24, 2011, KBS REIT III broke escrow in its initial public offering. KBS REIT III ceased offering shares of common stock in its primary offering on May 29, 2015 and terminated the primary offering on July 28, 2015. KBS REIT III sold 169,006,162 shares of common stock for gross offering proceeds of $1.7 billion in its primary initial public offering. As of December 31, 2015, KBS REIT III had sold 10,487,846 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $103.1 million. KBS REIT III has approximately 41,000 stockholders. Additionally, on October 3, 2014, KBS REIT III issued 258,462 shares of common stock, for $2.4 million, in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933. As of December 31, 2015, KBS REIT III had redeemed $17.7 million of shares, or 1,829,232 shares, under its share redemption program. See Table I under “Prior Performance Tables” in this prospectus for more information regarding KBS REIT III’s initial public offering.
As of December 31, 2015, KBS REIT III owned 27 office properties and one mixed-use office/retail property encompassing 10.6 million rentable square feet in the aggregate that were collectively 92% occupied. In addition, KBS REIT III owned one first mortgage loan.
KBS REIT III has investment objectives that are similar to ours. Like ours, its primary investment objectives are to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate assets and the financing thereof as well as an understanding of the real estate and real estate-finance markets.
KBS REIT III has invested substantially all of the net proceeds from its now-terminated initial public offering in a diverse portfolio of real estate investments. KBS REIT III has made investments in core real estate properties, which are generally lower risk, existing properties with at least 80% occupancy and minimal near-term lease rollover. KBS REIT III’s primary investment focus is core office properties located throughout the United States, though KBS REIT III may also invest in other types of properties. KBS REIT III’s core property focus in the U.S. office sector has reflected a more value creating core strategy. In many cases, these properties have slightly higher (10% to 15%) vacancy rates and/or higher near-term lease rollover at acquisition than more conservative value-maintaining core properties. All such real estate assets are generally acquired directly by KBS REIT III or the Operating Partnership, though KBS REIT III may invest in other entities that make similar investments. KBS REIT III may also invest in real estate-related investments, such as mortgage loans. KBS REIT III may make adjustments to its target portfolio based on real estate market conditions and investment opportunities.
KBS REIT III had used the net proceeds from its now-terminated initial public offering and debt financing to purchase or fund $3.2 billion of real estate investments as of December 31, 2015, including $44.8 million in acquisition and origination fees and expenses. As of December 31, 2015, KBS REIT III had debt financing on its real estate properties in the amount of $1.7 billion.
As of December 31, 2015, with proceeds from its now-terminated initial public offering and debt financing, as a percentage of amount invested (based on purchase price), KBS REIT III had invested 99% in 29 office properties and 1% in one mortgage loan. All of KBS REIT III’s real property investments are located within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT III’s investments in real properties as of December 31, 2015 were as follows: 30% in four properties in the Midwest; 28% in nine properties in the West; 28% in 11 properties in the South; and 14% in five properties in the East. All of the real properties purchased by KBS REIT III had prior owners and operators.
As of December 31, 2015, KBS REIT III had disposed of one office property for $43.2 million. See Table V under “Prior Performance Tables” in this prospectus for information regarding the sale of the office property.
KBS REIT III’s primary offering was subject to certain up-front commissions, fees and expenses similar to those associated with this offering and KBS REIT III has certain fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT III and the operating results of KBS REIT III, see Tables II and III under “Prior Performance Tables” in this prospectus.

Estimated Value Per Share
On December 8, 2015, the board of directors of KBS REIT III approved an estimated value per share of KBS REIT III’s common stock of $10.04 based on the estimated value of KBS REIT III’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2015, with the exception of a reduction to KBS REIT III’s net asset value for acquisition fees and closing costs related to a real estate acquisition that closed subsequent to September 30, 2015 and deferred financing costs related to a mortgage loan that closed subsequent to September 30, 2015. KBS REIT III provided this estimated value per share to assist broker-dealers that participated in KBS REIT III’s initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340 as required by FINRA. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used were based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of its common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT III’s assets less the fair value of its liabilities according to GAAP, nor does it represent a liquidation value of KBS REIT III’s assets and liabilities or the price at which KBS REIT III’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that KBS REIT III is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of KBS REIT III’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of KBS REIT III’s swaps prior to expiration. In addition, KBS REIT III was still investing proceeds from its now-terminated initial public offering as of the date of its estimated value per share and the estimated value per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions.
KBS REIT III’s estimated value per share takes into consideration any potential liability related to a participation fee KBS Capital Advisors is entitled to upon meeting certain stockholder return thresholds in accordance with its advisory agreement. For purposes of determining the estimated value per share, KBS Capital Advisors calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the participation fee.
The value of KBS REIT III’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in KBS REIT III’s portfolio and the management of those assets and the real estate and finance markets. For a full description of the assumptions and methodologies used to value KBS REIT III’s assets and liabilities in connection with the calculation of the updated estimated value per share, see KBS REIT III’s Current Report on Form 8-K filed with the SEC on December 9, 2015.
Share Redemption Program
KBS REIT III continues to process redemption requests and through the December 2015 redemption date has redeemed all redemption requests received in good order and eligible for redemption.
KBS Strategic Opportunity REIT II
On August 12, 2014, our sponsor launched the initial public offering of KBS Strategic Opportunity REIT II, a publicly registered, non-traded REIT. Pursuant to its initial registration statement, its primary initial public offering was for a maximum of 100,000,000 shares of common stock at an initial price of $10.00 per share, plus an additional 80,000,000 shares of common stock initially priced at $9.50 per share pursuant to its dividend reinvestment plan. On January 7, 2015, KBS Strategic Opportunity REIT II broke escrow in its initial public offering and through December 31, 2015, KBS Strategic Opportunity REIT II had sold 4,959,727 shares of Class A common stock for gross offering proceeds of $49.0 million, including 62,365 shares of Class A common stock under its dividend reinvestment plan for gross offering proceeds of $0.6 million. On February 11, 2016, KBS Strategic Opportunity REIT II filed an amended registration statement with the SEC to add a second class of common stock designated as Class T shares and to designate its currently outstanding common stock as Class A shares. Pursuant to the amended registration statement, KBS Strategic Opportunity REIT II is offering to sell any combination of Class A and Class T shares in its primary offering and dividend reinvestment plan offering but in no event may KBS Strategic Opportunity REIT II sell more than 180,000,000 of shares of its common stock pursuant to its public offering. KBS Strategic Opportunity REIT II is currently offering shares of Class A common stock and Class T common stock in the initial public primary offering at $10.00 and $9.59 per share, respectively, with discounts available to certain categories of purchasers.  KBS Strategic Opportunity REIT II commenced offering Class T shares of its common stock for sale to the public on February 17, 2016.

Prior to launching its initial public offering, KBS Strategic Opportunity REIT II conducted a private offering to accredited investors in reliance upon an exemption from the registration requirements of the Securities Act. The private offering terminated immediately prior to commencement of the initial public offering. KBS Strategic Opportunity REIT II sold 3,619,851 shares of Class A common stock for gross offering proceeds of $32.2 million in its private offering. Additionally, on April 2, 2014 and July 31, 2014, KBS Strategic Opportunity REIT II issued 120,106 shares and 132,116 shares of Class A common stock for $1.0 million and $1.1 million, respectively, in separate private transactions exempt from the registration requirements of the Securities Act. As of December 31, 2015, KBS Strategic Opportunity REIT II had approximately 1,500 stockholders.
As of December 31, 2015, KBS Strategic Opportunity REIT II owned two hotel properties, one office property and one first mortgage.
KBS Strategic Opportunity REIT II has investment objectives that are similar to ours. Like ours, its primary investment objectives are to preserve and return investors’ capital contributions and realize growth in the value of its investments. In addition, both real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.
KBS Strategic Opportunity REIT II expects to use substantially all of the net proceeds from its primary initial public offering to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments. KBS Strategic Opportunity REIT II intends to acquire distressed debt, to originate and acquire mortgage, mezzanine, bridge and other real estate-related loans, to invest in various types of opportunistic real estate and to invest in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. KBS Strategic Opportunity REIT II considers opportunistic real estate to be properties with significant possibilities for short-term capital appreciation, such as non-stabilized properties, properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties. These properties may include, but are not limited to, office, industrial and retail properties, hospitality properties and undeveloped residential lots. In addition, KBS Strategic Opportunity REIT II may acquire equity and preferred equity securities of companies that make similar investments such as other real estate operating companies. KBS Strategic Opportunity REIT II expects its investments to be in real estate and real estate-related assets located in the United States and Europe. KBS Strategic Opportunity REIT II may make its investments through loan origination and the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to its. KBS Strategic Opportunity REIT II plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of assets that provide opportunities for capital appreciation as well as potential for cash distributions through increased cash flow from operations and targeted asset sales.
KBS Strategic Opportunity REIT II has used the net proceeds from its primary offerings and debt financing to invest $117.7 million in two hotel properties, one office property and one first mortgage, including $3.6 million of real estate acquisition fees and closing costs and origination fees and expenses. As of December 31, 2015, KBS Strategic Opportunity REIT II had $61.8 million of debt financing related to its real estate properties.
With proceeds from its primary offerings and debt financing, as a percentage of amount invested (based on purchase price), KBS Strategic Opportunity REIT II had invested in the following types of assets: 84% in two hotel properties, 13% in one office property and 3% in one first mortgage loan. All of KBS Strategic Opportunity REIT II’s real property investments have been made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS Strategic Opportunity REIT II’s investments in real properties were as follows: 38% in one property in the East, 13% in one property in the West and 49% in one property in the Central U.S. These properties all had prior owners and operators. KBS Strategic Opportunity REIT II has not disposed of any properties.
KBS Strategic Opportunity REIT II’s primary offering is subject to the up-front commissions, fees and expenses similar to those associated with this offering and it has fee arrangements with KBS affiliates structured similarly to ours. For more information regarding the fees paid to KBS affiliates by KBS Strategic Opportunity REIT II and the operating results of KBS Strategic Opportunity REIT II, see Table II under “Prior Performance Tables” in this prospectus.
If a majority of the conflicts committee of KBS Strategic Opportunity REIT II were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT II’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT II charter would not require KBS Strategic Opportunity REIT II to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT II sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.
Share Redemption Program
KBS Strategic Opportunity REIT II has adopted a share redemption program, which allows stockholders to redeem their shares under limited circumstances and continues to process redemption requests received in good order and eligible for redemption. As of December 31, 2015, KBS Strategic Opportunity REIT II had not received any redemption requests.
Public Program Liquidity
As described in more detail below, our sponsor has sponsored six public programs, each of which included a date in its prospectus by which the program might be liquidated. Five of the programs have not yet reached their disclosed dates. As a result, no action regarding liquidation has occurred with respect to such programs. One of the programs, KBS REIT I, has reached its disclosed date. However, KBS REIT I has not liquidated because, in accordance with its charter, a majority of its independent directors has determined that liquidation would not be in the best interests of the KBS REIT I stockholders.
KBS REIT I’s charter requires that it seek stockholder approval of its liquidation if its shares of common stock are not listed on a national securities exchange by November 2012, unless a majority of its independent directors determines that liquidation is not then in the best interest of its stockholders. In November 2015, the conflicts committee unanimously determined that liquidation was not then in the best interests of KBS REIT I’s stockholders. KBS REIT I’s charter requires that its conflicts committee revisit the issue of liquidation at least annually.
Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.
The KBS REIT II prospectus disclosed that KBS REIT II may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT II does not list its shares of common stock on a national securities exchange by March 2018, its charter requires that KBS REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached March 2018, none of the actions described in (i) or (ii) above have occurred.
If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT II’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS REIT II charter would not require KBS REIT II to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT II could continue to operate as before. If KBS REIT II sought and obtained stockholder approval of its liquidation, KBS REIT II would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.
The KBS Strategic Opportunity REIT prospectus disclosed that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT does not list its shares of common stock on a national securities exchange by July 31, 2019, its charter requires that KBS Strategic Opportunity REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached July 31, 2019, none of the actions described in (i) or (ii) above have occurred.
If a majority of the conflicts committee of KBS Strategic Opportunity REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT charter would not require KBS Strategic Opportunity REIT to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.
The KBS Legacy Partners Apartment REIT prospectus disclosed that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Legacy Partners Apartment REIT does not list its shares of common stock on a national securities exchange by January 31, 2020, its charter requires that KBS Legacy Partners Apartment REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached January 31, 2020, none of the actions described in (i) or (ii) above have occurred.
If a majority of the conflicts committee of KBS Legacy Partners Apartment REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Legacy Partners Apartment REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Legacy Partners Apartment REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Legacy Partners Apartment REIT charter would not require KBS Legacy Partners Apartment REIT to list or liquidate, and the company could continue to operate as before. If KBS Legacy Partners Apartment REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Legacy Partners Apartment REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.
The KBS REIT III prospectus discloses that KBS REIT III may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT III does not list its shares of common stock on a national securities exchange by September 2020, its charter requires that KBS REIT III either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached September 2020, neither of the actions described in (i) or (ii) above have occurred.
If a majority of the conflicts committee of KBS REIT III were to determine that liquidation is not then in the best interests of its stockholders, KBS REIT III’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT III sought and failed to obtain stockholder approval of its liquidation, the KBS REIT III charter would not require KBS REIT III to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT III could continue to operate as before. If KBS REIT III sought and obtained stockholder approval of its liquidation, KBS REIT III would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS REIT III’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The KBS Strategic Opportunity REIT II prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT II does not list its shares of common stock on a national securities exchange by August 2024, its charter requires that KBS Strategic Opportunity REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) postpone the decision of whether to liquidate the company, if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders. As we have not reached August 2024, neither of the actions described in (i) or (ii) above have occurred.
If a majority of the conflicts committee of KBS Strategic Opportunity REIT II were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT II’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT II charter would not require KBS Strategic Opportunity REIT II to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT II sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.
Private Programs
During the 10-year period ended December 31, 2015, KBS-affiliated investment advisors managed 10 private real estate programs, three of which were multi-investor, commingled programs and seven of which were single-client, separate accounts. All of these private programs were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the programs. Five of the 10 private programs managed by KBS-affiliated investment advisors during the 10-year period ended December 31, 2015 used private REITs to structure the ownership of some of their investments.
Five of the 10 private real estate programs managed by KBS-affiliated investment advisors raised approximately $846.9 million of equity capital from one institutional investor during the 10-year period ended December 31, 2015. The institutional investor investing in the private programs was a public pension fund. During this 10-year period, the remaining five of the 10 private programs managed by KBS-affiliated investment advisors did not raise any capital as they had completed their respective offering stages.
During the 10-year period ended December 31, 2015, KBS-affiliated investment advisors acquired 31 real estate investments and invested over $1.6 billion in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the five private programs raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these five private programs.
Each of the private programs managed by KBS-affiliated investment advisors during the 10-year period ended December 31, 2015 have or had (four of the programs have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return investors’ capital contributions and to realize growth in the value of their investments. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets.
For each of the private programs, the KBS-affiliated investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS-affiliated investment advisor typically diversified the portfolios of the private programs by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for eight of the 10 private programs, the KBS-affiliated investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For the remaining two of the 10 private programs, the KBS-affiliated investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private programs have involved commercial properties. The chart below shows amounts invested (based on purchase price) by property type, during the 10-year period ended December 31, 2015, by KBS-affiliated investment advisors on behalf of the private programs.
KBS-AFFILIATED INVESTMENT ADVISORS - PRIVATE PROGRAMS
CAPITAL INVESTED BY PROPERTY TYPE
The KBS-affiliated investment advisors for the private programs also sought to diversify the investments of the programs by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ended December 31, 2015. KBS-affiliated investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private programs were within the United States.
KBS-AFFILIATED INVESTMENT ADVISORS - PRIVATE PROGRAMS
CAPITAL INVESTED BY REGION
In seeking to diversify the portfolios of the private programs by investment risk, KBS-affiliated investment advisors have purchased both low-risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private programs had prior owners and operators.
As stated above, during the 10-year period ended December 31, 2015, KBS-affiliated investment advisors invested over $1.6 billion (including equity, debt and reinvestment of income and sales proceeds) for its clients through five private programs. Of the properties acquired during the 10-year period ended December 31, 2015, KBS investment advisors sold one property on behalf of these five private programs, which represents 3% of all properties these five private programs had acquired during this period. During the 10-year period ended December 31, 2015, KBS-affiliated investment advisors sold another 56 properties on behalf of the remaining five programs that did not acquire properties during the period.
Though the private programs were not subject to the up-front commissions, fees and expenses associated with this offering, the private programs have certain fee arrangements with KBS affiliates structured similarly to ours. The percentage of the fees varied based on the market factors at the time the particular program was formed. Historically a majority of the private programs paid (i) asset management fees; (ii) acquisition fees; and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the programs’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

The recession that started in the late 1990s resulted in more business failures among smaller tenants typical to Class B buildings.  This resulted in higher vacancy rates for these buildings and in real estate programs investing additional capital to cover the costs of re-letting the properties, these events affected the performance of five of the 10 private programs.  These private programs also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition.  As a result, rental rates on newly leased space and renewals in the buildings owned by these programs decreased.  Higher vacancy rates also increased the period of time it took the KBS-affiliated investment advisors to get the properties to the planned stabilized occupancy level for disposition for these five programs.  These adverse market conditions reduced the distributions made by these private programs and may have caused the total returns to investors to be lower than they otherwise would have been.  One of these private programs is still in its operating stage, while the other four programs are fully liquidated.

FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “KBS Growth & Income REIT,” “we,” “our” and “us” mean only KBS Growth & Income REIT, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate KBS Growth & Income REIT and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.
This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of KBS Growth & Income REIT—Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Taxation of KBS Growth & Income REIT
We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2015. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT.
The law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, has rendered an opinion that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our current proposed organization and method of operations will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of DLA Piper LLP (US) is based on various assumptions relating to our organization and proposed operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods. Counsel has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Certain domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 39.6%. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”
If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e. a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below. “Disqualified organizations” are any organization described in Section 860E (e)(5) of the Internal Revenue Code, including: (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; and (iv) certain other organizations.

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e. a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.

•
The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS (as discussed below), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(i)	that is managed by one or more trustees or directors;

(ii)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(iii)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(iv)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(v)	the beneficial ownership of which is held by 100 or more persons;

(vi)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(vii)
that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(viii)	that meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) need not be met during a corporation’s initial tax year as a REIT. (In our case, we intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2015.)
Our shares of common stock are held by in excess of 100 independent persons. We believe that we have issued common stock with sufficient diversity of ownership to satisfy condition (vi).  In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Shares—Restriction on Ownership of Shares.”
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e. the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If record holders fail or refuse to comply with the demands, such record holders will be required by Treasury regulations to submit a statement with their tax return disclosing their actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our Operating Partnership, all of our Operating Partnership’s assets and income will be deemed to be ours for federal income tax purposes.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years after 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no U.S. federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.
Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property and certain limited personal property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets (other than certain non-qualified publicly offered REIT debt instruments), as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e. income that qualifies under the 75% income test described above), as well as other distributions, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of both gross income tests. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.
If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, where a mortgage covers both real property and personal property an apportionment of the interest income must be made as described below. If the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. For purposes of the 75% gross income test, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, such personal property is treated as real property. Note that a “significant modification” of a debt instrument will result in a new debt instrument which can require new tests of the value of the underlying real estate. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e. the amount by which the loan exceeds the value of the real estate that is security for the loan).
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.
We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.
We and our subsidiaries may also invest in real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage-backed securities, or CMBS. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.
We may also hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originator of the loans is a party, along with one or more participants. The borrower on the underlying loans is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loans and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loans. The originator often retains a senior position in the underlying loans and grants junior participations that absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1.0% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We may receive various fees in connection with our operations relating to the acquisition or origination of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests.
We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, and (iii) to manage risk with respect to the termination of certain prior hedging transactions described in (i) and (ii) above, each of which is clearly identified as such before the closing of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and (subject to certain limitations) debt instruments issued by publicly offered REITs. Certain ancillary personal property leased with real property will be treated as real property for purposes of the 75% test if the rent attributable to such personal property does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under a lease. Further, a debt obligation secured by a mortgage on both real and personal property will be treated as a “real estate asset” for purposes of the 75% test if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% (20% for taxable years after 2017) of the value of our total assets.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure; (ii) the failure is due to reasonable cause and not willful neglect; (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%); and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1.0% of the REIT’s total assets and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1.0% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate; (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security (including debt securities) issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests. In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”
To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(i)	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction, and

(b)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(ii)	the sum of certain specified items of non-cash income.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration; or (ii) declared in October November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions for the period beginning with our December 31, 2015 taxable year through the effective date of this offering must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents. Note that once we are a publicly offered REIT (as of the effective date of this offering), the preferential dividend rules described above will no longer prospectively apply to our distributions.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (i) the amounts of capital gain distributions that we designated and that they include in their taxable income minus (ii) the tax that we paid on their behalf with respect to that income.
To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed plus (b) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) our actual receipt of cash, including receipt of distributions from our subsidiaries and (ii) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Prohibited Transactions
Net income that we derive from a “prohibited transaction” is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property; (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated; and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, and (iii) to manage risk with respect to the termination of certain prior hedging transactions described in (i) and/or (ii) above, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs with the consequences as described below.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, a portion of a REIT or a disregarded subsidiary of a REIT that is a

TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.
A portion of the REIT’s income from the TMP, which might be non-cash accrued income, could be treated as excess inclusion income. Section 860E(c) of the Internal Revenue Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP in any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable income for that year. Under IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to distributions paid. We are required to notify our stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of our excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and

•
results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In this case, we are authorized to reduce and intend to reduce distributions to such stockholders by the amount of such tax paid by the REIT that is attributable to such stockholder’s ownership. The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.
Taxation of Stockholders
Taxation of Taxable Domestic Stockholders
Definitions. In this section, the phrase “domestic stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e. the 20% maximum federal rate) for qualified distributions received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of KBS Growth & Income REIT—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares with respect to which the distributions were made. Rather, the distributions will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of KBS Growth & Income REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “Taxation of KBS Growth & Income REIT—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.
Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. Our stockholders should consult their tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, our stockholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Tax rates. The maximum tax rate for non-corporate taxpayers for (i) capital gains, including certain “capital gain dividends,” is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or are properly designated by the REIT as “capital gain dividends.”
Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Medicare Contribution Tax. Certain U.S. stockholders who are individuals, estates or certain trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including dividends and gains from the disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.
Taxation of Foreign Stockholders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•
a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.
The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders (i) that is payable out of our earnings and profits; (ii) which is not attributable to our capital gains; and (iii) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “—Taxation of KBS Growth & Income REIT—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest, or USRPI, distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder’s proportionate share of our earnings and profits, plus (ii) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g. an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. Note that certain “qualified foreign pension funds” are exempt from FIRPTA.
Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain or (ii) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.
A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.
Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity. A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. If our stock constitutes a USRPI and we do not constitute a domestically-controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of our outstanding common stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our common stock will ever be publicly traded on an established securities market.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has actual knowledge or reason to know, that a non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.
Foreign Accounts. The Hiring Incentives to Restore Employment Act (the “HIRE Act”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the “Foreign Account Tax Compliance Act” or “FATCA.”
As a general matter, FATCA (i) currently imposes a 30% withholding tax on dividends on our shares if paid to a foreign entity, and (ii) beginning January 2019 will impose a 30% withholding tax on gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (in each case) either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income. If excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income and in that case, we are authorized to reduce and intend to reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Taxation of KBS Growth & Income REIT—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock (by value) could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (i) one pension trust owns more than 25% of the value of our stock or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.
Backup Withholding and Information Reporting
We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.
We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S.

stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS
The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account, or IRA. This summary is based on provisions of the Employee Retirement Income Security Act of 1974, or ERISA, and the Internal Revenue Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure our stockholders that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes in the future that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.
Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Internal Revenue Code, such as an IRA, seeking to invest plan assets in our shares must consider, taking into account the facts and circumstances of each such plan or IRA (a “Benefit Plan”), among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•
whether the investment will produce an unacceptable amount of “unrelated business taxable income,” or UBTI, to the Benefit Plan (see “Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.
Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code.
ERISA also requires that, with certain exceptions, the assets of an employee Benefit Plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.
Prohibited Transactions
Generally, both ERISA and the Internal Revenue Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.
If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, KBS Capital Advisors and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.
Plan Asset Considerations
In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Internal Revenue Code defines the term “plan assets”; however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity. We refer to this regulation as the “Plan Assets Regulation.” Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.
In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to KBS Capital Advisors and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by KBS Capital Advisors of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.
If KBS Capital Advisors or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.
The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Benefit Plan investing therein unless the entity satisfies one of the exceptions to the general rule. We believe that we will satisfy one or more of the exceptions.
Exception for “Publicly-Offered Securities. If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•
either (a) part of a class of securities registered under the Exchange Act, or (b) sold as part of a public offering registered under the Securities Act, and be part of a class of securities registered under the Exchange Act, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”
The shares sold in this offering will be sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and will be part of a class that will be registered under the Securities Exchange Act of 1934 within the specified period. In addition, we have in excess of 100 stockholders of our Class A common stock independent of us and each other and anticipate having in excess of 100 stockholders of our Class T common stock independent of us and each other; however, having 100 independent stockholders in each class of common stock outstanding is not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in an offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•
any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•
any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.
Our structure has been established with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”
Provided each class of our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and this offering takes place as described in this prospectus, shares of our common stock sold in this offering should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.
Operating Company Exceptions. The Plan Assets Regulation provides an exception with respect to securities issued by an “operating company,” which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50% of our assets are invested in real estate that is managed or developed and with respect to which we have the right to participate substantially in management or development activities. If we satisfy these requirements on the date we first make a long-term investment (the “initial investment date”), and if we engage in real estate management or development activities, we will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period, which day may be up to 15 months after the initial investment date.
Alternatively, we will be deemed to be a venture capital operating company if during the relevant valuation periods 50% or more of our assets are invested in “venture capital investments.” A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If we satisfy this requirement on the date we first make a long-term investment, and if we exercise management rights in one or more of the operating companies in which we invest, we will be considered a venture capital operating company for up to 15 months after the initial valuation date, as described above for a real estate operating company.
We have structured our first long-term investment to qualify as a good first investment for either a venture capital operating company or a real estate operating company. Since we currently intend to register our shares of common stock under the Exchange Act before the conclusion of the last day of the first annual valuation period, which could be up to 15 months after the date of our first long-term investment, we should not have to satisfy the 50% of assets test for qualification as a venture capital operating company or a real estate operating company at any time after the initial valuation date and before that alternative exception takes effect. However, if our shares of common stock are not registered under the Exchange Act within that time period, or if we need to continue to satisfy the requirements for qualification as a real estate operating company or a venture capital operating company, our selection of investments going forward could be restricted.

Other Prohibited Transactions
Regardless of whether our shares qualify for one of the exceptions of the Plan Assets Regulation, a prohibited transaction could occur if we, KBS Capital Advisors, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (i) that the advice will serve as the primary basis for investment decisions and (ii) that the advice will be individualized for the Benefit Plan based on its particular needs.
On April 8, 2016, the Department of Labor issued a final regulation that modifies the definition of a “fiduciary” under ERISA.  When the final regulation becomes effective, a routine solicitation directed to an IRA, a Benefit Plan participant or beneficiary, or to certain smaller Benefit Plans will be characterized as a “recommendation” that will result in fiduciary status for the person or entity making the solicitation.  In the absence of an exemption, an investment made in response to such a solicitation would be a prohibited transaction.  To accommodate continued sales of investments to these IRAs and Benefit Plans, the Department of Labor also issued new and modified prohibited transaction exemptions when it issued the final regulation.  The final regulation, and the new and modified exemptions, generally will become applicable on April 10, 2017, for transactions entered into on or after that date.  Thus, the final regulation and exemptions will not apply to investments in our shares made prior to that date.  The final regulation and the accompanying exemptions are complex, and Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding this development.
Annual Valuation
A fiduciary of an employee Benefit Plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. Failure to satisfy these requirements may result in penalties, damages or other sanctions.
Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary or IRA custodian should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace.
To assist FINRA members and their associated persons that participate in this offering of common stock in meeting their customer account statement reporting obligations pursuant to applicable FINRA and NASD Conduct Rules, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares developed in a manner reasonably designed to ensure it is reliable, the method by which it was developed, and the date of the estimated valuation.
Initially we will report the net investment amount of our shares as our estimated value per share, which net investment amount will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. This amount is 90.5% of the $10.39 primary offering price of our Class A shares of common stock and 94.0% of the $10.00 primary offering price of our Class T shares of common stock. For each class of shares, this amount will equal $9.40, which is the purchase price of our primary offering shares, less the associated selling commission, dealer manager fee, and estimated organization and other offering expenses as shown in our estimated use of proceeds table. This amount does not take into account the stockholder servicing fee that we pay with respect to Class T shares sold in the primary offering. No later than 150 days after the second anniversary of the date on which we commence this offering, we will provide an estimated NAV per share that we will use as our estimated value per share. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service and will comply with the IPA Valuation Guidelines. Once we announce an estimated NAV per share we generally expect to update the estimated NAV per share in December of each year. Our estimated per share value will be accompanied by any disclosures required under the FINRA and NASD Conduct Rules.

In calculating an estimated NAV per share we intend to allocate the company’s accrued stockholder servicing fees attributable to Class T shares sold in the primary offering to the Class T shares on a class-wide basis. We may allocate these accrued expenses to the Class T shares through distribution adjustments or NAV adjustments. It is our intention for any adjustment related to the expense of the stockholder servicing fee to be made through distributions, to the extent distributions are made. However, the NAV of the Class T shares will be adjusted relative to that of the Class A shares to account for any of the company’s accrued stockholder servicing fees that have not already been allocated to the Class T shares through distribution adjustments. Selling commissions and the dealer manager fee, which are paid by purchasers of Class A and Class T shares in the primary offering at the time of purchase, will have no effect on the NAV of any class.
Until we report an estimated NAV, the initial reported values will likely differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon a liquidation of our company primarily because (i) there is no public trading market for the shares at this time; (ii) when derived from the offering price, the estimated value will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets mostly due to other expenses related to real estate transactions; (iii) as of April 15, 2016 we had sold approximately 7,461,839 shares of our Class A common stock at a weighted average purchase price of approximately $8.88 per share and received weighted average net proceeds of approximately $8.26 per share in private transactions; (iv) the estimated value will not take into account how market fluctuations affect the value of our investments; and (v) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.
Once we report an estimated NAV our stockholders should be aware of the following:

•
the estimated values may not be realized by us or by our stockholders upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	our stockholders may not realize these values if they were to attempt to sell their shares because there is not expected to be an active trading market for the shares; and

•
the estimated values, or the method used to establish values, may not be sufficient to enable an ERISA fiduciary or an IRA custodian to comply with the ERISA or IRA requirements described above. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our shares.

The foregoing requirements of ERISA and the Internal Revenue Code are complex and subject to change. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding an investment in our shares.

DESCRIPTION OF SHARES
Our charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. Of the total shares of common stock authorized, 500,000,000 shares are classified as Class A shares and 500,000,000 are classified as Class T shares. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares. As of April 15, 2016, approximately 7,446,781.290 shares of our Class A common stock were issued and outstanding, and no shares of our Class T common stock or of our preferred stock were issued and outstanding.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding shares of common stock can elect our entire board of directors. Unless applicable law requires otherwise, and except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.
Holders of our Class A and Class T shares of common stock are entitled to receive such distributions on their respective class of shares as may be declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. The payment of the ongoing stockholder servicing fee with respect to Class T shares sold in the primary offering will result in the payment of lower distributions on Class T shares relative to the distributions paid on Class A shares because the amount of the ongoing stockholder servicing fee will reduce the amount available for distribution to Class T stockholders. Distribution amounts paid on Class A and Class T shares will only vary due to the stockholder servicing fee; there are no additional class-specific expenses that will affect relative distribution amounts. See “ – Common Stock – Class T Shares” for a discussion of when the stockholder servicing fee will terminate. See also “Description of Shares — Distributions.” In addition, as a result of the allocation of the stockholder servicing fees to the Class T shares, each share class could have a different NAV per share if distributions are not adjusted to take account of such fee. See “ERISA Considerations – Annual Valuation” and “Description of Shares — Distributions” for more information. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held and the estimated NAV of each class of shares) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares and Class T shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. A majority of our board of directors will determine the NAV per share as a whole for all Class A shares and Class T shares and then will determine any differences attributable to each class. As noted above, except in the unlikely event that the stockholder servicing fees payable on Class T shares sold in the primary offering exceed the amount otherwise available for distribution to Class A stockholders in a particular period, we expect the NAV per share of each Class A share and Class T share to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. In the event that we have not previously calculated an NAV for our Class A and Class T shares prior to a liquidation, a majority of our board of directors will determine the NAV for our Class A and Class T shares in connection with such a liquidation specifically to facilitate the equitable distribution of assets or proceeds to the share classes. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue, nor will holders of our shares of common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. Our common stock shall be non-assessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.
Our board of directors has authorized the issuance of shares of our capital stock without certificates. We do not expect to issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to:

•	Regular mail: KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. P.O. Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105.

•	Telephone: 1-866-584-1381.
We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.
Class A Shares
Our dealer manager will receive selling commissions of up to 6.5% of the gross offering proceeds for Class A shares sold in the primary offering all of which will be reallowed to participating broker-dealers. In addition, our dealer manager will receive a dealer manager fee of up to 2.0% of the gross proceeds for Class A shares sold in the primary offering. From its dealer manager fee, our dealer manager may generally reallow to any participating broker dealer up to 1.0% of the gross primary offering proceeds attributable to that participating broker dealer as a marketing fee. In select cases up to 1.5% of the gross primary offering proceeds may be reallowed. This reallow will be based upon such factors as the projected sales volume by such participating broker-dealer, access to conferences and meetings and the general level of assistance of such participating broker-dealer in marketing this offering. Reduced selling commissions and dealer manager fees will be paid for Class A shares with respect to certain volume discount sales and for sales through certain distribution channels. These reduced fees will reduce the purchase price paid for our Class A shares for certain categories of purchasers. See “Plan of Distribution – Compensation of Dealer Manager and Participating Broker-Dealers” for additional information. We will not pay any selling commissions or dealer manager fees for Class A shares sold under our distribution reinvestment plan. No stockholder servicing fee is payable with respect to our Class A shares.
Class T Shares
Our dealer manager will receive selling commissions of up to 3.0% of the gross offering proceeds for Class T shares sold in the primary offering. In addition, our dealer manager will receive a dealer manager fee of up to 2.0% of the gross proceeds for Class T shares sold in the primary offering. The dealer manager fee may be reallowed as described above. In addition, our dealer manager will receive an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) for our Class T shares sold in the primary offering solely to the extent there is a broker dealer of record with respect to such Class T share that has entered a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the stockholder servicing fee with respect to such Class T share, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. To the extent payable, the stockholder servicing fee will accrue daily and be paid monthly in arrears and is an ongoing fee that is not paid at the time of purchase. The dealer manager will reallow 100% of the stockholder servicing fee to such broker dealer of record for services provided to Class T stockholders after the initial sale of the Class T share. See “Plan of Distribution – Compensation of Dealer Manager and Participating Broker-Dealers” for additional information including a description of the services required from the broker dealer of record.
No selling commissions or dealer manager fees are payable on Class T shares sold through our distribution reinvestment plan. In addition, no stockholder servicing fee will be paid with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares. Distributions on Class T shares will be lower than distributions on Class A shares because of the ongoing stockholder servicing fee to be paid with respect to Class T shares.
The stockholder servicing fee with respect to a Class T share will cease accruing upon the earlier of any of the following events (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold, (ii) with respect to a particular Class T share, on the fourth anniversary of the issuance of the share, (iii) a listing of our common stock on a national securities exchange, (iv) a merger or other extraordinary transaction, and (v) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or our dissolution.

Underwriting compensation includes the selling commissions, dealer manager fees, and stockholder servicing fees being paid by us as well as other items of value paid in connection with this offering, including amounts not paid directly or reimbursed by us, that are viewed by FINRA as underwriting compensation. Assuming that (a) the gross offering price of our Class T shares in the primary offering remains constant at $10.00, (b) 85% of the gross primary offering proceeds raised are from the sale of Class T shares, (c) 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%, and (d) none of the Class T shares purchased in the primary offering are redeemed and no extraordinary or other transaction affecting whether the share is outstanding occurs prior to the four year anniversary of the issuance of the T share, and because the stockholder servicing fee on a particular Class T share will cease to accrue on the fourth anniversary of the issuance of the share, we expect that with respect to a one-time $10,000 investment in Class T shares, approximately $400 in servicing fees will be paid over 4.0 years and $500 in selling commissions and dealer manager fees will be paid at the time of the investment for a total of $900 in selling commissions, dealer manager fees and stockholder servicing fees, or 9.0% of the price per share of Class T common stock. For further clarity, with respect to any Class T share purchased in the primary offering at $10.00, under the same assumptions, we would pay approximately $0.40 in servicing fees over 4.0 years and $0.50 in selling commissions and dealer manager fees at the time of the investment for a total of $0.90 in selling commissions, dealer manager fees and stockholder servicing fees, or 9.0% of the purchase price per share of Class T common stock. The selling commissions and dealer manager fees would be paid at the time of the investment from the offering proceeds we receive from the investor. The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase and is not intended to be paid from the offering proceeds we receive from an individual investor; rather, it is paid over time for services provided by the broker dealer of record and is an on-going class-specific expense that is allocated to all the Class T stockholders. See the “Plan of Distribution” section of this prospectus for a discussion of the stockholder services to be provided in connection with the stockholder servicing fee. Notwithstanding the foregoing, the stockholder servicing fee may cease to accrue prior to the fourth anniversary of the issuance of the Class T share if aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold. See the “Plan of Distribution” for a discussion of the underwriting compensation expected to be paid in connection with this offering.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares and Class T shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. A majority of our board of directors will determine the NAV per share as a whole for all Class A shares and Class T shares and then will determine any differences attributable to each class. As noted above, except in the unlikely event that the stockholder servicing fees payable on Class T shares sold in the primary offering exceed the amount otherwise available for distribution to Class A stockholders in a particular period, we expect the NAV per share of each Class A share and Class T share to be the same. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. In the event that we have not previously calculated an NAV for our Class A and Class T shares prior to a liquidation, a majority of our board of directors will determine the NAV for our Class A and Class T shares in connection with such a liquidation specifically to facilitate the equitable distribution of assets or proceeds to the share classes.
Preferred Stock
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. A majority of our conflicts committee who do not have an interest in the transaction must approve any issuance of preferred stock. In addition, our charter empowers our conflicts committee to retain its own legal and financial advisors at the expense of the company. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.
Meetings and Special Voting Requirements
An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer, our president or upon the written request of stockholders holding shares representing at least 10% of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of common stockholders holding shares representing at least 10% of the votes entitled to be cast stating the purpose of the special meeting, our secretary, within ten days of receipt of such request, will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. Under our charter, a majority of the shares entitled to vote and present in person or by proxy at a meeting of stockholders at which a quorum is present is required for the election of the directors at a meeting of stockholders called for that purpose. This means that, of the shares entitled to vote and present in person or by proxy, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to our board of directors. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Our charter provides that the concurrence of our board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the Maryland General Corporation Law does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, our board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or reorganization.
The term of our advisory agreement with KBS Capital Advisors will end after one year but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and us. Our independent directors will annually review our advisory agreement with KBS Capital Advisors. While the stockholders do not have the ability to vote to replace KBS Capital Advisors or to select a new advisor, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors at any meeting of stockholders called expressly for the purpose of removing a director.
Advance Notice for Stockholder Nominations for Directors and Proposals of New Business
In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not more than 150 days or less than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.
Restriction on Ownership of Shares
Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences shall not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure our stockholders that this prohibition will be effective.
To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our aggregate outstanding shares unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if our board receives evidence that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.
Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being owned by fewer than 100 persons will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.
Shares held in trust will remain issued and outstanding and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust.
Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g. a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then (a) the shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee.
Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.
Within 30 days after the end of each taxable year, every owner of 5% (or such lower percentage as required by the Internal Revenue Code or regulations promulgated thereunder) or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.
These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Suitability Standards and Minimum Purchase Requirements
State securities laws and our charter require that purchasers of our common stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution—Minimum Purchase Requirements.” Subsequent purchasers, i.e. potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. All sales must also comply with applicable state and federal securities laws.
Distributions
Our board of directors has authorized cash distributions and stock dividends on our outstanding shares of common stock for each month from September 2015 through May 2016. Our board has declared cash distributions in the amount of $0.00136986 per share per day based on daily record dates for October 1, 2015 through February 28, 2016 and March 1, 2016 through May 31, 2016; provided, that for record dates for April 1, 2016 through May 31, 2016, the daily amount for each share will be reduced by the daily class-specific expenses accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date. For the month of September 2015, our cash distribution was declared for a single record date, September 30, 2015, in the amount of $0.04109589 per share. Our stock dividends to date have been declared based on monthly record dates in an amount that would equal a 1% annualized stock dividend per share of common stock if paid each month for a year. Cash distributions to date have been funded by advances from our advisor.
Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.
Generally, our policy will be to pay cash distributions from cash flow from operations. However, we expect to have little, if any, cash flow from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital more quickly than we acquire income producing assets, and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that, at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to utilize debt financing, including advances from our advisor, if necessary, to fund at least a portion of our distributions. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. We may fund distributions from any source, including, without limitation, offering proceeds or borrowings (which may constitute a return of capital). Our distribution policy is generally not to use proceeds of an offering to pay distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Cash distributions on Class T shares will be lower than cash distributions on Class A shares because of the ongoing stockholder servicing fee to be paid with respect to Class T shares sold in the primary offering. We will not pay the stockholder servicing fee on Class T shares issued as a stock dividend or purchased in our distribution reinvestment plan offering; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.

As of the date of this prospectus, all distributions paid have been funded with advances from our advisor. Our advisor is not obligated to advance funds to us, and has only agreed to advance funds to us for distributions with record dates through May 31, 2016.
We are only obligated to repay our advisor for its advance if and to the extent that:

(i)
our modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by us, for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “MFFO Surplus”), and we will pay our advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)
Excess proceeds from third-party financings are available, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by our conflicts committee in its sole discretion.

In determining whether Excess Proceeds are available to repay the advance, our conflicts committee will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.
No interest accrues on the advance made by our advisor. As of April 15, 2016, $656,786 had been advanced to us by our advisor for cash distributions.
Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operations and funds from operations (“FFO”) (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under real estate-related investments). Our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in this prospectus. Those factors include: our ability to raise capital to make additional investments; the future operating performance of our current and future real estate investments in the existing real estate and financial environment; our advisor’s ability to identify additional real estate investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; to the extent we make investments in real estate loans, the ability of our borrowers and their sponsors to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our distribution reinvestment plan. In the event our FFO and/or cash flow from operations decrease in the future, the level of our distributions may also decrease. In addition, future distributions declared and paid may exceed FFO and/or cash flow from operations.
In addition, due to our investment focus on more value-creating core properties, we expect that during our offering stage our board of directors will declare monthly stock dividends in addition to daily record dates for cash distributions. Especially during the early stages of our operations and until our cash flows stabilize, our board of directors believes declaring stock dividends that supplement cash distributions is in our best interest because it will allow us to focus on our investment strategy of investing in more value-creating core real estate properties that may not generate as substantial a level of cash flow from operations at acquisition as more conservative value-maintaining core properties, but have the potential for increased cash flow from operations and long-term appreciation. To the extent we issue stock dividends the return on invested capital for investors purchasing our stock after payment of the stock dividend will be below the return on invested capital of investors who received the stock dividend.
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”)). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. See “Federal Income Tax Considerations—Taxation of KBS Growth & Income REIT—Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Distributions that our stockholders receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our distribution reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under our distribution reinvestment plan at a discount to fair market value, if any. As a result, participants in our distribution reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability.
To the extent any portion of a stockholder’s distribution is not from current or accumulated earnings and profits, it will not be subject to tax immediately; it will be considered a return of capital for tax purposes and will reduce the tax basis of the stockholder’s investment (and potentially result in taxable gain upon the stockholder’s sale of the stock). During the first few years of our operations, we expect that portions of our distributions will not be funded from current or accumulated earnings and profits and will therefore be considered a return of capital. Distributions that constitute a return of capital, in effect, defer a portion of a stockholder’s tax until the stockholder’s investment is sold or we are liquidated, at which time the stockholder will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that stockholders consult with their tax advisor.
We believe that any stock dividends should be tax-free transactions for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-taxable distribution is expected to begin on the date the taxpayer acquired the common stock which is the date that each dividend is issued. Stockholders should consult their own tax advisors regarding the tax consequences of any stock dividends.
Inspection of Books and Records
Under Maryland law, a stockholder is entitled to inspect and copy (at all reasonable times) the following corporate documents: bylaws, minutes of the proceedings of stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. In addition, within seven days after a request for such documents is presented to an officer or our resident agent, we will have the requested documents available on file at our principal office. As a part of our books and records, we will maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We will update this stockholder list at least quarterly and it will be available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder. We will also mail this list to any common stockholder within ten days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights.
If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and/or board, as the case may be, shall be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.
Business Combinations
Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s shares or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.
Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.
If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the five provisions of the statute:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.
Through provisions in our bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships. Our bylaws may be amended by our stockholders or our board of directors.
Tender Offers by Stockholders
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.
In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act, and provide us notice of such tender offer at least 10 business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:

•	Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	That all stockholders of the subject class of shares be treated equally.
In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, all tendering stockholders will have the opportunity to rescind the tender of their shares to the non-complying offeror within 30 days of our provision of a position statement on such non-compliant tender offer to stockholder. The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.
Distribution Reinvestment Plan
Pursuant to our distribution reinvestment plan, our stockholders may elect to have their cash distributions, excluding those distributions that our board of directors designates as ineligible for reinvestment through the plan, reinvested in additional shares of our common stock, in lieu of receiving cash distributions. Purchases pursuant to our distribution reinvestment plan will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. The following discussion summarizes the principal terms of this plan. Appendix B to this prospectus contains the full text of our distribution reinvestment plan.
Eligibility
All of our common stockholders are eligible to participate in our distribution reinvestment plan regardless of the offering in which they acquired their shares; however, we may elect to deny our stockholders’ participation in our distribution reinvestment plan if they reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes their participation impracticable or inadvisable.
At any time prior to the listing of our shares on a national securities exchange, our stockholders must cease participation in our distribution reinvestment plan if they no longer meet the suitability standards. We request that participants notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.
Election to Participate
Our stockholders may elect to participate or increase their participation in our distribution reinvestment plan by completing the subscription agreement, an enrollment form or another approved form available from our dealer manager or a participating broker-dealer. Our stockholders’ participation in our distribution reinvestment plan will begin with the next distribution made after receipt of the enrollment form. Our stockholders can choose to have all or a portion of their cash distributions reinvested through our distribution reinvestment plan. They may also change the percentage of their distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose.
Stock Purchases
Shares will be purchased on the distribution payment dates and will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. Participants in our distribution reinvestment plan may purchase fractional shares so that 100% of the distributions will be used to acquire shares.
Until we announce an estimated NAV per share, participants in our distribution reinvestment plan will acquire shares of our common stock at a price per share equal to 95% of the then-current offering price for shares in the primary portion of an offering (whether in this primary offering or a follow-on primary offering and ignoring any discounts that may be available to certain categories of purchasers) or 95% of the most recent offering price in a primary offering if there is no current offering. These distribution reinvestment plan offering prices are initially $9.88 per Class A share and $9.50 per Class T share.
Once we have announced an estimated NAV per share, which we expect to occur no later than 150 days after the second anniversary of the date on which we commence this offering, participants in our distribution reinvestment plan will acquire shares of our common stock at a price equal to 95% of the estimated NAV per share of our common stock.
Our board of directors may adjust the offering prices of the primary offering shares or distribution reinvestment plan shares during the course of this offering by filing a post-effective amendment to this registration statement.
Account Statements
Our stockholders or their designee will receive a confirmation of their purchases under our distribution reinvestment plan no less than quarterly. The confirmation will disclose the following information:

•	each distribution reinvested for the account during the period;

•	the date of the reinvestment;

•	the number and price of the shares purchased by the stockholder; and

•	the total number of shares in the account.
In addition, within 90 days after the end of each calendar year, we will provide our stockholders with an individualized report on their investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year. We will also provide to all participants in the plan, without charge, all supplements to and updated versions of this prospectus, as required under applicable securities laws.
Fees and Commissions and Use of Proceeds
No selling commissions or dealer manager fees will be payable on the shares sold under our distribution reinvestment plan. In addition, no stockholder servicing fee is payable with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to all the Class T shares. The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares. We expect to use the net proceeds from the sale of the shares under our distribution reinvestment plan for general corporate purposes including, but not limited to, the following:

•	the repurchase of shares under our share redemption program;

•	capital expenditures, tenant improvement costs and leasing costs related to our real estate properties;

•	reserves required by any financings of our real estate investments;

•	funding obligations under any real estate loans receivable we acquire;

•	the acquisition or origination of real estate investments, which would include payment of acquisition or origination fees to our advisor (see “Management Compensation”); and

•	the repayment of debt.
We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for specific purposes.
Voting
Our stockholders may vote all shares, including fractional shares, that they acquire through our distribution reinvestment plan.
Tax Consequences of Participation
If our stockholders elect to participate in our distribution reinvestment plan and are subject to federal income taxation, they will incur a tax liability for distributions allocated to them even though they have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to our distribution reinvestment plan. Specifically, our stockholders will be treated as if they have received the distribution from us in cash and then applied such distribution to the purchase of additional shares of our common stock. In addition, to the extent our stockholders purchase shares through our distribution reinvestment plan at a discount to their fair market value, they will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount, if any. They will be taxed on the amount of the distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Federal Income Tax Considerations—Taxation of Stockholders.” We will withhold 28% of the amount of dividends or distributions paid if our stockholders fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that they are not subject to withholding. See “Federal Income Tax Considerations—Backup Withholding and Information Reporting.”
Termination of Participation
Once enrolled, our stockholders may continue to purchase shares under our distribution reinvestment plan until we have: sold all of the shares registered in our distribution reinvestment plan offering; terminated this offering; or terminated our distribution reinvestment plan. Our stockholders may terminate their participation in our distribution reinvestment plan at any time by providing us with written notice. For the termination to be effective for a particular distribution, we must have received the notice of termination at least four business days prior to the last business day of the month to which the distribution relates. Notwithstanding the preceding sentence, if we announce, whether in a mailing to stockholders, a public filing with the SEC or otherwise, a new purchase price for shares of our common stock under our distribution reinvestment plan, then our stockholders will have no less than two business days after the date of such announcement to provide us with written notice of their desire to terminate participation in our distribution reinvestment plan. Any transfer of our stockholders’ shares will effect a termination of the participation of those shares in our distribution reinvestment plan. We will terminate a stockholders’ participation in our distribution reinvestment plan to the extent that a reinvestment of their distributions would cause them to violate the ownership limit contained in our charter, unless they have obtained an exemption from the ownership limit from our board of directors.
Amendment or Termination of Plan
We may amend or terminate our distribution reinvestment plan for any reason at any time upon ten days’ notice to the participants. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the participants.
Share Redemption Program
Our share redemption program may enable our stockholders to sell their shares of common stock to us in limited circumstances. In its sole discretion, our board of directors could choose to terminate or suspend the program or to amend its provisions without stockholder approval. The following discussion summarizes the principal terms of our share redemption program.
Redemption Price
If and when we do have funds available for redemption, with respect to redemptions submitted other than in connection with a stockholder’s death, “qualifying disability”, or “determination of incompetence” (“Ordinary

Redemptions”), for those shares held by the redeeming stockholder for at least one year, we expect to initially redeem shares submitted for redemption at 95.0% of the price paid to acquire the shares from us. Notwithstanding the foregoing, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. For each class of shares, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend. Once we announce an estimated NAV per share of our common stock, for those shares held by the redeeming stockholder for at least one year, we will redeem all shares submitted in connection with an Ordinary Redemption at 95.0% of our estimated NAV per share as of the applicable redemption date.
We expect to announce an estimated NAV per share no later than 150 days after the second anniversary of the date on which we commence this offering. We generally expect to update the estimated NAV per share in December of each year thereafter. We will report the estimated NAV per share in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC.
Limitations on Redemption
There are several limitations on our ability to redeem shares under the program:

•
With respect to Ordinary Redemptions, we may not redeem shares unless the stockholder has held the shares for one year; provided, that for purposes of determining whether a redeeming stockholder has held the share submitted for redemption for at least one year, the time period begins as of the date the stockholder acquired the share; provided further, that shares purchased by the redeeming stockholder pursuant to our distribution reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the distribution reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by us is not determinative.

•
During any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our distribution reinvestment plan during the prior calendar year. However, we may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to our stockholders. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to our stockholders.

•	During any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•
We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Procedures for Redemption
We will redeem shares on the last business day of each month, except that the first redemption date following our announcement of an estimated NAV per share shall be no less than ten business days after our notification to stockholders of such estimated NAV per share in a filing with the SEC and the redemption date shall be set forth in such filing. The program administrator must receive our stockholders’ written request for redemption at least five business days before the redemption date in order for us to repurchase their shares on the redemption date. If we could not repurchase all shares presented for redemption in any month, we would attempt to honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in the stockholder owning less than the minimum purchase amount described in our currently effective, or our most recently effective, registration statement, as such registration statement has been amended or supplemented, then we will redeem all of such stockholder’s shares.
If we did not completely satisfy a stockholder’s redemption request on a redemption date because the program administrator did not receive the request in time, because of the limitations on redemptions set forth in the program or because of a suspension of the program, we would treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date funds are available for redemption or at the next redemption date after the resumption of our share redemption program unless the stockholder withdrew his or her request before the next date for redemptions. Any stockholder could withdraw a redemption request upon written notice to the program administrator if such notice were received by us at least five business days before the redemption date.

Special Redemptions
In several respects we would treat redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence (each as defined in the program and collectively, “Special Redemptions”), differently from other redemptions:

•	there is no one-year holding requirement;

•
until we announce an estimated NAV per share, the redemption price is the amount paid to acquire the shares from us; provided that, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. For each class of shares, this amount will initially equal $9.40 per share for redemptions of shares received as a result of a stock dividend; and

•	once we have announced an estimated NAV per share, the redemption price for all shares will be the estimated NAV per share as of the redemption date.
In order for a disability to entitle a stockholder to the special redemption terms described above (i.e. to be a “qualifying disability”), (i) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed and (ii) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive, which we refer to as the applicable governmental agencies. The applicable governmental agencies would be limited to the following: (a) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (b) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System, or CSRS, then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.
Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (i) the investor’s initial application for disability benefits and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.
We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.
Therefore, such disabilities would not qualify for the Special Redemption terms, except in the limited circumstances when the investor would be awarded disability benefits by the other applicable governmental agencies described above.
In order for a determination of incompetence or incapacitation, which we refer to as a “determination of incompetence,” to entitle a stockholder to the Special Redemption terms, a state or federal court located in the United States must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated. In both cases such determination must be made by the court after the date the stockholder acquired the shares to be redeemed. A determination of incompetence or incapacitation by any other person or entity, or for any purpose other than those listed above, will not entitle a stockholder to the Special

Redemption terms. Redemption requests following a determination of incompetence must be accompanied by the court order, determination or certificate declaring the stockholder incompetent or incapacitated.
Amendment, Suspension or Termination of Program and Notice
In its sole discretion, our board of directors may amend, suspend or terminate our share redemption program without stockholder approval upon 30 days’ notice, provided that we may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice. We may provide notice by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (ii) in a separate mailing to the stockholders. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.
Our share redemption program provides stockholders only a limited ability to redeem shares for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure our stockholders that any market for their shares will ever develop.
Qualifying stockholders who desire to redeem their shares would have to give written notice to us by completing a redemption request form and returning it as follows:

•	Regular mail: KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. PO Box 219015, Kansas City, MO 64121-9015.

•	Overnight mail: KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105.
Redemption request forms are available by contacting a financial advisor or by calling 1-866-584-1381.
Registrar and Transfer Agent
We have engaged DST Systems, Inc. to serve as the registrar and transfer agent for our common stock.
To ensure that any account changes or updates are made promptly and accurately, all changes and updates should be directed to the transfer agent, including any change to a stockholder’s address, ownership type, distribution mailing address, or distribution reinvestment plan election, as well as stockholder redemption requests under our share redemption program.
Restrictions on Roll-Up Transactions
A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

•
a transaction involving our securities that have been for at least 12 months listed on a national securities exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or

•
a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.
In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(i)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(ii)	one of the following:

(a)	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or

(b)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed Roll-up Transaction:

•
that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of common stock that such investor had held in us;

•
in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described in the section of this prospectus entitled “Description of Shares—Meetings and Special Voting Requirements”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction would not be approved by our common stockholders.

THE OPERATING PARTNERSHIP AGREEMENT
General
KBS Growth & Income Limited Partnership, which we refer to as our Operating Partnership, is a newly formed Delaware limited partnership. We expect to own substantially all of our assets and conduct our operations through our Operating Partnership. We are the sole general partner of our Operating Partnership and, as of the date of this prospectus, our wholly owned subsidiary, KBS Growth & Income REIT Holdings LLC, was the sole limited partner of our Operating Partnership. As the sole general partner, we have the exclusive power to manage and conduct the business of our Operating Partnership.
As we accept subscriptions for shares in this offering, we will transfer substantially all of the net proceeds of this offering to our Operating Partnership as a capital contribution in exchange for units of limited partnership interest. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the selling commissions and dealer manager fees associated with the sale of the shares. These units will be held by KBS Growth & Income REIT Holdings. Because we are currently the only limited partner in the Partnership, we do not have multiple classes of operating partnership interests that correspond to our classes of common stock. However, in the future we may issue new classes of operating partnership interests with unique terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.
As a result of this structure, we will be considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of our Operating Partnership will be deemed to be assets and income of the REIT.
If we ever decide to acquire properties in exchange for units of limited partnership interest in our Operating Partnership, we expect to amend and restate the partnership agreement to provide substantially as set forth below.
Capital Contributions
We would expect the partnership agreement to require us to contribute the proceeds of any offering of our shares of stock to our Operating Partnership as an additional capital contribution. If we did contribute additional capital to our Operating Partnership, we would receive additional partnership units and our percentage interest in our Operating Partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our Operating Partnership at the time of such contributions. We also expect that the partnership agreement would allow us to cause our Operating Partnership to issue partnership interests for less than their fair market value if we conclude in good faith that such issuance is in the best interest of our Operating Partnership and us. Our Operating Partnership would also be able to issue preferred partnership interests in connection with acquisitions of property or otherwise. These preferred partnership interests could have priority over common partnership interests with respect to distributions from our Operating Partnership, including priority over the partnership interests that we would own as a limited partner. If our Operating Partnership would require additional funds at any time in excess of capital contributions made by us or from borrowing, we could borrow funds from a financial institution or other lender and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds.
Operations
We would expect the partnership agreement to provide that, so long as we remain qualified as a REIT, our Operating Partnership would be operated in a manner that would enable us to satisfy the requirements for being classified as a REIT for tax purposes. We would also have the power to take actions to ensure that our Operating Partnership would not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in our Operating Partnership being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses
The partnership agreement would provide that the Operating Partnership would distribute cash flow from operations to its partners in accordance with their respective percentage interests on at least a monthly basis in amounts that we determine. The effect of these distributions would be that a holder of one unit of limited partnership interest in our Operating Partnership would receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our shares of common stock.
Similarly, the partnership agreement would provide that our Operating Partnership would allocate taxable income to its partners in accordance with their respective percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the corresponding Treasury regulations, the effect of these allocations would be that a holder of one unit of limited partnership interest in our Operating Partnership would be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock. Losses, if any, would generally be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership. Losses could not be passed through to our stockholders.
Upon liquidation of our Operating Partnership, after payment of, or adequate provision for, debts and obligations of our Operating Partnership, including partner loans, any remaining assets of our Operating Partnership would be distributed to its partners in accordance with their respective positive capital account balances.
Rights, Obligations and Powers of the General Partner
We would expect to be the sole general partner of our Operating Partnership. As sole general partner, we generally would have complete and exclusive discretion to manage and control our Operating Partnership’s business and to make all decisions affecting its assets. We would also expect to have the authority to:

•	acquire, purchase, own, operate, lease, manage and dispose of any real property and any other assets;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow or loan money;

•	originate loans;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine our Operating Partnership with another entity.
We expect that our Operating Partnership would continue to pay all of the administrative and operating costs and expenses it incurs in acquiring or originating and operating and managing our investments. Our Operating Partnership would also pay all of our administrative costs and expenses and such expenses would be treated as expenses of our Operating Partnership. Such expenses would include:

•	all expenses relating to our continuity of existence;

•	all expenses associated with the payment of the ongoing stockholder servicing fee;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.
The only costs and expenses we could incur that our Operating Partnership would not reimburse would be costs and expenses relating to assets we may own outside of our Operating Partnership. We would pay the expenses relating to such assets directly.

Exchange Rights
We expect that an amended and restated partnership agreement would also provide for exchange rights. We expect the limited partners of our Operating Partnership would have the right to cause our Operating Partnership to redeem their units of limited partnership interest for cash equal to the value of an equivalent number of our shares or, at our option, we could purchase their units of limited partnership interest for cash or by issuing one share of our common stock for each unit redeemed. Limited partners, however, would not be able to exercise this exchange right if and to the extent that the delivery of our shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.
Furthermore, limited partners could exercise their exchange rights only after their units of limited partnership interest had been outstanding for one year. A limited partner could not deliver more than two exchange notices each calendar year and would not be able to exercise an exchange right for less than 1,000 units of limited partnership interest, unless such limited partner held less than 1,000 units. In that case, he would be required to exercise his exchange right for all of his units.
Change in General Partner
We expect that we generally would not be able to withdraw as the general partner of our Operating Partnership or transfer our general partnership interest in our Operating Partnership (unless we transferred our interest to a wholly owned subsidiary). The principal exception to this would be if we merged with another entity and (i) the holders of a majority of partnership units (including those we held) approved the transaction; (ii) the limited partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (iii) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (iv) the successor entity contributed substantially all of its assets to our Operating Partnership in return for an interest in our Operating Partnership and agreed to assume all obligations of the general partner of our Operating Partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove us as general partner.
Transferability of Interests
With certain exceptions, the limited partners would not be able to transfer their interests in our Operating Partnership, in whole or in part, without our written consent as the general partner.
Amendment of Limited Partnership Agreement
We expect amendments to the amended and restated partnership agreement would require the consent of the holders of a majority of the partnership units including the partnership units we and our affiliates held. Additionally, we, as general partner, would be required to approve any amendment. We expect that certain amendments would have to be approved by a majority of the units held by third-party limited partners.

PLAN OF DISTRIBUTION
General
We are publicly offering a maximum of $1,500,000,000 in shares of our common stock in the primary offering, consisting of two classes of shares: Class A shares at a price of $10.39 per share and Class T shares at a price of $10.00 per share. Both classes of shares have discounts available to certain categories of purchasers as described below. This offering is being conducted on a “best efforts” basis through KBS Capital Markets Group, our dealer manager. Because this is a “best efforts” offering, KBS Capital Markets Group must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares.
We are also offering up to a maximum of $800,000,000 in shares of our common stock pursuant to our distribution reinvestment plan. Purchases pursuant to our distribution reinvestment plan will be in the same class of shares as the shares for which such stockholder received the distributions that are being reinvested. Until we announce an estimated NAV per share, participants in our distribution reinvestment plan will acquire shares of our common stock at a price per share equal to 95% of the then-current offering price for shares purchased in the primary portion of an offering (ignoring any discounts that may be available to certain categories of purchasers). These distribution reinvestment plan offering prices are initially $9.88 per Class A share and $9.50 per Class T share. Once we have announced an estimated NAV per share, which we expect to occur no later than 150 days after the second anniversary of the date on which we commence this offering, participants in our distribution reinvestment plan will acquire shares of our common stock at a price equal to 95% of the estimated NAV per share of our common stock. We generally expect to update the estimated NAV per share in December of each year.
We are offering to sell any combination of Class A and Class T shares in our primary offering and distribution reinvestment plan offering. We reserve the right to reallocate shares between the primary offering and our distribution reinvestment plan offering, and to reallocate shares among classes of common stock, if we elect to offer additional classes in the future. Our board of directors may adjust the offering prices of the primary offering shares or distribution reinvestment plan shares during the course of this offering by filing a post-effective amendment to this registration statement.
We expect to offer the $1,500,000,000 in shares of Class A and Class T common stock in the primary offering over a two-year period. If we have not sold all of the shares within two years, we may continue this offering until April 28, 2019. Under rules promulgated by the SEC, in some circumstances we could continue the primary offering beyond three years from commencement of this offering. If we decide to continue the primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. The duration of our offering stage will be based on a number of considerations, including our goal of raising sufficient proceeds to acquire a diverse portfolio of real estate investments prior to seeking a liquidity event, the current and anticipated composition and quality of our portfolio and the current condition of the commercial real estate market. We will continue to monitor these factors and may adjust our anticipated offering stage as necessary based on these and other factors.
We may continue to offer shares under the distribution reinvestment plan offering beyond these dates until we have sold $800,000,000 in any combination of Class A and Class T shares through the reinvestment of distributions. In some states, we will need to renew the registration statement or file a new registration statement annually to continue the primary offering and the distribution reinvestment plan offering. We may terminate the primary offering or the distribution reinvestment plan offering at any time, and we will provide that information in a prospectus supplement.
Our dealer manager registered as a broker-dealer with the SEC in October 2004 and this offering will be the seventh public offering it has conducted. The principal business of KBS Capital Markets Group is participating in and facilitating the distribution of securities of KBS-sponsored programs. KBS Capital Markets Group is owned and controlled by our sponsor. For additional information about our dealer manager, including information related to its affiliation with us and our advisor, see “Management—Other Affiliates—Dealer Manager,” “Conflicts of Interest—Affiliated Dealer Manager” and “—Certain Conflict Resolution Measures.”
Compensation of Dealer Manager and Participating Broker-Dealers
Except as provided below, our dealer manager will receive selling commissions of 6.5% of the gross offering proceeds for Class A shares sold in the primary offering and up to 3.0% of the gross offering proceeds for Class T shares sold in the primary offering. Reduced selling commissions will be paid for shares with respect to certain volume discount sales and sales through certain distribution channels. We will not pay any selling commissions for shares sold under our distribution reinvestment plan.

We expect our dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as “participating broker-dealers,” to sell our shares. Our dealer manager will reallow all of its selling commissions attributable to a participating broker-dealer.
We may sell our Class A shares at a discount to the primary offering price (initially $10.39 per share) through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g. a percentage of assets under management, for investment advisory and broker services, which is frequently referred to as a “wrap fee”;

•
has engaged the services of a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment adviser that is also registered as a broker-dealer who does not have a fixed or wrap fee feature or other asset fee arrangement with the investor); or

•	is investing through a bank acting as trustee or fiduciary.
If an investor purchases Class A shares through one of these channels in the primary offering, we will sell the Class A shares at a 6.5% discount (e.g. initially at $9.715 per share based on the initial primary offering price of $10.39 per share), reflecting that selling commissions will not be paid in connection with such purchases. We will receive the same net proceeds for sales of Class A shares through these channels.
If an investor purchases Class A shares in the primary offering net of commissions through a registered investment adviser that is affiliated with a participating broker-dealer in a transaction in which the registered investment advisor is compensated on a fee-for-service basis by the investor, our dealer manager may reallow to the affiliated participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that transaction as a marketing fee. The marketing fee paid to participating broker-dealers would be paid by our dealer manager out of its dealer manager fee. If an investor purchases Class A shares in this offering through a registered investment adviser (or bank acting as a trustee or fiduciary) not affiliated with a participating broker-dealer, our dealer manager will not reallow any portion of the dealer manager fee.
Neither our dealer manager nor its affiliates will compensate any person engaged as an investment adviser by a potential investor as an inducement for such investment adviser to advise favorably for an investment in us.
If an investor purchases Class A shares in the primary offering net of commissions through a registered investment adviser with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice, and if in connection with such purchase the investor must also pay a broker-dealer for custodial or other services relating to holding the shares in the investor’s account, we will reduce the aggregate purchase price of the investor’s Class A shares by the amount of the annual custodial or other fees paid to the broker-dealer in an amount up to $250. Each investor will receive only one reduction in purchase price for such fees and this reduction in the purchase price of our Class A shares is only available for the investor’s initial investment in our Class A common stock. The investor must include the “Request for Broker-Dealer Custodial Fee Reimbursement Form” with his or her subscription agreement to have the purchase price of the investor’s initial investment in Class A shares reduced by the amount of his or her annual custodial fee.
Our dealer manager will receive a dealer manager fee of up to 2.0% of the gross primary offering proceeds for Class A and Class T shares as compensation for acting as our dealer manager. The dealer manager fee paid with respect to any purchases made net of selling commissions as described in this “Plan of Distribution” section, will be calculated based on the undiscounted purchase price. A reduced dealer manager fee will be paid with respect to certain volume discount sales related to sales of our shares as described below. We will not pay dealer manager fees for shares sold under our distribution reinvestment plan.
Our dealer manager may generally reallow to any participating broker dealer up to 1.0% of the gross primary offering proceeds attributable to that participating broker dealer as a marketing fee. In select cases up to 1.5% of the gross primary offering proceeds may be reallowed. This reallow will be based upon such factors as the projected sales volume by such participating broker-dealer, access to conferences and meetings and the general level of assistance of such participating broker-dealer in marketing this offering. For volume discount sales of $3,000,001 or more, the dealer manager fee is reduced as set forth below. The amount of the dealer manager fee reallowed to a participating broker-dealer in that instance will be negotiated on a transaction by transaction basis. The marketing fee paid to participating broker-dealers would be paid by our dealer manager out of its dealer manager fee.
In addition, our dealer manager will receive an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers) of Class T common stock sold in the primary offering solely to the extent there is a broker dealer of record with respect to such Class T share that has entered a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the stockholder servicing fee with respect to such Class T share, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. Such terms include providing ongoing services to the holder of the Class T share, which services would generally include (i) offering to meet with the holder of the Class T share no less than annually to provide overall guidance on the holder’s investment in us, including discussing the mechanics of the distribution reinvestment plan, share redemption program or a tender offer, or to answer questions about the account statement or valuations, and (ii) discussing with the holder of the Class T share, upon such holder’s request, any questions related to the holder’s investment in us. While we expect that the broker dealer of record for a Class A stockholder may provide similar services to a Class A stockholder, they are under no contractual obligation to do so and we will not pay a stockholder servicing fee for such services. To the extent payable, the stockholder servicing fee will accrue daily and be paid monthly in arrears, and the dealer manager will reallow 100% of the stockholder servicing fee to such broker dealer of record for services provided to Class T stockholders after the initial sale of the Class T share.  If the broker dealer of record with respect to a Class T share has changed during a calendar month, the broker dealer of record as of the end of the month with respect to such Class T share will be entitled to the full amount of the stockholder servicing fee accrued for that month; provided, however, that if the broker dealer of record has changed during a calendar month in conjunction with a change in the registered holder of the Class T share, the servicing fee accrued for the month will be prorated among the broker dealers of record associated with the account.  In addition, no stockholder servicing fee will be paid with respect to Class T shares purchased through the distribution reinvestment plan or issued pursuant to a stock dividend; however, the stockholder servicing fee payable with respect to Class T shares purchased in the primary offering is a class-specific expense and will be allocated to the Class T shares.  The stockholder servicing fee therefore will impact the distributions payable on all Class T shares and may impact the NAV of all Class T shares if the amount of the stockholder servicing fee payable on the Class T shares sold in the primary offering exceeds amounts available for distribution to holders of Class A shares.
The stockholder servicing fee with respect to a Class T share will cease accruing upon the earlier of any of the following events (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold, (ii) with respect to a particular Class T share, on the fourth anniversary of the issuance of the share, (iii) a listing of our common stock on a national securities exchange, (iv) a merger or other extraordinary transaction, and (v) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or our dissolution.
Assuming that (a) the gross offering price of our Class T shares in the primary offering remains constant at $10.00, (b) 85% of the gross primary offering proceeds raised are from the sale of Class T shares, (c) 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%, and (d) none of the Class T shares purchased in the primary offering are redeemed and no extraordinary or other transaction affecting whether the share is outstanding occurs prior to the four year anniversary of the issuance of the T share, and because the stockholder servicing fee on a particular Class T share will cease to accrue on the fourth anniversary of the issuance of the share, we expect that with respect to a one-time $10,000 investment in Class T shares, approximately $400 in servicing fees will be paid over 4.0 years and $500 in selling commissions and dealer manager fees will be paid at the time of the investment for a total of $900 in selling commissions, dealer manager fees and stockholder servicing fees, or 9.0% of the price per share of Class T common stock. For further clarity, with respect to any Class T share purchased in the primary offering at $10.00, under the same assumptions, we would pay approximately $0.40 in servicing fees over 4.0 years and $0.50 in selling commissions and dealer manager fees at the time of the investment for a total of $0.90 in selling commissions, dealer manager fees and stockholder servicing fees, or 9.0% of the purchase price per share of Class T common stock. The selling commissions and dealer manager fees would be paid at the time of the investment from the offering proceeds we receive from the investor. The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase and is not intended to be paid from the offering proceeds we receive from an individual investor; rather, it is paid over time for services provided by the broker dealer of record and is an on-going class-specific expense that is allocated to all the Class T stockholders. See above for a discussion of the stockholder services to be provided in connection with the stockholder servicing fee. Notwithstanding the foregoing, the stockholder servicing fee may cease to accrue prior to the fourth anniversary of the issuance of the Class T share if aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering in which the Class T share was sold, as calculated by us with the assistance of the dealer manager after the termination of the primary offering in which the Class T share was sold. See below for a discussion of the underwriting compensation expected to be paid in connection with this offering.

Underwriting compensation includes selling commissions, dealer manager fees, and stockholder servicing fees being paid in connection with an offering as well as other items of value paid in connection with an offering, including amounts not paid or reimbursed by us that are viewed by FINRA as underwriting compensation. We describe in the table below the underwriting compensation expected to be paid in connection with this offering. This table sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all of the shares offered hereby and 11% of the proceeds raised in the primary offering are from the sale of Class A shares at the highest possible selling commissions and dealer manager fee, 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%, and 85% of the proceeds raised in the primary offering are from the sale of Class T shares at the highest possible selling commissions and dealer manager fee. Except for wholesaling compensation expenses, which are solely the responsibility of our dealer manager and its affiliates, we will reimburse or pay directly our dealer manager and their affiliates for the costs listed below, subject to reimbursement by our advisor and its affiliates as described below.

Dealer Manager and Participating Broker-Dealer Compensation
	Total Compensation	% of Primary Offering Gross Proceeds
Selling commissions
Class A common stock (1)	$10,725,000	0.715
Class T common stock	38,250,000	2.55
Dealer manager fee
Class A common stock	4,500,000	0.30
Class T common stock	25,500,000	1.70
Stockholder servicing fee (2)
Class T common stock	51,000,000	3.40
Other underwriting compensation:
Expense reimbursements for retail activities (3)(4)	4,827,500	0.322
Expense reimbursements for wholesaling activities (4)(5)	11,434,042	0.762
Legal fees allocable to our dealer manager (4)	100,000	*
Promotional items (4)	300,000	*
Bonus Pool Program (6)	3,363,458	0.224
Total	$150,000,000	10.0%
_____________________
* Less than 0.1%
(1) The maximum amount of commissions we expect to pay has been determined based on the assumption that 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%, similar to the assumptions described in footnote 2 below for the estimated amount of stockholder servicing fee. If all Class A shares are sold through distribution channels with the highest commissions, the maximum commissions payable would be $52,875,000, which would reduce the amount available for the stockholder servicing fee to $50,463,458 with no amounts available for the bonus pool program described in footnote 6 below.
(2) The stockholder servicing fee is an ongoing fee that is not paid at the time of purchase. Except as described herein, the stockholder servicing fee will accrue daily and be paid monthly in arrears and our dealer manager will reallow 100% of the stockholder servicing fee to the broker dealer of record with respect to the Class T share that has entered a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the stockholder servicing fee with respect to such Class T share, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. The maximum amount of the stockholder servicing fee we expect to pay has been determined based on the following assumptions: (a) the gross offering price of our Class T shares in the primary offering remains constant at $10.00, (b) 85% of the gross primary offering proceeds raised are from the sale of Class T shares, (c) 4% of the proceeds raised in the primary offering are from the sale of Class A shares through distribution channels that do not pay selling commissions of 6.5%, and (d) none of the Class T shares purchased in the primary offering are redeemed and no extraordinary or other transaction affecting whether the share is outstanding occurs prior to the four year anniversary of the issuance of the T share.
(3) These fees will consist primarily of reimbursements for attendance and sponsorship fees payable to participating broker-dealers hosting a retail seminar and the travel, meals and lodging costs of representatives of participating broker-dealers to attend bona fide training and education meetings hosted by us.
(4) We reimburse KBS Capital Markets Group or its affiliates for these expenses other than wholesaling compensation expenses noted in footnote 5 below. In some cases, these payments serve to reimburse our dealer manager for amounts it has paid to participating broker-dealers for the items noted. Our advisor and its affiliates have agreed to reimburse us at the termination of our primary offering to the extent that organization and other offering expenses (which exclude selling commissions, the dealer manager fee and stockholder servicing fee) borne by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds. Our advisor and its affiliates will be responsible for the payment of such organization and other offering expenses related to the primary offering to the extent they exceed 1.0% of gross primary offering proceeds.
(5) These fees will consist primarily of (i) the travel, meals and lodging costs incurred by registered persons associated with our dealer manager to attend (a) retail conferences sponsored by participating broker-dealers, other meetings with participating broker-dealers and industry conferences, and (b) bona fide training and education meetings hosted by us, (ii) wholesaling compensation expenses (which expenses we are not reimbursing our dealer manager), and (iii) reimbursement of the portion of a dual employee’s salary paid by KBS Capital Markets Group attributable to time spent planning and coordinating bona fide training and education meetings on our behalf.
(6) As discussed more fully below, upon the fourth anniversary of the issuance of the last Class T share sold in the primary offering, to the extent that total underwriting compensation for the primary offering is less than 10% of the gross offering proceeds of the primary offering, KBS Capital Markets Group may establish a bonus pool program for certain employees. The bonus pool would be funded by our sponsors, and would not be reimbursed by us or paid from offering proceeds.
In addition, Messrs. Schreiber and Bren purchased 21,181.2380 and 21,181.2390 Class A shares, respectively, pursuant to a private placement, each for an aggregate purchase price of $172,500, or $8.144 per share.  FINRA considers the difference between the $8.144 price per share paid for these shares and the $10.39 public offering price per share to be underwriting compensation in this offering.   Mr. Bren’s investment was made on behalf of and for the accounts of three of his children, and he has disclaimed beneficial ownership of the shares.
Under the rules of FINRA, total underwriting compensation in this offering, including selling commissions, the dealer manager fee and the stockholder servicing fee, may not exceed 10% of the gross offering proceeds from the primary offering. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds.
We will pay directly or reimburse our dealer manager for all items of underwriting compensation discussed in this prospectus for this primary offering, as amended and supplemented, to the extent that this prospectus, as amended and supplemented, indicates such items will be paid by us. We also pay directly or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker-dealers. We estimate these expenses will be approximately $400,000. However, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this primary offering and the offering under our distribution reinvestment plan as of the date of reimbursement. We also pay organization and other offering expenses directly. At the termination of our primary offering, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by us in connection with this primary offering exceed 1.0% of gross primary offering proceeds. Our advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary offering to the extent they exceed 1.0% of gross primary offering proceeds as of the termination of the primary offering. Prior to the termination of the primary offering, we will be responsible for the payment of all organization and other offering expenses we incur directly and the reimbursement of organization and other offering expenses our advisor and dealer manager incur on our behalf in connection with this offering subject to the 15% limit on reimbursements discussed above.
Upon the fourth anniversary of the issuance of the last Class T share sold in this primary offering, to the extent that total underwriting compensation for this primary offering is less than 10% of the gross offering proceeds of this primary offering, KBS Capital Markets Group may establish a bonus pool program for employees that participated in this offering and certain other employees that provided substantial stockholder services to our stockholders. The amount of funds available for any such bonus pool would be specifically limited to an amount that would not cause total underwriting compensation in this primary offering to exceed 10% of gross offering proceeds of this primary offering. The bonus pool would be funded by our sponsor, most likely from advisory fees payable to KBS Capital Advisors under the advisory agreement, although the exact source of funds has not been determined.
To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”
Our dealer manager has agreed to sell up to 5% of the shares offered hereby in the primary offering, in either class, to persons to be identified by us at a discount from the public offering price. We intend to use this “friends and family” program to sell shares of either class to our directors, officers, business associates and others to the extent consistent with applicable laws and regulations. We will require all such purchasers to represent that they are purchasing shares for investment only and to enter into one-year lock-up agreements with respect to the purchased shares. Under the “friends and family program” we will sell Class A shares at a 6.5% discount (e.g. initially at $9.715 per share based on the initial primary offering price of $10.39 per share) and Class T shares at a 3.0% discount (e.g. initially at $9.70 per share based on the initial primary offering price of $10.00 per share) reflecting that selling commissions will not be paid in connection with such purchases. The net proceeds to us from the sales of Class A and Class T shares made net of commissions will be the same as the net proceeds we receive from other sales of Class A shares and Class T shares, respectively.
We may sell shares of either class to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives at a 6.5% discount for Class A shares or a 3.0% discount for Class T shares (e.g. initially at $9.715 or $9.70 per share for the Class A and Class T shares, respectively based on the primary offering price of $10.39 and $10.00, respectively), reflecting that selling commissions will not be paid in connection with such purchases in consideration of the services rendered by such broker-dealers and representatives in this offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law. The net proceeds to us from the sales of Class A and Class T shares, respectively will be the same as the net proceeds we receive from other sales of Class A shares and Class T shares, respectively.
We will offer volume discounts to investors who purchase $1,000,001 or more of Class A or Class T shares of our common stock in the primary offering. The net proceeds to us from a sale of shares eligible for a volume discount will be the same, but the selling commissions and, in some cases, the dealer manager fees we pay will be reduced. Because our dealer manager will reallow all selling commissions, the amount of commissions participating broker-dealers receive for such sales of shares will be reduced. The stockholder servicing fee paid with respect to any purchases made at a discount to the purchase price, as described in this “Plan of Distribution” section, will be calculated based on the undiscounted purchase price.
The following table shows the discounted price per share and the reduced selling commissions and dealer manager fee payable for volume sales of our Class A shares based on the initial primary offering price of $10.39 per share.

Volume Discount Table for Class A Shares
Dollar Volume Class A Shares Purchased			Sales Commissions (Based on $10.39 Price Per Share)	Dealer Manager Fee (Based on $10.39 Price Per Share)	Price Per Share to Investor
$0	to	$1,000,000	6.5%	2.0%	$10.390
$1,000,001	to	$2,000,000	5.5%	2.0%	$10.286
$2,000,001	to	$3,000,000	4.5%	2.0%	$10.182
$3,000,001	to	$4,000,000	3.5%	1.5%	$10.026
$4,000,001	to	$10,000,000	2.0%	1.5%	$9.871
$10,000,001	and above		1.0%	1.0%	$9.715
We will apply the reduced selling price, selling commission and dealer manager fee to the entire purchase. All commission rates and dealer manager fees are calculated assuming a price per share of $10.39. For example, a purchase of 250,000 Class A shares in a single transaction would result in a purchase price of $2,545,500 ($10.182 per share), selling commissions of $116,888 and dealer manager fees of $51,950.
If an investor purchases $3,000,001 or more of Class A shares in the primary offering through a distribution channel under which selling commissions are not paid, we will apply the reduced dealer manager fee available as set forth in the table below. The following table shows the discounted price per Class A share and the reduced dealer manager fee payable for volume sales of our shares sold net of selling commissions.

Volume Discount Table for Purchases of Class A Shares Made Net of Selling Commissions
Dollar Volume Class A Shares Purchased	Dealer Manager Fee (Based on $10.39 Price Per Class A Share)	Price Per Class A Share to Investor*
$3,000,001 to $10,000,000	1.5%	$9.663
$10,000,001 and above	1.0%	$9.611
_____________________

*	Price per Class A share to investor assumes an initial undiscounted purchase price of $10.39; the dealer manager fee is calculated based on the $10.39 undiscounted offering price.

The following table shows the discounted price per share and the reduced selling commissions and dealer manager fee payable for volume sales of our Class T shares based on the initial primary offering price of $10.00 per share.

Volume Discount Table for Class T Shares
Dollar Volume of Class T Shares Purchased			Sales Commissions (Based on $10.00 Price Per Share)	Dealer Manager Fee (Based on $10.00 Price Per Share)	Price Per Share to Investor
$0	to	$1,000,000	3.0%	2.0%	$10.00
$1,000,001	to	$2,000,000	2.0%	2.0%	$9.90
$2,000,001	to	$3,000,000	1.5%	2.0%	$9.85
$3,000,001	to	$4,000,000	1.0%	1.5%	$9.75
$4,000,001	to	$10,000,000	0.5%	1.5%	$9.70
$10,000,001	and above		0.5%	1.0%	$9.65
We will apply the reduced selling price, selling commission and dealer manager fee to the entire purchase. All commission rates and dealer manager fees are calculated assuming a price per share of $10.00. For example, a purchase of 250,000 Class T shares in a single transaction would result in a purchase price of $2,462,500 ($9.85 per share), selling commissions of $37,500 and dealer manager fees of $50,000.
To qualify for a volume discount as a result of multiple purchases of our Class A or Class T shares, a stockholder must mark the “Additional Investment” space on the subscription agreement. We are not responsible for failing to combine purchases if a stockholder fails to mark the “Additional Investment” space. Once a stockholder qualifies for a volume discount, such stockholder will be eligible to receive the benefit of such discount for subsequent purchases of shares in the primary offering. If a subsequent purchase entitles an investor to an increased reduction in sales commissions and/or the dealer manager fee, the volume discount will apply only to the current and future investments.
For purposes of qualifying for a volume discount as the result of multiple purchases of shares, only an individual or entity with the same social security number or taxpayer identification number, as applicable may combine their purchases as a “single purchaser”; provided that, purchases by an individual investor and his or her spouse living in the same household may also be combined as a “single purchaser” for purposes of determining the applicable volume discount.
In the event a person wishes to have his or her order combined with others as a “single purchaser,” that person must request such treatment in writing at the time of subscription setting forth the basis for the discount and identifying the orders to be combined. Any request will be subject to our verification that the orders to be combined are made by a single purchaser. If the subscription agreements for the combined orders of a single purchaser are submitted at the same time, then the commissions payable and discounted share price will be allocated pro rata among the combined orders on the basis of the respective amounts being combined. Otherwise, the volume discount provisions will apply only to the order that qualifies the single purchaser for the volume discount and the subsequent orders of that single purchaser.
Shares purchased through our distribution reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify an investor for the different discount levels.
Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed for combined purchases by an individual investor and his or her spouse living in the same household.
Subscription Procedures
To purchase shares in this offering, you must complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A) for a specific class and number of shares and pay for the shares at the time of your subscription. You should make your check payable to “KBS Growth & Income REIT, Inc.” except that Arizona, Massachusetts and Pennsylvania investors should follow the instructions below under “— Special Notice to Arizona, Massachusetts and Pennsylvania Investors.” Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name until such time as we have accepted or rejected the subscriptions. We will accept or reject subscriptions within 30 days of our receipt of such subscriptions and, if rejected, we will return all funds to the rejected subscribers within ten business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the subscription agreement that you have received a copy of the final prospectus. In order to ensure that you have had sufficient time to review the final prospectus, we will not accept your subscription until at least five business days after your receipt of the final prospectus.
Investors who desire to purchase Class A or Class T shares in this offering at regular intervals may be able to do so by electing to participate in the automatic investment program by completing an enrollment form that we will provide upon request. Alabama and Ohio investors are not eligible to participate in the automatic investment program. Only investors who have already met the minimum purchase requirement may participate in the automatic investment program. The minimum periodic investment is $100 per month. We will pay dealer manager fees, selling commissions and the stockholder servicing fee in connection with sales under the automatic investment program to the same extent that we pay those fees and commissions on shares sold in the primary offering outside of the automatic investment program. If a stockholder elects to participate in both the automatic investment program and our distribution reinvestment plan, distributions earned from shares purchased pursuant to the automatic investment program will automatically be reinvested pursuant to our distribution reinvestment plan. For a discussion of our distribution reinvestment plan, see “Description of Shares—Distribution Reinvestment Plan.”
Stockholders will receive a confirmation of their purchases under the automatic investment program no less than quarterly. The confirmation will disclose the following information:

•	the amount invested for the stockholders’ account during the period;

•	the date of the investment;

•	the number and price of the shares purchased by the stockholder; and

•	the total number of shares in the stockholder’s account.
To qualify for a volume discount as a result of purchases of shares under the automatic investment program, stockholders must notify us in writing when they initially become eligible to receive a volume discount and at each time their purchase of shares through the program would qualify them for an additional reduction in the price of shares under the volume discount provisions described in this prospectus. For a discussion of volume discounts, see “—Compensation of Dealer Manager and Participating Broker-Dealers.”
Our stockholders may terminate their participation in the automatic investment program at any time by providing us with written notice. If a stockholder elects to participate in the automatic investment program, such stockholder must agree that if at any time such stockholder fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or in the subscription agreement, such stockholder will promptly notify us in writing of that fact and their participation in the program will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.
Suitability Standards
Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in our shares; and

•	have apparent understanding of:

◦	the fundamental risks of the investment;

◦	the risk that you may lose your entire investment;

◦	the lack of liquidity of our shares;

◦	the restrictions on transferability of our shares; and

◦	the tax consequences of your investment.
Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation and other investments as well as any other pertinent factors. Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.
Until our shares of common stock are listed on a national securities exchange, subsequent purchasers, i.e. potential purchasers of your shares, must also meet the net worth or income standards.
Minimum Purchase Requirements
You must generally initially invest at least $4,000 in our shares to be eligible to participate in this offering. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our distribution reinvestment plan.
If you own the minimum investment in shares (400 shares) in KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II or any future public KBS-sponsored program, you may invest less than the minimum amount set forth above, but in no event less than $100, unless you are investing distributions from a public KBS-sponsored program. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.
Notwithstanding the above, if you are investing distributions from a KBS-sponsored public program and you own the minimum investment in shares from a KBS-sponsored public program, then there is no minimum investment in our shares. Moreover, if you are investing distributions from a KBS-sponsored public program in an amount less than $100, our advisor will waive the $35 subscription processing fee to the extent such a fee is otherwise payable to our advisor.
Unless you are transferring all of your shares of common stock, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. All sales must also comply with applicable state and federal securities laws.
Special Notice to Arizona, Massachusetts and Pennsylvania Investors
Arizona Investors
We will not sell any shares to Arizona investors unless we raise a minimum of $2,000,000 in aggregate gross offering proceeds (including sales made to residents of other jurisdictions, excluding Massachusetts and Pennsylvania) in this offering. Pending satisfaction of this condition, all subscription payments by Arizona investors will be placed in a segregated account held by the escrow agent, UMB Bank, N.A., in trust for Arizona subscribers’ benefit, pending release to us. In the event we do not raise gross offering proceeds of $2,000,000 in this offering prior to the termination of the primary portion of this offering, we will promptly return all funds held in escrow for the benefit of Arizona investors, including an investors’ pro rata share of interest earned thereon. Purchases by persons affiliated with us, our sponsor or our advisor will count toward the Arizona minimum. Until we have raised $2,000,000 in this offering, Arizona investors should make their checks payable to “UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.” Once we have reached the Arizona minimum, the escrow agent will disburse subscription proceeds from Arizona investors, including any interest earned thereon, to us and Arizona investors should make their checks payable to “KBS Growth & Income REIT, Inc.”

Massachusetts and Pennsylvania Investors
Because we have not established a minimum offering amount for this offering, we caution investors to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our lack of a minimum offering amount for all other jurisdictions (other than Arizona), we will hold all proceeds received from (i) Massachusetts investors in escrow for the benefit of Massachusetts investors, and (ii) Pennsylvania investors in escrow for the benefit of Pennsylvania investors, in each case until we raise a minimum of $75,000,000 in gross offering proceeds (including sales made to residents of other jurisdictions) from the sale of shares of our common stock, whether in this offering or in a separate private transaction, prior to the termination of the offering. In the event we do not raise gross offering proceeds of $75,000,000 from the sale of shares of our common stock, whether in this offering or in a separate private transaction, prior to the termination of the primary offering, we will promptly return all funds held in escrow for the benefit of Massachusetts and Pennsylvania investors (in which case, Massachusetts and Pennsylvania investors will not be required to request a refund of their investment). Pending satisfaction of this condition, all Massachusetts and Pennsylvania subscription payments will be placed in segregated accounts held by the escrow agent, UMB Bank, N.A. in trust for Massachusetts and Pennsylvania investors’ benefit, respectively, pending release to us. Purchases by persons affiliated with us, our sponsor or our advisor will count toward satisfaction of the Massachusetts and Pennsylvania minimum.
If we have not reached this $75,000,000 threshold within 120 days of the date that we first accept into escrow a subscription payment from a Pennsylvania investor, we will, within ten days of the end of that 120-day period, notify Pennsylvania investors in writing of their right to receive refunds, without interest. If an investor requests a refund within ten days of receiving that notice, we will arrange for the escrow agent to promptly return to such investor by check the investor’s subscription amount. Any interest earned will be retained by us. Amounts held in the segregated escrow account from Pennsylvania investors not requesting a refund will continue to be held for subsequent 120-day periods until we raise at least $75,000,000 or until the end of the subsequent escrow periods. At the end of each subsequent escrow period, we will again notify investors of their right to receive a refund of their subscription amount. If investors request a refund at the end of the second 120-day period or any subsequent 120-day period thereafter, they will receive a refund of their subscription amount with interest.
Until we have raised $75,000,000, Massachusetts and Pennsylvania investors should make their checks payable to “UMB Bank, N.A., as Escrow Agent for KBS Growth & Income REIT, Inc.” Once we have reached the Massachusetts and Pennsylvania minimum, Massachusetts and Pennsylvania investors should make their checks payable to “KBS Growth & Income REIT, Inc.”
Investments by Qualified Accounts
Funds from qualified accounts will be accepted if received in installments that together meet the minimum or subsequent investment amount, as applicable, so long as the total subscription amount was indicated on the subscription agreement and all funds are received within a 90-day period.
Investments through IRA Accounts
If you would like to purchase shares through an IRA account NuView IRA and Community National Bank have agreed to act as IRA custodians for purchasers of our common stock as described below; however, we do not require that you use these IRA custodians.
If you would like to establish a new IRA account with NuView IRA for an investment in our shares, we will pay the first year annual account fee. After we pay the first year annual account fee, investors will be responsible for the annual account fees charged by NuView IRA at the anniversary date of the opening of the account, as well as all other fees related to the account charged by NuView IRA.
If you would like to establish a new IRA account with Community National Bank for an investment in our shares, we will pay the first calendar year base fee for investors that establish new accounts with Community National Bank. After we pay the first calendar year base fee, investors will be responsible for the annual IRA maintenance fees charged by Community National Bank, charged at the beginning of each calendar year.
Further information about custodial services is available through your broker or through our dealer manager at www.kbs-cmg.com.

SUPPLEMENTAL SALES MATERIAL
In addition to this prospectus, we may utilize additional sales materials in connection with this offering, although only when accompanied by or preceded by the delivery of this prospectus. The supplemental sales material will not contain all of the information material to an investment decision and should only be reviewed after reading this prospectus. These supplemental sales materials may include:

•	investor sales promotion brochures;

•	cover letters transmitting the prospectus;

•	brochures containing a summary description of this offering;

•	fact sheets describing the general nature of KBS Growth & Income REIT and our investment objectives;

•	asset flyers describing our recent acquisitions or originations;

•	broker updates;

•	online investor presentations;

•	website material;

•	electronic media presentations;

•	client seminars and seminar advertisements and invitations; and

•	third party industry-related article reprints.
All of the foregoing material will be prepared by our advisor or its affiliates with the exception of the third-party article reprints. All sales materials will comply with applicable state laws and regulations. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.
We are offering shares only by means of this prospectus. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS
The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. DLA Piper LLP (US) also reviewed the statements relating to certain federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes.

EXPERTS
The consolidated financial statements of KBS Growth & Income REIT, Inc. as of December 31, 2015 and January 27, 2015, and for the period from January 27, 2015 to December 31, 2015 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The statement of revenues over certain operating expenses of the Von Karman Tech Center for the year ended December 31, 2014, appearing in this prospectus and Registration Statement has been audited by Squar Milner LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.
We will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC’s website at www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E. Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

APPENDIX A

FORM OF
SUBSCRIPTION AGREEMENT WITH INSTRUCTIONS

Investor Instructions

KBS | Growth & Income REIT

Please follow these instructions carefully. Failure to do so could result in the rejection of your subscription.

1. SUBSCRIPTION AMOUNT

PLEASE NOTE: Money Orders, Traveler's Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

This subscription agreement is for Class A and Class T shares. Please consult with your financial advisor regarding the account type and commissions structure of your investment and indicate the class of shares in which you want to invest and the subscription amount. The prospectus of KBS Growth & Income REIT, Inc., as amended and supplemented as of the date hereof (the "Prospectus"), contains information regarding the different share classes.

A minimum initial investment of $4,000 is required. All investments in KBS - sponsored REIT products count towards the $4,000 minimum. This does not affect the suitability standards applicable to investors in this offering. In no event shall any investment be less than $100. Unless you are an Arizona, Massachusetts or Pennsylvania investor, you should make your check payable to "KBS Growth & Income REIT, Inc." Arizona, Massachusetts and Pennsylvania have requested we establish minimum offering amounts for investors in their jurisdiction and until we have raised the applicable minimum offering amounts, if you are an Arizona, Massachusetts or Pennsylvania investor, you should make your check payable to "**UMB Bank, N.A., as escrow agent for KBS Growth & Income REIT, Inc.**" Arizona, Massachusetts and Pennsylvania investors should refer to the disclosure in the Prospectus under "Plan of Distribution – Special Notice to Arizona, Massachusetts and Pennsylvania Investors" for additional information.

2. ACCOUNT TYPE

Please check the appropriate box to indicate the account type of the subscription and provide the requested documents, if applicable.

3. ACCOUNT INFORMATION

PLEASE NOTE: You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners, you must provide the requested investor information for each joint owner.

Enter the name(s), mailing address(es), telephone number(s), and dates(s) of birth of the registered owner(s) of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed. Non-resident aliens must also supply IRS Form W-8BEN.

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 7, you are certifying that the taxpayer identification number or social security number you have provided in Section 3 of the Subscription Agreement is correct.

Please print the exact name(s) in which the shares of KBS Growth & Income REIT, Inc. to be acquired are to be registered. Include the trust/entity name, if applicable. If the account is an Individual Retirement Account ("IRA") or custodial held account, include the names and taxpayer identification numbers of both the investor and the custodian or administrator.

You may elect to have your account documents, such as investor and proxy statements, tax forms, annual reports and other investor communications made available to you electronically, by signing in this section. If you elect this option, you: (i) must provide a valid e-mail address in Section 3 of the Subscription Agreement; (ii) agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents; (iii) understand you may incur certain costs associated with downloading and printing investor documents; and (iv) understand that electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. KBS Growth & Income REIT, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by either changing your delivery preference online at www.kbsreits.com and logging into the site using the "Investor Login" option or by contacting KBS Growth & Income REIT, Inc. at (866) 584-1381, option 2.

A-1

4. CUSTODIAN/THIRD PARTY ADMINISTRATOR INFORMATION

If you would like to purchase shares through an IRA, NuView IRA and Community National Bank have agreed to act as IRA custodians for such purpose; however, we do not require that you use these IRA custodians. If you would like to establish a new IRA with NuView IRA or Community National Bank for an investment in our shares, we will pay the first calendar year base fee for investors that establish new accounts with NuView IRA or Community National Bank. After we pay the first calendar year base fee, investors will be responsible for the payment of the annual IRA maintenance fees in addition to other transactional fees that may be charged by NuView IRA or Community National Bank. Information about custodial services is available through your broker or by calling KBS Investor Services at (866) 584-1381, option 2.

Complete Section 4 if the registered owner of the investment will be a Custodian Plan. The Custodian/Administrator of the plan must sign page four of the Subscription Agreement.

5. DISTRIBUTION INFORMATION

PLEASE NOTE: If you elect to participate in the Distribution Reinvestment Plan, the company requests that if at any time you fail to meet the minimum income and net worth standards or cannot make the other investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, you will promptly notify KBS Growth & Income REIT, Inc. in writing of that fact.

Complete Section 5 to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit into your checking or savings account (not available for brokerage accounts), you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. If you do not complete Section 5, distributions will be paid to the registered owner at the address in Section 3, or for custodial held accounts, to the address listed in Section 4 of the Subscription Agreement. Custodial account distributions to a third party require custodian approval.

6. BROKER-DEALER AND REGISTERED REPRESENTATIVE INFORMATION

PLEASE NOTE: The Broker-Dealer or Registered Investment Adviser must complete Section 6 of the Subscription Agreement. To be listed as agent/firm of record, a selling agreement must be executed between KBS Capital Markets Group and the broker dealer/RIA. All fields are mandatory.

7. SUBSCRIBER SIGNATURES

Please separately initial each of the representations in paragraphs (a) through (e) of Section 7. If you are a resident of Alabama or Oregon, California, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Nebraska, New Jersey, North Dakota, Ohio, Tennessee or Vermont, you must initial paragraph (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r) or (s) of Section 7, respectively. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under "Suitability Standards" to verify that you meet the minimum suitability standards that are imposed by the state of your primary residence.

By signing the Subscription Agreement, you agree to provide the information in Section 7 and confirm that this information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to open your account.

KBS Growth & Income REIT – Investor Instructions

2

A-2

8. FINANCIAL REPRESENTATIVE SIGNATURES

PLEASE NOTE: The Broker-Dealer or Registered Investment Advisor must sign Section 8 to complete the subscription.

Required Representations: By signing Section 8, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer that he or she has:

- reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects;
- discussed the investor's prospective purchase of shares with such investor;
- advised the investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on the transfer of the shares and the risk that the investor could lose his or her entire investment in the shares;
- delivered to the investor the Prospectus required to be delivered in connection with this subscription;
- reasonable grounds to believe that the investor is purchasing these shares for the account referenced in Section 3; and
- reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, such investor meets the suitability standards applicable to the investor set forth in the Prospectus and that such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer, (1) are duly licensed and may lawfully offer and sell the shares in the state where the investment was made and in the state designated as the investor's legal residence in Section 3 of the Subscription Agreement; and (2) agree to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

Unless you are an Arizona, Massachusetts or Pennsylvania investor, the Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	*Overnight Delivery*
KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	**KBS Growth & Income REIT, Inc.** c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
(866) 584-1381, option 2	
Payments may be wired to: *(Subscription Agreements may be faxed or sent to the DST Systems address above.)*	
UMB Bank, N.A. ABA# 101000695 1010 Grand, 4th Floor Mail stop: 1020409 Kansas City, MO 64106	**Account name:** KBS Capital Advisors LLC, as Trustee for KBS Growth & Income REIT, Inc. **Account #: 9871737705**

Arizona, Massachusetts and Pennsylvania have requested we establish minimum offering amounts for investors in their jurisdiction and until we have raised the applicable minimum offering amounts, if you are an Arizona, Massachusetts or Pennsylvania investor, you should make your check payable to "UMB Bank, N.A., as escrow agent for KBS Growth & Income REIT, Inc." During the escrow period, payment and subscription agreement should be delivered by the Broker-Dealer or Registered Investment Advisor, as applicable, to UMB Bank, N.A., as escrow agent for KBS Growth & Income REIT, Inc. at the UMB Bank, N.A. address listed below. Once we have raised the applicable minimum offering amounts (as described in the Prospectus), Arizona, Massachusetts and Pennsylvania investors should make their check payable to "KBS Growth & Income REIT, Inc." and follow the instructions above for the delivery of payment and subscription agreement. Arizona, Massachusetts and Pennsylvania investors should refer to the disclosure in the Prospectus under "Plan of Distribution – Special Notice to Arizona, Massachusetts and Pennsylvania Investors" for additional information.

Arizona, Massachusetts and Pennsylvania Wire and Mailing Instructions During Escrow Period:	
UMB Bank, N.A. 1010 Grand, 4th Floor Mail stop: 1020409 Kansas City, MO 64106 **ABA# 101000695**	**Account name:** KBS Capital Advisors LLC, as Trustee for KBS Growth & Income REIT, Inc. **Account #: 9872232410**

KBS Growth & Income REIT – Investor Instructions

3

A-3

FORM OF

Subscription Agreement

KBS Growth & Income REIT

1. SUBSCRIPTION AMOUNT

This subscription agreement is for Class A and Class T shares. Please consult with your financial advisor regarding the account type and commissions structure of your investment and indicate the class of shares in which you want to invest and the subscription amount. The prospectus of KBS Growth & Income REIT, Inc., as amended and supplemented as of the date hereof (the "Prospectus"), contains information regarding the different share classes.

State of Sale: ______

☐ *Purchase Qualifies for Volume Discount.*

☐ *Shares are being purchased net of commissions.*

Amount of Subscription:

☐ Class A shares: ______

☐ Class T shares: ______

Not for sales by RIAs.

** Minimum investment is $4,000.*

** Money Orders, Traveler's Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.*

2. ACCOUNT TYPE (Check **ONE** box only)

- ☐ Individual *(If applicable, attach TOD form)*
- ☐ Joint Tenant[1] *(If applicable, attach TOD form)*
- ☐ Tenants in Common[1]
- ☐ Community Property[1]
- ☐ UGMA: State of ______
- ☐ UTMA: State of ______
- ☐ Trust[2,3]
- ☐ S-Corporation[2]
- ☐ C-Corporation[2]
- ☐ Partnership[2]
- ☐ Pension Plan[2]
- ☐ Profit Sharing Plan[2]
- ☐ KEOGH Plan[2]
- ☐ Other[2] ______
- ☐ 401K
- ☐ Traditional (Individual) IRA
- ☐ Simple IRA
- ☐ SEP IRA
- ☐ ROTH IRA
- ☐ Beneficial IRA as Beneficiary for: ______ *(Name of Deceased Owner)*

(1) All parties must sign. (2) Please attach pages of trust/plan document (or corporate/entity resolution) which lists the name of trust/plan/entity, trustees/officers or authorized signatories, signatures and date. (3) The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. You may request a copy of this form by calling (866) 584-1381, option 2.

3. ACCOUNT INFORMATION (SSN OR TIN REQUIRED)

Investor/Trustee 1 Name ______

SSN/TIN ______ DOB ______

Investor/Trustee 2 Name ______

SSN/TIN ______ DOB ______

Please complete if registration of shares is different than above:

Account Registration ______

Taxable ID ______

Legal Address ______ City ______ State ______ Zip Code ______

Mailing Address ______ City ______ State ______ Zip Code ______
(If same as above, please write "same")

Phone *(Day)* ______

Phone *(Evening)* ______

E-mail ______

☐ Check here if you are subject to backup withholding
Please attach a copy of the withholding notice.

☐ US Citizen ☐ US Citizen residing outside the US

☐ Foreign citizen, country ______

A U.S. Social Security number or Taxpayer Identification Number is required for all entities and authorized signers to open an account. Nonresident Aliens must supply a completed and signed original IRS Form W-8BEN.

Sign here if you would like to receive investor communications electronically
Electronic delivery of investor communications is optional.

Signature of Investor ______ *Date* ______

Your signature above authorizes KBS Growth & Income REIT, Inc. to make certain investor communications available on its website at www.kbsreits.com and notify you via e-mail when such documents are available. Investor communications that may be delivered electronically include account statements, tax forms, annual reports, proxy statements and other investor communications. By electing electronic delivery, you: (i) agree that you have provided a valid e-mail address in this Section 3; (ii) agree that you have the appropriate hardware and software to receive e-mail notifications and view PDF documents; (iii) understand you may incur certain costs associated with downloading and printing investor documents; and (iv) understand that electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to your documents. KBS Growth & Income REIT, Inc. may choose to send one or more items to you in paper form despite your consent to electronic delivery. You may also request a paper copy of any particular investor document. Your consent will be effective until you revoke it by either changing your delivery preference online at www.kbsreits.com, and logging into the site using the "Investor Login" option or by contacting KBS Growth & Income REIT, Inc. at (866) 584-1381, option 2.

SAMPLE

1

A-4

4. CUSTODIAN/THIRD PARTY ADMINISTRATOR INFORMATION

Custodian/Administrator Name

Custodian/Administrator Address 1

Custodian/Administrator Address 2

Custodian/Administrator City | State | Zip Code

Custodian/Administrator Phone No.

Custodian/Administrator Tax ID

Investor's Account No. with Custodian/Administrator

By executing this Subscription Agreement, the Custodian/Administrator certifies to the Company that the shares purchased pursuant to this Subscription Agreement are held for the benefit of the investor named in section 3 of this Subscription Agreement (the "Beneficial Owner"). The Custodian/Administrator agrees to notify the Company promptly, but in any event within 30 days of any change in the names of the Beneficial Owner or the number of shares for which the Custodian/Administrator holds shares. The Custodian/Administrator confirms that the Company is entitled to rely on these representations for purposes of determining the stockholders entitled to notice of or to vote at each annual or special meeting of stockholders of the Company until delivery by the Custodian/Administrator to the Company of a written statement revoking such representations (provided, however, that any such revocation delivered after the record date or the closing of the stock transfer books of the Company in respect of any annual or special meeting of stockholders, but on or prior to the date of such annual or special meeting of stockholders shall not be effective until after the holding of such annual or special meeting of stockholders of the Company). Each Beneficial Owner (and not the Custodian/Administrator) will then be deemed the holder of record for the shares of common stock for purposes of determining the stockholders holding common stock entitled to notice of or to vote at each annual or special meeting of stockholders.

5. DISTRIBUTION INFORMATION (CHOOSE ONE OR MORE OF THE FOLLOWING OPTIONS)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations **must** equal 100%. Without custodial approval, cash distributions will be paid directly to the custodian for all custodial accounts.

% of distribution

- ☐ I elect to participate in the Distribution Reinvestment Plan, as described in the Prospectus. . . . .
- ☐ Send distributions via check to investor's home address (not available without custodial approval, if applicable) . . . . . .
- ☐ Send distributions via check to alternate payee listed below (not available without custodial approval, if applicable) . . .

Name

Address

City | State | Zip Code

Account No.

☐ **Direct Deposit** *(Attach Voided Check)* I authorize KBS Growth & Income REIT, Inc., or its agent *(collectively, "KBS")* to deposit my distributions in the checking or savings *(not available for brokerage accounts)* account identified below. This authority will remain in force until I notify KBS in writing to cancel it. In the event that KBS deposits funds erroneously into my account, KBS is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit *(not available without custodial approval, if applicable)*. . . . .

% of distribution

Financial Institution Name | ☐ Checking | ☐ Savings

ABA/Routing No. | Account No.

SAMPLE

6. BROKER-DEALER AND REGISTERED REPRESENTATIVE INFORMATION

Selling Agreement must be executed with KBS Capital Markets Group to be listed as agent/firm of record.

Broker-Dealer Name

Representative Name | Rep. No.

Representative's Company Name | Branch ID

Representative's Address

Rep's City | State | Zip Code

Rep's Phone No. | Fax No.

Rep's E-mail Address

REGISTERED INVESTMENT ADVISER (RIA): *All sales of shares of common stock must be made through a Broker-Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker-Dealer that is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker-Dealer.*

Continued on next page

KBS Growth & Income REIT – Subscription Agreement

A-5

2

STOCKHOLDER SERVICING FEE: *The Broker-Dealer named in this Section 6 has agreed to comply with the requirements listed below, which include providing certain stockholder and account maintenance services, in order to receive the stockholder servicing fee described in the Prospectus in connection with any Class T shares purchased in the primary offering pursuant to this Subscription Agreement:*

- *Maintain all licenses with FINRA necessary to carry on the activities required by the Broker-Dealer's Selling Agreement with KBS Capital Markets Group;*
- *Offer to meet with the holder of the Class T shares no less than annually to provide overall guidance on the holder's investment in KBS Growth & Income REIT, Inc., including mechanics of KBS Growth & Income REIT, Inc.'s Distribution Reinvestment Plan or share redemption plan or a tender offer, or to answer questions about the account statement or valuations; and*
- *Discuss with the holder of the Class T shares upon such holder's request any questions related to the holder's investment in KBS Growth & Income REIT, Inc.*

7. SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to backup withholding either because he or she has not been notified by the Internal Revenue Service ("IRS") that he or she is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. **NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESTOR INFORMATION SECTION.**

Please separately initial each of the representations below, if applicable. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. For the purposes of this Section 7, net worth in all cases should be calculated excluding the value of an investor's home, home furnishings and automobiles and liquid net worth is defined as that portion of an investor's net worth that consists of cash, cash equivalents and readily marketable investments. In order to induce KBS Growth & Income REIT, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

	Owner *Initials*	Joint Owner *Initials*
(a) I have received the final Prospectus of KBS Growth & Income REIT, Inc., as amended and supplemented as of the date hereof, at least five business days before signing this Subscription Agreement..		
(b) I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth under "Suitability Standards" in the Prospectus.		
(c) I acknowledge that this is a long term investment and there is no public market for the shares purchased. Thus, my investment in these shares is not liquid.		
(d) I am purchasing the shares for the account referenced in this Subscription Agreement		
(e) I acknowledge I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing this Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares		
(f) If I am an **Alabama or Oregon** resident, I acknowledge that I have a liquid net worth of at least 10 times my investment in KBS Growth & Income REIT, Inc. and its affiliates.		
(g) If I am a **California** resident, I acknowledge that I have (i) either (a) a net worth of at least $350,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $150,000, and (ii) a net worth of at least ten times my investment in KBS Growth & Income REIT, Inc.		
(h) If I am an **Iowa** resident, I acknowledge that (i) I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000, and (ii) unless I am an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my net worth.		
(i) If I am an **Idaho** resident, I acknowledge that I have (i) either (a) a liquid net worth of at least $300,000 or (b) a gross annual income of at least $85,000 and a liquid net worth of at least $85,000, and (ii) a liquid net worth of at least ten times my investment in KBS Growth & Income REIT, Inc.		
(j) If I am a **Kansas** resident, I acknowledge it is recommended by the office of the Kansas Securities Commissioner that Kansas investors have a liquid net worth of at least ten times their aggregate investment in this and other non-traded real estate investment trusts.		
(k) If I am a **Kentucky** resident, I acknowledge that I have a liquid net worth of at least ten times my investment in KBS Growth & Income REIT, Inc. and other KBS-sponsored publicly registered non-traded real estate investment trusts.		
(l) If I am a **Maine** resident, I acknowledge that it is recommended by the Maine Office of Securities that Maine investors have a liquid net worth of at least ten times their aggregate investment in KBS Growth & Income REIT, Inc. and similar direct participation investments..		
(m) If I am a **Massachusetts** resident, I acknowledge that I have a liquid net worth of at least ten times my investment in KBS Growth & Income REIT, Inc..		
(n) If I am a **Nebraska** resident, I acknowledge that I have either (i) a net worth of at least $350,000 or (ii) a gross annual income of at least $100,000 and a net worth of at least $100,000. In addition, I acknowledge that have a net worth of at least ten times my aggregate investment in KBS Growth & Income REIT, Inc. and in the securities of other non-publicly traded real estate investment trusts. Investors who are accredited investors as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing investment concentration restriction..		
(o) If I am a **New Jersey** resident, I acknowledge that I have either (i) a liquid net worth of at least $100,000 and an annual gross income of at least $85,000 or (ii) a liquid net worth of at least $350,000. In addition, a New Jersey investor's investment in KBS Growth & Income REIT, Inc., its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth..		
(p) If I am a **North Dakota** resident, I acknowledge that I have a net worth of at least ten times my investment in KBS Growth & Income REIT, Inc.		
(q) If I am an **Ohio** resident, I acknowledge that I have a liquid net worth of at least ten times my investment in KBS Growth & Income REIT, Inc., its affiliates and other non-traded real estate investment trusts..		

Continued on next page

SAMPLE

KBS Growth & Income REIT – Subscription Agreement

A-6

3

7. SUBSCRIBER SIGNATURES (CONTINUED)

(r) If I am a **Tennessee** resident, I acknowledge that I have a liquid net worth of at least ten times my investment in KBS Growth & Income REIT, Inc. I also acknowledge it is recommended by the Tennessee Securities Division that Tennessee investors have a liquid net worth of at least ten times their investment in KBS Growth & Income REIT, Inc. and in similar direct participation program investments. . . . .

(s) If I am a **Vermont** resident, I acknowledge that accredited investors, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. Non-accredited investors must have a liquid net worth of at least ten times their investment in KBS Growth & Income REIT, Inc.. . . . .

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. If custodial held account, Administrator or Custodian must sign.

SIGN HERE		SIGN HERE	
Signature of Investor	*Date*	*Signature of Joint Investor or, for Custodial Held Accounts, of Custodian or Administrator*	*Date*

Investors will receive confirmations of their purchases upon acceptance of their subscriptions.

8. FINANCIAL REPRESENTATIVE SIGNATURES

The investor's financial advisor must sign below to complete the order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully offer and sell the shares of common stock in the state where the sale was made and in the state designated as the investor's legal residence. The financial advisor agrees to maintain records of the information used to determine that an investment in the shares is suitable and appropriate for the investor for a period of six years. The undersigned confirms by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified in this Subscription Agreement are true, correct and complete in all respects; (ii) discussed such investor's prospective purchase of shares with such investor; (iii) advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on the transfer of the shares and the risk that the investor could lose his or her entire investment in the shares; (iv) delivered to such investor the Prospectus required to be delivered in connection with this subscription; (v) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. I understand this Subscription Agreement is for KBS Growth & Income REIT, Inc.

Signature of Financial Representative	*Date*	*Branch Manager Signature (If required by Broker/Dealer)*	*Date*

Unless you are an Arizona, Massachusetts or Pennsylvania investor, the Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail		*Overnight Delivery*
KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	**(866) 584-1381, option 2**	**KBS Growth & Income REIT, Inc.** c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Payments may be wired to: *(Subscription Agreements may be faxed or sent to the DST Systems address above.)*		
UMB Bank, N.A. ABA# 101000695 1010 Grand, 4th Floor Mail stop: 1020409 Kansas City, MO 64106		**Account name:** KBS Capital Advisors LLC, as Trustee for KBS Growth & Income REIT, Inc. **Account #: 9871737705**

Arizona, Massachusetts and Pennsylvania have requested we establish minimum offering amounts for investors in their jurisdiction and until we have raised the applicable minimum offering amounts, if you are an Arizona, Massachusetts or Pennsylvania investor, you should make your check payable to "UMB Bank, N.A., as escrow agent for KBS Growth & Income REIT, Inc." During the escrow period, payment and subscription agreement should be delivered by the Broker-Dealer or Registered Investment Advisor, as applicable, to UMB Bank, N.A., as escrow agent for KBS Growth & Income REIT, Inc. at the UMB Bank, N.A. address listed below. Once we have raised the applicable minimum offering amounts (as described in the Prospectus), Arizona, Massachusetts and Pennsylvania investors should make their check payable to "KBS Growth & Income REIT, Inc." and follow the instructions above for the delivery of payment and subscription agreement. Arizona, Massachusetts and Pennsylvania investors should refer to the disclosure in the final Prospectus under "Plan of Distribution – Special Notice to Arizona, Massachusetts and Pennsylvania Investors" for additional information.

Arizona, Massachusetts and Pennsylvania Wire and Mailing Instructions During Escrow Period:	
UMB Bank, N.A. 1010 Grand, 4th Floor Mail stop: 1020409 Kansas City, MO 64106 **ABA# 101000695**	**Account name:** KBS Capital Advisors LLC, as Trustee for KBS Growth & Income REIT, Inc. **Account #: 9872232410**

DOCUMENT FAX ACCEPTABLE - FAX FORM TO (877) 805-1116

03/16 KBS Growth & Income REIT – Subscription Agreement 8051-A

A-7

4

SAMPLE

APPENDIX B

AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN
Adopted March 16, 2016
KBS Growth & Income REIT, Inc., a Maryland corporation (the “Company”), has adopted an amended and restated Distribution Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter, as amended and supplemented, unless otherwise defined herein.
1.Amount of Shares Issuable. Up to an aggregate of $800,000,000 of any combination of shares of Class A Common Stock and Class T Common Stock (the “Shares”) is authorized for issuance under the DRP.
2.Participants. “Participants” are holders of the Company’s shares of any class of Common Stock who elect to participate in the DRP regardless of the offering in which such Participant acquired their shares.
3.Distribution Reinvestment. Exclusive of distributions that the Company’s board of directors designates as ineligible for reinvestment through this DRP, the Company will apply that portion (as designated by a Participant) of the distributions (“Distributions”) declared and paid in respect of a Participant’s shares of any class of Common Stock to the purchase of additional Shares for such Participant. Purchases will be in the same class of Shares as the shares for which such Participant received the distributions that are being reinvested. The Company will not pay selling commissions or dealer manager fees on the Shares purchased in the DRP. No stockholder servicing fee will be paid with respect to shares of Class T Common Stock purchased through this DRP; however, the stockholder servicing fee payable by the Company with respect to shares of Class T Common Stock purchased in a primary offering is a class-specific expense and will be allocated to all shares of Class T Common Stock. The stockholder servicing fee therefore will impact the distributions payable on all shares of Class T Common Stock and may impact the NAV of all shares of Class T Common Stock if the amount of the stockholder servicing fee payable on the shares of Class T Common Stock sold in a primary offering exceeds amounts available for distribution to holders of shares of Class A Common Stock.
4.Procedures for Participation. Qualifying stockholders may elect to become Participants or to increase participation in the DRP by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription agreement, enrollment form or other Company approved authorization form.
5.Purchase of Shares.
a.Shares will be purchased on the date that the Company makes a Distribution. Distributions will be paid upon the terms as authorized and declared by the Company’s board of directors.
b.Until the Company announces an estimated net asset value per share, Participants will acquire Shares at a price per share equal to 95% of the then-current offering price for shares in the primary portion of the Company’s current offering (whether in the Company’s initial offering or a follow-on offering and ignoring any discounts that may be available to certain categories of purchasers) or 95% of the most recent offering price in a primary offering if there is no current offering. Upon the Company’s announcement, whether in a separate mailing to stockholders, a public filing with the Securities and Exchange Commission (the “SEC”) or otherwise, that the Company has established an estimated net asset value per share, Participants will acquire the Shares at a price equal to 95% of the estimated net asset value per share, as estimated by the Company’s board of directors.
c.Participants in the DRP may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to purchase Shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.
6.Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.
7.Share Certificates. The Shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.
8.Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all Shares, including fractional Shares, acquired by the Participant through the DRP.

B-1

9.Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (a) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (b) all material information regarding the DRP and the effect of reinvesting distributions, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.
10.Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least four business days prior to the last business day of the month to which the distribution relates. Notwithstanding the preceding sentence, if the Company announces, whether in a mailing to stockholders, a public filing with the SEC or otherwise, a new purchase price for Shares under the DRP, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of Participant’s termination of participation in the DRP and Participant’s termination will be effective for the next date Shares are purchased under the DRP. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.
11.Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason at any time upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to Participants.
12.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.
13.Governing Law. The DRP shall be governed by the laws of the State of Maryland.

B-2

APPENDIX C

INDEX TO FINANCIAL STATEMENTS

December 31, 2015

Report of Independent Registered Public Accounting Firm	C-2

Consolidated Balance Sheets as of December 31, 2015 and January 27, 2015	C-3

Consolidated Statement of Operations For the Period from January 27, 2015 to December 31, 2015	C-4

Consolidated Statement of Stockholders’ Equity For the Period from January 27, 2015 to December 31, 2015	C-5

Consolidated Statement of Cash Flows For the Period from January 27, 2015 to December 31, 2015	C-6

Notes to Consolidated Financial Statements	C-7

Von Karman Tech Center

Report of Independent Auditors	C-31

Statements of Revenues Over Certain Operating Expenses For the Six Months Ended June 30, 2015 (unaudited) and the Year Ended December 31, 2014	C-32

Notes to Statements of Revenues Over Certain Operating Expenses For the Six Months Ended June 30, 2015 (unaudited) and the Year Ended December 31, 2014	C-33

Unaudited Pro Forma Financial Statements

Summary of Unaudited Pro Forma Financial Statements	C-35

Unaudited Pro Forma Balance Sheet as of June 30, 2015	C-36

Notes to Unaudited Pro Forma Balance Sheet as of June 30, 2015	C-37

Unaudited Pro Forma Statement of Operations For the Six Months Ended June 30, 2015	C-38

Notes to Unaudited Pro Forma Statement of Operations For the Six Months Ended June 30, 2015	C-39

Unaudited Pro Forma Statement of Operations For the Year Ended December 31, 2014	C-40

Notes to Unaudited Pro Forma Statement of Operations For the Year Ended December 31, 2014	C-41

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
KBS Growth & Income REIT, Inc.

We have audited the accompanying consolidated balance sheets of KBS Growth & Income REIT, Inc. (the “Company”) as of December 31, 2015 and January 27, 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from January 27, 2015 to December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the balance sheets referred to above present fairly, in all material respects, the consolidated financial position of KBS Growth & Income REIT, Inc. as of December 31, 2015 and January 27, 2015, and the consolidated results of its operations and its cash flows for the period from January 27, 2015 to December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California
March 24, 2016

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	January 27, 2015

Assets
Real estate:
Land	$10,600,000	$—
Building and improvements	8,833,424	—
Tenant origination and absorption costs	1,987,175	—
Total real estate, cost	21,420,599	—
Less accumulated depreciation and amortization	(340,993)	—
Total real estate, net	21,079,606	—
Cash and cash equivalents	12,892,900	200,000
Rent and other receivables	305,007	—
Prepaid expenses and other assets, net	62,100	—
Total assets	$34,339,613	$200,000
Liabilities and stockholders’ equity
Note payable, net	$16,056,981	$—
Accounts payable and accrued liabilities	232,035	—
Due to affiliates	1,434,522	—
Distributions payable	87,679	—
Below-market leases, net	113,211	—
Other liabilities	255,640	—
Total liabilities	18,180,068	—
Commitments and contingencies (Note 9)
Redeemable common stock	53,830	—
Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 2,216,821 and 20,000 shares issued and outstanding as of December 31, 2015 and January 27, 2015, respectively	22,168	200
Additional paid-in capital	17,078,538	199,800
Cumulative distributions and net losses	(994,991)	—
Total stockholders’ equity	16,105,715	200,000
Total liabilities and stockholders’ equity	$34,339,613	$200,000
See accompanying notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Period from January 27, 2015 to December 31, 2015

Revenues:
Rental income	$879,268
Tenant reimbursements	68,591
Total revenues	947,859
Expenses:
Operating, maintenance, and management	216,766
Real estate taxes and insurance	114,596
Asset management fees to affiliate	22,221
Real estate acquisition fees to affiliate	428,217
Real estate acquisition fees and expenses	151,693
General and administrative expenses	158,071
Depreciation and amortization	340,993
Interest expense	292,258
Total expenses	1,724,815
Other income:
Interest income	754
Total other income	754
Net loss	$(776,202)
Net loss per common share, basic and diluted	$(1.66)
Weighted-average number of common shares outstanding basic and diluted	467,700
See accompanying notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from January 27, 2015 to December 31, 2015

	Common Stock		Additional Paid-in Capital	Cumulative Distributions and Net Losses	Total Stockholders’ Equity
	Shares	Amounts
Balance, January 27, 2015	20,000	$200	$199,800	$—	$200,000
Net loss	—	—	—	(776,202)	(776,202)
Issuance of common stock	2,194,161	21,941	19,083,324	—	19,105,265
Transfers to redeemable common stock	—	—	(53,830)	—	(53,830)
Stock dividends issued	2,660	27	23,867	(23,894)	—
Distributions declared	—	—	—	(194,895)	(194,895)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(1,085,364)	—	(1,085,364)
Other offering costs to affiliate	—	—	(1,089,259)	—	(1,089,259)
Balance, December 31, 2015	2,216,821	$22,168	$17,078,538	$(994,991)	$16,105,715
See accompanying notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from January 27, 2015 to December 31, 2015

Cash Flows from Operating Activities:
Net loss	$(776,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	340,993
Deferred rents	(226,287)
Amortization of below-market leases	(8,932)
Amortization of deferred financing costs	25,809
Changes in operating assets and liabilities:
Rents and other receivables	(78,720)
Prepaid expenses and other assets	(62,100)
Accounts payable and accrued liabilities	210,312
Due to affiliates	205,276
Other liabilities	255,640
Net cash used in operating activities	(114,211)
Cash Flows from Investing Activities:
Acquisition of real estate	(21,276,733)
Net cash used in investing activities	(21,276,733)
Cash Flows from Financing Activities:
Proceeds from note payable	17,246,040
Proceeds from note payable to affiliate	2,630,100
Principal payments on note payable	(900,000)
Principal payments on note payable to affiliate	(2,630,100)
Payments of deferred financing costs	(314,868)
Cash distribution advance from affiliate	198,497
Proceeds from issuance of common stock	19,051,435
Payments of commissions on stock sales and related dealer manager fees to affiliate	(1,085,364)
Payments of other offering costs	(58,510)
Distributions paid to common stockholders	(53,386)
Net cash provided by financing activities	34,083,844
Net increase in cash and cash equivalents	12,692,900
Cash and cash equivalents, beginning of period	200,000
Cash and cash equivalents, end of period	$12,892,900
Supplemental Disclosure of Cash Flow Information
Interest paid	$214,307
Supplemental Disclosure of Noncash Investing and Financing Activities:
Stock dividends issued	$23,894
Increase in other offering costs to affiliates	$1,030,749
Increase in cash distributions payable	$87,679
Dividends paid to common stockholders through common stock issuances pursuant to the distribution reinvestment plan	$53,830
Increase in accrued improvements to real estate	$21,723
See accompanying notes to consolidated financial statements.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015

1.	ORGANIZATION
KBS Growth & Income REIT, Inc. (the “Company”) was formed on January 12, 2015 as a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2015. Substantially all of the Company’s business is conducted through KBS Growth & Income Limited Partnership (the “Operating Partnership”), a Delaware limited partnership formed on January 14, 2015. The Company is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Growth & Income REIT Holdings LLC (“REIT Holdings”), a Delaware limited liability company formed on January 14, 2015, owns the remaining 99.9% partnership interest in the Operating Partnership and is the sole limited partner. The Company is the sole member and manager of REIT Holdings.
Subject to certain restrictions and limitations, the business of the Company is externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement between the Company and the Advisor initially entered June 11, 2015, and amended at various points thereafter (the “Advisory Agreement”). The Advisor conducts the Company’s operations and manages its portfolio of core real estate properties and real estate-related assets. On January 27, 2015, the Company issued 20,000 shares of its common stock to the Advisor at a purchase price of $10.00 per share. On June 11, 2015, these outstanding shares of common stock were designated Class A shares of common stock. As of December 31, 2015, the Class A shares of common stock were the only class of common stock designated and unless otherwise indicated, any reference in these notes to consolidated financial statements to the Company’s common stock is to the Class A shares of common stock. As of December 31, 2015, the Advisor owned 20,000 shares of the Company’s common stock. See Note 3, “Stockholders’ Equity,” for a discussion of the Company’s common stock designation.
The Company has invested in an office building and intends to invest in a diverse portfolio of core real estate properties and real estate-related assets, including the acquisition of commercial properties and the acquisition and origination of real estate-related assets. Such real estate-related assets may include mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and equity securities such as common stocks, preferred stocks and convertible preferred securities of other REITs and real estate companies.
The Company commenced a private placement offering exempt from registration under the Securities Act of 1933, as amended on June 11, 2015, pursuant to which the Company is offering a maximum of $105,000,000 of shares of its Class A common stock for sale to certain accredited investors (the “Private Offering”), of which $5,000,000 of Class A shares are being offered pursuant to the Company’s distribution reinvestment plan. The Company has retained KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, to serve as the dealer manager of the Private Offering pursuant to a dealer manager agreement (the “Dealer Manager Agreement”) dated June 11, 2015. The Dealer Manager is responsible for marketing the Company’s shares in the Private Offering.
The Company has filed a registration statement on Form S-11 with the Securities and Exchange Commission to register an initial public offering of its common stock. In its initial public offering, the Company intends to offer a maximum of $1,500,000,000 in shares of common stock for sale to the public in the primary offering, consisting of two classes of shares: Class A and Class T (the “Primary Offering”). The Company is also offering a maximum of $800,000,000 in both classes of shares of its common stock pursuant to the Company’s distribution reinvestment plan (the “DRP Offering” and, together with the Primary Offering, the “Public Offering”). The Company is offering to sell any combination of Class A and Class T shares in the Primary Offering and DRP Offering. The Company reserves the right to reallocate shares between the Primary Offering and the DRP Offering. The Company intends to retain the Dealer Manager to serve as the dealer manager of the Public Offering. The Dealer Manager will be responsible for marketing the Company’s shares in the Public Offering.
As described above, the Company intends to use substantially all of the net proceeds from the Private Offering and the Primary Offering to invest in a diverse portfolio of core real estate properties and real estate-related assets. As of December 31, 2015, the Company owned one office building.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

As of December 31, 2015, the Company had sold 2,151,799 shares of common stock for gross offering proceeds of $18,760,265 in the Private Offering, including 6,311 shares of common stock under its distribution reinvestment plan for gross offering proceeds of $53,830. Additionally, on August 11, 2015, two of the individuals who own and control the Company’s sponsor, Charles J. Schreiber, Jr. (who also acts as chief executive officer, the chairman of the board and a director of the Company) and Peter M. Bren (who also acts as president of the Company), purchased 21,181.2380 and 21,181.2390 shares of common stock, respectively, each for an aggregate purchase price of $172,500 or $8.144 per share. The per share purchase price reflects an 8.5% discount to the $8.90 offering price in the Private Offering in effect on the date of their purchase because selling commissions and dealer manager fees were not paid in connection with the sales. Mr. Bren’s investment was made on behalf of and for the account of three of his children, and he has disclaimed beneficial ownership of the shares. The Company issued these shares in private transactions exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company, REIT Holdings, and the Operating Partnership. All significant intercompany balances and transactions are eliminated in consolidation.
The accompanying consolidated financial statements and notes thereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.
Use of Estimates
The preparation of the consolidated financial statements and the accompanying notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Revenue Recognition
Real Estate
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and classifies such amounts as other income.
Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25 - 40 years
Building improvements	10 - 25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real Estate Acquisition Valuation
The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company intends to mitigate this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. There were no restrictions on the use of the Company’s cash and cash equivalents as of January 27, 2015 and December 31, 2015.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the balance sheet as a direct deduction from the carrying value of the associated debt liability. These costs are amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Deferred financing costs incurred before an associated debt liability is recognized are included in prepaid and other assets on the balance sheet. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Fair Value Measurements
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, the Company utilizes quoted market prices from independent third-party sources to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Redeemable Common Stock
In connection with the Private Offering, the Company has adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances. Prior to commencement of the Public Offering, the Company will amend and restate its share redemption program.
There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined under the share redemption program), the Company may not redeem shares unless the stockholder has held the shares for one year.

•
During any calendar year, the Company may redeem only the number of shares that it could purchase with the amount of net proceeds from the sale of shares under its distribution reinvestment plan during the prior calendar year. However, the Company may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to its stockholders.

•	During any calendar year, the Company may redeem no more than 5% of the weighted average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to the share redemption program, and provided the redeeming stockholder has held his or her shares for at least one year, the Company expects to initially redeem shares submitted as an ordinary redemption at 95.0% of the price paid to acquire the shares from the Company. Once the Company has established an estimated net asset value (“NAV”) per share of its common stock, it will redeem shares submitted in connection with an ordinary redemption at 95.0% of the estimated NAV per share as of the applicable redemption date.
For purposes of determining whether a redeeming stockholder has held the share submitted for redemption for at least one year, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to the distribution reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the distribution reinvestment plan shares or stock dividend shares relate.
The Company expects to establish an estimated NAV per share no later than 150 days after the second anniversary of the date on which the Company commences the Public Offering. Once announced, the Company expects to update the estimated NAV per share in December of each year.
In several respects the Company treats redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence differently from other redemptions:

•	there is no one-year holding requirement;

•	until the Company establishes an estimated NAV per share, the redemption price is the amount paid to acquire the shares from the Company; and

•	once the Company has established an estimated NAV per share, the redemption price will be the estimated NAV per share as of the redemption date.
The board may amend, suspend or terminate the share redemption program upon 30 days’ notice to stockholders, provided that the Company may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon 10 business days’ notice.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

The Company records amounts that are redeemable under the share redemption program as redeemable common stock in its consolidated balance sheets because the shares will be mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan during the prior calendar year. However, because the amounts that can be redeemed are determinable and only contingent on an event that is likely to occur (e.g., the passage of time) the Company will present the net proceeds from the current year and prior year distribution reinvestment plan, net of current year redemptions, as redeemable common stock in its consolidated balance sheets.
The Company will classify as liabilities financial instruments that represent a mandatory obligation of the Company to redeem shares. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to repurchase shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.
Organization and Offering Costs
Organization and offering costs of the Company (other than selling commissions, dealer manager fees and the proposed stockholder servicing fee) may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. Offering costs include all expenses incurred in connection with the Private Offering and the Public Offering. Organization costs include all expenses incurred in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company.
During the Private Offering, there is no limit on the amount of organization and offering costs the Company may incur and the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs (excluding wholesaling compensation expenses) paid by them on behalf of the Company. During the Public Offering, pursuant to the proposed advisory agreement and proposed dealer manager agreement, the Company will be obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and offering costs (excluding wholesaling compensation expenses) paid by them on behalf of the Company provided such reimbursement would not cause the total organization and offering costs borne by the Company (including selling commissions, dealer manager fees, the stockholder servicing fee and all other items of organization and offering expenses) to exceed 15% of gross offering proceeds raised in the Public Offering as of the date of reimbursement. The Company reimburses the Dealer Manager for underwriting compensation in connection with the Private Offering; however, the Company may also pay all of these costs directly as discussed in the private placement memorandum for the Private Offering. The Company also expects to reimburse the Dealer Manager for underwriting compensation in connection with the Public Offering as discussed in the prospectus for the Public Offering. The Dealer Manager has agreed to reimburse the Company to the extent that total underwriting compensation for the Primary Offering exceeds 10% of the gross offering proceeds raised in the Primary Offering, as of the termination of the Primary Offering. The Company also pays directly or reimburses, and expects to pay directly or reimburse, the Dealer Manager for due diligence expenses of broker dealers in connection with the Private Offering and the Public Offering, respectively. In addition, the Advisor will be obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions, the dealer manager fee and stockholder servicing fee) borne by the Company and incurred in connection with the Primary Offering exceed 1% of gross proceeds raised in the Primary Offering as of the termination of the Primary Offering.
As of December 31, 2015, the Company had not incurred any organization and offering costs related to the Public Offering and all such costs had been funded by the Advisor or the Dealer Manager. As a result, these organization and offering costs related to the Public Offering are not recorded in the financial statements of the Company as of December 31, 2015 because such costs are only a liability of the Company to the extent organization and offering costs incurred by the Company in connection with the Public Offering do not exceed 15% of the gross proceeds raised in the Public Offering. Organization and offering costs related to the Private Offering were not a liability to the Company until the Company satisfied the minimum offering amount in the Private Offering. Because the Company broke escrow in the Private Offering on August 12, 2015, organization and offering costs related to the Private Offering are recorded in the financial statements of the Company as of December 31, 2015. Organization costs are expensed as incurred and offering costs are deferred and charged to stockholder’s equity as such amounts are reimbursed to the Advisor, the Dealer Manager or their affiliates from the gross proceeds of the applicable offering.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Income Taxes
The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended and intends to operate as such beginning with its taxable year ended December 31, 2015. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.
Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding for the period from January 27, 2015 to December 31, 2015. For the purpose of determining the weighted average number of shares outstanding, stock dividends issued during the period presented and subsequent to December 31, 2015 but before the issuance of the consolidated financial statements are adjusted retroactively and treated as if they were issued and outstanding for all periods presented.
During the period from January 27, 2015 to December 31, 2015, the Company declared total cash distributions of $0.16712301 per share of common stock and total stock dividends of 0.00334248 shares of common stock on each outstanding share of common stock, assuming the share of common stock was outstanding each day that was a record date for cash distributions or stock dividends, respectively.
Square Footage, Occupancy and Other Measures
Square footage, number of acres, occupancy and other measures used to describe real estate investments included in these notes to consolidated financial statements are presented on an unaudited basis.
Recently Issued Accounting Standards Update
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”). ASU No. 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  ASU No. 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU No. 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840). ASU No. 2014-09 was to be effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted.  In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU No. 2015-14”), which defers the effective date of ASU No. 2014-09 by one year. Early adoption is permitted but not before the original effective date. The Company is still evaluating the impact of adopting ASU No. 2014-09 on its financial statements, but does not expect the adoption of ASU No. 2014-09 to have a material impact on its financial statements.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”). The amendments in ASU No. 2014-15 require management to evaluate, for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or are available to be issued when applicable) and, if so, provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company does not expect the adoption of ASU No. 2014-15 to have a significant impact on its financial statements.
In January 2015, the FASB issued ASU No. 2015-01, Income Statement - Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU No. 2015-01”). The amendments in ASU No. 2015-01 eliminate from GAAP the concept of extraordinary items.  Although the amendments will eliminate the requirements in Subtopic 225-20 for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. ASU No. 2015-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect the adoption of ASU No. 2015-01 to have a significant impact on its financial statements.
In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs (“ASU No. 2015-03”). The amendments in ASU No. 2015-03 require debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. ASU No. 2015-03 is limited to the presentation of debt issuance costs and does not affect the recognition and measurement of debt issuance costs. Given the absence of authoritative guidance within ASU No. 2015-03 for debt issuance costs related to line-of-credit arrangements, in August 2015, the FASB issued ASU No. 2015-15, Interest - Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU No. 2015-15”), which clarifies ASU No. 2015-03 by stating that the staff of the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. ASU No. 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015 and is to be applied retrospectively. Early adoption is permitted for financial statements that have not been previously issued. The Company elected to early adopt ASU No. 2015-03 for the reporting period ending December 31, 2015. As a result of adoption of ASU No. 2015-03, the Company reclassified debt issuance costs associated with a debt liability from prepaid expenses and other assets to notes payable, net on the accompanying consolidated balance sheets.
In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments (“ASU No. 2015-16”). The amendments in ASU No. 2015-16 require that in a business combination, an acquirer recognizes adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU No. 2015-16 is effective for annual periods beginning after December 15, 2015, and interim periods within those fiscal years and is to be applied prospectively. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect the adoption of ASU No. 2015-16 to have a significant impact on its financial statements.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU No. 2016-01”).  The amendments in ASU No. 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments.  ASU No. 2016-01 primarily affects accounting for equity investments and financial liabilities where the fair value option has been elected.  ASU No. 2016-01 also requires entities to present financial assets and financial liabilities separately, grouped by measurement category and form of financial asset in the balance sheet or in the accompanying notes to the financial statements.  ASU No. 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years.  Early application is permitted for financial statements that have not been previously issued.  The Company does not expect the adoption of ASU No. 2016-01 to have a significant impact on its financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). The amendments in ASU No. 2016-02 changes the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of ASU No. 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting the new leases standard on its consolidated financial statements.

3.	STOCKHOLDERS’ EQUITY
General
Under the Second Articles of Amendment and Restatement of the Company, the total number of shares of capital stock authorized for issuance is 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, 500,000,000 of which are classified as shares of Class A common stock, and 10,000,000 shares of preferred stock, each as defined by the Company’s Second Articles of Amendment and Restatement.
The shares of common stock have a par value of $0.01 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or preemptive, conversion or exchange rights. As of December 31, 2015 and January 27, 2015, the Company had issued 2,216,821 shares of Class A common stock and 20,000 shares of common stock, respectively, which 20,000 shares of common stock were designated Class A common stock effective June 11, 2015. As of December 31, 2015, the Class A shares of common stock were the only class of common stock designated. Prior to commencement of the Public Offering, the Company will designate a second class of common stock as Class T shares.
The Company is authorized to issue one or more classes or series of preferred stock. Prior to the issuance of such shares, the board of directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares and designate the preferences, rights and privileges of such shares. As of January 27, 2015 and December 31, 2015, no shares of the Company’s preferred stock were issued and outstanding.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Distribution Reinvestment Plan
The Company has adopted a distribution reinvestment plan (the “DRP”) through which common stockholders may elect to reinvest an amount equal to the cash distributions declared on their shares, excluding those distributions that the board of directors designates as ineligible for reinvestment through the DRP, in additional shares of the Company’s common stock in lieu of receiving cash distributions. Until the Company announces an estimated NAV, participants in the DRP will acquire shares of common stock at a price per share equal to 95% of the then-current offering price for shares in the primary portion of an offering (whether in the primary portion of the Private Offering or a follow-on primary offering and ignoring any discounts that may be available to certain categories of purchasers) or 95% of the most recent offering price in a primary offering if there is no current offering. This DRP offering price was initially $8.455 per share of common stock and increased to $8.598 effective November 19, 2015, $8.740 effective December 3, 2015, and $8.835 effective February 4, 2016, in accordance with the pricing schedule for the Private Offering. As additional gross primary offering proceeds are raised in the Private Offering, the DRP offering price will increase. Once the Company has announced an estimated NAV per share, which the Company expects to occur no later than 150 days after the second anniversary of the date on which the Company commences the Public Offering, participants in the DRP will acquire shares of common stock at a price equal to 95% of the estimated NAV per share of the Company’s common stock. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants. Prior to commencement of the Public Offering, the Company will amend the DRP.

4.	REAL ESTATE
As of December 31, 2015, the Company owned one office building, containing 101,161 rentable square feet, which was 100% leased. The following table provides summary information regarding the property owned by the Company as of December 31, 2015:

Property	Date Acquired	City	State	Property Type	Total Real Estate at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net
Von Karman Tech Center	08/12/2015	Irvine	CA	Office	$21,420,599	$(340,993)	$21,079,606
Recent Acquisition
Von Karman Tech Center
On August 12, 2015, the Company, through an indirect wholly owned subsidiary, acquired an office building containing 101,161 rentable square feet located on approximately 4.6 acres of land in Irvine, California (“Von Karman Tech Center”). The contractual purchase price of Von Karman Tech Center was approximately $21.5 million plus closing costs. The Company allocated the purchase price of this property to the fair value of the assets acquired and liabilities assumed. At acquisition, the Company allocated $10.6 million to land, $8.8 million to building and improvements, $2.0 million to tenant origination and absorption costs and $0.1 million to below-market lease liabilities. The intangible assets and liabilities acquired in connection with this acquisition have weighted-average amortization periods as of the date of acquisition of 6.6 years for tenant origination and absorption costs and 9.0 years for below-market lease liabilities.
The Company recorded the real estate acquisition as a business combination and expensed $0.6 million of acquisition costs. For the period from January 27, 2015 to December 31, 2015, the Company recognized an aggregate of $0.9 million of total revenues and an aggregate of $0.6 million of operating expenses from this property, respectively.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Operating Leases
The Company’s real estate property is leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2015, the leases had remaining terms, excluding options to extend, of up to 10.5 years with a weighted-average remaining term of 5.7 years. Some of the leases have provisions to extend the term of the leases, options for early termination for all or a part of the leased premises after paying a specified penalty, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $0.2 million as of December 31, 2015.
During the period from January 27, 2015 to December 31, 2015, the Company recognized deferred rent from tenants of $0.2 million, respectively. As of December 31, 2015, the cumulative deferred rent balance was $0.2 million and is included in rents and other receivables on the accompanying balance sheets.
As of December 31, 2015, the future minimum rental income from the Company’s property under its non-cancelable operating leases was as follows:

2016	$2,024,751
2017	2,092,148
2018	1,866,986
2019	1,497,443
2020	1,440,502
Thereafter	3,943,938
$12,865,768
As of December 31, 2015, the Company had a concentration of credit risk related to LNH, Inc., a tenant in Von Karman Tech in the computer industry, which represented 40% of the Company’s annualized base rent. The tenant individually occupied 44,892 rentable square feet or approximately 44% of the total property rentable square feet at Von Karman Tech Center. Its lease expires on June 30, 2023, with two five-year extension options. As of December 31, 2015, the annualized base rent for this tenant was approximately $0.9 million or $20.05 per square foot. No other tenant represented more than 10% of the Company’s annualized base rent.
No material tenant credit issues have been identified at this time.

5.	TENANT ORIGINATION AND ABSORPTION COSTS AND BELOW-MARKET LEASE LIABILITIES
As of December 31, 2015, the Company’s tenant origination and absorption costs, and below-market lease liabilities were as follows:

	Tenant Origination and Absorption Costs	Below-Market Lease Liabilities
Cost	$1,987,175	$(122,143)
Accumulated Amortization	(144,599)	8,932
Net Amount	$1,842,576	$(113,211)
During the period from January 27, 2015 to December 31, 2015, the Company recorded $144,599 of amortization expense related to tenant origination and absorption costs and $8,932 related to below-market lease liabilities, respectively.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

The remaining unamortized balance for these outstanding intangible assets and liabilities as of December 31, 2015 will be amortized for the years ending December 31 as follows:

	Tenant Origination and Absorption Costs	Below-Market Lease Liabilities
2016	$(369,621)	$18,340
2017	(364,205)	16,898
2018	(297,130)	11,876
2019	(201,923)	8,862
2020	(179,352)	8,862
Thereafter	(430,345)	48,373
	$(1,842,576)	$113,211
Weighted-Average Remaining Amortization Period	6.3 years	9.0 years

6.	NOTES PAYABLE
As of December 31, 2015, the Company’s notes payable consisted of the following:

	Principal as of December 31, 2015	Contractual Interest Rate as of December 31, 2015 (1)	Effective Interest Rate at December 31, 2015 (1)	Payment Type	Maturity Date
Von Karman Tech Center Mortgage Loan (2)	$16,346,040	One-month LIBOR + 3.50%	3.74%	Interest Only	09/01/2020
Note payable principal outstanding	16,346,040
Deferred financing costs, net	(289,059)
Note payable, net	$16,056,981
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2015. Effective interest rate is calculated as the actual interest rate in effect at December 31, 2015 (consisting of the contractual interest rate), using interest rate indices at December 31, 2015, where applicable.
(2) See “–Recent Financing Transactions.”
During the period from January 27, 2015 to December 31, 2015, the Company incurred $0.3 million of interest expense, of which $19,023 relates to the Advisor Bridge Loan (defined below). As of December 31, 2015, $52,142 of interest expense was payable. Included in interest expense during the period from January 27, 2015 to December 31, 2015 was $25,809 of amortization of deferred financing costs.
Recent Financing Transactions
Von Karman Tech Center Mortgage Loan
On August 12, 2015, in connection with the acquisition of Von Karman Tech Center, the Company, through an indirect wholly owned subsidiary, entered into a mortgage loan with an unaffiliated lender for up to $17.3 million, secured by Von Karman Tech Center (the “Von Karman Tech Center Mortgage Loan”). At acquisition, $17.1 million had been disbursed to the Company. On November 25, 2015, the Company repaid $0.9 million of the Von Karman Tech Center Mortgage Loan. As of December 31, 2015, $53,960 was available for future disbursements, subject to certain terms and conditions contained in the loan documents. Monthly payments are initially interest-only; however, under certain circumstances described in the loan agreement, the Company may be required to make payments consisting of both principal and interest. The remaining principal balance and all accrued and unpaid interest are due at maturity. The Company has the right to prepay all or a portion of the Von Karman Tech Center Mortgage Loan, subject to certain fees and conditions contained in the loan agreement.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

KBS GI REIT Properties, LLC (“KBS GI REIT Properties”), the Company’s wholly owned subsidiary, in connection with the Von Karman Tech Center Mortgage Loan, provided a guaranty of the payment of certain potential liabilities, obligations, losses, damages, fees and expenses incurred by the lender relating to the Von Karman Tech Center Mortgage Loan as a result of certain intentional actions committed by the owner of the property and/or any of its affiliates in violation of the loan documents, or certain other occurrences in relation to Von Karman Tech Center and/or the property owner and KBS GI REIT Properties, as further described in the guaranty. KBS GI REIT Properties also provided a guaranty of the principal balance and any interest or other sums outstanding under the Von Karman Tech Center Mortgage Loan in the event of: certain bankruptcy, insolvency or related proceedings involving the property owner, KBS GI REIT Properties or any their affiliates as described in the guaranty; and any transfer of the property owner’s interest in Von Karman Tech Center in violation of the loan documents.
Advisor Bridge Loan
On August 12, 2015, in connection with the acquisition of Von Karman Tech Center, the Company, through the Operating Partnership, borrowed $2.6 million pursuant to a bridge loan from the Advisor (the “Advisor Bridge Loan”).
In connection with obtaining the Advisor Bridge Loan, the Operating Partnership executed a promissory note in favor of the Advisor, pursuant to which the Operating Partnership agreed to repay the outstanding principal balance and any accrued interest under the Advisor Bridge Loan by August 12, 2016. The principal under the promissory note bore simple interest from the date advanced at the rate of 5% per annum. On September 3, 2015, we repaid $1.5 million of the Advisor Bridge Loan.  On November 12, 2015, we paid off the remaining outstanding principal balance and interest due under the Advisor Bridge Loan of $1.1 million.

7.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value, as defined under GAAP, is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:
Cash and cash equivalents, restricted cash, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Notes payable: The fair value of the Company’s notes payable is estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
The following were the face value, carrying amount and fair value of the Company’s notes payable as of December 31, 2015:

	Face Value	Carrying Amount	Fair Value
Financial liabilities:
Notes payable	$16,346,040	$16,056,981	$16,556,729
Disclosure of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. The actual value could be materially different from the Company’s estimate of value.

8.	RELATED-PARTY TRANSACTIONS
The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager with respect to the Private Offering. These agreements entitle the Advisor and/or the Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and entitle the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, such as expenses related to the Private Offering, and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals. The Company has also entered into a fee reimbursement agreement with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform. Prior to commencement of the Public Offering, the Company expects to enter an amended and restated advisory agreement with the Advisor and a new dealer manager agreement with the Dealer Manager. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), KBS Strategic Opportunity REIT, Inc. (“KBS Strategic Opportunity REIT”), KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”) and KBS Strategic Opportunity REIT II, Inc. (“KBS Strategic Opportunity REIT II”). The fees and reimbursement obligations, including the Company’s obligation to reimburse the Advisor for an advance to fund cash distributions, with respect to the current agreements in place for the Private Offering are as follows:

Form of Compensation	Amount
Selling Commissions
The Company pays the Dealer Manager up to 6.5% of gross offering proceeds in the primary offering of the Private Offering. No selling commissions are payable on shares sold under the distribution reinvestment plan. The Dealer Manager reallows 100% of selling commissions earned to participating broker-dealers.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Form of Compensation	Amount
Dealer Manager Fee
The Company pays the Dealer Manager up to 2.0% of gross offering proceeds in the primary offering of the Private Offering. The Dealer Manager may reallow to any participating broker-dealer up to 1.5% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee, based upon such factors as the projected sales volume by such participating broker-dealer and the level of assistance of such participating broker-dealer in marketing this offering; no dealer manager fee is payable on shares of common stock sold under the distribution reinvestment plan.

Organization and Other Offering Expenses
The Company reimburses the Advisor and the Dealer Manager for organization and other offering costs they incur on its behalf in connection with the Private Offering. These organization and other offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid in connection with the Private Offering, including the Company’s legal, accounting, printing, mailing and filing fees, charges of the escrow holder and transfer agent, charges of the Advisor for administrative services related to the issuance of shares in the Private Offering, reimbursement of due diligence expenses of broker dealers, reimbursement of the Advisor for costs in connection with preparing supplemental sales materials, the cost of training and education meetings held by the Company (primarily the travel, meal and lodging costs of registered representatives of broker-dealers), attendance and sponsorship fees, travel, meal and lodging costs for registered persons associated with the Dealer Manager and officers and employees of the Company’s affiliates to attend retail seminars conducted by broker-dealers. The Company does not reimburse for wholesaling compensation expenses.

Acquisition and Origination Fees
The Company pays the Advisor 2.0% of the cost of investments acquired or originated by the Company, or the amount to be funded to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments, plus significant capital expenditures budgeted as of the date of acquisition related to the development, construction or improvement of a real estate property. Acquisition fees calculated based on capital expenditures budgeted as of the date of acquisition are paid at the time funds are disbursed pursuant to a final approved budget upon receipt of an invoice by the Company.

Acquisition and Origination Expenses
The Company reimburses the Advisor or its affiliates for customary acquisition and origination expenses (including expenses relating to potential investments that do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the Advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate properties and real estate-related investments.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Form of Compensation	Amount
Asset Management Fees
The Company pays the Advisor a monthly fee equal to one-twelfth of 1.6% of the cost of its investments, less any debt secured by or attributable to the investments. The cost of the real property investments is calculated as the amount paid or allocated to acquire the real property, plus the budgeted capital improvement costs for the development, construction or improvements to the property once such funds are disbursed pursuant to a final approved budget and fees and expenses related to the acquisition, but excluding acquisition fees paid or payable to the Advisor. The cost of the Company’s real estate-related investments and any investments other than real property will be calculated as the lesser of: (x) the amount paid or allocated to acquire or fund the investment, including fees and expenses related to the acquisition or origination (but excluding acquisition or origination fees paid to the Advisor), and (y) the outstanding principal amount of such investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to the Advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.

Reimbursement of Operating Expenses
The Company may reimburse the expenses incurred by the Advisor or its affiliates in connection with their provision of services to the Company, including the Company’s allocable share of the Advisor’s overhead, such as rent, employee costs, utilities and cybersecurity costs. The Advisor may seek reimbursement for employee costs under the Advisory Agreement. At this time, the Company anticipates it will only reimburses the Advisor for its allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. In the future, if the Advisor seeks reimbursement for additional employee costs, such costs may include the Company’s proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements if the Company becomes a public reporting company. The Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor or its affiliates receive acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits the Advisor or its affiliates may pay to the Company’s executive officers.

The Company reimburses the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform, or the AIP Platform, with respect to certain accounts of the Company’s investors serviced through the AIP Platform.
The Company has entered, together with KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II, the Dealer Manager, the Advisor and other KBS affiliated entities, an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the program and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Form of Compensation	Amount
Subordinated Participation in Net Cash Flows
After the Company’s common stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company multiplied by the weighted average issue price of the shares sold in the primary offering, and (ii) a 6% per year cumulative, noncompounded return on such gross investment amount, the Advisor is entitled to receive 15% of the Company’s net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise. Net sales proceeds means the net cash proceeds realized by the Company after deduction of all expenses incurred (i) in connection with a disposition of the Company’s assets, or (ii) from the prepayment, maturity, workout or other settlement of any loan or other investment. Net financing proceeds means the net cash proceeds realized from the financing of the Company’s assets or refinancing of the Company’s debt. The 6% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by the Company, and gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes.

Disposition Fee
In connection with the sale of the Company’s assets, which includes the sale of a single asset or the sale of all or a portion of the Company’s assets through a portfolio sale, merger, or business combination transaction, the Company will pay the Advisor or its affiliates a percentage of the contract sales price of the assets sold (including residential or commercial mortgage-backed securities issued by a subsidiary of the Company as part of a securitization transaction). For dispositions with a contract sales price less than or equal to $1.5 billion, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $1.5 billion, the disposition fee will equal 1.5% of the first $1.5 billion of the contract sales price, plus 1.1% of the amount of the contract sales price in excess of $1.5 billion. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that (i) if the Company negotiates a discounted payoff with the borrower it will pay a disposition fee and (ii) if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, it will pay a disposition fee upon the sale of such property. The disposition fee is determined on a per transaction basis and is not cumulative.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Form of Compensation	Amount
Subordinated Incentive Fee
Upon a merger or listing of the Company’s common stock on a national securities exchange, the Company will pay the Advisor an incentive fee. Upon a listing this fee will equal 15% of the amount by which (i) the market value of the outstanding stock plus the total of all distributions paid by the Company to stockholders from inception until the date market value is determined (including distributions that may constitute a return of capital for federal income tax purposes and excluding any stock dividend) exceeds (ii) the sum of the stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company multiplied by the weighted average issue price of the shares sold in the primary offering, and the amount of cash flow necessary to generate a 6% per year cumulative, noncompounded return on stockholders’ gross investment amount from inception of the Company through the date the market value is determined.
Upon a merger this fee will equal 15% of the amount by which (i) the merger consideration amount plus the total of all distributions paid or declared by the Company to stockholders from inception until the closing of the merger (including distributions that may constitute a return of capital for federal income tax purposes and excluding any stock dividend) exceeds (ii) the sum of the stockholders’ gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company multiplied by the weighted average issue price of the shares sold in the primary offering, and the amount necessary to generate a 6% per year cumulative, noncompounded return on stockholders’ gross investment amount from the Company’s inception through the closing of the merger.

The 6% per year cumulative, noncompounded return on gross investment amount is calculated on a daily basis. In making this calculation, gross investment amount is determined for each day during the period for which the 6% per year cumulative, noncompounded return is being calculated, including a daily adjustment to reflect shares repurchased by the Company, and gross investment amount is reduced by the following: (i) distributions from net sales proceeds, (ii) distributions paid from operating cash flow in excess of a cumulative, noncompounded, annual return of 6%, and (iii) distributions from net financing proceeds, except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 6%. Gross investment amount is only reduced as described above; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Form of Compensation	Amount
Advance from the Advisor
The Advisor has agreed to advance funds to the Company for distribution record dates through the period ending May 31, 2016. The Company is only obligated to repay the Advisor for its advance if and to the extent that:
(i) the Company’s modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by the Company, for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “MFFO Surplus”), and the Company will pay the Advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or
(ii) Excess proceeds from third-party financings are available (“Excess Proceeds”), provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the advance shall be determined by the conflicts committee, if such committee has been formed, or by the Chief Financial Officer of the Company, if no conflicts committee has been formed, in its (or his) sole discretion.
No interest accrues on the advance made by the Advisor.
In determining whether Excess Proceeds are available to repay the advance, the Company’s conflicts committee or Chief Financial Officer, as applicable, will consider whether cash on hand could have been used to reduce the amount of third-party financing provided to us. If such cash could have been used instead of third-party financing, the third-party financing proceeds will be available to repay the advance.

The Advisory Agreement has an indefinite term. The Company may terminate the Advisory Agreement on 60 days’ written notice. The Advisor in its sole discretion may defer any fee payable to it under the Advisory Agreement. All or any portion of such fee not taken may be deferred without interest and paid when the Advisor determines.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the year ended December 31, 2015 and the period from January 27, 2015 to December 31, 2015 and any related amounts payable as of December 31, 2015.

	Incurred	Payable
	For the Period from January 27, 2015 to December 31, 2015	As of December 31, 2015
Expensed
Asset management fees	$22,221	$—
Reimbursement of operating expenses (1)	205,276	205,276
Real estate acquisition fees	428,217	—
Related party interest expense (2)	19,023	—
Other Arrangement
Advisor advance for cash distributions (3)	198,497	198,497
Additional Paid-in Capital
Selling commissions	817,826	—
Dealer manager fees	267,538	—
Reimbursable other offering costs (4)	1,079,179	1,030,749
	$3,037,777	$1,434,522
_____________________
(1) Reimbursable operating expenses primarily related to directors and officers liability insurance, legal fees, state and local taxes, accounting software and cybersecurity related expenses incurred by the Advisor under the Advisory Agreement.
(2) See Note 6, “Notes Payable – Recent Financing Transactions – Advisor Bridge Loan.”
(3) See “ – Advance from the Advisor” above.
(4) See Note 2, “Summary of Significant Accounting Policies – Organization and Offering Costs” for more information related to other offering costs related to the Private and Public Offering.
Conflicts of Interest
All of the Company’s executive officers, affiliated directors and other key real estate and debt finance professionals assembled by the Advisor are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in the Advisor, the Dealer Manager and/or other KBS-affiliated investment advisors that are the sponsors of other KBS-sponsored programs or are the advisors of KBS-advised investors; and all of the Company’s executive officers, affiliated directors and other key real estate and debt finance professionals assembled by the Advisor are executive officers, affiliated directors and/or key professionals of KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, KBS REIT III and KBS Strategic Opportunity REIT II, which are public, non-traded REITs advised by the Advisor. Through affiliates of the Advisor, key real estate and debt finance professionals at the Advisor also serve as investment advisors to KBS-advised investors. These individuals have legal and financial obligations with respect to those KBS-sponsored programs and KBS-advised investors that are similar to their obligations to the Company. In the future, these individuals and other affiliates of the Advisor may organize other KBS-sponsored programs, serve as the investment advisor to other KBS-advised investors and acquire for their own account real estate investments that may be suitable for the Company.

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Some of the material conflicts that the Advisor, the Dealer Manager or their affiliates face are 1) the determination of whether an investment opportunity should be recommended to the Company or another KBS-sponsored program or KBS-advised investor; 2) the competition for tenants or the resale of properties among the Company and other KBS-sponsored programs and KBS-advised investors; 3) the allocation of the time of key executive officers, directors, and other real estate professionals among the Company, other KBS-sponsored programs and KBS-advised investors, and the activities in which they are involved; 4) the fees received by the Advisor and its affiliates in connection with transactions involving the purchase, origination, management and sale of investments regardless of the quality of the asset acquired or the service provided the Company; and 5) the fees received by the Advisor, the Dealer Manager, and their affiliates in connection with the Private Offering.

9.	COMMITMENTS AND CONTINGENCIES
Economic Dependency
The Company depends on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s property, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the property could result in future environmental liabilities.
Legal Matters
From time to time, the Company may become party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

10.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Private Offering on June 11, 2015. As of August 12, 2015, the Company had raised $2,000,000 in gross proceeds from the sale of Class A shares of its common stock, which was sufficient to satisfy the minimum amount necessary to sell shares in the Private Offering. Accordingly, on August 12, 2015, the Company broke escrow in the Private Offering. As of March 21, 2016, the Company had sold 5,689,046 shares of Class A common stock in the Private Offering for gross offering proceeds of $50.5 million.
Organization and Offering Expenses
Private Offering
Through March 24, 2016, the Company had recorded $1,198,000 of offering costs (other than selling commissions and dealer manager fees) related to the Private Offering, all of which were paid by the Advisor or its affiliates on behalf of the Company. For the Company’s obligation to reimburse these expenses, see Note 2, “Organization and Offering Costs.”

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Public Offering
Through March 24, 2016, the Advisor and its affiliates had incurred organization and offering costs in connection with the Public Offering by the Company of approximately $1,974,000. For the Company’s obligation to reimburse these expenses, see Note 2, “Organization and Offering Costs.”
Distributions and Stock Dividends
On January 4, 2016, the Company paid cash distributions of $87,679, which related to cash distributions declared for daily record dates for each day in the period from December 1, 2015 through December 31, 2015. On February 1, 2016, the Company paid cash distributions of $102,888, which related to cash distributions declared for daily record dates for each day in the period from January 1, 2016 through January 31, 2016. On March 1, 2016, the Company paid cash distributions of $124,004, which related to cash distributions declared for daily record dates for each day in the period from February 1, 2016 through February 28, 2016.
On January 26, 2016, the Company’s board of directors declared cash distributions based on daily record dates for the period from March 1, 2016 through March 31, 2016, which the Company expects to pay in April 2016. On March 16, 2016, the Company’s board of directors declared cash distributions based on daily record dates for the period from April 1, 2016 through April 30, 2016, which the Company expects to pay in May 2016, and the period from May 1, 2016 through May 31, 2016, which the Company expects to pay in June 2016. Investors may choose to receive cash distributions or purchase additional shares through the Company’s distribution reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00136986 per share per day; provided, that for record dates for April 1, 2016 through May 31, 2016, the daily amount for each share will be reduced by the daily class-specific expenses accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on the respective record date.
Distributions for all periods have been funded by a total advance from the Advisor of $430,476 as of March 24, 2016. The Advisor has agreed to advance funds for future cash distributions for record dates through May 31, 2016.
On January 4, 2016, the Company issued 1,883 shares of common stock in connection with stock dividends declared for each share of common stock outstanding on December 31, 2015. On February 1, 2016, the Company issued 2,381 shares of common stock in connection with stock dividends declared for each share of common stock outstanding on January 31, 2016. On March 1, 2016, the Company issued 2,694 shares of common stock in connection with stock dividends declared for each share of common stock outstanding on February 29, 2016.
On January 26, 2016, the Company’s board of directors declared a stock dividend of 0.00084932 shares of common stock on each outstanding share of common stock to all stockholders of record as of the close of business on March 31, 2016, which the Company expects to issue in April 2016. On March 16, 2016, the Company’s board of directors declared stock dividends of 0.00082192 shares and 0.00084932 shares of common stock on each outstanding share of common stock to all stockholders of record as of the close of business on April 30, 2016 and May 31, 2016, respectively, which the Company expects to issue in May 2016 and June 2016, respectively.
Advances from Advisor
On January 26, 2016, the Company entered into a fourth amendment to the advisory agreement in which the Advisor agreed to advance funds to the Company for additional distribution record dates through the period ending March 31, 2016. On March 16, 2016, the Company entered into a fifth amendment to the advisory agreement in which the Advisor agreed to advance funds to the Company for additional distribution record dates through the period ending May 31, 2016. Except for extending the distribution record date period through which the Advisor will advance funds to the Company, the terms of the amendments to the advisory agreement are identical to those of the first amendment to the advisory agreement that was previously in effect. See Note 8, “Related Party Transactions – Advance from the Advisor.”

KBS GROWTH & INCOME REIT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2015

Real Estate Property Co-Management Agreement
On March 9, 2016, the Company entered a property management agreement (the “Agreement”) with KBS Management Group, LLC, an affiliate of its advisor (the “Co-Manager”), in connection with the office building in Irvine, California referred to in this prospectus as “Von Karman Tech Center.” Pursuant to the Agreement, the Co-Manager will provide certain management services related to Von Karman Tech Center in addition to those provided by the third-party property manager. In exchange for these services, the owner of Von Karman Tech Center, the Company’s indirect wholly owned subsidiary (the “Owner”), will pay the Co-Manager a monthly fee equal to 1.5% of the rent, payable and actually collected for the month, from the Von Karman Tech Center. The Co-Manager will generally be responsible for all expenses it incurs in rendering services pursuant to the Agreement. The effective date of the Agreement was January 1, 2016 and the initial term of the agreement is for one year and will be deemed renewed for successive one year periods provided it is not terminated. Each party may terminate the Agreement without cause on 30 days’ written notice to the other party and may terminate the Agreement for cause on 5 days’ written notice to the other party upon the occurrence of certain events as detailed in the Agreement.
Amended and Restated Share Redemption Program and Amended and Restated Distribution Reinvestment Plan
On March 16, 2016, the Company’s board of directors adopted an Amended and Restated Share Redemption Program and an Amended and Restated Distribution Reinvestment Plan in anticipation of the commencement of the Public Offering and related designation of Class T shares of common stock.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
KBS Growth & Income REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Von Karman Tech Center for the year ended December 31, 2014, and the related notes to the financial statement.
Management’s Responsibility for the Financial Statement
Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in conformity with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Von Karman Tech Center for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
Basis of Accounting
As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the revenues and expenses of Von Karman Tech Center. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

Newport Beach, California
October 16, 2015

VON KARMAN TECH CENTER
STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(unaudited)
Revenues:
Rental income	$978,965	$1,496,771
Tenant reimbursements	7,285	31,706
Total revenues	986,250	1,528,477
Expenses:
Repairs and maintenance	110,535	245,764
Utilities	79,021	162,020
Real estate taxes and insurance	69,164	117,111
General and administrative	63,038	109,679
Total expenses	321,758	634,574
Revenues over certain operating expenses	$664,492	$893,903
See accompanying notes.

VON KARMAN TECH CENTER
NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2015 (unaudited)
and the Year Ended December 31, 2014

1.	DESCRIPTION OF REAL ESTATE PROPERTY
On August 12, 2015, KBS Growth & Income REIT, Inc. (“KBS G&I REIT”), through an indirect wholly owned subsidiary, acquired from HB Von Karman LLC a two-story office building containing 101,161 rentable square feet located on approximately 4.6 acres of land in Irvine, California (“Von Karman Tech Center”). The seller is not affiliated with KBS G&I REIT or its external advisor, KBS Capital Advisors LLC. The contractual purchase price of Von Karman Tech Center was approximately $21.5 million plus closing costs.
KBS G&I REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of real estate investments located throughout the United States and real estate‑related investments.

2.	BASIS OF PRESENTATION
The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).
Von Karman Tech Center is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded that may not be comparable to the revenues and expenses KBS G&I REIT expects to incur in the future operations of Von Karman Tech Center. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Von Karman Tech Center.
The accompanying unaudited statement of revenues over certain operating expenses for the six months ended June 30, 2015 has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.
An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) Von Karman Tech Center was acquired from an unaffiliated party and (ii) based on due diligence of Von Karman Tech Center by KBS G&I REIT, management is not aware of any material factors relating to Von Karman Tech Center that would cause this financial information not to be indicative of future operating results.
Square footage, acreage, occupancy and other measures used to describe real estate included in these notes to the statements of revenues over certain operating expenses are presented on an unaudited basis.

3.	SIGNIFICANT ACCOUNTING POLICIES
Rental Revenues
Minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, is recognized on a straight‑line basis over the term of the related lease and amounts expected to be received in later years are recorded as deferred rent. The adjustment to record deferred rent increased rental revenue by approximately $0.2 million and $0.2 million for the six months ended June 30, 2015 (unaudited) and the year ended December 31, 2014, respectively.
Use of Estimates
The preparation of the statement of revenues over certain operating expenses, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

VON KARMAN TECH CENTER
NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES (CONTINUED)
For the Six Months Ended June 30, 2015 (unaudited)
and the Year Ended December 31, 2014

4.	DESCRIPTION OF LEASING ARRANGEMENTS
As of December 31, 2014, Von Karman Tech Center was 82% leased to nine tenants. For the year ended December 31, 2014, Von Karman Tech Center earned approximately 56% of its rental income from one tenant in the computer industry that occupies 44,892 square feet, or approximately 44% of the total rentable square feet. This tenant’s lease expires on June 30, 2023, with two five-year extension options.
No other tenant leases represented more than 10% of rental income for the year ended December 31, 2014.

5.	FUTURE MINIMUM RENTAL COMMITMENTS
As of December 31, 2014, expected future minimum rental receipts due under operating leases for the years ending December 31 were as follows:

2015	$1,564,232
2016	2,024,751
2017	2,092,148
2018	1,866,986
2019	1,497,443
Thereafter	5,385,640
$14,431,200

6.	COMMITMENTS AND CONTINGENCIES
Tenant Lease Termination Options
Certain tenants have lease termination options built into their leases, which are subject to termination fees. In the event that a tenant does exercise its option to terminate its lease early and the terminated space is not subsequently leased out or is leased out at a lower rental rate, the total amount of future minimum rent received by Von Karman Tech Center will be reduced.
Environmental
Von Karman Tech Center is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on Von Karman Tech Center’s financial condition and results of operations for the periods presented.

7.	SUBSEQUENT EVENTS
KBS G&I REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses was issued on October 16, 2015.

KBS GROWTH & INCOME REIT, INC.
SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS
The following pro forma information should be read in conjunction with the consolidated balance sheet and notes of KBS Growth & Income REIT, Inc. (“KBS G&I REIT”) as of January 27, 2015 and the consolidated financial statements and notes of KBS G&I REIT for the period from January 27, 2015 to June 30, 2015, both included in this Prospectus related to the Registration Statement. In addition, this pro forma information should be read in conjunction with the statements of revenues over certain operating expenses and notes of Von Karman Tech Center included in this Prospectus related to the Registration Statement.
The following unaudited pro forma balance sheet as of June 30, 2015 has been prepared to give effect to the acquisition of Von Karman Tech Center as if the acquisition occurred on June 30, 2015.
The following unaudited pro forma statement of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 have been prepared to give effect to the acquisition of Von Karman Tech Center as if the acquisition occurred on January 1, 2014.
These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Von Karman Tech Center been consummated as of January 1, 2014.

KBS GROWTH & INCOME REIT, INC.
UNAUDITED PRO FORMA BALANCE SHEET
As of June 30, 2015

		Pro Forma Adjustments
	KBS Growth & Income REIT Historical (a)	Von Karman Tech Center (b)		Pro Forma Total
Assets
Real estate:
Land	$—	$10,600,000	(c)	$10,600,000
Buildings and improvements	—	8,811,701	(c)	8,811,701
Tenant origination and absorption costs	—	1,987,176	(c)	1,987,176
Total real estate, cost	—	21,398,877		21,398,877
Less accumulated depreciation and amortization	—	—		—
Total real estate, net	—	21,398,877		21,398,877
Cash and cash equivalents	199,528	—		199,528
Above-market leases, net	—	—		—
Deferred financing costs, prepaid expenses and other assets	—	214,868	(d)	214,868
Total assets	$199,528	$21,613,745		$21,813,273
Liabilities and stockholders’ equity
Notes payable	$—	$17,075,000	(e)	$17,075,000
Notes payable to affiliate	—	2,630,100	(f)	2,630,100
Below-market leases, net	—	122,143	(c)	122,143
Total liabilities	—	19,827,243		19,827,243
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, no issued and outstanding	—	—		—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 20,000 shares issued and outstanding, 246,814 pro forma shares	200	1,787		1,987
Additional paid-in capital	199,800	1,784,715		1,984,515
Accumulated deficit	(472)	—		(472)
Total stockholders’ equity	199,528	1,786,502		1,986,030
Total liabilities and stockholders’ equity	$199,528	$21,613,745		$21,813,273

KBS GROWTH & INCOME REIT, INC.
NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
As of June 30, 2015

(a)	Historical financial information as of June 30, 2015 derived from KBS G&I REIT’s consolidated balance sheet as of June 30, 2015 included in the Prospectus related to the Registration Statement.

(b)
Represents the acquisition of Von Karman Tech Center. The purchase price (net of closing credits) of Von Karman Tech Center was $21.3 million plus closing costs. This amount was funded from a mortgage loan of $17.1 million, a bridge loan from KBS Capital Advisors LLC, KBS G&I REIT’s external advisor (the “Advisor”), of $2.6 million and proceeds received from the sale of shares of KBS G&I REIT’s Class A common stock (net of offering costs). The pro forma adjustments assume the proceeds were raised as of June 30, 2015 and KBS G&I REIT received a gross offering price of $8.90 per share, which was the initial offering price in the private offering.

(c)
KBS G&I REIT determined the cost of tangible assets, identifiable intangibles and assumed liabilities (consisting of below-market leases and tenant origination and absorption costs) acquired in the business combination based on their estimated fair values.

(d)	Represents loan fees incurred in conjunction with the financing of Von Karman Tech Center.

(e)	Represents amounts from a $17.1 million mortgage loan directly used to finance the acquisition of Von Karman Tech Center.

(f)	Represents amounts from a $2.6 million bridge loan from the Advisor used to finance the acquisition of Von Karman Tech Center.

KBS GROWTH & INCOME REIT, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2015

		Pro Forma Adjustments
	KBS Growth & Income REIT Historical (a)	Von Karman Tech Center		Pro Forma Total
Revenues:
Rental income	$—	$1,005,696	(b)	$1,005,696
Tenant reimbursements	—	7,285	(c)	7,285
Total revenues	—	1,012,981		1,012,981
Expenses:
Operating, maintenance and management	—	252,594	(d)	252,594
Real estate taxes and insurance	—	69,164	(e)	69,164
Asset management fees to affiliate	—	170,214	(f)	170,214
General and administrative expenses	472	—		472
Depreciation and amortization	—	299,585	(g)	299,585
Interest expense	—	401,305	(h)	401,305
Total expenses	472	$1,192,862		$1,193,334
Net loss	$(472)	$(179,881)		$(180,353)
Net loss per common share, basic and diluted	$(0.02)			$(0.73)
Weighted-average number of common shares outstanding, basic and diluted	20,000			246,814	(i)

KBS GROWTH & INCOME REIT, INC.
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2015

(a)
Historical financial information for the six months ended June 30, 2015 derived from KBS G&I REIT’s consolidated statement of operations for the period from January 27, 2015 to June 30, 2015 included in the Prospectus related to the Registration Statement.

(b)
Represents base rental income (not reflected in the historical statement of operations of KBS G&I REIT), including amortization of below-market lease liabilities, for the six months ended June 30, 2015. Base rent is recognized on a straight‑line basis beginning on the pro forma acquisition date of January 1, 2014. Below-market lease liabilities are amortized over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

(c)
Represents property operating cost reimbursements from tenants (not reflected in the historical statement of operations of KBS G&I REIT) for the six months ended June 30, 2015, based on historical operations of the previous owners.

(d)
Represents operating, maintenance and management expenses (not reflected in the historical statement of operations of KBS G&I REIT) for the six months ended June 30, 2015, based on historical operations of the previous owners.

(e)
Represents real estate taxes and insurance expenses (not reflected in the historical statement of operations of KBS G&I REIT) for the six months ended June 30, 2015, based on historical operations of the previous owners.

(f)
Represents asset management fees (not reflected in the historical statement of operations of KBS G&I REIT) for the six months ended June 30, 2015 that would be due to an affiliate of KBS G&I REIT had the property been acquired on January 1, 2014. With respect to investments in real property, the asset management fee is a monthly fee paid to the Advisor equal to one-twelfth of 1.6% of the amount paid or allocated to acquire the investment, plus the budgeted capital improvement costs for the development, construction or improvements to the investment once such funds are disbursed pursuant to a final approved budget. This amount excludes any portion of the investment that was debt financed and is inclusive of acquisition fees and expenses related thereto, but excludes acquisition fees payable to the Advisor.

(g)
Represents adjustments to depreciation and amortization expense (not reflected in the historical statement of operations of KBS G&I REIT) for the six months ended June 30, 2015. Depreciation expense on the purchase price of buildings is recognized using the straight-line method and a 39-year life. Depreciation expense on tenant improvements is recognized using the straight-line method over the shorter of the life of the lease or expected useful life of the improvement. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.

(h)
Represents interest expense and loan fee amortization expense (not reflected in the historical statement of operations of KBS G&I REIT) incurred for the six months ended June 30, 2015 on a $17.1 million mortgage loan secured by Von Karman Tech Center, which bears interest initially at a floating rate of 350 basis points over one-month LIBOR and matures on September 1, 2020 and a $2.6 million bridge loan from the Advisor, which bears interest at a fixed rate of 5.0% and matures on August 12, 2016.

(i)
Represents pro forma weighted-average number of Class A common shares, basic and diluted. The calculation assumes that proceeds, net of offering costs, from KBS G&I REIT’s private offering used to complete the acquisition were raised as of January 1, 2014 and KBS G&I REIT received a gross offering price of $8.90 per share, which was the initial offering price in the private offering.

KBS GROWTH & INCOME REIT, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014

		Pro Forma Adjustments
	KBS Growth & Income REIT Historical (a)	Von Karman Tech Center		Pro Forma Total
Revenues:
Rental income	$—	$1,566,071	(b)	$1,566,071
Tenant reimbursements	—	31,706	(c)	31,706
Total revenues	—	1,597,777		1,597,777
Expenses:
Operating, maintenance and management	—	517,463	(d)	517,463
Real estate taxes and insurance	—	117,111	(e)	117,111
Asset management fees to affiliate	—	340,428	(f)	340,428
Depreciation and amortization	—	405,777	(g)	405,777
Interest expense	—	798,674	(h)	798,674
Total expenses	—	$2,179,453		$2,179,453
Net loss	$—	$(581,676)		$(581,676)
Net loss per common share, basic and diluted	$—			$(2.36)
Weighted-average number of common shares outstanding, basic and diluted	—			246,814	(i)

KBS GROWTH & INCOME REIT, INC.
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014

(a)	KBS G&I REIT was formed on January 12, 2015. Therefore, no historical financial information was available for the year ended December 31, 2014.

(b)
Represents base rental income (not reflected in the historical statement of operations of KBS G&I REIT), including amortization of below-market lease liabilities, for the year ended December 31, 2014. Base rent is recognized on a straight-line basis beginning on the pro forma acquisition date of January 1, 2014. Below-market lease liabilities are amortized over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.

(c)
Represents property operating cost reimbursements from tenants (not reflected in the historical statement of operations of KBS G&I REIT) for the year ended December 31, 2014, based on historical operations of the previous owners.

(d)
Represents operating, maintenance and management expenses (not reflected in the historical statement of operations of KBS G&I REIT) for the year ended December 31, 2014, based on historical operations of the previous owners.

(e)
Represents real estate taxes and insurance expenses (not reflected in the historical statement of operations of KBS G&I REIT) for the year ended December 31, 2014, based on historical operations of the previous owners.

(f)
Represents asset management fees (not reflected in the historical statement of operations of KBS G&I REIT) for the year ended December 31, 2014 that would be due to an affiliate of KBS G&I REIT had the property been acquired on January 1, 2014. With respect to investments in real property, the asset management fee is a monthly fee paid to the Advisor equal to one-twelfth of 1.6% of the amount paid or allocated to acquire the investment, plus the budgeted capital improvement costs for the development, construction or improvements to the investment once such funds are disbursed pursuant to a final approved budget. This amount excludes any portion of the investment that was debt financed and is inclusive of acquisition fees and expenses related thereto, but excludes acquisition fees payable to the Advisor.

(g)
Represents adjustments to depreciation and amortization expense (not reflected in the historical statement of operations of KBS G&I REIT) for the year ended December 31, 2014. Depreciation expense on the purchase price of buildings is recognized using the straight-line method and a 39-year life. Depreciation expense on tenant improvements is recognized using the straight-line method over the shorter of the life of the lease or expected useful life of the improvement. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.

(h)
Represents interest expense and loan fee amortization expense (not reflected in the historical statement of operations of KBS G&I REIT) incurred for the year ended December 31, 2014 on a $17.1 million mortgage loan secured by Von Karman Tech Center, which bears interest initially at a floating rate of 350 basis points over one-month LIBOR and matures on September 1, 2020 and a $2.6 million bridge loan from the Advisor, which bears interest at a fixed rate of 5.0% and matures of August 12, 2016.

(i)
Represents pro forma weighted-average number of Class A common shares, basic and diluted. The calculation assumes that proceeds, net of offering costs, from KBS G&I REIT’s private offering used to complete the acquisition were raised as of January 1, 2014 and KBS G&I REIT received a gross offering price of $8.90 per share, which was the initial price in the private offering.

APPENDIX D

PRIOR PERFORMANCE TABLES
The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Legacy Partners Apartment REIT. By purchasing shares in this offering, you will not acquire any ownership interest in any programs to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the funds discussed.
The information in this section should be read together with the summary information in this prospectus under “Prior Performance Summary.” The following tables are included in this section:

•	Table I - Experience in Raising and Investing Funds;

•	Table II - Compensation to Sponsor;

•	Table III - Operating Results of Prior Programs; and

•	Table V - Sales or Disposals of Properties.
Table IV (Results of Completed Programs) has been omitted since none of the prior public programs sponsored by our sponsor have completed their operations and sold all of their properties during the five years ended December 31, 2015.

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our sponsor in raising and investing funds for the public programs that had offerings close during the three years ended December 31, 2015. These programs have investment objectives similar to ours.

	KBS Legacy Partners Apartment REIT (Initial Public Offering)		KBS Legacy Partners Apartment REIT (Follow-on Offering)		KBS REIT III
Dollar amount offered	$2,000,000,000		$2,000,000,000		$2,760,000,000
Dollar amount raised	$175,633,000		$15,864,000		$1,722,838,000
Length of offering (in months)	36	(1)	12	(1)	56	(3)
Months to invest 90% of amount available for investments (4)	47		N/A	(2)	55
_____________________
(1) KBS Legacy Partners Apartment REIT is a publicly registered, non-traded REIT. KBS Legacy Partners Apartment REIT launched its initial public offering on March 12, 2010 and then commenced real estate operations. On December 9, 2010, KBS Legacy Partners Apartment REIT broke escrow in its initial public offering. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its initial public offering on March 12, 2013. On March 13, 2013, KBS Legacy Partners Apartment REIT commenced its follow-on offering for a maximum of $2,000,000,000 of shares of common stock in its primary offering plus an additional $760,000,000 of shares of common stock pursuant to its dividend reinvestment plan. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its primary follow-on offering on March 31, 2014 and completed subscription processing procedures on April 30, 2014. KBS Legacy Partners Apartment REIT continues to offer shares under its dividend reinvestment plan; dollar amount of shares offered under and proceeds from the dividend reinvestment plan are omitted from Table I. KBS Legacy Partners Apartment REIT sold an aggregate of 19,215,410 shares of common stock in both the initial and follow-on primary offerings for gross primary offering proceeds of $191.5 million. As of December 31, 2015, KBS Legacy Partners Apartment REIT had acquired 11 apartment communities.
(2) Upon completion of the follow-on offering, KBS Legacy Partners Apartment REIT did not anticipate making additional acquisitions.
(3) KBS REIT III is a publicly registered, non-traded REIT. KBS REIT III launched its initial public offering on October 26, 2010. On March 24, 2011, KBS REIT III broke escrow in its initial public offering and then commenced real estate operations. KBS REIT III ceased offering shares of common stock in its primary offering on May 29, 2015 and terminated the primary offering on July 28, 2015. KBS REIT III continues to issue shares under its dividend reinvestment plan; dollar amount of shares offered under and proceeds from the dividend reinvestment plan are omitted from Table I. KBS REIT III sold 169,006,162 shares of common stock in the primary offering for gross proceeds of $1.7 billion. As of December 31, 2015, the Company had also sold 10,487,846 shares of common stock under the dividend reinvestment plan for gross offering proceeds of $103.1 million. With proceeds from its initial public offering and debt financing, KBS REIT III had acquired 28 office properties and one mixed-use office/retail property and one first mortgage loan through December 31, 2015. As of December 31, 2015 KBS REIT III had sold one office property.
(4) Includes the length of offering.

TABLE II
COMPENSATION TO SPONSOR
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates in connection with (1) each public program sponsored by our sponsor that had offerings close during the three years ended December 31, 2015 and (2) KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, the remaining public programs that have made payments to KBS affiliates during the three years ended December 31, 2015. Each of the programs represented has investment objectives similar to ours. All figures are as of December 31, 2015.

	KBS Legacy Partners Apartment REIT (3)		KBS REIT III (4)		KBS REIT I (5)	KBS REIT II (6)	KBS Strategic Opportunity REIT (7)	KBS Strategic Opportunity REIT II (8)
Date offering commenced	(3)		(4)		(5)	(6)	(7)	(8)
Dollar amount raised	$210,166,000		$1,825,928,000		$1,936,784,000	$2,118,756,000	$614,501,000	$81,137,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees (1)	$2,724,000		$39,229,000		$—	$—	$5,000	$3,028,000
Acquisition fees:
real estate commissions	—		—		—	—	—	—
advisory fees (2)	4,362,000		30,932,000		—	1,797,000	7,074,000	1,494,000
other	—		—		—	—	—	—
Other	—		—		—	—	—	—
Dollar amount of cash generated from operations before deducting payments to sponsors	$37,578,000		$208,035,000		$102,518,000	$286,865,000	$83,305,000	$(1,013,000)
Amount paid to sponsor from operations:
Property management fees	$4,000,000		$—		$—	$—	$—	$—
Partnership and asset management fees	3,195,000	(9)	28,015,000	(10)	30,573,000	54,247,000	20,169,000	393,000
Reimbursements	2,187,000		823,000		649,000	572,000	415,000	625,000
Leasing commissions	—		—		—	—	—	—
Construction management fees	134,000		—		—	—	—	—
Loan servicing fees	—		—		—	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsors:
Cash from property	$—		$42,739,000		$616,885,000	$1,719,764,000	$71,421,000	$—
Notes	—		—		—	—	—	—
Amounts paid to sponsor from property sales and refinancing:
Real estate commissions	$—		$—		$—	$—	$—	$—
Disposition fees related to property sales	—		—		7,733,000	17,440,000	598,000	—
Disposition fees related to notes receivable sales	—		—		1,143,000	—	—	—
Incentive fees	—		—		—	—	—	—
Other	—		—		—	—	—	—

TABLE II
COMPENSATION TO SPONSOR (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

_____________________
(1) Underwriting fees include (i) dealer manager fees paid to the KBS‑affiliated dealer manager that are not reallowed to participating broker‑dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS‑affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS‑affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker‑dealers paid for by the KBS‑affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS‑affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS‑affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker‑dealers.
(2) Advisory fees are acquisition fees and origination fees that are calculated as a percentage of purchase price (including any portion of the investment that was funded with debt financings) plus acquisition or origination expenses and are paid to the advisor of each program.
(3) KBS Legacy Partners Apartment REIT is a publicly registered, non-traded REIT. KBS Legacy Partners Apartment REIT launched its initial public offering on March 12, 2010 and then commenced real estate operations. On December 9, 2010, KBS Legacy Partners Apartment REIT broke escrow in its initial public offering. KBS Legacy Partners Apartment REIT ceased offering shares of common stock in its initial public offering on March 12, 2013. On March 13, 2013, KBS Legacy Partners Apartment REIT commenced a follow-on offering, the primary portion of which terminated on March 31, 2014. KBS Legacy Partners Apartment REIT continues to offer shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. Compensation paid to KBS affiliates includes all compensation paid since the program’s inception. With proceeds from its public offerings and debt financing, KBS Legacy Partners Apartment REIT acquired 11 apartment communities.
(4) KBS REIT III is a publicly registered, non-traded REIT. KBS REIT III launched its initial public offering on October 26, 2010. On March 24, 2011, KBS REIT III broke escrow in its initial public offering and then commenced real estate operations. KBS REIT III ceased offering shares of common stock in its primary offering on May 29, 2015 and terminated the primary offering on July 28, 2015. KBS REIT III continues to offer shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. Compensation paid to KBS affiliates includes all compensation paid since the program’s inception. With proceeds from its initial public offering and debt financing, KBS REIT III had acquired 28 office buildings and one mixed-use office/retail and one mortgage loan through December 31, 2015.
(5) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008. KBS REIT I terminated its dividend reinvestment plan effective April 10, 2012; proceeds from the dividend reinvestment plan are included in “Dollar amount raised.” Compensation paid to KBS affiliates only includes amounts paid in the three years ended December 31, 2015. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. After KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed when it restructured certain investments, took title to properties underlying investments in loans, sold assets and received repayment of debt investments.
(6) KBS REIT II is a publicly registered, non‑traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. KBS REIT II ceased offering shares of common stock in its primary offering on December 31, 2010. KBS REIT II terminated its dividend reinvestment plan effective May 29, 2014; proceeds from the dividend reinvestment plan are included in “Dollar amount raised.” Compensation paid to KBS affiliates only includes amounts paid in the three years ended December 31, 2015. With proceeds from its initial public offering and debt financing, KBS REIT II acquired 28 real estate properties, a leasehold interest in one industrial property, eight real estate loans receivable and an investment in real estate securities. After KBS REIT II’s acquisition of these properties and loans, KBS REIT II’s portfolio composition changed when it sold assets and received repayment of debt investments.
(7) KBS Strategic Opportunity REIT is a publicly registered, non-traded REIT. KBS Strategic Opportunity REIT launched its initial public offering on November 20, 2009. On April 19, 2010, KBS Strategic Opportunity REIT broke escrow in its initial public offering and then commenced real estate operations. KBS Strategic Opportunity REIT ceased offering shares of common stock in its primary offering on November 14, 2012. KBS Strategic Opportunity REIT continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table. Compensation paid to KBS affiliates only includes amounts paid in the three years ended December 31, 2015. As of December 31, 2015, KBS Strategic Opportunity REIT had acquired 10 office properties, one office campus consisting of nine office buildings, one retail property, one office portfolio consisting of five office buildings and 63 acres of undeveloped land, one office portfolio consisting of three office buildings, two investments in undeveloped land, one apartment property, and investments in two unconsolidated joint ventures and acquired or originated 10 real estate loans receivable. After KBS Strategic Opportunity REIT’s acquisition of these investments, its portfolio composition changed when it received title to the properties which secured seven of its original investments in real estate loans receivable, negotiated a discounted payoff with respect to one of its real estate-related loans, received repayment of one of its real estate-related loans and sold assets.
(8) KBS Strategic Opportunity REIT II is a publicly registered, non-traded REIT. KBS Strategic Opportunity REIT II launched its initial public offering on August 12, 2014. Prior to commencement of its initial public offering, KBS Strategic Opportunity REIT II conducted a private offering exempt from the registration requirements of the Securities Act. The private offering commenced on July 3, 2013 and terminated on August 11, 2014. KBS Strategic Opportunity REIT II commenced real estate operations in September 2014 when it originated a first mortgage loan. KBS Strategic Opportunity REIT II continues to offer shares for sale pursuant to its initial public offering. Proceeds from its dividend reinvestment plan are included in “Dollar amount raised.” Compensation paid to KBS affiliates only includes amounts paid in the three years ended December 31, 2015. As of December 31, 2015, KBS Strategic Opportunity REIT II had acquired two hotel properties, one office building and one first mortgage loan.

TABLE II
COMPENSATION TO SPONSOR (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

(9) As of December 31, 2015, KBS Legacy Partners Apartment REIT accrued and deferred payment of $1.5 million of asset management fees for February 2013 through July 2013 under the advisory agreement and deferred payment of $3.3 million of asset management fees for August 2013 through December 31, 2014 under the advisory agreement as, pursuant to the terms of the advisory agreement, KBS Legacy Partners Apartment REIT believed the payment of these amounts to its advisor were considered probable at the time they were recorded. During the year ended December 31, 2015, KBS Legacy Partners Apartment REIT incurred $2.8 million of asset management fees. However, KBS Legacy Partners Apartment REIT only recorded $0.7 million pursuant to the limitations in the advisory agreement and did not accrue the remaining $2.1 million of these deferred asset management fees as it is uncertain whether any of these amounts will be paid in the future. The deferred asset management fees are excluded from the partnership and asset management fees paid amount.
(10) As of December 31, 2015, KBS REIT III had accrued and deferred payment of $10.1 million of asset management fees under the advisory agreement. The deferred asset management fees are excluded from the partnership and asset management fees paid amount. Pursuant to the terms of the advisory agreement, KBS REIT III believes payment of this amount to its advisor is probable.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of public programs sponsored by our sponsor that have had offerings close during the five years ended December 31, 2015. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these programs represented has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

	KBS REIT II
	2011	2012	2013	2014	2015
Selected Operating Results (1)
Operating revenues	$320,156,000	$348,635,000	$360,634,000	$279,400,000	$165,295,000
Operating expenses	(115,629,000)	(129,250,000)	(140,107,000)	(113,796,000)	(68,679,000)
Interest expense	(50,554,000)	(58,624,000)	(65,687,000)	(62,944,000)	(22,115,000)
Operating income (2)	153,973,000	160,761,000	154,840,000	102,660,000	74,501,000
Net income - GAAP basis	21,793,000	48,374,000	55,779,000	445,507,000	18,377,000
Summary Statements of Cash Flows (1)
Cash flows provided by operating activities	$113,226,000	$128,669,000	$133,146,000	$67,336,000	$42,136,000
Cash flows (used in) provided by investing activities	(673,682,000)	22,510,000	(71,706,000)	1,656,313,000	158,128,000
Cash flows provided by (used in) financing activities	573,597,000	(198,343,000)	65,212,000	(1,719,670,000)	(306,598,000)
Amount and Source of Distributions
Amount of cash distributions paid to common stockholders	$(54,001,000)	$(57,601,000)	$(64,694,000)	$(944,224,000)	$(57,468,000)
Amount of reinvested distributions paid to common stockholders	(67,789,000)	(66,460,000)	(70,562,000)	(26,885,000)	—
Total distributions paid to common stockholders	$(121,790,000)	$(124,061,000)	$(135,256,000)	$(971,109,000)	$(57,468,000)
Source of Distributions (per $1,000 invested):
From operations (3)	60	65	68	36	21
From sales of properties	—	—	—	470	—
From debt financing	5	—	—	—	—
From all other sources (4)	—	—	2	1	8
Summary Balance Sheet (1)
Total assets (before depreciation/amortization)	3,159,886,000	3,085,459,000	3,309,321,000	1,776,450,000	1,477,990,000
Total assets (after depreciation)	2,976,031,000	2,814,921,000	2,946,499,000	1,654,323,000	1,364,530,000
Total liabilities	1,488,898,000	1,419,464,000	1,606,455,000	844,796,000	546,077,000
Share Valuation (5)
Estimated per share at December 31,	$10.11	$10.29	$10.29	$5.86	$5.62
_____________________
(1) Amounts include discontinued operations.
(2) Operating income is operating revenues less operating expenses (which include operating, maintenance and management, real estate taxes and insurance and asset management fees to affiliate) and interest expense.
(3) Cash distributions to investors from “operations,” assumes that KBS REIT II used cash flow from operating activities from the quarter corresponding to the payment of the distribution or prior period surplus to fund distribution payments.
(4) Cash distributions to investors from “all other sources” were funded with cash on hand.
(5) Prior to December 19, 2011, KBS REIT II valued its shares at $10.00 per share based solely on the offering price in the primary portion of its initial public offering. For a full description of the assumptions and methodologies used to value KBS REIT II’s assets and liabilities in connection with the calculation of the estimated value per share for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” in KBS REIT II’s Annual Report on Form 10-K for the years ended December 31, 2011, 2012, 2013, 2014 and 2015, respectively.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

	KBS STRATEGIC OPPORTUNITY REIT
	2011		2012		2013		2014	2015
Selected Operating Results (1)
Operating revenues (2)		$4,278,000		$19,909,000		$69,883,000	$106,154,000	$112,128,000
Operating expenses (2)		(4,173,000)		(13,216,000)		(37,393,000)	(57,805,000)	(60,425,000)
Interest expense (2)		(313,000)		(2,505,000)		(3,146,000)	(15,598,000)	(14,986,000)
Operating income (loss) (2) (3)		(208,000)		4,188,000		29,344,000	32,751,000	36,717,000
Net (loss) income attributable to common stockholders - GAAP basis		(7,581,000)		(9,762,000)		11,493,000	(23,194,000)	2,444,000
Summary Statements of Cash Flows (1)
Cash flows (used in) provided by operating activities		$(3,507,000)		$(1,028,000)		$24,630,000	$11,450,000	$27,056,000
Cash flows (used in) provided by investing activities		(154,405,000)		(242,074,000)		(289,875,000)	(285,814,000)	1,922,000
Cash flows provided by (used in) financing activities		220,649,000		282,683,000		197,281,000	235,461,000	(25,083,000)
Amount and Source of Distributions
Amount of cash distributions paid to common stockholders		$(2,318,000)		$(4,341,000)		$(9,038,000)	$(5,785,000)	$(8,707,000)
Amount of reinvested distributions paid to common stockholders		(4,087,000)		(8,544,000)		(16,641,000)	(9,911,000)	(13,573,000)
Total distributions paid to common stockholders		$(6,405,000)		$(12,885,000)		$(25,679,000)	$(15,696,000)	$(22,280,000)
Source of Distributions (per $1,000 invested):
From operations (4)		—		—		22	26	38
From sales of properties		—		2		22	—	—
From debt financing		30		38		—	—	—
From all other sources		—		—		—	—	—
Summary Balance Sheet (1)
Total assets (before depreciation/amortization)		$259,909,000		$545,606,000		$801,043,000	$1,080,484,000	$1,095,774,000
Total assets (after depreciation)		257,326,000		537,085,000		771,184,000	1,016,313,000	1,004,214,000
Total liabilities		65,491,000		43,782,000		278,925,000	556,266,000	585,565,000
Share Valuation (5)
Estimated per share at December 31,	$	N/A	$	N/A	$	N/A	$12.24	$13.44
_____________________
(1) Amounts include discontinued operations.
(2) Amounts include non-controlling portion of KBS Strategic Opportunity REIT’s consolidated joint ventures.
(3) Operating income (loss) is operating revenues less operating expenses (which include operating, maintenance and management, real estate taxes and insurance and asset management fees to affiliate) and interest expense.
(4) Cash distributions to investors from “operations,” assumes that KBS Strategic Opportunity REIT used cash flow from operating activities from the quarter corresponding to the payment of the distribution or prior period surplus to fund distribution payments.
(5) Prior to March 25, 2014, KBS Strategic Opportunity REIT valued its shares at $10.00 per share based solely on the offering price in the primary portion of its initial public offering. For a full description of the assumptions and methodologies used to value KBS Strategic Opportunity REIT’s assets and liabilities in connection with the calculation of the estimated value per share for the years ended December 31, 2014 and 2015, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” in KBS Strategic Opportunity REIT’s Annual Report on Form 10-K for the years ended December 31, 2014 and 2015, respectively.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

	KBS LEGACY PARTNERS APARTMENT REIT
	2011		2012		2013	2014	2015
Selected Operating Results
Operating revenues		$5,372,000		$16,105,000	$32,825,000	$42,200,000	$44,613,000
Operating expenses		(2,850,000)		(8,211,000)	(15,873,000)	(19,660,000)	(19,070,000)
Interest expense		(1,323,000)		(4,688,000)	(8,000,000)	(10,261,000)	(10,501,000)
Operating income (1)		1,199,000		3,206,000	8,952,000	12,279,000	15,042,000
Net (loss) income - GAAP basis		(2,093,000)		(10,233,000)	(7,745,000)	(3,560,000)	791,000
Summary Statements of Cash Flows
Cash flows (used in) provided by operating activities		$(845,000)		$(1,533,000)	$8,196,000	$12,086,000	$12,902,000
Cash flows (used in) investing activities		(1,595,000)		(196,336,000)	(122,114,000)	(17,372,000)	(1,885,000)
Cash flows provided by (used in) financing activities		22,387,000		206,646,000	118,767,000	(7,534,000)	(14,702,000)
Amount and Source of Distributions
Amount of cash distributions paid to common stockholders		$(553,000)		$(3,038,000)	$(6,349,000)	$(7,259,000)	$(7,416,000)
Amount of reinvested distributions paid to common stockholders		(350,000)		(2,229,000)	(4,761,000)	(5,591,000)	(5,736,000)
Total distributions paid to common stockholders		$(903,000)		$(5,267,000)	$(11,110,000)	$(12,850,000)	$(13,152,000)
Source of Distributions (per $1,000 invested):
From operations (2)		—		21	48	61	64
From sales of properties		—		—	—	—	—
From debt financing		65		44	17	4	1
From all other sources		—		—	—	—	—
Summary Balance Sheet
Total assets (before depreciation/amortization)		$62,959,000		$265,583,000	$389,626,000	$443,933,000	$441,892,000
Total assets (after depreciation)		60,310,000		260,285,000	376,197,000	419,589,000	406,179,000
Total liabilities		25,779,000		171,707,000	250,376,000	302,326,000	297,914,000
Share Valuation (3)
Estimated per share at December 31,	$	N/A	$	N/A	$10.68	$10.14	$10.29
_____________________
(1) Operating income is operating revenues less operating expenses (which include operating, maintenance and management, real estate taxes and insurance, asset management fees to affiliate and property management fees to affiliate) and interest expense.
(2) Cash distributions to investors from “operations,” assumes that KBS Legacy Partners Apartment REIT used cash flow from operating activities from the quarter corresponding to the payment of the distribution or prior period surplus to fund distribution payments.
(3) Prior to December 9, 2014 KBS Legacy Partners Apartment REIT valued its shares based solely on the offering price to acquire a share in its then-current primary public offering. From its inception through March 3, 2013, KBS Legacy Partners Apartment REIT valued its shares at $10.00 per share based solely on its initial offering price to acquire a share in its primary initial public offering.
On March 4, 2013, KBS Legacy Partners Apartment REIT’s board of directors established an updated offering price for shares of common stock to be sold in KBS Legacy Partners Apartment REIT’s initial public offering of $10.68 per share, effective on March 5, 2013. This offering price was based on the estimated value of KBS Legacy Partners Apartment REIT’s assets less the estimated value of KBS Legacy Partners Apartment REIT’s liabilities, or net asset value (which estimated net asset value per share was equal to $9.08), divided by the number of shares outstanding, all as of December 31, 2012, and increased for certain offering and other costs (which were equal to $1.60). For a full description of the assumptions and methodologies used to value KBS Legacy Partners Apartment REIT’s assets and liabilities in connection with the establishment of KBS Legacy Partners Apartment REIT’s updated offering price and estimated net asset value per share as of March 4, 2013, see KBS Legacy Partners Apartment REIT’s Current Report on Form 8-K filed on March 4, 2013.
For a full description of the assumptions and methodologies used to value KBS Legacy Partners Apartment REIT’s assets and liabilities in connection with the establishment of KBS Legacy Partners Apartment REIT’s estimated value per share for the years ended December 31, 2014 and 2015, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” in KBS Legacy Partners Apartment REIT’s Annual Report on Form 10-K for the years ended December 31, 2014 and 2015.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

	KBS REIT III
	2011		2012		2013		2014	2015
Selected Operating Results
Operating revenues		$2,512,000		$27,283,000		$80,423,000	$188,896,000	$315,709,000
Operating expenses		(913,000)		(12,221,000)		(39,657,000)	(89,322,000)	(145,690,000)
Interest expense		(300,000)		(3,568,000)		(9,751,000)	(27,003,000)	(45,370,000)
Operating income (1)		1,299,000		11,494,000		31,015,000	72,571,000	124,649,000
Net loss - GAAP basis		(2,440,000)		(7,682,000)		(21,637,000)	(12,352,000)	(29,015,000)
Summary Statements of Cash Flows
Cash flows provided by operating activities		$724,000		$7,657,000		$20,164,000	$50,346,000	$101,129,000
Cash flows (used in) investing activities		(93,527,000)		(233,423,000)		(938,610,000)	(1,035,952,000)	(831,986,000)
Cash flows provided by financing activities		129,782,000		212,105,000		928,117,000	1,051,552,000	739,964,000
Amount and Source of Distributions
Amount of cash distributions paid to common stockholders		$(922,000)		$(6,352,000)		$(13,773,000)	$(27,126,000)	$(47,603,000)
Amount of reinvested distributions paid to common stockholders		(740,000)		(5,241,000)		(12,414,000)	(29,329,000)	(55,367,000)
Total distributions paid to common stockholders		$(1,662,000)		$(11,593,000)		$(26,187,000)	$(56,455,000)	$(102,970,000)
Source of Distributions (per $1,000 invested):
From operations (2)		—		41		50	52	64
From sales of properties		—		—		—	—	—
From debt financing		34		24		15	13	1
From all other sources (3)		—		—		—	—	—
Summary Balance Sheet
Total assets (before depreciation/amortization)		$131,717,000		$362,571,000		$1,352,055,000	$2,486,069,000	$3,356,305,000
Total assets (after depreciation)		130,616,000		348,481,000		1,305,447,000	2,375,288,000	3,133,874,000
Total liabilities		45,605,000		136,456,000		790,216,000	1,412,863,000	1,791,675,000
Share Valuation (4)
Estimated per share at December 31,	$	N/A	$	N/A	$	N/A	$10.51	$10.04
_____________________
(1) Operating income is operating revenues less operating expenses (which include operating, maintenance and management, real estate taxes and insurance and asset management fees to affiliate) and interest expense.
(2) Cash distributions to investors from “operations,” assumes that KBS REIT III used cash flow from operating activities from the quarter corresponding to the payment of the distribution or prior period surplus to fund distribution payments.
(3) Cash distributions to investors from “all other sources” were funded with debt and cash on hand.
(4) Prior to December 8, 2015 KBS REIT III valued its shares based solely on the offering price to acquire a share in its then-current primary public offering. From its inception through May 7, 2014, KBS REIT III valued its shares at $10.00 per share based solely on its initial offering price to acquire a share in its primary initial public offering. On December 9, 2014, KBS REIT III’s board of directors established an updated offering price for shares of common stock to be sold in KBS REIT III’s initial public offering of $10.51 per share, effective on December 12, 2014. This offering price was based on the estimated value of KBS REIT III’s assets less the estimated value of KBS REIT III’s liabilities, or net asset value (which estimated net asset value per share was equal to $9.42), divided by the number of shares outstanding, all as of September 30, 2014, with certain adjustments, and then increased for certain offering and other costs (which were equal to $1.09). For a full description of the assumptions and methodologies used to value KBS REIT III’s assets and liabilities in connection with the establishment of KBS REIT III’s updated offering price and estimated net asset value per share as of December 9, 2014, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” in KBS REIT III’s Annual Report on Form 10-K for the year ended December 31, 2014. For a full description of the assumptions and methodologies used to value KBS REIT III’s assets and liabilities in connection with the establishment of KBS REIT III’s estimated value per share for the year ended December 31, 2015, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Market Information” in KBS REIT III’s Annual Report on Form 10-K for the year ended December 31, 2015.

TABLE V
SALES OR DISPOSALS OF PROPERTIES
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by public programs sponsored by our sponsor during the three years ended December 31, 2015. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented has investment objectives similar to ours.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

Property (1)	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
			Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisitions Costs, Capital Improvements, Closing and Soft Costs (2)	Total
KBS REIT I (4) (5)
Five Tower Bridge	10/08	01/12	$27,469,874	$40,162,087	$—	$—	$67,631,961	$41,000,000	$37,938,736	$78,938,736	$11,705,404
2200 West Loop	09/07	01/12	10,329,574	17,426,000	—	—	27,755,574	17,426,000	18,344,454	35,770,454	9,008,847
Kensington	03/07	02/12	6,614,345	18,500,000	—	—	25,114,345	18,500,000	12,857,510	31,357,510	5,701,712
Hartman Business Center	07/07	06/12	74,994	15,525,091	—	—	15,600,085	9,479,000	4,781,556	14,260,556	3,574,852
South Towne I & II	11/07	06/12	15,516,189	27,500,000	—	—	43,016,189	25,200,000	24,534,196	49,734,196	6,464,880
Plano Corporate Center	08/07	08/12	6,966,919	30,591,000	—	—	37,557,919	30,591,000	12,279,275	42,870,275	4,035,887
Patrick Henry	11/07	08/12	227,334	13,431,680	—	—	13,659,014	11,100,000	9,287,534	20,387,534	6,118,991
Greenbriar	11/07	09/12	11,999,715	—	—	—	11,999,715	10,200,000	6,425,135	16,625,135	6,550,833
Great Oaks - SunGard	08/08	11/12	3,361,730	9,000,000	—	—	12,361,730	6,352,000	5,693,605	12,045,605	5,242,228
Rickenbacker IV	08/07	11/12	5,497,209	6,096,903	—	—	11,594,112	—	15,265,382	15,265,382	4,340,505
Millennium Building	06/08	12/13	79,954,560	—	—	—	79,954,560	36,000,000	56,514,333	92,514,333	23,028,017
Crescent Green Buildings	01/07	01/14	11,038,991	25,400,000	—	—	36,438,991	40,800,000	13,151,552	53,951,552	13,675,951
2230 Avenue J	07/07	06/14	6,282,941	—	—	—	6,282,941	—	9,229,471	9,229,471	3,489,686
Nashville Portfolio Consolidated	11/07	06/14	26,183,542	6,250,688	—	—	32,434,230	22,230,000	19,149,528	41,379,528	4,424,954
Sabal VI	07/06	03/15	6,955,936	5,700,000	—	—	12,655,936	11,030,467	5,410,120	16,440,587	2,360,841
Royal Ridge	06/07	03/15	15,927,563	11,418,750	—	—	27,346,313	21,718,000	13,582,191	35,300,191	5,259,360
Plainfield Business Center	07/07	12/15	14,260,935	—	—	—	14,260,935	10,675,000	6,046,610	16,721,610	3,646,601

KBS REIT II
Hartman II	04/10	06/12	$5,454,169	$6,755,627	$—	$—	$12,209,796	$—	$10,926,522	$10,926,522	$1,534,061
Mountain View Corporate Center	07/08	05/14	24,394,290	—	—	—	24,394,290	9,500,000	25,743,020	35,243,020	13,054,391
Dallas Cowboys Distrib. Center	07/10	06/14	9,911,326	11,793,117	—	—	21,704,443	—	19,482,482	19,482,482	3,754,620
601 Tower at Carlson Center	02/11	06/14	56,702,430	16,320,000	—	—	73,022,430	—	63,048,134	63,048,134	11,106,247
Plano Business Park	03/10	06/14	12,507,859	10,226,968	—	—	22,734,827	—	18,644,658	18,644,658	4,894,669
Metropolitan Center	12/11	06/14	72,044,679	33,360,000	—	—	105,404,679	65,000,000	45,064,617	110,064,617	15,544,550
300 N. LaSalle Building	07/10	07/14	486,932,489	344,600,796	—	—	831,533,285	350,000,000	324,152,677	674,152,677	79,141,040
Torrey Reserve West	09/10	07/14	21,421,050	16,827,945	—	—	38,248,995	16,985,382	14,039,473	31,024,855	7,040,324
Two Westlake Park	02/11	07/14	64,543,098	53,130,000	—	—	117,673,098	48,300,000	53,934,827	102,234,827	21,015,905
City Place Tower	04/11	08/14	74,920,077	71,000,000	—	—	145,920,077	—	133,629,297	133,629,297	18,611,046
I-81 Industrial Portfolio	02/11	11/14	45,656,113	56,475,714	—	—	102,131,827	51,085,375	40,949,350	92,034,725	16,862,540
Crescent VIII Building	05/10	11/14	7,432,433	8,599,384	—	—	16,031,817	—	14,642,830	14,642,830	2,966,624
One Main Place Building	02/10	12/14	66,710,714	16,938,500	—	—	83,649,214	—	67,889,814	67,889,814	19,930,981
National City Tower	12/10	02/15	33,473,823	89,700,000	—	—	123,173,823	69,000,000	56,159,202	125,159,202	32,161,280

TABLE V
SALES OR DISPOSALS OF PROPERTIES (CONTINUED)
(UNAUDITED)
Prior Performance Is Not Indicative of Future Results

Property (1)	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
			Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisitions Costs, Capital Improvements, Closing and Soft Costs (2)	Total
KBS REIT III
Las Cimas IV	10/11	02/14	$42,738,811	$—	$—	$—	$42,738,811	$24,000,000	$13,026,027	$37,026,027	$353,245

KBS Strategic Opportunity REIT
10564 Roseville	09/10	01/12	$1,143,062	$—	$—	$—	$1,143,062	$—	$1,149,374	$1,149,374	$509,099
Land-Roseville Commerce Center	09/10	05/12	709,055	—	—	—	709,055	—	653,400	653,400	(12,815)
Greenway II Building (6)	11/11	01/13	2,418,534	5,207,275	—	—	7,625,809	3,389,396	—	3,389,396	(1,292,201)
10556, 10560, 10600 and 10604 Roseville	09/10	10/13	5,585,085	—	—	—	5,585,085	—	4,876,454	4,876,454	553,802
6151 and 6201 Powers Ferry	09/12	10/13	14,708,953	2,822,000	—	—	17,530,953	—	12,152,540	12,152,540	144,896
Village Overlook	08/10	08/14	1,392,939	—	—	—	1,392,939	—	2,204,998	2,204,998	27,502
1635 N Cahuenga	08/11	03/15	11,201,427	4,650,000	—	—	15,851,427	—	9,109,680	9,109,680	757,076
Academy Point Atrium I	09/10	09/15	3,319,656	—	—	—	3,319,656	—	4,100,071	4,100,071	(747,800)
_____________________
(1) Table V includes information only with respect to the results of sales or disposals of real properties.  Sales, disposals, restructuring, pay-offs, discounted payoffs and settlements of investments in loans and real estate-related investments are omitted from Table V. For information with respect to loan investments by public programs, see the “Prior Performance Summary.” Upon request, prospective investors may obtain from us without charge copies of any public reports prepared in connection with public programs sponsored by our sponsor, including a copy of the most recent Annual Reports on Form 10-K filed with the SEC.
(2) Total acquisition costs, capital improvements and soft costs is gross of depreciation and impairments. Acquisition costs include acquisition fees paid to the program’s advisor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.
(3) Does not include any program administration costs not related to the operation of the property.
(4) This table does not include KBS REIT I’s agreement in lieu of foreclosure to transfer the National Industrial Portfolio properties to an affiliate of the lender of certain mortgage and mezzanine loans related to the properties.
(5) On September 1, 2011, KBS REIT I entered into a Collateral Transfer and Settlement Agreement with, among other parties, GKK Stars Acquisition LLC, the wholly owned subsidiary of Gramercy Property Trust, Inc. (“Gramercy”) that indirectly owned the Gramercy real estate portfolio, to effect the orderly transfer of certain assets and liabilities of the Gramercy real estate portfolio to KBS REIT I in satisfaction of certain debt obligations owed by wholly owned subsidiaries of Gramercy to KBS REIT I.  Pursuant to the Collateral Transfer and Settlement Agreement, the subsidiaries of Gramercy transferred to KBS REIT I the equity interests in the indirect owners of or holders of leasehold interests in approximately 867 properties (the “GKK Properties”).  Through December 31, 2015, KBS REIT I has sold or terminated the leasehold interests in 362 GKK Properties for net sales proceeds of $1.2 billion.  The original purchase price allocated to these properties was $1.0 billion.  In addition, as of December 31, 2015, KBS REIT I had transferred 153 GKK Properties to the respective lenders of the mortgage loans for which these properties served as security, in exchange for the release from the debt outstanding and other obligations related to, these mortgage loans.  The purchase price allocated to these properties was $266.2 million and the carrying value of the debt and accrued liabilities extinguished was $272.9 million.
(6) KBS Strategic Opportunity REIT owned a 90% equity interest in the Greenway II Building.

Until July 27, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Page
Suitability Standards	i
Prospectus Summary	1
Risk Factors	36
Cautionary Note Regarding Forward-Looking Statements	75
Estimated Use of Proceeds	76
Management	78
Management Compensation	93
Stock Ownership	107
Conflicts of Interest	108
Investment Objectives and Criteria	119
Description of Real Estate Investments	134
Plan of Operation	137
Prior Performance Summary	146
Federal Income Tax Considerations	167
ERISA Considerations	186
Description of Shares	191
The Operating Partnership Agreement	207
Plan of Distribution	210
Supplemental Sales Material	220
Legal Matters	221
Experts	222
Where You Can Find More Information	223
Appendix A – Form of Subscription Agreement with Instructions	A-1
Appendix B – Amended and Restated Distribution Reinvestment Plan	B-1
Appendix C – Index to Financial Statements	C-1
Appendix D – Prior Performance Tables	D-1

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “Risk Factors” beginning on page 36, to read about risks you should consider before buying shares of our common stock.

KBS GROWTH & INCOME REIT, INC.

Maximum Offering of $2,300,000,000 Shares of Common Stock

PROSPECTUS

KBS CAPITAL MARKETS GROUP LLC

April 28, 2016